Exhibit 99.1

As filed with the Securities and Exchange Commission on                     , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

iWatt Inc.

(Exact name of Registrant as specified in its charter)

California (prior to reincorporation) Delaware (after reincorporation)	3674	77-0509865
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

675 Campbell Technology Parkway, Suite 150

Campbell, California 95008

(408) 374-4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ron Edgerton

President and Chief Executive Officer

675 Campbell Technology Parkway, Suite 150

Campbell, California 95008

(408) 374-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner Nathaniel P. Gallon Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Jorge del Calvo Gabriella A. Lombardi Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304-1114 (650) 233-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐		Accelerated	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share

(1)	Includes shares of common stock issuable pursuant to an option granted to the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                     , 2012

PROSPECTUS

             Shares

Common Stock

This is an initial public offering of shares of common stock of iWatt Inc. We are offering              shares of our common stock to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional              shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on The NASDAQ Global Market under the symbol “IWAT.”

It is currently estimated that the initial public offering price per share will be between $         and $        .

Investing in our common stock involves risks. See “Risk Factors” beginning on page 12 before you consider buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any recommendation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to iWatt	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from iWatt at the initial public offering price less the underwriting discount.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act of 1933 and Section 3(a)(80) of the Securities Exchange Act of 1934.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

Deutsche Bank Securities	Barclays

Canaccord Genuity	Baird	Needham & Company

Prospectus dated                     , 2012

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including,                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should carefully read the entire prospectus, especially the risks set forth under the heading “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus. References in this prospectus to “our company,” “we,” “us” and “our” refer to iWatt Inc. and its subsidiaries and predecessors during the period presented unless the context requires otherwise.

Company Overview

We are a leading provider of digital-centric power management integrated circuits or ICs. Our innovative PrimAccurate technology platform enables high performance, efficient, small form factor and cost effective solutions for large and growing markets such as AC/DC power conversion, LED solid-state lighting, or LED SSL, and LED display backlighting. Our solutions are designed into the products of leading global original equipment manufacturers, or OEMs. We have shipped more than one billion power management ICs since 2007, including more than 400 million ICs in 2011.

Our PrimAccurate technology platform enables real time performance optimization across a wide range of operating conditions and is embedded in substantially all of our products. In the AC/DC power conversion market, our PrimAccurate technology platform enables small form factor, zero standby power, which is considered in the industry to be any standby power usage of 5 milliwatts or less, and cost effective adapters for mobile devices, including smartphones and tablets. We also leverage our PrimAccurate technology in the LED SSL market to provide small form factor and cost effective solutions for lighting applications. Our solutions for the LED SSL market also incorporate our Flickerless technology and are compatible with a large installed base of lighting dimmers. Our solutions for the LED display backlighting market incorporate our BroadLED technology, which reduces power consumption and heat generation in LED backlit displays. We intend to continue to leverage these technologies to move into additional low power markets and expand into adjacent end markets, including higher power applications such as household appliances.

We have a history of technology innovation, as evidenced by 44 granted U.S. patents and 26 U.S. and 26 foreign pending patent applications as of December 31, 2011. We design, develop and market our proprietary products and utilize third-party foundries and assembly and test subcontractors to manufacture, assemble, and test our products. We grew our revenue from $18.6 million in 2009 to $50.4 million in 2011, representing a compounded annual growth rate, or CAGR, of 65%. We incurred a net loss of $(11.9) million in 2009 and generated net income of $0.2 million in 2011. We also incurred adjusted net loss of $(6.6) million in 2009 and generated adjusted net income of $2.6 million in 2011. Adjusted net income (loss) is a non-GAAP financial measure. A reconciliation of GAAP to non-GAAP financial information has been provided in the section entitled “Summary Consolidated Financial Data.”

Market Opportunity

Large and growing end markets

The power management semiconductor market was estimated to be $10.4 billion in 2011(1), according to industry research firm Gartner. Within this market, we focus on the following large and high growth segments:

AC/DC power conversion. The mobile devices market represents one of the largest growth areas for AC/DC power conversion. According to Gartner, smartphones are projected to grow from 299 million units in 2010 to 1.2 billion units by 2015(2), representing a CAGR of 30%. In addition, Gartner projects tablets to grow from 18 million units in 2010 to 335 million units by 2015(3), representing a CAGR of 80%. Adapters for these devices consume standby power when they are plugged into an outlet even if the device has been disconnected or is in a standby mode. The standby power drain from these power adapters accounts for approximately 10% of an average U.S. home’s annual power usage. With the concern over the amount of energy wasted each year, the race to zero standby power has been one of the most important trends and a key focus area in the industry. There is an increasing need for efficient power solutions that have smaller form factors and lower cost.

LED SSL. LED SSL adoption has increased due to regulatory mandates and incentives and falling costs from improvements in technology and manufacturing yields. According to McKinsey, total LED SSL shipments are expected to grow from 272 million units in 2011 to 1.9 billion units in 2015, representing a CAGR of approximately 63%. LED SSL has many advantages over competing light sources, including lower energy consumption, longer lifetime, higher quality of light, reduced form factor, and minimal environmental impact. Challenges associated with LED adoption, such as flicker and compatibility with the installed base of existing fixtures and dimmers, demand high-performance solutions with smaller form factors.

LED display backlighting. Falling LED prices are also creating a significant opportunity in the LED backlit LCD display market. According to McKinsey, LED TVs are expected to grow from 36 million units in 2010 to 248 million units by 2015, representing a CAGR of 47%. The most common method of LED backlighting is edge-lighting. As the cost of LEDs drop, manufacturers of LED TVs are migrating to direct-lit and segment-edge-lit backlighting technologies that adjust the brightness of LEDs individually to improve the picture quality and reduce power consumption. However, these advanced backlighting technologies utilize hundreds, or even thousands, of LEDs, driving the need for highly efficient driver ICs.

Environmental and regulatory catalysts

Worldwide demand for power is expected to grow over 20% from 2008 to 2020. Regulatory bodies such as the EPA, and the International Energy Agency have launched a number of initiatives to encourage more efficient consumption of energy. Governments across the world are focused on improving energy efficiency by implementing policies and subsidies to accelerate the transition to more efficient forms of lighting, including LEDs, by requiring the elimination of incandescent bulbs within specified timeframes.

Competitive solutions and their limitations

AC/DC power conversion. Several competitive solutions exist today to achieve this power conversion, but these solutions have limitations around technical issues, form factors and cost.

(1)	Gartner, Forecast: Semiconductor Consumption by Electronic Equipment Type, Worldwide, 2009–2016, 1Q12 Update, March 2012.
(2)	Gartner, Forecast: Mobile Devices by Open Operating System, Worldwide, 2009–2016, 1Q12 Update, April 2012.
(3)	Gartner, Forecast: Media Tablets by Operating System, Worldwide, 2010–2016, 1Q12 Update, March 2012.

Traditional Analog Solutions. Traditional solutions use a purely analog approach for power control that requires both a primary side driver and a secondary side controller. The secondary side monitors the output voltage and provides feedback to the primary side using optical signals through an opto-isolator. These solutions tend to use a greater number of discrete components, leading to relatively high assembly costs, larger form factor and less reliability.

Analog and Digital Primary-side Solutions. Primary-side regulation eliminates the secondary side controller and opto-isolator, reducing the number of required components and overall system cost. The output voltage and current is monitored and controlled from the primary side. However, these solutions often have less accurate output voltage and current regulation, resulting in slower charging times and increased power consumption.

Several competitive approaches offer a monolithic solution by integrating the output driver into the controller. While monolithic solutions are easier to integrate, they often have larger form factors. The drive strength of the integrated driver is also typically application-specific, making the monolithic solutions less scalable. While these output drivers are very simple to manufacture, integrating them into the controller subjects them to the increased complexity of manufacturing the controller, thereby increasing the overall cost of the solution.

LED SSL. Form factor constraints of existing LED driver modules sometimes make it difficult to fit them into replacement bulbs. Available primary-side analog and digital solutions, while helping with bill of material costs, generally provide less accurate voltage and current outputs. Improving light quality and achieving compatibility with installed dimmers are key to widespread LED SSL adoption but many competitive solutions lack such capabilities.

LED display backlighting. Edge-lit solutions keep the LEDs illuminated at all times, resulting in increased power consumption. Direct-lit and segment-edge-lit solutions enable local dimming by controlling LEDs individually, which improves picture quality. These advanced technologies require hundreds of LEDs configured in dozens of strings that are independently driven. Typical drivers that exist today can only handle eight to sixteen LED strings per IC, resulting in a large number of driver ICs per display. Also, tolerances in the manufacture of LEDs lead to voltage variations in the strings, causing a significant amount of power to be wasted within the display, increasing heat generation and incidences of thermal stress-related LED failures.

Our Solutions

Our proprietary PrimAccurate technology platform provides highly integrated ICs that are efficient and performance optimized. Our platform approach enables significant reuse of our core intellectual property across the three markets that we currently serve:

AC/DC power conversion. The higher levels of integration in our designs eliminate components, leading to smaller form factor, lower production cost and improved reliability. Dynamic adaptive control inherent in our PrimAccurate technology improves performance by adjusting the internal parameters in response to varying input, output and temperature conditions, thereby reducing overall power consumption and heat generation. In addition, dynamic control significantly reduces standby power consumption. Digital primary feedback in our solutions also enables accurate control of the output voltage and current, resulting in faster charging of devices and reduced power consumption.

Our proprietary digital algorithms enable dynamic control of the switching of the output drive transistor, reducing the electromagnetic interference, or EMI, that is generated and lowering the associated EMI filtering cost. Our digital designs enable testing under real world conditions using field programmable gate arrays, or FPGAs, before manufacture of the power management ICs, significantly reducing design errors.

Our PrimAccurate technology platform is scalable across applications with different power requirements through the use of combinations of external components with our digital controller. For example, we are able to leverage a single design for five different products across all of our end markets by having it packaged together with a different external driver for each application. Our products for this market include AC/DC digital controllers for up to 50 watt applications.

LED SSL. In addition to PrimAccurate technology, our LED SSL driver solutions incorporate our Flickerless technology, which helps eliminate flicker while maintaining compatibility with a wide range of existing dimming technology. Our solutions eliminate components such as the opto-isolator, leading to smaller form factor, improved lifetime and reliability, and are easily retrofittable across existing light fixtures. Our digital LED driver IC incorporating both PrimAccurate and Flickerless technologies was named a “Hot 100 Product of 2011” in the optoelectronics category by EDN magazine. Our products for the LED SSL market include drivers for a range of dimmable and non-dimmable applications up to 40 watts, which is equivalent in brightness to a 200W incandescent bulb.

LED display backlighting. Our solutions for the LED display backlighting market incorporate our BroadLED technology, which reduces power consumption and heat generation in LED displays. Our solutions utilize digital power control algorithms combined with advanced mixed-signal technology to support 16, 32 or 64 parallel LED strings from a single driver IC and enable local dimming of the display by allowing independent control of LEDs. Our BroadLED technology also efficiently matches voltage variations across parallel LED strings, reducing heat generation and thermal failures, and enabling control of a greater number of LED strings per driver IC.

Our Strategy

Our goal is to be the leader in innovative power management ICs. Key elements of our strategy include:

•

Extend our technology advantage. We intend to continue to invest in the research and development of efficient power control solutions designed to meet increasingly higher performance requirements as well as lower cost and lower power demands of our customers. We believe our proven technical ability will continue to foster innovation and extend our technology leadership as we further penetrate our existing markets and develop solutions for additional target markets.

•

Continue developing new, differentiated products to increase adoption in our current markets. We intend to continue leveraging our technology platform to offer highly differentiated products. We believe these product enhancements increase adoption, resulting in additional growth opportunities. For example, we intend to develop products for the AC/DC power conversion market that support multiple outputs and higher output power applications. In the LED SSL market, we intend to facilitate the integration of wireless controller and color controller functions directly into LED lamps to reduce overall energy costs and enhance user experience.

•

Target new applications requiring high-power, high-efficiency solutions. We intend to leverage our technical expertise and proprietary design capabilities to enter additional markets. We intend to target adjacent markets that typically require higher power, multi-output solutions such as household appliances.

•

Expand our global sales and marketing and distribution efforts. We intend to continue to expand our sales, design and technical support organization. We also expect to increase the number of field applications engineers in Asia to provide local support to our customers. In addition to improving our sales capacity, we intend to leverage our channel partners to generate continued demand for our products.

•

Deepen key relationships with blue-chip OEM customers. We have established strong relationships with leading global OEMs. The close relationships we have with our customers and our understanding of their requirements have helped us to define our products. In addition to continuing to build and strengthen our relationships with existing customers, we intend to focus our efforts on diversifying our customer base by capturing new strategic accounts that currently do not use our solutions.

Risk Related to Our Business

Investing in our common stock involves substantial risks, including, but not limited to, the following:

•

Dependence on a Limited Number of Customers.  We depend on a limited number of customers for a substantial portion of our revenue. For example, sales to one of our distributors accounted for 54%, 61% and 54% of our total revenue, and sales to one of our original design manufacturers accounted for an additional 16%, 15% and 12% of our total revenue, each for the years ended December 31, 2009, 2010 and 2011, respectively.

•

Lack of Long-Term Purchase Commitments.  Substantially all of our sales are made on a purchase order basis, and we do not have long-term purchase commitments with any of our customers. The loss of, or reduction in sales to, a key customer would materially and adversely affect us.

•

Substantial Customer Negotiating Leverage.  Many of our customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers have and may continue to seek advantageous pricing and other commercial terms and may require us to develop additional features in the products we sell to them.

•

Intense Competition.  We expect competition to increase and intensify as additional and larger semiconductor companies enter our markets and as our current competitors continue to develop new technologies and bring new products to these markets. Increased competition could materially and adversely affect our business, revenue and operating results.

•

Growth and Development of Target Markets.  To date, we have generated a substantial amount of our revenue from the AC/DC power conversion market. In addition, we are devoting significant resources to our solutions for the LED SSL and LED display backlighting markets. The growth of these markets depends on the continued growth of the corresponding consumer end markets. We cannot be sure that they will continue to grow at the rates that we forecast, if at all.

•

Lengthy Sales Cycle.  We must participate in and win competitive bid processes, commonly known as “design wins,” to sell our ICs. The design win process is lengthy, and we may not secure the design win or generate any revenue despite incurring significant expenditures. Even after securing a design win, we may experience delays in generating revenue or may never generate revenue from that design win.

•

Reliance on Third Parties for Manufacturing and Testing and Assembly.  We rely on a limited number of third parties to manufacture, assemble and test our products. The failure to manage our relationships with these third-party contractors and ensure timely delivery of quality products could adversely affect our business, financial condition and results of operations.

•

History of Losses and Accumulated Deficit.  As of December 31, 2011, we had an accumulated deficit of $85.0 million and have incurred net losses in each year from our inception through 2009, and we may incur net losses in the future.

Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act and Section 3(a)(80) of the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or JOBS Act, we have omitted selected consolidated financial data for any period prior to 2009, have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. We intend to file our initial confidential submission and all amendments thereto as exhibits to the registration statement at such time as we make our first public filing.

Corporate Information

We were incorporated in the State of California in March 1999. Prior to completion of this offering, we will reincorporate in the State of Delaware. Our principal executive offices are located at 675 Campbell Technology Parkway, Suite 150, Campbell, California 95008. Our telephone number at that location is (408) 374-4200. Our website address is www.iwatt.com. Information on our website is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

“iWatt”, “PrimAccurate”, “Flickerless” and “BroadLED” and other trademarks or service marks of iWatt appearing in this prospectus are the property of iWatt Inc. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	shares

Common stock offered by selling stockholders	shares

Common stock to be outstanding immediately after this offering	shares ( if the underwriters exercise their over-allotment in full)

Over-allotment option	shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. In addition, we may use a portion of the proceeds from this offering for acquisitions of complementary businesses, technologies or other assets. We will not receive any of the proceeds from the sale of shares to be offered by selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NASDAQ Global Market symbol	IWAT

The number of shares of common stock to be outstanding immediately after this offering is based on 176,347,102 shares outstanding as of December 31, 2011, and excludes:

•

44,591,429 shares of common stock issuable upon the exercise of options outstanding under our 2000 Stock Plan and 2010 Equity Incentive Plan as of December 31, 2011, at a weighted average exercise price of $0.17 per share;

•	21,442,167 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2011, at a weighted average exercise price of $0.32 per share, which consists of:

•	19,453,455 shares of common stock issuable upon the automatic exercise of warrants immediately prior to the completion of this offering unless exercised prior to such time; and

•	1,988,712 shares of common stock issuable upon the exercise of warrants that will remain outstanding following completion of this offering; and

•	8,847,215 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

Unless otherwise stated, all information in this prospectus (other than historical financial statements) is as of December 31, 2011 and assumes:

•	the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 172,281,546 shares of our common stock;

•	no exercise of options or warrants outstanding as of December 31, 2011;

•	no exercise of the underwriters’ over-allotment option; and

•	our reincorporation in Delaware in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial information. The information set forth below should be read together with “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

The summary statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$18,621	$30,723	$50,427
Cost of goods sold(1)	10,919	17,646	27,569

Gross profit	7,702	13,077	22,858
Operating expense:
Research and development(1)	8,318	8,883	9,566
Sales and marketing(1)	3,704	4,855	7,564
General and administrative(1)	2,615	2,256	3,622

Total operating expense	14,637	15,994	20,752

Income (loss) from operations	(6,935)	(2,917)	2,106
Other expense	(4,679)	(602)	(3,368)

Loss from continuing operations before income taxes	(11,614)	(3,519)	(1,262)
Provision (benefit) for income taxes	75	(44)	153

Net loss from continuing operations	(11,689)	(3,475)	(1,415)

Loss from discontinued operations and gain on sale of discontinued operations, net of income taxes (Note 3 to Notes to Consolidated Financial Statements)	(238)	3,778	1,601

Net income (loss)	$(11,927)	$303	$186

Net income (loss) per common share – basic and diluted	$(3.59)	$—	$—

Weighted-average shares used in computing net income (loss) per common share:
Basic and diluted	3,322,187	3,565,019	3,789,373

Other Financial Data:
Adjusted net income (loss)(2)	$(6,580)	$(2,404)	$2,620

(1)	Stock-based compensation expense is included in our results of operations as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cost of goods sold	$24	$44	$72
Research and development	165	158	155
Sales and marketing	73	116	197
General and administrative	295	294	339

Total	$557	$612	$763

(2)	Adjusted net income (loss) is a non-GAAP financial measure. We disclose adjusted net income (loss) in this prospectus to provide investors with additional information about our financial results. We have included adjusted net income (loss) in this prospectus because it is a key measure we use to evaluate our operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that adjusted net income (loss) provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. The following table presents a reconciliation of adjusted net income (loss) to net income (loss) for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss):
Net income (loss)	$(11,927)	$303	$186
Loss from discontinued operations and gain on sale of discontinued operations, net of income taxes	238	(3,778)	(1,601)
Change in fair value of convertible preferred stock warrant liability	2,788	190	3,145
Amortization of debt discount and intangibles	1,764	269	127
Stock-based compensation	557	612	763

Adjusted net income (loss)	$(6,580)	$(2,404)	$2,620

This non-GAAP financial measure should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Adjusted net income (loss) may be of limited value because it excludes charges that have a material impact on our reported financial results. In addition, other companies, including companies in our industry, may calculate adjusted net income (loss) differently or not at all, which reduces its usefulness as a comparative measure. Therefore, adjusted net income (loss) should not be relied on as the sole financial measure to evaluate our business. This non-GAAP financial measure is meant to supplement, and be viewed in conjunction with, our GAAP financial measures. We compensate for the material limitations of this non-GAAP financial measure by evaluating it in conjunction with our GAAP financial measures.

Our consolidated balance sheet as of December 31, 2011 is presented on:

•	an actual basis;

•

a pro forma basis, giving effect to (1) the automatic conversion of all outstanding shares of our convertible preferred stock into 172,281,546 shares of common stock, (2) the conversion of all of our outstanding warrants to purchase preferred stock into warrants to purchase 21,442,167 shares of our common stock and (3) the effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering, as if such conversion had occurred and our amended and restated certificate of incorporation had become effective on December 31, 2011; and

•

a pro forma as adjusted basis, giving effect to the pro forma adjustments and the sale of                 shares of common stock by us in this offering, based on an assumed initial public offering price of $             per share, the midpoint of the range reflected on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

Consolidated Balance Sheet Data:

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$3,043	$3,043	$
Net working capital(2)	4,612	4,612
Total assets	16,065	16,065
Total debt, including current portion	410	410
Convertible preferred stock warrant liability	8,500	—
Convertible preferred stock	80,553	—
Total stockholders’ equity (deficit)	(1,373)	7,127

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our cash and cash equivalents, net working capital, total assets, and total stockholders’ equity (deficit) by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	“Net Working Capital” is defined as current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition, results of operations or prospects could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

We depend on a limited number of customers for a substantial portion of our revenue. The loss of, or a significant reduction in orders from, one or more of our major customers could negatively impact our revenue and operating results.

We derive a significant portion of our revenue from a limited number of distributors, original equipment manufacturers or OEMs and original design manufacturers or ODMs. Sales to Cytech, one of our distributors, accounted for 54%, 61%, and 54% of our total revenue for the years ended December 31, 2009, 2010 and 2011, respectively, and Frontek Technology Corporation, another distributor, accounted for an additional 12% of our total revenue for the year ended December 31, 2010. Sales to Haem, an ODM, accounted for an additional 16%, 15%, and 12% of our total revenue for the years ended December 31, 2009, 2010 and 2011, respectively. We anticipate that sales to a limited number of ODMs, OEMs and distributors will continue to account for a significant percentage of our total revenue for the foreseeable future. Our customer concentration may cause our financial performance to fluctuate significantly from period to period based on the device release cycles and seasonal sales patterns of these ODMs, OEMs and the success of their products. The three end markets in which we currently sell our IC products are prone to significant and unpredictable changes in demand, and our product sales are directly affected by the ability of our concentrated customer base to sell their products or electronic systems that incorporate our products. If our OEM customers’ products are not commercially successful or if the development or commercial introduction of such products is delayed or fails to occur as planned or forecasted, or if our OEM customers or distributors do not consistently manage their inventory of products we sell to them, our revenue and operating results will be negatively impacted. The loss of or any significant decline in total revenue from any OEM, ODM or distributor could have an adverse effect on our financial condition and results of operations.

We do not have long-term purchase commitments from our customers. If our customers cancel or change their purchase commitments, our revenue and operating results could suffer.

Substantially all of our sales to date have been made on a purchase order basis. We do not have any long-term commitments with any of our significant customers. As a result, our significant customers may cancel, change or delay product purchase commitments with little or no notice to us and without penalty. This in turn could cause our revenue to decline and materially and adversely affect our results of operations.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenue and lower average selling prices and gross margins, all of which would harm our operating results.

Many of our customers are large electronics manufacturers that have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers have and may continue to seek advantageous pricing and other commercial terms and may require us to develop additional features in the products we sell to them. We have and may continue to be required to reduce the average selling price, or increase the average cost, of our products in response to these pressures or competitive pricing pressures. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our costs.

We face intense competition and expect competition to increase in the future. If we fail to compete effectively, it could have an adverse effect on our business, financial condition and results of operations.

The global semiconductor market in general, and our target markets in particular, are highly competitive. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. Many of our competitors have more experience in developing or acquiring new products and technologies and in creating market awareness for those products and technologies. For example, in the AC/DC power conversion market, we consider our competitors to include, but not be limited to, Power Integrations, Inc., Fairchild Semiconductor International, Inc., and BCD Semiconductor Manufacturing Limited. In the LED solid-state lighting or SSL market, we consider our competitors to include, but not be limited to, NXP Semiconductors N.V., Texas Instruments Incorporated, and Power Integrations, Inc. In the LED display backlighting market, we consider our competitors to include, but not be limited to, austriamicrosystems AG, Rohm Co., Ltd., and Skyworks Solutions, Inc. Due to our relatively small size and limited resources, we may be perceived to be at a competitive disadvantage and, as a result, we may lose competitive bidding processes as companies may hesitate to entrust us with a critical supply relationship. We also compete with low-cost producers in China that can increase pricing pressure on us as well as a number of smaller companies that provide competition for a specific product, customer segment or geographic market. Due to the narrower focus of their efforts, these competitors may achieve commercial availability of their products more quickly than we can and may provide attractive alternatives to our customers or potential customers.

We expect competition to increase and intensify as more semiconductor companies enter our markets and as our current competitors continue to develop new technologies and bring new products to these markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, financial condition and operating results. Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends and attitudes. In some instances, our customers have the ability to design their own ICs and may decide to produce ICs that are competitive with ours. Moreover, our relationships with some of our customers may deter other potential customers that compete with these customers from buying our products. During past periods of downturns in our industry, competition in the markets in which we operate intensified as our customers reduced their purchase orders.

Our target markets may not grow or develop as we currently expect and are subject to market risks, any of which could materially harm our business, financial condition and results of operations.

To date, we have generated a substantial amount of our revenue from the AC/DC power conversion market. In addition, we are devoting significant resources to our solutions for the LED SSL and LED display backlighting markets. The growth of these markets depends on the continued growth of the corresponding consumer end markets, such as smartphones and tablets as well as LED lighting and LED display backlighting products such as televisions. While these markets have been growing in recent years, we cannot be sure that they will continue to grow at the rates that we forecast, if at all. For example, in the AC/DC power conversion market, smartphones and tablets account for an increasing share of the larger mobile device market. A substantial majority of our revenue is expected to continue to come from demand for incorporating our semiconductor products into the power adapters and chargers of these devices. If consumer demand for these devices or their adapters slows or manufacturers of these devices choose alternative suppliers for power management semiconductors or develop alternative power adapter form factors or technologies that are either not compatible with our products or that do not require or products, it will have a material and adverse impact on our revenue and business. The continued growth of our LED SSL revenue, which we expect to be an important component of our overall revenue growth, depends on this end market’s continued acceptance of LED lighting as a compelling alternative to traditional lighting solutions. If alternative lighting technologies replace LED solutions or LED lighting falls out of favor for any other reason, our LED SSL revenue will be materially and adversely affected. Similarly in the LED display backlighting market, if consumers choose other types of televisions (for example, plasma and OLED) or other types of backlighting (for example, edge-lit) over direct and segment backlit LED televisions, it will negatively impact the demand for our LED backlight products, which could materially and adversely harm our ability to compete in this market and hinder our ability to grow our overall future revenue, which would materially and adversely affect our business, financial condition and results of operations.

Our sales cycles can be long, which could result in uncertainty and delays in generating revenue.

Even after securing a design win, we may experience delays in generating revenue from our products as a result of the lengthy sales cycle typically required. Our customers generally take a considerable amount of time to evaluate our products. Our sales cycle from initial engagement to volume shipment is typically nine to 12 months, and may in some instances take as long as 24 months in the LED backlighting display market. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans or adopt a competing design from one of our competitors, causing us to lose anticipated revenue. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we typically incur significant upfront expense without generating any revenue. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

If we fail to achieve initial design wins for our products, we may lose the opportunity to make sales for a significant period of time to customers and may be unable to recoup our investments in our products, which could harm our results of operations.

We are focused on winning more competitive bid processes, known as “design wins,” that enable us to sell our ICs for use in our customers’ products. These selection processes typically are lengthy and can require us to incur significant upfront design and development expenditures and dedicate scarce engineering resources in pursuit of a particular customer opportunity. Our ability to achieve design wins is subject to numerous risks, including competitive pressures as well as technological risks. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Failure to obtain a design win could prevent us from offering an entire generation of a product. This could cause us to lose revenue and could weaken our position in future competitive selection processes. In addition, if we fail to achieve a design win for a particular product with a prospective customer, it is difficult to sell our solutions for that product to such prospective customer in the future because once a customer has designed a supplier’s products into that particular product, the customer may be reluctant to change its source of components for that product due to the significant cost, time, effort and risk associated with qualifying a new supplier and modifying its design platforms. Accordingly, if we fail to achieve design wins with key manufacturers, our market share and revenue may be adversely affected.

Our substantial reliance on an indirect sales model subjects us to risks outside of our control, which could harm our results of operations.

Aggregate sales to our distributors represented 60%, 75% and 71% of our revenue for December 31, 2009, 2010 and 2011. Our substantial reliance on an indirect sales model whereby we sell substantially all of our ICs through ODMs and distributors rather than directly to OEM end customers subjects us to risks that are outside of our control. If the relationship between the distributors and ODMs that purchase our products directly and our OEM end customers is disrupted or deteriorates, even if we are not responsible for the breakdown in the relationship between distributor or ODM on the one hand and OEM on the other hand, we could lose the business of that OEM customer, which could have a significant negative impact on our business. We do not know the terms of these distributors’ or ODM’s business relationships with our OEM end customers. Our OEM end customers may also choose to work with other distributors or ODMs with whom we do not have a business relationship. The disruption of the relationship between the distributors and ODMs who purchase our products and our OEM end customers could have a significant negative impact on our business.

In addition, once we have secured design wins, due to our small sales force, we depend substantially on our distributors to fulfill supply orders resulting from such customer design wins. Our practice may dissuade potential customers from engaging us due to such reliance. These developments may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets.

We have identified a material weakness and two significant deficiencies in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

When we become a public company, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, that will require us to include a management report on our internal control over financial reporting in our annual report, which contains management’s assessment of the effectiveness of our internal control over financial reporting. These requirements will first apply to our annual report on Form 10-K for the year ending December 31, 2013.

Our management may conclude that our internal control over our financial reporting is not effective. Moreover, our independent registered public accounting firm will be required to issue an attestation report on the effectiveness of our internal control over financial reporting in the future. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Because we qualify as an “emerging growth company” under the JOBS Act, these auditor attestation requirements may not apply until our annual report on Form 10-K for the year ending December 31, 2017. Material weaknesses may be identified during the audit process or at other times. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with Section 404.

For example, in connection with the audit of our consolidated financial statements for the year ended December 31, 2011, we had a material weakness and two significant deficiencies in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. The material weakness related to a deficiency in the operation of our internal controls over the accounting for complex equity and debt instruments. The significant deficiencies related to the inadequate design of our financial closing and reporting processes and our lack of a formal fraud risk assessment process and documentation. The material weakness and two significant deficiencies described above were originally identified (along with two other significant deficiencies that have since been remediated) in connection with the audit of our consolidated financial statements for the years ended December 31, 2009 and 2010.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

Our customers require our products and our third-party contractors to undergo a lengthy and expensive qualification process. If we are unsuccessful in or delayed in qualifying any of our products with a customer, our business and operating results would suffer.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which involve testing of our products in the customers’ systems, as well as testing for reliability. This qualification process may continue for several months. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision in our third party contractors’ manufacturing process or our selection of a new supplier may require a new qualification process with our customers, which may result in delays and in our holding excess or obsolete inventory. After our products are qualified, it can take several months or more before the customer commences volume production of components or systems that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of those products to the customer may be precluded or delayed, which may harm our business and operating results.

We rely on a limited number of third parties to manufacture, assemble and test our products. The failure of any of these third-party vendors to deliver products or otherwise perform as required could damage our relationships with our customers, decrease our revenue and limit our growth.

We operate using an outsourced manufacturing business model. As a result, we rely on third-party foundry wafer fabrication and assembly and test capacity. For example, in 2011, UMC Group, or UMC, manufactured all of our ICs. We also use third-party contract manufacturers for our assembly and test operations, including ASE Group, Unisem, SPEL, ATEC, and Signetics. If these vendors do not provide us with high-quality products, services and production and test capacity in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis, our relationships with our customers could suffer and our sales could decrease. Other significant risks associated with relying on these third-party vendors include:

•	failure by us, our customers or their end customers to qualify a selected supplier;

•	capacity shortages during periods of high demand;

•	reduced control over delivery schedules and quality;

•	shortages of materials;

•	misappropriation of our intellectual property;

•	limited warranties on wafers or products supplied to us; and

•	potential increases in prices.

We currently do not have long-term supply contracts with any of our third-party vendors. As a result, our third-party vendors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice. In particular, other customers that are larger and better financed than us or that have long-term agreements with our third-party vendors may cause these vendors to reallocate capacity to those customers, decreasing the capacity available to us. To secure or guarantee additional manufacturing capacity, we could be required to make a nonrefundable deposit, purchase equipment for our vendors to use, provide our contract manufacturers with loans or commit to purchase specific quantities over extended periods of time. We may not be able to make any such arrangement in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, and not be on terms favorable to us. Moreover, if we are able to secure manufacturing capacity, we may be obligated to use all of that capacity or incur penalties. These penalties may be expensive and could harm our financial results. If we need another foundry or assembly and test subcontractor because of increased demand, or if we are unable to obtain timely and adequate deliveries from our providers, we may not be able to retain other vendors to satisfy our requirements and meet our contractual obligations in a cost-effective and timely manner. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

We manufacture our products based on estimates of customer demand, and if such estimates are incorrect, our financial results could be negatively impacted.

Our products are manufactured using third-party foundries and assembly and test vendors according to our estimates of customer demand, which requires us to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our aggregate estimates. Many of our customers have difficulty accurately forecasting their product requirements and estimating the timing of their new product introductions, which ultimately affects their demand for our products. It is difficult for us to forecast the demand for our products, in part, because of the complex supply chain between us and the end-user markets that incorporate our products and the fact that we do not have long-term purchase commitments from our customers. In addition, purchase orders from our customers may be cancelled, changed or deferred without notice to us or penalty.

If we overestimate demand for our solutions, or if purchase orders are cancelled or shipments delayed, we may have excess inventory that we cannot sell and may incur significant fixed costs that may not be recouped. Conversely, if we underestimate demand, we may not have sufficient inventory to meet end-customer demand and damage our relationships with our customers and we may have to forego potential revenue opportunities. Obtaining additional supply in the face of product shortages may be costly or impossible, particularly in the short term, which could prevent us from fulfilling orders in a timely manner or at all.

In addition, we plan our operating expenses, including research and development expenses, hiring needs and inventory investments, in part on our estimates of customer demand. If customer demand or revenue from a particular period is lower than we expect, we may not be able to proportionately reduce our fixed operating expenses for that period, which would harm our operating results for that period.

We have an accumulated deficit and have incurred net losses in the past. We may incur net losses in the future.

As of December 31, 2011, we had an accumulated deficit of $85.0 million. We have incurred net losses in each year from inception through 2009. We may incur net losses in the future. Our ability to attain profitability in the future will be affected by, among other things, our ability to execute on our business strategy, the continued acceptance of our existing and new products, the timing and size of orders, the average selling prices of our existing products and new products we may introduce in the future, and the extent to which we invest in our research and development and selling, general and administrative resources. Any failure to increase revenue or manage our cost structure as we implement initiatives to grow our business could prevent us from achieving or sustaining profitability. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on an annual or quarterly basis.

If we are unable to obtain raw materials in a timely manner or if the price of raw materials increases significantly, production time and product costs could increase, which may adversely affect our business.

Our fabrication and packaging processes depend on raw materials such as silicon wafers, gold, copper, mold compound, petroleum and plastic materials and various chemicals and gases. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. If the prices of these raw materials rise significantly, we may be unable to pass on the increased cost to our customers. Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or at reasonable cost. In addition, from time to time, we may need to reject raw materials that do not meet our specifications, resulting in potential delays or declines in production. Furthermore, problems with raw materials used in our products may give rise to compatibility or performance issues in our products, which could lead to an increase in customer returns or product warranty claims. Errors or defects may arise from raw materials supplied by third parties that are beyond our detection or control, which could lead to additional customer returns or product warranty claims that may adversely affect our relationship with our customers, new business and results of operations.

Our costs may increase if the wafer foundries that supply our products do not achieve satisfactory product yields or quality.

The wafer fabrication process is complicated. The slightest changes in the design, specifications, manufacturing process, or materials can result in material decreases in manufacturing yields or the suspension of production. From time to time, our third-party suppliers have experienced, and may in the future experience, manufacturing defects and reduced manufacturing yields related to errors or problems in their manufacturing processes or the interrelationship of their processes with our designs. In some cases, our third-party suppliers may not be able to detect these defects early in the fabrication process or determine the cause of such defects in a timely manner.

Generally, in pricing our ICs, we assume that manufacturing yields will continue to meet industry standards, even as the complexity of our ICs increases. Once our ICs are initially qualified with our third-party suppliers, minimum acceptable yields are established. We are responsible for the costs of the wafers if the actual yield is above the minimum. If actual yields are below the minimum, we are not required to purchase the wafers. The minimum acceptable yields for our new products are generally lower at first and increase as we achieve full production. Unacceptably low product yields or other product manufacturing problems could substantially increase the overall production time and costs and materially and adversely impact our operating results. Poor product yield losses will increase our costs and reduce our gross margin. In addition to significantly harming our operating results and cash flow, poor yields may delay shipment of our products and harm our relationships with existing and potential customers.

Our revenue and operating results can fluctuate from period to period, which could cause our share price to fluctuate.

Our revenue and operating results have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following, as well as other factors described elsewhere in this prospectus:

•	our ability to secure design wins;

•	the receipt, reduction or cancellation of orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	changes in governmental policies encouraging energy efficiency;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	increases in assembly costs due to commodity price increases;

•	new product announcements and introductions by us or our competitors;

•	research and development and related new product expenditures;

•	seasonality and variability in the computer, consumer electronics, and communications markets;

•	fluctuations in our manufacturing yields;

•	the availability of sufficient fabrication capacity from our outside suppliers;

•	significant warranty claims;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	loss of key personnel or the inability to attract qualified engineers; and

•	movements in exchange rates, interest rates or tax rates.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future revenue or operating performance. Fluctuations in our revenue and operating results could cause our share price to decline.

If we are unable to accurately anticipate and respond to market trends by introducing or developing new and enhanced products that meet our customers’ specifications in a timely manner, our operating results and competitive position would be harmed.

Our future success will depend on our ability to accurately anticipate and respond to market trends by continuing to develop and sell new products and product enhancements that meet the specifications of our customers in a timely and cost-effective manner. Our ability to introduce new products rapidly and to maintain an extensive product portfolio is critical to developing and maintaining successful customer relationships. The development of our products is highly complex and our products must conform to the specifications or standards of our customers. We have, at times, experienced delays in completing the development and introduction of new products and product enhancements. Successful product development and customer acceptance of our products depend on a number of factors, including:

•	timely introduction and completion of new designs and timely qualification and certification of our products for use in our end customers’ products;

•	commercial acceptance and volume production of the products into which our products will be incorporated;

•	market trends towards integration of discrete components into one device;

•	adequate availability of foundry, packaging and testing capacity;

•	achievement of high manufacturing yields;

•	availability, quality, price, performance, power use and size of our products relative to those of our competitors;

•	our customer service, application support capabilities and responsiveness;

•	successful development and expansion of our relationships with existing and potential customers; and

•	changes in technology, industry standards, end customer requirements or end user preferences and our ability to anticipate those changes.

We cannot guarantee that products which we recently developed or may develop in the future will meet customers’ specifications on a timely basis or at all, and our failure to do so will adversely affect our business, results of operations, financial condition and prospects.

We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights or prevent us from selling our products, which could materially and adversely affect our business, financial condition and results of operations.

The semiconductor industry is characterized by companies that hold patents and other intellectual property rights and that vigorously pursue, protect and enforce intellectual property rights. We expect that infringement claims may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure as a public company, we may face a higher risk of being the subject of intellectual property infringement claims. From time to time, third parties may assert infringement claims against us and our customers with respect to patent and other intellectual property rights relating to technologies and related standards that are important to our business or seek to invalidate our proprietary rights. Claims that our products, processes or technology infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. In the event that we are unsuccessful in defending against any such claims, or any resulting lawsuit or proceedings, we could incur liability for damages and have valuable proprietary rights invalidated.

Furthermore, competitors or other third parties have, and may continue to assert claims or initiate litigation or other proceedings against us, our distributors, ODMs, or other customers alleging infringement of their proprietary rights, or seeking to invalidate our proprietary rights, with respect to our products and technology. Many of our customer agreements require us to indemnify those parties for certain third-party intellectual property infringement claims, which could require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers, which could have an adverse effect on our business, financial condition and operating results. These types of claims could harm our relationships with our customers and may deter future customers from doing business with us or could expose us to litigation for these claims. Even if we are not a party to any litigation between our customers and a third-party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

We further believe that the frequency of assertions of patent infringement is increasing as patent holders, including entities that are not in our industry and that purchase patents as an investment or to monetize such rights by obtaining royalties, use such actions as a competitive tactic as well as a source of revenue.

Infringement claims could also harm our relationships with our customers and might deter future customers from doing business with us. We cannot provide assurance that we would prevail in any such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. Any claim of infringement from a third party, even those without merit, or adverse outcome from any pending or future proceeding, could cause us to:

•	incur substantial costs defending against such claims;

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for infringement or indemnity obligations to our customers;

•	expend significant resources to develop non-infringing products, processes or technology, which may not be successful;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, if at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology, if available.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We use a significant amount of intellectual property in our business. Monitoring unauthorized use of our intellectual property can be difficult and costly and if we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, copyrights, trademarks and trade secrets in the U.S. and in selected foreign countries where we believe filing for such protection is appropriate. As of December 31, 2011, we had only one issued foreign patent in Korea and may not be able to prevent other parties from selling products with functionality similar to ours. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. This is likely to become an increasingly important issue as we expand our operations and product development into countries that provide a lower level of intellectual property protection. Some of our products and technologies are not covered by any patent or patent application. A failure to timely seek patent protection for products or technologies would generally preclude us from seeking future patent protection on these products or technologies. We cannot guarantee that:

•	any of our present or future patents or patent claims will not lapse or be invalidated, circumvented, challenged or abandoned;

•	our intellectual property will provide us with competitive advantages, as competitors may be able to develop similar or superior technology in the future;

•	our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak;

•	any of the trademarks, copyrights, trade secrets or other intellectual property rights that we employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned; or

•	we will not lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments.

In addition, our competitors or others may design around our patents or technologies. Effective intellectual property protection may be unavailable or more limited in one or more relevant jurisdictions relative to those protections available in the U.S. In other jurisdictions, we may not have applied for protections. If we pursue litigation to assert our intellectual property rights, an adverse decision in any such legal actions could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have occurred or may occur in the future, and any failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only would this be time-consuming, but we would also be forced to incur significant costs and divert our attention and efforts of our employees, which could, in turn, result in lower revenue and higher expenses. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

We also rely on contractual protections with our customers, suppliers, distributors, employees and consultants, and we implement security measures designed to protect our trade secrets. We cannot assure you that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our suppliers, employees or consultants will not assert rights to intellectual property arising out of such contracts.

If we fail to protect our intellectual property rights in China, it could harm our business and competitive position.

Intellectual property rights historically have not been enforced in China to the same extent as in the U.S., and intellectual property theft presents a serious risk in doing business in China. Moreover, we may enforce our intellectual property rights through litigation, which could result in substantial costs, divert the attention and resources of our management personnel and disrupt our business. The validity and scope of any claims relating to our patents, copyrights or other intellectual property may involve complex legal and factual questions and analyses and, as a result, the outcome may be highly uncertain. We currently do not have any issued patents in China, which could prevent us from taking action against parties with products offering similar functionality to ours in the Chinese market. We may not be able to detect unauthorized use of, or take appropriate steps to enforce our rights. Failure to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations as well as severely harm our competitive position.

The complexity of our products could result in undetected defects and we may be subject to warranty claims and product liability, which could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our products are sold as components that are integrated into products or larger components of our customers. Complex products, such as ours, may contain undetected errors or defects, especially when first introduced or when new versions are released. Errors, defects or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. It can also be potentially dangerous as defective power components may lead to power overloads, which could result in explosion or fire. As our products become more complex, we face higher risk of undetected defects, because our testing protocols may not be able to fully test the products under all possible operating conditions.

If a customer’s end product does not work properly, the customer may incur significant monetary damages, including a product recall and associated replacement expenses, as well as lost revenue. The customer may claim that a defect in our product caused the defect in the customer’s end product and assert a claim against us to recover monetary damages. The process of identifying a defective or potentially defective product in components or our customer products that have been widely distributed may be lengthy and require significant resources, and we may incur significant replacement costs and contract damage claims from our customers. Defects in our products could harm our relationships with our customers and damage our reputation. In addition, the cost of defending these claims and satisfying any legal claims could harm our prospects and financial condition. Our product liability insurance may not adequately cover our costs arising from defects in our products or otherwise. Undetected defects and resulting warranty claims and product liability could result in a decrease or loss in customers and revenue, unexpected expenses and loss of market share.

If we are unable to attract, train and retain qualified personnel, particularly our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to attract and retain qualified personnel, including our management, sales and marketing, and finance, and particularly our design and technical personnel. We do not know whether we will be able to retain all of these personnel as we continue to pursue our business strategy. Historically, we have encountered difficulties in hiring qualified engineers because there is a limited pool of engineers with the expertise required in our field. Competition for these personnel is intense in the semiconductor industry. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. The loss of the services of one or more of our key employees, especially our key design and technical personnel, or our inability to attract and retain qualified design and technical personnel, could harm our business, financial condition and results of operations.

Average selling prices of our products often decrease over time, which could negatively impact our revenue and gross margins.

Our operating results may be impacted by a decline in the average selling prices of our ICs. If we are unable to offset any reductions in the average selling prices of our products by increasing our sales volumes or introducing new products with higher margins or gaining additional cost efficiencies to offset, in whole or part, the decrease average selling prices, our revenue and gross margins will suffer. To maintain our revenue and gross margins, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our costs as well as our customers’ costs. Failure to do so would cause our revenue and gross margins to decline.

Potential future acquisitions could be difficult to integrate, divert attention of key personnel, disrupt our business, dilute stockholder value and impair our operating results.

As part of our business strategy, we have pursued and may continue to pursue acquisitions in the future that we believe will complement our business, solutions or technologies. For instance, in February 2012, we completed our acquisition of our China Technology Center facilities in Beijing and Tianjin, People’s Republic of China or China.

Any acquisition involves a number of risks, many of which could harm our business, including:

•	difficulties in integrating the operations, technologies, products, existing contracts, accounting and personnel of the target company;

•	realizing the anticipated benefits of any acquisition;

•	difficulties in transitioning and supporting customers, if any, of the acquired business;

•	diversion of financial and management resources from existing operations;

•

the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	potential loss of key employees, customers and strategic alliances from either our current business or the acquired business;

•

failure to identify or assess the magnitude of certain liabilities we are assuming in the acquisition, which could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition;

•	inability to generate sufficient revenue to offset acquisition costs;

•	dilutive effect on our stock as a result of any equity-based acquisitions;

•	inability to successfully complete transactions with a suitable acquisition candidate; and

•	in the event of international acquisitions, risks associated with accounting and business practices that are different from applicable U.S. practices and requirements; and

•	difficulties entering new markets or manufacturing in new geographies where we have no or limited direct prior experience.

Acquisitions also frequently result in the recording of goodwill and other intangible assets that are subject to potential impairments, which could harm our financial results. As a result, if we fail to properly evaluate acquisitions or investments, or if we fail to successfully integrate the business we recently acquired, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

We have operations and sales in various jurisdictions globally, which may subject us to increasingly complex taxation laws and regulations.

We have operations and sales in various jurisdictions, we may be subject to taxation in such jurisdictions. The various tax laws and regulations are becoming increasingly complex, with the interpretation and application of such laws and regulations becoming more challenging and uncertain. We may be subject to additional taxes, fines and penalties to the extent we are not correct in our interpretation and the amount of taxes we declare and pay. In addition, given the global economic slowdown and continued recession as well as the high government debt levels of many countries, there is an increasing likelihood that the amount of taxes we pay in these jurisdictions could increase substantially. Any such events would have a material impact on our reputation, financial condition and results of our operations.

Changes in current or future laws or regulations or the imposition of new laws or regulations, including new or changed tax regulations, environmental laws and export control laws, or new interpretations thereof, by federal or state agencies or foreign governments could impair our ability to compete in international markets.

Changes in current laws or regulations applicable to us or the imposition of new laws and regulations in the U.S. or other jurisdictions in which we do business, such as China, Japan, Korea, and Taiwan, could materially and adversely affect our business, financial condition and results of operations. For example, we have entered into agreements with local governments to provide us with, among other things, favorable local tax rates if certain minimum criteria are met, which would increase our costs. These agreements may require us to meet several requirements as to investment, headcount and activities to retain this status. If we fail to otherwise meet the conditions of the local agreements, we may be subject to additional taxes, which in turn would increase our costs. In addition, potential future U.S. tax legislation could impact the tax benefits we effectively realize under these agreements.

In addition, we are subject to export control laws, regulations and requirements that limit which products we sell and where and to whom we sell our products. In some cases, it is possible that export licenses would be required from U.S. government agencies for some of our products in accordance with the Export Administration Regulations and the International Traffic in Arms Regulations. We may not be successful in obtaining the necessary export licenses in all instances. Any limitation on our ability to export or sell our products imposed by these laws would adversely affect our business, financial condition and results of operations. In addition, changes in our products or changes in export and import laws and implementing regulations may create delays in the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether. While we are not aware of any other current or proposed export or import regulations which would materially restrict our ability to sell our products in countries such as China, Japan, Korea, Singapore or Taiwan, any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by these regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. In such event, our business and results of operations could be adversely affected.

Earthquakes or other natural disasters may adversely affect our business, financial condition and results of operation.

Our corporate headquarters, which are situated in Silicon Valley near San Francisco, California and most of our fabrication and assembly and test contractors, which are situated in Asia, are located in or near seismically active regions and are subject to periodic earthquakes. Additionally, as all of our fabrication and assembly and test contractors are located in Asia, our manufacturing capacity may be reduced or eliminated due to other natural disasters, political unrest, war, labor strikes, work stoppages or public health crises. In the event of a disaster, we or one or more of our suppliers may be temporarily unable to continue operations and may suffer significant property damage. This could cause significant delays in shipments of our products until we are able to shift our manufacturing, assembly or test from the affected contractor to another third-party vendor. There can be no assurance that alternative capacity could be obtained on favorable terms, if at all. Any such problems in our operations or supply chain could adversely affect our ability to market and sell our products and therefore materially and adversely affect our business, financial conditions and results of operation.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

Under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change net operating losses (or NOLs) to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). We believe we have undergone one ownership change in the past, and, as a result, $1.5 million of our NOL carryforwards have expired before they could be utilized. In addition, purchases of our common stock in the future, including in connection with this offering, could result in additional ownership changes. If we undergo an ownership change in the future, our ability to utilize NOLs to offset U.S. federal and state income taxes could be further limited. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our NOLs. In addition, there may be periods during which the use of NOLs is suspended or otherwise limited in various states, which would accelerate or may permanently increase state taxes owed.

We are subject to additional regulatory compliance requirements as a result of being a public company and our management has limited experience managing a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The individuals who constitute our management team have limited experience managing a publicly traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and we may not successfully or efficiently manage our transition to a public company. The Sarbanes-Oxley Act of 2002 and the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the SEC, have imposed increased regulation and disclosure obligations and have required enhanced corporate governance practices of public companies. Our efforts to comply with evolving laws, regulations and standards are likely to result in increased administrative expenses and a diversion of management’s time and attention from sales-generating activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. If we do not implement or comply with such requirements in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NASDAQ. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause our stock price to decline.

Our insiders who are significant stockholders may control the election of our board and may have interests that conflict with those of other stockholders.

Our directors and executive officers, together with members of their immediate families and affiliated funds, beneficially owned, in the aggregate, approximately 81% of our outstanding capital stock as of December 31, 2011. In addition, following this offering, VantagePoint Capital Partners, Sigma Partners and Horizon Ventures will beneficially own approximately     %,     % and     %, respectively, of our outstanding capital stock as of December 31, 2011. Messrs. Carsten and Finch and Dr. Marver, who are affiliated with VantagePoint Capital Partners, Sigma Partners and Horizon Ventures, respectively, are currently three of the seven members of our board of directors. As a result, acting together, this group has the ability to exercise significant control over most matters requiring our stockholders’ approval, including the election and removal of directors and significant corporate transactions.

We may not be able to effectively manage our growth, and we may need to incur significant expenditures to address the additional operational and control requirements of our growth, either of which could harm our business and operating results.

To effectively manage our growth, we must continue to expand our operational, engineering and financial systems, procedures and controls and to improve our accounting and other internal management systems. This may require substantial managerial and financial resources, and our efforts in this regard may not be successful. Our current systems, procedures and controls may not be adequate to support our future operations. If we fail to adequately manage our growth, or to improve our operational, financial and management information systems, or fail to effectively motivate or manage our new and future employees, the quality of our products and the management of our operations could suffer, which could adversely affect our operating results.

We may be unable to make the substantial and productive research and development investments, which are required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. Many of our products originated with our research and development efforts and have allowed us to be competitive in the markets in which we sell our products. In the years ended December 31, 2009, 2010 and 2011, our research and development expense was $8.3 million, $8.9 million and $9.6 million, respectively. We do not know whether we will have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, we cannot provide assurance that the technologies that are the focus of our research and development expenditures will become commercially successful.

Our business, financial condition and results of operations could be adversely affected by worldwide economic conditions, as well as political and economic conditions in the countries in which we conduct business.

Our business and operating results are impacted by worldwide economic conditions. Although the U.S. economy has in recent quarters shown signs of recovery from the 2008–2009 global recession, the strength and duration of any economic recovery will be impacted by worldwide economic growth. For instance, a number of recent reports indicate that growth in China and other emerging markets may be slowing relative to historical growth rates. The significant debt in U.S. and European countries is expected to hinder growth in those countries for the foreseeable future. Multiple factors relating to our international operations and to particular countries in which we operate could negatively impact our business, financial condition and results of operations. These factors include:

•	changes in political, regulatory, legal or economic conditions;

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restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	disruptions of capital and trading markets;

•	changes in import or export requirements;

•	transportation delays;

•	civil disturbances or political instability;

•	geopolitical turmoil, including terrorism, war or political or military coups;

•	public health emergencies;

•	differing employment practices and labor standards;

•	limitations on our ability under local laws to protect our intellectual property;

•	local business and cultural factors that differ from our customary standards and practices;

•	nationalization and expropriation;

•	changes in tax laws;

•	currency fluctuations relating to our international operating activities; and

•	difficulty in obtaining distribution and support.

All of our products are manufactured, assembled and tested outside the U.S. Any conflict or uncertainty in these countries, including due to natural disasters, public health concerns, political unrest or safety concerns, could harm our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products manufactured in or imported into their country that are not widely shared, it may lead some of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing relationships which, in each case, could harm our business.

Our products must conform to industry standards in order to be accepted by end users in our markets.

Our products comprise only a small part of larger consumer electronics and lighting products. All components of these consumer end products must uniformly comply with industry standards in order to operate efficiently together. These industry standards are often developed and promoted by larger companies that are industry leaders and provide other components of the consumer end products in which our products are incorporated. In setting industry standards, these larger companies are able to develop and foster product ecosystems within which our products can be used. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business.

Some industry standards may not be widely adopted or implemented uniformly, and competing standards may still emerge that may be preferred by our customers. AC/DC power conversion, LED SSL and LED display backlighting components and assemblies such as our products are based on industry standards that are continually evolving. Our ability to compete in the future will continue to depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by other suppliers or make it difficult for our products to meet the requirements of certain ODMs. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. We may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

Environmental laws and regulations could cause a disruption in our business and operations.

We are subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products and making manufacturers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. Such laws and regulations have been passed in several jurisdictions in which we operate, including various European Union member countries. We will need to comply with such laws and regulations as they are enacted, and that our third-party assembly subcontractors. If we, or the subcontractors that we use, fail to timely comply with such laws, our customers may refuse to purchase our products. Such refusal or delay could adversely affect on our business, financial condition and results of operations.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders and our failure to raise capital when needed could prevent us from executing our growth strategy.

We operate in an industry that makes our prospects difficult to evaluate. It is possible that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. If this occurs, we may need additional financing to execute on our current or future business strategies, including to:

•	invest in our research and development efforts by hiring additional technical and other personnel;

•	expand our operating infrastructure;

•	acquire complementary businesses, products, services or technologies; or

•	otherwise pursue our strategic plans and respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also require us to incur interest expense. We have not made arrangements to obtain additional financing and there is no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures could be significantly limited.

Our international operations subject our company to risks not faced by companies without international operations.

We have adopted a transnational business model under which we maintain significant operations in the U.S., China, Taiwan and Japan. Our main research and development center is located in Silicon Valley, and our manufacturing and supply chain is located in Asia. We also have sales offices and customers throughout Asia, the U.S. and elsewhere in the world. The following are some of the risks inherent in doing business on an international level that may not be applicable to domestic companies:

•	economic and political instability;

•	transportation and communication delays;

•	coordination of operations through multiple jurisdictions and time zones;

•	fluctuations in currency exchange rates;

•	trade restrictions, changes in laws and regulations relating to, amongst other things, import and export tariffs, taxation, environmental regulations, land use rights and property;

•	the laws of, including tax laws, and the policies of the U.S. toward, countries in which we operate; and

•	the occurrence of strained relations between Taiwan and China.

Risks Related to this Offering and our Common Stock

We are an emerging growth company within the meaning of the Securities Act of 1933, and as such, we intend to take advantage of certain modified disclosure requirements.

We are an emerging growth company within the meaning of the rules under the Securities Act of 1933, as amended. We have in this prospectus, and plan in future filings with the SEC, to take advantage of the modified disclosure requirements available to emerging growth companies for up to five years following this offering, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important and our internal controls may not be adequate.

The trading price and volume of our common stock is subject to volatility.

The trading price of our common stock will be subject to volatility. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors described in this prospectus and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in the economic performance or market valuations of other companies that provide competing semiconductor solutions;

•	loss of one or more existing significant customers;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	issuance of new or updated research or reports by securities analysts;

•	our announcement of actual results for a fiscal period that are higher or lower than projected results or our announcement of revenue or earnings guidance that is higher or lower than expected;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	sales or expected sales of additional common stock;

•	terrorist attacks or natural disasters or other such events impacting countries where we or our customers have operations; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced and will continue to experience extreme price and volume fluctuations that have affected and will continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of shares of our common stock to decline. Market prices of shares of technology companies in particular are subject to significant volatility. If the market price of shares of our common stock after this offering does not exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of such litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We expect to use the net proceeds we receive from this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. We do not have any agreements or commitments for any acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase the value of our business, which could cause our stock price to decline.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated in connection with this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights and preferences determined by our board of directors;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our Chief Executive Officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

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require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Substantial future sales or the perception of sales of our shares in the public market could cause the price of our shares to decline.

Prior to our initial public offering, there has not been a public market for our shares. Future sales by us or our existing stockholders of substantial amounts of our shares in the public markets after this offering could adversely affect prevailing market prices for our shares. Only a limited number of our shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse or if these restrictions are waived or breached, future sales or the possibility of future sales of substantial amounts of our shares, including shares issued upon exercise of outstanding options, in the public markets in the United States, could negatively impact the market price of our shares and our ability to raise equity capital in the future.

Upon completion of this offering, we will have             common shares outstanding, assuming the underwriters do not exercise the over-allotment option. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, or the Securities Act. The remaining common shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. See “Shares Eligible for Future Sale” and “Underwriters” for a detailed description of the lock-up restrictions. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of Deutsche Bank Securities Inc. and Barclays Capital Inc. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

You may experience immediate and substantial dilution in the net tangible book value of shares purchased.

The initial public offering price per share may be substantially higher than the net tangible book value per share of our common stock prior to this offering. In other words, you are paying a price per share that substantially exceeds the value of our assets after subtracting our liabilities. At an assumed initial public offering price of $         per share, representing the mid-point of the price range shown on the front cover of this prospectus, and based on the pro forma net tangible book value per share of our common shares at December 31, 2011, your shares will be worth $         less per share than you will pay in the offering. Further, investors participating in this offering will contribute approximately     % of the total amount invested by stockholders since our inception but will only own approximately     % of the total shares outstanding immediately after this offering. The exercise of outstanding options will result in further dilution of your investment. See “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our plans for future products and enhancements of existing products;

•

our expectations regarding our expenses and revenue, including our expectations that our research and development, sales and marketing and general and administrative expenses may increase in absolute dollars;

•

our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing, as further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating and Capital Expenditure Requirements”;

•	our anticipated growth strategies, including those described under “Business—Our Strategy”;

•	our ability to retain and attract customers, particularly in light of our dependence on a limited number of customers for a substantial portion of our revenue;

•	our expectations regarding competition as additional and larger semiconductor companies enter our markets and as existing competitors improve or expand their product offerings;

•	our financial performance, including our revenue, cost of revenue and operating expenses, and our ability to generate positive cash flow and attain and sustain profitability;

•	our ability to diversify our sources of revenue;

•	our ability to adapt to changing market conditions;

•	our ability to successfully enter new markets and manage our international expansion;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•	costs associated with defending intellectual property infringement and other claims;

•	our ability to attract and retain qualified employees and key personnel; and

•	other risk factors included under “Risk Factors” in this prospectus.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on that data and other similar sources and on our knowledge of the markets for our services. This data is itself based on a number of assumptions and limitations, and you are cautioned not to give undue weight to the estimates included in the data. We have not independently verified any third party information and cannot assure you of its accuracy or completeness. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The Gartner Reports described herein, (the “Gartner Reports”) represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million based on an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares of common stock is exercised in full, we estimate that we will receive net proceeds of approximately $             million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease), the net proceeds to us from this offering by approximately $             million, or approximately $         million if the underwriters’ over-allotment option is exercised in full, assuming the number of shares offered by us, as set forth on the front cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use our proceeds from this offering for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business. In addition, we may use a portion of the proceeds from this offering for acquisitions of complementary businesses, technologies or other assets. However, we do not currently have any agreements or understandings with respect to any such acquisitions.

As of the date of this prospectus, we have not determined all of the anticipated uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, including the amount of cash generated from our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We expect to retain all of our earnings to finance the expansion and development of our business and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. Our board of directors will determine future dividends, if any.

In addition, the terms of our loan and security agreement with Silicon Valley Bank currently prohibit us from paying cash dividends without the prior consent of the lender. However, we expect to terminate this agreement in connection with the closing of this offering.

Our ability to pay cash dividends will also depend upon the amount of distributions, if any, received by us from our Chinese subsidiary, which must comply with Chinese laws and regulations and its articles of association in declaring and paying dividends to us.

CAPITALIZATION

The following table describes our capitalization as of December 31, 2011:

•	on an actual basis;

•

on a pro forma basis, giving effect to (1) the automatic conversion of all outstanding shares of our convertible preferred stock into 172,281,546 shares of common stock, (2) the conversion of all of our outstanding warrants to purchase preferred stock into warrants to purchase 21,442,167 shares of our common stock and (3) the effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering, as if such conversion had occurred and our amended and restated certificate of incorporation had become effective on December 31, 2011; and

•

on a pro forma as adjusted basis to reflect, in addition, the sale by us of             shares of common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of             shares of common stock by the selling stockholders.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$3,043	$3,043	$

Total debt, including current portion	410	410
Convertible preferred stock warrant liability	8,500	—
Stockholders’ equity (deficit):
Convertible preferred stock, $0.0001 par value per share; 195,455,158 shares authorized, 170,166,748 shares issued and outstanding, actual, and no shares issued or outstanding, pro forma and pro forma as adjusted	80,553	—		—
Common stock and additional paid-in capital, $0.0001 par value per share; 263,000,000 shares authorized, 4,065,556 shares issued and outstanding, actual; 176,347,102 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	3,123	92,176
Accumulated deficit	(85,049)	(85,049)

Total stockholders’ equity (deficit)	(1,373)	7,127

Total capitalization	$7,537	$7,537	$

The actual, pro forma and pro forma as adjusted information set forth in the table:

•

excludes 44,591,429 shares of common stock issuable upon the exercise of options under our 2000 Stock Plan and 2010 Equity Incentive Plan outstanding as of December 31, 2011, at a weighted average exercise price of $0.17 per share;

•	excludes 21,442,167 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2011, at a weighted average exercise price of $0.32 per share, which consists of:

–	19,453,455 shares of common stock issuable upon the automatic exercise of warrants immediately prior to the completion of this offering unless exercised prior to such time; and

–	1,988,712 shares of common stock issuable upon the exercise of warrants that will remain outstanding following completion of this offering; and

•	8,847,215 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

A $1.00 increase (decrease) in the assumed initial public offering price of $          per share, the midpoint of the range set forth on the front cover page of this prospectus would increase (decrease), on a pro forma as adjusted basis, each of cash and cash equivalents, common stock and additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering. As of December 31, 2011, our pro forma net tangible book value was approximately $        , or $         per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the shares of common stock outstanding as of December 31, 2011, assuming the issuance of 172,281,546 shares of common stock upon the conversion of all of our outstanding shares of preferred stock. After giving effect to our sale of         shares of common stock in this offering at an assumed initial public offering price of $         per share of common stock, the midpoint of the price range set forth on the front cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been $        , or $         per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $        per share of common stock to existing stockholders and an immediate dilution of $         per share to new investors purchasing shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2011	$
Increase per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the front cover page of this prospectus, would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to this offering, by $         per share and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering by $         per share, assuming the number of shares offered by us, as set forth on the front cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us would result in a pro forma as adjusted net tangible book value of approximately $         million, or $         per share, and the pro forma dilution per share to investors in this offering would be $         per share. Similarly, a decrease of 1.0 million shares in the number of shares offered by us would result in an pro forma as adjusted net tangible book value of approximately $         million, or $         per share, and the pro forma dilution per share to investors in this offering would be $         per share.

If the underwriters exercise their over-allotment option in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to     % and will increase the number of shares held by our new investors to             , or     %.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2011, assuming the conversion of all outstanding shares of our preferred stock into common stock, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the initial public offering price of $             per share, the midpoint of the price range set forth on the front cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

Sales of shares of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to         , or approximately     % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to             , or approximately     % of the total shares of common stock outstanding after this offering.

The foregoing discussion and tables:

•

exclude 44,591,429 shares of common stock issuable upon the exercise of options under our 2000 Stock Plan and 2010 Equity Incentive Plan outstanding as of December 31, 2011, at a weighted average exercise price of $0.17 per share; and

•	exclude 21,442,167 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2011, at a weighted average exercise price of $0.32 per share, which consists of:

—	19,453,455 shares of common stock issuable upon the automatic exercise of warrants immediately prior to completion of this offering unless exercised prior to such time; and

—	1,988,712 shares of common stock issuable upon the exercise of warrants that will remaining outstanding following completion of this offering; and

•	exclude 8,847,215 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

To the extent that any outstanding options or warrants are exercised, new investors will experience further dilution. In addition, we may issue more options or warrants in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statements of operations and comprehensive income (loss) for each of the years ended December 31, 2009, 2010 and 2011 and the selected consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2009 have been derived from our audited consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except share and per share data)
Consolidated Statements of Operations and Comprehensive Income (Loss) Data:
Revenue	$18,621	$30,723	$50,427
Cost of goods sold(1)	10,919	17,646	27,569

Gross profit	7,702	13,077	22,858

Operating expense:
Research and development(1)	8,318	8,883	9,566
Sales and marketing(1)	3,704	4,855	7,564
General and administrative(1)	2,615	2,256	3,622

Total operating expense	14,637	15,994	20,752

Income (loss) from operations	(6,935)	(2,917)	2,106
Other expense	(4,679)	(602)	(3,368)

Loss from continuing operations before income taxes	(11,614)	(3,519)	(1,262)
Provision (benefit) for income taxes	75	(44)	153

Net loss from continuing operations	(11,689)	(3,475)	(1,415)

Loss from discontinued operations and gain on sale of discontinued operations, net of tax (Note 3 to Notes to Consolidated Financial Statements)	(238)	3,778	1,601

Net income (loss)	$(11,927)	$303	$186

Net income (loss) per common share – basic and diluted:
Continuing operations	$(3.52)	$(1.06)	$(0.42)
Discontinued operations	(0.07)	1.06	0.42

Net income (loss) per common share	$(3.59)	$—	$—

Weighted-average shares used in computing net income (loss) per common share – basic and diluted	3,322,187	3,565,019	3,789,373

Pro forma net income per common share – basic and diluted (unaudited):
Continuing operations			$(0.01)
Discontinued operations			0.01

Pro forma net income per common share			$—

Weighted-average shares used in computing pro forma net income per common share –
Basic and diluted (unaudited)			181,038,955

Other Financial Data:
Adjusted net income (loss)(2)	$(6,580)	$(2,404)	$2,620

(1)     Stock-based compensation expense is included in our results of operations as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)

Cost of goods sold	$24	$44	$72
Research and development	165	158	155
Sales and marketing	73	116	197
General and administrative	295	294	339

Total	$557	$612	$763

(2)     Adjusted net income (loss) is a non-GAAP financial measure. We disclose adjusted net income (loss) in this prospectus to provide investors with additional information about our financial results. We have included adjusted net income (loss) in this prospectus because it is a key measure we use to evaluate our operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that adjusted net income (loss) provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. The following table presents a reconciliation of adjusted net income (loss) to net income (loss) for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss):
Net income (loss)	$(11,927)	$303	$186
Loss from discontinued operations and gain on sale of discontinued operations, net of income taxes	238	(3,778)	(1,601)
Change in fair value of convertible preferred warrant liability	2,788	190	3,145
Amortization of debt discount and intangibles	1,764	269	127
Stock-based compensation	557	612	763

Adjusted net income (loss)	$(6,580)	$(2,404)	$2,620

This non-GAAP financial measure should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Adjusted net income (loss) may be of limited value because it excludes charges that have a material impact on our reported financial results. In addition, other companies, including companies in our industry, may calculate adjusted net income (loss) differently or not at all, which reduces its usefulness as a comparative measure. Therefore, adjusted net income (loss) should not be relied on as the sole financial measure to evaluate our business. This non-GAAP financial measure is meant to supplement, and be viewed in conjunction with, our GAAP financial measures. We compensate for the material limitations of this non-GAAP financial measure by evaluating it in conjunction with our GAAP financial measures.

Consolidated Balance Sheet Data:

	As of December 31,
	2009	2010	2011
	(in thousands)
Cash and cash equivalents	$1,472	$3,080	$3,043
Net working capital(1)	(25)	(1,151)	4,612
Total assets	9,724	12,523	16,065
Total debt, including current portion	4,428	5,449	410
Convertible preferred stock warrant liability	5,165	5,355	8,500
Convertible preferred stock	77,448	77,448	80,553
Total stockholders’ deficit	(6,441)	(5,481)	(1,373)

(1)	“Net working capital” is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, particularly in the “Risk Factors” section.

Overview

We are a leading provider of digital-centric power management integrated circuits or ICs. Our innovative PrimAccurate technology platform enables high performance, efficient, small form factor and cost effective solutions for large and growing markets such as AC/DC power conversion, LED SSL, and LED display backlighting. Our solutions are designed into the products of leading global original equipment manufacturers, or OEMs. We have shipped more than one billion power management ICs since 2007, including more than 400 million ICs in 2011.

From our inception in 1999 through 2004, we were focused on the research and development of our core power management algorithms and related intellectual property that we patented and prototyped. During this time, we established our headquarters and research facilities, recruited personnel and established a sales office in China. In 2005, we sampled our first mobile AC/DC power conversion IC, the iW1688, to several customers. In 2006, we secured our first design win and began volume shipment of the iW1688. The iW1688 was named “2006 Power Product of the Year” in EE Times. We began shipping our products to our first LED SSL customer in December 2009 and shipped our first products to our LED display backlighting customers in December 2010. We established design centers in Beijing and Tianjin, China, in February 2012. We introduced our first zero milliwatt AC/DC solution for smartphones in March 2012.

Our revenue from the AC/DC power conversion market represented 100%, 91% and 84% of total revenue for the years ended December 31, 2009, 2010 and 2011, respectively. Our revenue from the LED SSL market represented 0%, 9% and 13% of total revenue for the years ended December 31, 2009, 2010 and 2011, respectively. Revenue from the LED display backlighting market represented the remaining 0%, 0% and 3% of total revenue for those same periods, respectively.

We work with OEMs to have our products designed into their mobile device, tablet, lighting and backlit display products, which we refer to as design wins. We do not typically sell our products directly to these OEMs. We sell a substantial majority of our ICs through distributors, which stock our products and sell them to original design manufacturers, or ODMs. We also sell a significant amount of our ICs through ODMs, which design and manufacture a product, sub-assembly or part. The ODMs incorporate our ICs into a final integrated product that the OEMs then sell as a mobile device, tablet, lighting or backlit display product. For the years ended December 31, 2009, 2010 and 2011, revenue from sales to distributors and ODMs in aggregate represented substantially all of our total revenue. Our distributors include Cytech Technology, Ltd., ADM KK, and ASEC. Our ODMs include Salcomp, FlexPower, Foxlink, Haem, Dong Yang E & P, RF Tech, Phihong, Leader, Calcomp, and others. All of our sales to date have been made on a purchase order basis.

We are a fabless semiconductor design company and rely on third-party foundries and assembly and test contractors to manufacture, assemble and test our products. This outsourcing approach allows us to focus our resources on the design, development, sales and marketing of our products. For most of our products, we utilize a single foundry, UMC in Taiwan, for semiconductor wafer production. In addition, we have foundry agreements with Dongbu in Korea and CSMC in China. We use a number of third parties to test, assemble and package our products, including ASE Group, Unisem, SPEL, ATEC and Signetics. The use of commercially available standard processes enables us to produce and sell cost effective products. We do not have long-term supply agreements with our foundry, test, or assembly vendors.

Business Factors Affecting our Performance

Design wins.  To date, we have derived substantially all of our revenue from securing design wins, and we expect this to continue to be the principal means for us to generate revenue for the foreseeable future. Therefore, we closely monitor design wins by ODM and product type. Because our ODMs’ products are complex and require significant time to design, launch and scale to volume production, our sales cycle is long. We typically commence commercial shipments of our products between nine months and one year following a design win. After we secure a design win, there is always a risk that the ODM may cancel the project or projects for which we have been awarded the design win or that the ODM may ultimately not produce products in the same volume as those we expected at the time of the design win. We therefore try to maintain close communication and coordination with our ODMs in order to monitor the status of their projects and plan our build of supply accordingly. Our long-term sales expectations are based on forecasts from ODMs and internal estimates of demand factoring in the expected time to market for final products incorporating our products and associated revenue potential.

Revenue derived from significant customers.  We derive a significant portion of our revenue from a limited number of distributors, OEMs and ODMs. For the years ended December 31, 2009, 2010 and 2011, our aggregate sales to our distributors represented 60%, 75%, and 71% of our total revenue. Sales to Cytech, one of our distributors, accounted for 54%, 61%, and 54% of our total revenue for the years ended December 31, 2009, 2010 and 2011, respectively, and another distributor accounted for an additional 12% of our total revenue for the year ended December 31, 2010. For the years ended December 31, 2009, 2010 and 2011, our aggregate sales to our ODMs represented an additional 38%, 21%, and 23% of our total revenue. Sales to Haem, an ODM, accounted for an additional 16%, 15%, and 12% of our total revenue for the years ended December 31, 2009, 2010 and 2011, respectively. While we strive to expand and diversify our ODM base and we expect our customer concentration to decline over time, we anticipate that sales to a limited number of ODMs, OEMs and distributors will continue to account for a significant percentage of our total revenue for the foreseeable future. Our customer concentration may cause our financial performance to fluctuate significantly from period to period based on the device release cycles and seasonal sales patterns of these ODMs, OEMs and the success of their products. The loss of or any significant decline in total revenue from any of these ODMs or OEMs may have an adverse effect on our financial condition and results of operations.

Revenue by Geographic Region.  The following table is based on the geographic location to which our product is initially shipped. In most cases, this will differ from the ultimate location of the end user of a product containing our technology. For sales to our distributors, their geographic location may be different from the geographic locations of the ultimate end customer. Sales by geography for the periods indicated were:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
China	$10,237	$18,985	$28,716
Korea	7,084	6,568	11,914
Taiwan	1,059	3,706	5,223
Japan	62	374	2,952
United States	177	1,071	1,563
Other	2	19	59

	$18,621	$30,723	$50,427

Pricing and gross margins of our products.  Our gross margin has been and will continue to be affected by a variety of factors, including the timing of changes in pricing, shipment volumes, new product introductions, stage in the product life cycle, changes in ODM concentration and product mixes, changes in our purchase price of fabricated wafers and assembly and test service costs and inventory write downs, if any. In general, products with higher performance and a higher number of features tend to be priced higher and have higher gross margins. As a product matures and we begin shipping the product in volume, the average selling price for the maturing product declines. To balance this pricing pressure, we typically seek to offset the effect of declining average selling prices on maturing products by reducing our manufacturing costs of those maturing products and also introducing new, higher value-added and higher margin products. If we are unable to balance the pricing pressures from our maturing products with the introduction of new, higher margin products, we will not be able to maintain our overall average selling prices and our gross margin will decline.

Industry growth and demand for products using our products.  Overall consumer demand for and the growth of the markets for mobile devices and tablets, LED lighting solutions, televisions and other LED display backlighting applications will continue to influence the growth and demand for our solutions and impact our financial performance. As we leverage our technologies across adjacent end markets such as household appliances, we expect that consumer demand in these markets will also begin to have a material effect on our financial performance.

Strength of our relationships with key customers.  We have established strong relationships with leading global OEMs in the three markets that we currently serve. These close relationships and our understanding of our customers’ requirements have helped us to define our products and roadmaps and have enabled us to maintain our strong position with those customers. Once our products are integrated into a customer’s design, they typically remain designed in for the life of that customer’s product, and we intend to maintain our incumbent position with our customers by continually improving our solutions to meet their evolving needs. In addition to continuing to build and strengthen our relationships with existing customers, we intend to focus our efforts on diversifying our customer base by capturing new strategic accounts that currently do not use our solutions.

Basis of Presentation

The following describes selected line items in our consolidated statements of operations:

Revenue. We generate revenue from sales of our ICs to distributors, ODMs and OEMs, which are our principal customers. We sell a substantial majority of our products through distributors, which tend to purchase our products at the request of specific ODMs, and we recognize revenue on sales to distributors when we receive evidence of final resale of our products. For sales directly to our ODM and OEM customers, we recognize revenue when title to our product is transferred to the customer, which occurs upon shipment or delivery, depending upon the terms of the customer order. See “Critical Accounting Policies and Significant Management Estimates—Revenue Recognition”.

Cost of goods sold and gross profit. Cost of goods sold includes cost of materials such as wafers processed by third-party foundries, costs associated with packaging and assembly, test and shipping, cost of personnel, including stock-based compensation, as well as equipment associated with manufacturing support, logistics and quality assurance, warranty costs, write down of inventories, depreciation, overhead and other indirect costs, such as allocated occupancy and information technology, or IT, costs.

Research and development. Research and development expense includes personnel-related expenses, including salaries, stock-based compensation and employee benefits. It also includes pre-production engineering mask costs, software license expenses, prototype wafer, packaging and test costs, design and development costs, testing and evaluation costs, legal fees associated with our intellectual property, depreciation expense and other indirect costs. All research and development costs are expensed as incurred. We expect research and development expense to increase as a result of the establishment of design centers in China and the related hiring of 21 employees in February 2012 to work at the design centers. We also anticipate that the new design centers will allow us to reduce our reliance on outsourced research and development teams. We expect research and development expense to increase in absolute dollars as we continue to invest resources to develop more products and enhance our existing product portfolio.

Sales and marketing. Sales and marketing expense consists primarily of salaries, stock-based compensation, employee benefits, travel, promotions, trade shows, marketing and customer support, commission payments to third party sales representatives, design win efforts, depreciation expense and other indirect costs. We expect sales and marketing expense to increase in absolute dollars to support the growth of our business and promote our products to current and potential customers.

General and administrative. General and administrative expense consists primarily of salaries, stock-based compensation, employee benefits and expenses for executive management, legal, finance and human resources. In addition, general and administrative expenses include fees for professional services, depreciation expense and other indirect costs. We expect general and administrative expense to increase in absolute dollars due to the general growth of our business and the costs associated with becoming a public company for, among other things, SEC reporting and compliance, including compliance with the Sarbanes-Oxley Act of 2002, director fees, insurance, transfer agent fees and similar expenses.

Provision (benefit) for income taxes. For the year ended December 31, 2011, we incurred tax expense despite having a consolidated loss from continuing operations before income taxes, primarily due to foreign taxes and state income taxes. The increase in the provision for fiscal 2011 compared to fiscal 2010 was primarily due to an increase in foreign income taxes on profits realized by our foreign subsidiaries due to our international expansion in China, South Korea and Japan and state taxes. In each period since our inception to December 31, 2011, we have recorded a valuation allowance for the full amount of our deferred tax assets, as the realization of our deferred tax assets was uncertain. Therefore, no deferred tax expense or benefit was recognized in the consolidated financial statements.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements for the year ended December 31, 2011, we identified a material weakness and two significant deficiencies in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. The material weakness related to a deficiency in the operation of our controls over the accounting for complex equity and debt instruments. The significant deficiencies identified related to the inadequate design of our financial closing and reporting processes and our lack of a formal fraud risk assessment process and documentation. The material weakness and two significant deficiencies described above were originally identified (along with two other significant deficiencies that have since been remediated) in connection with the audit of our consolidated financial statements for the years ended December 31, 2009 and 2010.

To date, we have taken the following steps to remediate the material weakness and significant deficiencies described above:

•	hired a corporate controller with expertise in accounting for derivative financial instruments under GAAP; and

•	hired a regional controller for our Asian operations.

We plan to take additional measures to improve our internal control over financial reporting to remediate the material weakness and significant deficiencies that we and our independent registered public accounting firm identified, including:

•

hiring additional accounting personnel to help us properly analyze, review, record and monitor our financial closing and reporting and our compliance with GAAP on a timely basis, providing regular training to and oversight of these personnel, and periodically assessing the size and skill set of our finance team to ensure continued compliance with our reporting requirements; and

•	adopting formal processes and documentation for fraud risk assessment, which we intend to do in connection with this offering.

We expect to complete the measures above as soon as practicable upon the completion of this offering and will continue to implement measures to remedy our internal control deficiencies in order to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act of 2002. However, the implementation of these measures may not fully address the material weaknesses and significant deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will incur to remediate these material weaknesses. See “Risk Factors—Risks Related to Our Business and Industry—We have identified a material weakness and two significant deficiencies in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.”

Results of Operations

The following table sets forth a summary of our consolidated statements of operations for the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Revenue	$18,621	$30,723	$50,427
Cost of goods sold	10,919	17,646	27,569

Gross profit	7,702	13,077	22,858
Operating expense:
Research and development	8,318	8,883	9,566
Sales and marketing	3,704	4,855	7,564
General and administrative	2,615	2,256	3,622

Total operating expense	14,637	15,994	20,752

Net income (loss) from continuing operations	(6,935)	(2,917)	2,106
Other (expense)	(4,679)	(602)	(3,368)

Net loss before income taxes	(11,614)	(3,519)	(1,262)
Provision (benefit) for income taxes	75	(44)	153

Net loss from continuing operations	(11,689)	(3,475)	(1,415)
Loss from discontinued operations and gain on sale of discontinued operations, net of income taxes	(238)	3,778	1,601

Net income (loss)	$(11,927)	$303	$186

The following table sets forth a summary of our statement of operations as a percentage of each line item to revenue:

	Year Ended December 31,
	2009	2010	2011
Revenue	100%	100%	100%
Cost of goods sold	59%	57%	55%

Gross profit	41%	43%	45%
Operating expense:
Research and development	45%	29%	19%
Sales and marketing	20%	16%	15%
General and administrative	14%	7%	7%

Total operating expense	79%	52%	41%

Net income (loss) from continuing operations	(38)%	(9)%	4%
Total other expense, net	(25)%	(2)%	(7)%

Net loss before income taxes	(63)%	(11)%	(3)%
Provision (benefit) for income taxes	(0)%	0%	0%

Net loss from continuing operations	(63)%	(11)%	(3)%
Loss from discontinued operations and gain on sale of discontinued operations, net of income taxes	(1)%	12%	3%

Net income (loss)	(64)%	1%	0%

Comparison of the Years Ended December 31, 2009, 2010 and 2011

Revenue

				Change
	Year Ended December 31,			2010		2011
	2009	2010	2011	Amount	%	Amount	%
	(dollars in thousands)
Revenue	$18,621	$30,723	$50,427	$12,102	65%	$19,704	64%

Revenue for the year ended December 31, 2011 increased by $19.7 million from the year ended December 31, 2010 due to a 57% increase in the number of units sold, partially offset by a decrease in average selling price of 2%. The increase in unit volumes was a result of a wider acceptance of our products and technology as demonstrated through continued sales growth through our ODMs and distributors. The decrease in average selling price of our products was primarily a result of a change in product mix. Revenue for the year ended December 31, 2010 increased by $12.1 million from the year ended December 31, 2009 due to a combination of a 75% increase in the number of units sold, partially offset by a decrease in average selling price of 6% primarily due to changes in product mix. The increase in revenue was primarily driven by the new design wins as a result of our research and development efforts and increased international marketing presence.

Revenue from the AC/DC power conversion market was $42.3 million for the year ended December 31, 2011 compared to $27.9 million for the year ended December 31, 2010, an increase of $14.4 million or 52%, due to additional design wins as a result of new product introductions and the related increase in sales resulting from these design wins. Revenue from the LED SSL market was $6.6 million for the year ended December 31, 2011 compared to $2.8 million for the year ended December 31, 2010, an increase of $3.8 million or 136%, as a result of additional design wins in the LED SSL driven, in part, by increased adoption of LED solutions in the general lighting market. Revenue from LED display backlighting market was $1.5 million for the year ended December 31, 2011 compared to $0 revenue for the year ended December 31, 2010, principally because of increased sales to a key customer in 2011.

Revenue from the AC/DC power conversion market was $27.9 million for the year ended December 31, 2010 compared to $18.6 million for the year ended December 31, 2009, an increase of $9.3 million or 50%, as a result of additional design wins as a result of new product introductions and the related increase in sales resulting from these design wins. Revenue from LED SSL market was $2.8 million for the year ended December 31, 2010 compared to $0 for the year ended December 31, 2009, as we did not begin selling our products into the LED SSL market until December 2009. Revenue from the LED display backlighting market was $0 for the years ended December 31, 2010 and 2009, as we did not begin selling our products in to the LED backlighting display market until December 2010.

Cost of Goods Sold and Gross Profit

				Change
	Year Ended December 31,			2010		2011
	2009	2010	2011	Amount	%	Amount	%
	(dollars in thousands)
Cost of goods sold	$10,919	$17,646	$27,569	$6,727	62%	$9,923	56%
Gross profit	7,702	13,077	22,858	5,375	70%	9,781	75%
Gross profit as a percentage of revenue	41%	43%	45%	—	2%	—	2%

Cost of goods sold and gross profit for the year ended December 31, 2011 increased by $9.9 million and $9.8 million, respectively, compared to the year ended December 31, 2010 primarily due to the greater number of products shipped during 2011. Gross margin increased 2% due to a favorable change in product mix as a result of increases in sales of our new LED products. Cost of goods sold and gross profit for the year ended December 31, 2010 increased by $6.7 million and $5.4 million, respectively, compared to the year ended December 31, 2009 as a result of an increase in the number of units sold in 2010, compared to 2009. Gross profit and gross profit as a percentage of revenue increased in 2010 compared to 2009 primarily because of a shift in product mix to newer, higher margin products shipping in volume in 2010.

Research and Development

				Change
	Year Ended December 31,			2010		2011
	2009	2010	2011	Amount	%	Amount	%
	(dollars in thousands)
Research and development	$8,318	$8,883	9,566	$565	7%	$683	8%

Research and development expense for the year ended December 31, 2011 increased by $0.7 million compared to the year ended December 31, 2010 due to an increase in research and development headcount as well as an increase in legal fees spent for protection of our intellectual property. The increase in research and development expense was primarily the result of expanding our product offerings and enhancing our existing products. Research and development expense for the year ended December 31, 2010 increased by $0.6 million compared to the year ended December 31, 2009 primarily due to a $0.4 million increase in pre-production engineering mask costs and packaging development expense, partially offset by a reduction in patent related legal expenses.

Sales and Marketing

				Change
	Year Ended December 31,			2010		2011
	2009	2010	2011	Amount	%	Amount	%
	(dollars in thousands)
Sales and marketing	$3,704	$4,855	$7,564	$1,151	31%	$2,709	56%

Sales and marketing expense for the year ended December 31, 2011 increased by $2.7 million compared to the year ended December 31, 2010 primarily due to increases in headcount and facilities expansion to support our increased sales activities and continued expansion into our existing overseas markets. Sales and marketing expense for the year ended December 31, 2010 increased by $1.2 million from the year ended December 31, 2009 primarily due to an increase in sales travel and other activities, sales support, and an increase in overall headcount in the sales organization.

General and Administrative

				Change
	Year Ended December 31,			2010		2011
	2009	2010	2011	Amount	%	Amount	%
	(dollars in thousands)
General and administrative	$2,615	$2,256	$3,622	$(359)	(14)%	$1,366	61%

General and administrative expenses for the year ended December 31, 2011 increased by $1.4 million compared to the year ended December 31, 2010 primarily due to additional personnel costs from an increase in employee headcount and additional outside consultant and professional fees as a result of our annual audit and quarterly reviews and systems related costs from improving systems integration with our international operations as we prepared to become a public company. General and administrative expense for the year ended December 31, 2010 decreased by $0.4 million compared to the year ended December 31, 2009 due to limited hiring activity and related spending during the year in an effort to minimize overhead costs to achieve profitability.

Other Expense, Net

	Year Ended December 31,
	2009	2010	2011	2010	2011
				Change
	(dollars in thousands)
Interest expense	$(1,878)	$(557)	$(358)	$1,321	$199
Change in fair value of convertible preferred warrant liability	(2,788)	(190)	(3,145)	2,598	(2,955)
Other income (expense), net	(13)	145	135	158	(10)

Total	$(4,679)	$(602)	$(3,368)	$4,077	$(2,766)

Other expense, net for the year ended December 31, 2011 decreased by $2.8 million mostly due to the increase in the convertible preferred warrant liability of $3.0 million, partially offset by a decrease in interest expense of $0.2 million from less average outstanding debt during the period. For the year ended December 31, 2010, other expense, net increased by $4.1 million due to a decrease in the convertible preferred warrant liability of $2.6 million and in interest expense of $1.3 million. For the year ended December 31, 2011, other expense, net is primarily attributable to $0.1 million in gains on foreign currency transactions not denominated in U.S. dollars. For the year ended December 31, 2010, other income (expense), net is primarily attributable to a $0.1 million gain on settlement of accrued liabilities and $0.1 million in miscellaneous other income, partially offset by $35,000 of losses on foreign currency transactions not denominated in U.S. dollars.

Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2009	2010	2011	2010	2011
				Change
	(dollars in thousands)
Provision (benefit) for income taxes	$75	$(44)	$153	$(119)	$197

For the year ended December 31, 2011, we incurred tax expense despite having a consolidated net loss before income taxes, primarily due to foreign taxes and state income taxes. The increase in the provision for fiscal 2011 compared to fiscal 2010 was primarily due to an increase in foreign income taxes on profits realized by our foreign subsidiaries due to our international expansion in China, South Korea and Japan and state taxes.

Gain (Loss) from Discontinued Operations, Net of Taxes

	Year Ended December 31,
	2009	2010	2011	2010	2011
				Change
	(dollars in thousands)
Loss from discontinued operations, net of taxes	$(238)	$(751)	$—	$(513)	$751
Gain from sale of discontinued operations, net of taxes	—	4,529	1,601	4,529	(2,928)

Total	$(238)	$3,778	$1,601	$4,016	$(2,177)

Gain from sale of discontinued operations, net of taxes, for the year ended December 31, 2011 represented a $1.6 million earn-out payment that we received on the one-year anniversary of the sale of a subsidiary in accordance with the terms of the purchase agreement, net of $0.1 million for bank fees and taxes of $66,000. Gain (loss) from discontinued operations, net of taxes, for the year ended December 31, 2010 included the $4.5 million gain on sale of a subsidiary at the original transaction date, less the $0.8 million loss from that subsidiary prior to the date of the sale.

Liquidity and Capital Resources

Since our inception, we have financed our operations by net proceeds from sales of our convertible preferred stock and a loan and credit facility with Silicon Valley Bank. As of December 31, 2011, we had cash and cash equivalents of $3.0 million.

Although the majority of our sales in fiscal year 2011 were generated from a limited number of customers, we increased the number of total customers and the volume of sales to those customers during fiscal year 2011. We expect that trend to continue as the markets for our products develop. We believe our current cash, along with net cash provided by operating activities, will be sufficient to satisfy our liquidity requirements for at least the next 12 months. Our liquidity may be negatively impacted as a result of a decline in sales of our products due to a decline in our end markets, decrease in sales of our customers’ products in the market, or adoption of competitors’ products.

Our primary uses of cash are to fund operating expenses, purchase inventory and acquire property and equipment. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the changes in our outstanding accounts payable and accrued expenses. Our primary sources of cash are cash receipts on accounts receivable from our product sales. Aside from the growth in amounts billed to our customers, net cash collections of accounts receivable are impacted by the efficiency of our cash collections process, which can vary from period to period, depending on the payment cycles of our major customers. We had cash in foreign locations of $427,000 and $435,000 at December 31, 2010 and 2011, respectively. It is management’s present intention to reinvest the undistributed foreign earnings indefinitely in foreign operations.

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net cash provided by (used in) operating activities	$(5,530)	$(3,570)	$416
Net cash provided by (used in) investing activities	(104)	4,378	2,021
Net cash provided by (used in) financing activities	4,257	800	(2,474)

Net increase (decrease) in cash and cash equivalents	$(1,377)	$1,608	$(37)

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities in 2011 primarily reflected a $3.1 million change in fair value of convertible preferred stock warrant liability, $0.8 million of stock-based compensation, $0.5 million in depreciation and amortization (including debt discount) and $0.8 million in increases to accounts payable and accrued expenses. These were partially offset by a net loss from continuing operations of $1.4 million, increases in receivables and inventory of $1.7 million each, and decreases to deferred income on sales to distributors by $0.4 million. Receivables increased due to increases in sales, and inventory increased due to increased production as a result of increases in forecasted sales.

Net cash used by operating activities in 2010 primarily reflected net losses from continuing operations of $3.5 million, increases to inventories of $1.9 million and accounts receivable of $1.7 million, and $0.4 million in cash used in discontinued operating activities. These were offset by increases in deferred income on sales to distributors of $1.3 million, accounts payable and accrued liabilities of $0.8 million, change in fair value of convertible preferred stock warrant liability of $0.2 million, depreciation and amortization (including debt discount) of $0.7 million, and stock-based compensation of $0.6 million. Our inventories increased as a result of significantly higher production volume and accounts receivable and deferred income increased due to higher product shipments during the year to meet customer demand. Our accounts payable and accrued liabilities increased in 2010 to support our increased production volumes and overall operational growth.

Net cash used by operating activities in 2009 primarily reflected net losses from continuing operations of $11.7 million, partially offset by a $2.8 million increase in preferred stock warrant liability, depreciation and amortization (including debt discount) of $2.0 million, stock-based compensation of $0.6 million, decreases to accounts receivable of $0.3 million, decreases in prepaid expenses and other current assets of $0.1 million, increases in accounts payable and accrued liabilities of $0.2 million, and net cash provided by discontinued operations of $0.4 million. Our accrued compensation and other current liabilities decreased due to final payout related to our 2006 acquisition of another company. Accounts receivable decreased due to timing of customer payments and improved collections. Prepaid expenses and other current assets decreased due to the timing of payments to vendors, and accrued liabilities and accounts payable increased due to increased business activity and growth.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by investing activities during 2011 consisted of $1.7 million in additional proceeds from the sale of discontinued operations that was consummated in 2010, and $1.0 million in proceeds from the sale of time deposits, partially offset by $0.7 million in purchases of property and equipment.

Net cash provided by investing activities during 2010 consisted of net proceeds from the sale of discontinued operations of $5.7 million offset by purchases of property and equipment of $0.4 million and $1.0 million in purchases of time deposits.

In 2009, net cash used in investing activities consisted of purchases of property and equipment of $0.1 million, most of which was used to upgrade existing computer equipment and purchase new equipment to support our growth.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities during 2011 consisted primarily of $1.6 million in net pay downs on our revolving line of credit and $0.7 million in pay downs on our term loan.

Net cash provided by financing activities in 2010 consisted primarily of $1.6 million in net borrowings on our revolving line of credit, offset by $0.7 million in principal payments on our long-term installment debt.

Net cash provided by financing activities in 2009 consisted primarily of $3.1 million in proceeds from the issuance of convertible preferred stock and $2.9 million in borrowings from the issuance of convertible notes, offset by $1.2 million in net pay downs on our revolving line of credit, and $0.4 million in principal payments on our long-term installment debt.

Operating and Capital Expenditure Requirements

Our principal source of liquidity as of December 31, 2011 consisted of $3.0 million of cash and cash equivalents. Based on our current operating plan, we believe that our existing cash and cash equivalents from operations will be sufficient to finance our operational cash needs for at least the next 12 months. We expect our operating and capital expenditures to increase as we increase headcount, expand our business activities and grow our customer base, which will require more working capital. Our ability to generate cash from operations is also subject to substantial risks described under the caption “Risk Factors.” If any of these risks occur, we may be unable to generate or sustain positive cash flow from operating activities. We would then be required to use existing cash and cash equivalents to support our working capital and other cash requirements. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through equity or debt financing or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility, and would also require us to incur interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Contractual Obligations, Commitments and Contingencies

The following table summarizes our outstanding contractual obligations as of December 31, 2011:

	Payments due by period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating lease obligations	$3,243	$514	$991	$1,064	$674
SVB Facility	$477	$477	—	—	—

Operating leases in the table above represent contractual obligations from agreements for non-cancelable office space.

In November 2008, we entered into a loan and security agreement with Silicon Valley Bank (as amended from time to time, the SVB Facility), consisting of a revolving line of credit, subject to a borrowing base formula, and a term loan. The agreement has been amended several times since that time, most recently in January 2012, as further described below. As of December 31, 2011, the maximum borrowing limit under the revolving line of credit was $8.0 million, and the line of credit carried a variable annual interest rate of 1% above the prime rate (3.25% as of December 31, 2010 and 2011) and matured on January 24, 2012. When we entered into the SVB Facility, the agreement also provided for a term loan facility of up to $2.4 million. As of December 31, 2011, the term loan carried a fixed interest rate of 1.5% above the prime rate and required that we make monthly interest only payments for a specified period of time, after which we were required to make 36 equal monthly installments of principal and accrued interest. As of December 31, 2011, the SVB Facility required that we maintain a minimum tangible net worth. All of our assets, excluding intellectual property, were pledged as collateral to secure our obligations under the loan and security agreement.

As of December 31, 2010 and 2011, the outstanding balance of the revolving line of credit was $1.6 million and $0, respectively. As of December 31, 2010 and 2011, the outstanding balance of the term loan was $1.2 million, which is presented net of $0.2 million of debt issuance costs, and $0.5 million, which is presented net of $0.1 million of debt issuance costs, respectively. As of December 31, 2011, we were in compliance with our minimum tangible net worth covenant.

In January 2012, we entered into our most recent amendment to the SVB Facility. Pursuant to this amendment, we amended certain terms relating to the revolving line of credit, including extending the maturity to November 24, 2013, increasing the interest rate to a variable annual interest rate of 1.25% above the prime rate, amending the borrowing base formula, and increasing the maximum borrowing limit to $11.0 million. In addition, under this amendment, the minimum tangible net worth covenant was replaced with a minimum EBITDA requirement. We intend to terminate this agreement following the closing of this offering.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, such as the use of structured finance, special purpose entities or variable interest entities.

Recent Authoritative Accounting Guidance

Upon the filing of our initial registration statement, we intend to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) as allowed by Section 107(b)(1) of the JOBS Act for the adoption of new or revised accounting standards as applicable to emerging growth companies. As part of the election, we will not be required to comply with any new or revised financial accounting standard until such time that a company that does not qualify as an “issuer” (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standards.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment” which amended the guidance on goodwill impairment testing to allow companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If, as a result of the qualitative assessment, an entity determines that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The amendment is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted. Adoption of this guidance will not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued guidance which amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) significant transfers in and out of Level I and Level II of the fair value hierarchy and the reasons for such transfer and (2) the separate presentation of purchases, sales, issuances, and settlements on a gross basis in the Level III reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level II and

Level III fair value measurements. The amendments were effective for our fiscal year ending December 31, 2010, except for the new Level III reconciliation requirements, which became effective for our company’s fiscal year beginning January 1, 2011. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In September 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force” (ASU No. 2009-13), which updates the current guidance pertaining to multiple-element revenue arrangements included in FASB Accounting Standards Codification (“ASC”) 605-25, “Revenue Recognition—Multiple Element Arrangements”. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. ASU 2009-13 was effective for our annual reporting period beginning January 1, 2011. The adoption of ASU 2009-13 did not have a material impact on our company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income” (“ASU 2011-05”), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income, either in a single continuous statement of comprehensive income or in two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statements of stockholders’ equity. This standard will only affect how, and in what specific financial statements, we present the components of comprehensive income. Accordingly, the adoption of ASU 2011-05 will not affect our financial position, results of operations, or cash flows. In December 2011, the FASB further amended its guidance to defer changes related to the presentation of reclassification adjustments indefinitely as a result of concerns raised by stakeholders that the new presentation requirements would be difficult for some preparers and could add unnecessary complexity to consolidated financial statements. We have retrospectively adopted this guidance as of December 31, 2011.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

We had cash and cash equivalents of $3.1 million and $3.0 million at December 31, 2010 and 2011, respectively, which was held for working capital purposes. We do not enter into investments for trading or speculative purposes. We do not believe that we have any material exposure to changes in the fair value of these investments as a result of changes in interest rates due to their short-term nature. Declines in interest rates, however, will reduce future investment income. If overall interest rates had declined by 100 basis points during the year ended December 31, 2011, our interest income would not have been materially affected.

Foreign Currency Risk

To date, our international customer and vendor agreements have been denominated almost exclusively in U.S. dollars. Accordingly, we have limited exposure to foreign currency exchange rates and do not currently enter into foreign currency hedging transactions.

Critical Accounting Policies and Significant Management Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1 of the notes to our consolidated financial statements. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with our audit committee.

Revenue Recognition

Our revenue is derived from the shipment of products. Revenue is recognized at the time the product is shipped, provided that persuasive evidence of an arrangement exists, title and risk of loss has transferred to the customer, the sales price is fixed or determinable, and collection of the related receivable is reasonably assured. Generally, we do not have obligations to our customers after our products are shipped other than those pursuant to warranty obligations (see Note 8 of the notes to the consolidated financial statements). Our fee is considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices, which is evidenced by a customer purchase order or other persuasive evidence of an arrangement. Product revenue is recognized upon shipment of product to our ODM and OEM end customers.

For direct customers (i.e., other than distributors), we recognize revenue when title to the product is transferred to the customer, which occurs upon shipment or delivery, depending upon the terms of the customer order. Sales to direct customers do not allow for rights of return other than for product warranty. We do not offer price protection on sales to direct customers.

Approximately 71% of our sales were made through distributors in 2011. Sales to distributors are under agreements that allow for certain rights of return and price protection. When the distributors hold inventory prior to resale to their ODM or OEM end customers, our management is unable to reasonably estimate sales returns or price protection adjustments under its distributor arrangements; accordingly, revenue and related cost of revenue on shipments to distributors are deferred until the distributor reports that the product has been sold to an end customer (“sell through net revenue accounting”). Under sell through net revenue accounting, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point we have a legally enforceable right to collection under normal terms. The associated revenue and cost of revenue are deferred and included in deferred income on sales to distributors in the consolidated balance sheets. When the related product is sold by our distributors to their end customers (“sold through”), we recognize previously deferred income as revenue and cost of revenue. Revenue recognition on product sales through distributors is highly dependent on receiving pertinent and accurate data from our distributors in a timely fashion. Distributors provide us with weekly data prior to the release of our consolidated financial statements regarding the product, price, quantity and end customer when products are resold, as well as the quantities of our products they still have in stock.

Inventory Valuation

We value our inventory, which includes materials, labor and overhead, at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. We periodically write-down our inventory to the lower of cost or market based on our estimates that consider historical usage and future demand. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction. The calculation of our inventory valuation reserves requires management to make assumptions and to apply judgment regarding forecasted customer demand that may turn out to be inaccurate. Inventory valuation reserves were $0.1 million, $0.1 million and $0.7 million as of December 31, 2009, 2010 and 2011, respectively. Inventory valuation reserves, once established, are not released until the related inventory has been sold or scrapped.

We have not made any material changes in the accounting methodology we use to record inventory reserves during the past three years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions that we use to calculate our inventory reserve. However, if estimates regarding customer demand are inaccurate or changes in technology affect demand for certain products in an unforeseen manner, we may be exposed to losses or gains that could be material.

Product Warranty

Our products are under warranty against defects in material and workmanship generally for a period of one year. We accrue for estimated warranty cost at the time of sale based on anticipated warranty claims and actual historical warranty claims experience including knowledge of specific product failures that are outside of our typical experience. The warranty obligation is determined based on product failure rates, cost of replacement and failure analysis cost. We monitor product returns for warranty-related matters and monitor an accrual for the related warranty expense based on historical experience. Our warranty obligation requires management to make assumptions regarding failure rates and failure analysis costs. If actual warranty costs differ significantly from these estimates, adjustments may be required in the future, which would adversely affect our gross margins and operating results. The warranty liability as of December 31, 2009, 2010 and 2011, was $0.1 million, $0.1 million and $0.2 million, respectively.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We assess goodwill for impairment at the reporting unit level annually. Prior to 2011, we performed the annual impairment test as of the last day of the fiscal year. We have elected to change the annual goodwill impairment testing date to August 1. During fiscal year 2011, we tested goodwill for impairment as of August 1, 2011 and concluded that there was no impairment of the carrying value of the goodwill. The change in the annual goodwill impairment testing date is preferable as the new date provides us sufficient time to complete the annual goodwill impairment testing prior to its reporting requirements. This change will not delay, accelerate, or avoid an impairment charge of our goodwill. As it was impracticable to objectively determine the estimates and assumptions necessary to perform the annual goodwill impairment test as of each August 1 for periods prior to August 1, 2011, we have prospectively applied the change in the annual goodwill impairment testing date from August 1, 2011. The application of this change in accounting policy did not result in any impairment charges recognized in the consolidated financial statements. Consideration was given to the period between the testing date and December 31, 2011, concluding that no impairment indicators arose during such period that would lead to a different conclusion as of December 31, 2011. In the valuation of our goodwill, we must make assumptions regarding estimated future cash flows to be derived from our reporting unit. If these estimates or their related assumptions change in the future, we may be required to record impairment for these assets.

Impairment is tested at the reporting unit level. The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting units to its net book value, including goodwill and intangible assets. If the net book value exceeds the fair value of the reporting unit, then we perform the second step of the goodwill impairment test to determine the amount of the impairment loss, if any. The second step is performed by calculating the implied fair value of goodwill and intangible assets and comparing the implied fair value to the carrying amount of goodwill and intangible assets. If the implied fair value of goodwill and intangible assets is lower than the carrying amount, an impairment loss is recognized equal to the difference.

We conducted assessments of the carrying value of our goodwill for the periods ended December 31, 2009, 2010 and 2011 and determined that goodwill was not impaired. As of December 31, 2009, 2010 and 2011, goodwill relates to the purchase of Simple Silicon Inc. in August 2006.

Impairment of Long-Lived Assets and Purchased Intangible Assets

Purchased intangible assets with a determinable economic life and long-lived assets are carried at cost, less accumulated amortization and depreciation. Amortization and depreciation is computed over the estimated useful life of each asset on a straight-line basis. We review long-lived assets and purchased intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss equal to the difference between the carrying value and the fair market value of the asset is recorded. No impairment has been recorded as of December 31, 2009, 2010 and 2011.

Stock-Based Compensation

We measure the cost of employee service received in exchange for equity incentive awards, including stock options, based on the grant date fair value of the award. The fair value is estimated using the Black-Scholes option pricing model. The value of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations and comprehensive income (loss). We elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. Stock-based compensation expenses are classified in the consolidated statements of operations and comprehensive income (loss) based on the department to which the related employee reports.

We account for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option pricing model. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

The Black-Scholes option pricing model requires management to make assumptions and to apply judgment in determining the fair value of our awards. The most significant assumptions and judgments include estimating the fair value of underlying stock, expected volatility and expected term. In addition, the recognition of stock-based compensation expense is impacted by estimated forfeiture rates.

We estimated the expected volatility from the historical volatilities of several unrelated public companies within the semiconductor industry because our common stock has no trading history. When selecting the public companies used in the volatility calculation, we selected companies in the semiconductor industry with characteristics comparable to us, including stage of development, lines of business, market capitalization, revenue and financial leverage. The weighted average expected life of options was calculated using the simplified method of prescribed guidance provided by the SEC. This decision was based on the lack of relevant historical data due to our limited experience and the lack of active market for our common stock. The risk-free interest rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding to the expected term of the options. The expected dividend rate is zero based on the fact that we have not historically paid dividends and have no intention to pay cash dividends in the foreseeable future. The forfeiture rate is established based on the historical average period of time that options were outstanding and adjusted for expected changes in future exercise patterns.

We do not believe there is a reasonable likelihood that there will be material changes in the estimates and assumptions we use to determine stock-based compensation expense. In the future, if we determine that other option valuation models are more reasonable, the stock-based compensation expense that we record in the future may differ significantly from what we have recorded using the Black-Scholes option pricing model.

Given the absence of an active market for our common stock, our management was required to estimate the fair value of our common stock at the time of each grant and provide that estimate as a recommendation to our board of directors in their decision on the approval of stock option grants. We engaged the services of third party valuation firms to assist us in determining the fair value of our stock on each grant date.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	2009	2010	2011
Expected term (years)	5.5 - 6.5	5.6 - 6.5	5.6 - 6.5
Risk-free rate	1.4 - 5.1%	1.4 - 5.1%	1.1 - 4.9%
Volatility	50.0 - 58.3%	50.0 - 58.2%	48.9 - 58.3%
Dividend	0%	0%	0%

Common Stock Valuations

The fair value of the common stock underlying our stock options was determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	third-party valuations of our common stock performed as of April 2010, June 2010, September 2010, December 2010, March 2011, June 2011, July 2011, September 2011 and December 2011;

•	the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

•	the prices of our stock sold to outside investors in arms-length transactions;

•	our operating and financial performance;

•	current business conditions and projections;

•	the hiring of key personnel;

•	the history of our company and the introduction of new products;

•	our stage of development;

•

the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability for our common stock;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

We granted stock options with the following exercise prices between January 1, 2010 and December 31, 2011:

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date
June 17, 2010	1,637,500	0.14	0.14
July 1, 2010	6,470,000	0.14	0.14
October 22, 2010	102,500	0.14	0.14
December 17, 2010	672,500	0.14	0.14
August 18, 2011	2,594,500	0.50	0.50
October 20, 2011	834,000	0.50	0.50
December 15, 2011	1,665,000	0.31	0.31

Based upon an assumed initial public offering price of $         per share, the aggregate intrinsic value of options outstanding as of December 31, 2011 was approximately $         million, of which approximately $         million related to vested options and approximately $         million related to unvested options.

In order to determine the fair value of our common stock underlying option grants, we utilized the option pricing method for those options granted in June and July 2010. The option method relies on financial option theory to allocate value among different classes of members’ equity based upon a future “claim” in value. For those options issued after July 2010, we utilized the probability-weighted expected return method (“P-WERM”), valuation approach. Under this approach, the share values were based upon the probability-weighted present value of expected future returns, considering each of the possible future scenarios available to the business enterprise, as well as the rights of each share class. The four potential liquidity/exit event scenarios evaluated by the board of directors and its third-party valuation firm are: (1) initial public offering (“IPO”), which contemplates an IPO to occur during 2012; (2) high M&A transaction, which contemplates a strategic sale estimated to occur in the first half of 2013 if growth and markets to be penetrated are relatively consistent with our strategic plans; (3) low M&A transaction, which contemplates a strategic sale estimated to occur in the first half of 2015 if growth and markets to be penetrated are not consistent with our strategic plans; and (4) dissolution, which contemplates zero growth or market penetration, or erosion of our customer base due to competition or external factors to occur in the first half of 2016.

Significant factors considered by our board of directors in determining the fair value of our common stock at these grant dates include:

June 2010

In the first half of 2010, our net revenue continued to grow as the global economy continued to improve and we began to win customers from our competitors. We experienced sequential revenue growth, generating $5.9 million for the quarter ended March 31, 2010, up from $5.1 million in revenue for the quarter ended December 31, 2009. We continued to incur net operating losses as we expanded our research and development team to further our progress on the design of new products. The significant assumptions employed in this valuation were a risk-adjusted discount rate of 40%, dividend yield of 0%, volatility on expected term of 66% and a risk-free rate of 1.0%. Our Total Equity Value (“TEV”) was based on a liquidity event expected to occur within approximately two years. A discount for lack of marketability was also applied to arrive at a non-marketable minority fair value conclusion. Our net revenue was driven by the increasing shipments of our power adapter products. In addition, during April 2010 we divested select assets and liabilities of the IKOR business, which allowed us to focus on our core AC/DC integrated circuit products and our DC/DC development efforts. Based on the operating results, the factors described above and a third-party valuation as of April 2010, our board of directors granted stock options with an exercise price of $0.14 per share.

July 2010

Between July 2010 and October 2010, the U.S. economy and the financial and stock markets continued to recover. We experienced sequential revenue growth, generating $7.9 million in revenue for the quarter ended June 30, 2010 and $5.9 million for the quarter ended March 31, 2010. We continued to incur net operating losses as we expanded our research and development team to further our progress on the design of new products. The significant assumptions employed in this valuation were a risk-adjusted discount rate of between 25% and 32.5%, dividend yield of 0%, volatility on expected term of 66% and a risk-free rate of 0.7%. Our TEV was based on a liquidity event expected to occur within approximately two years. A discount for lack of marketability was also applied to arrive at a non-marketable minority fair value conclusion. Based on the operating results, the factors described above and a third-party valuation as of April 2010, which was supported by a retrospective June 2010 valuation, our board of directors granted stock options with an exercise price of $0.14 per share.

October 2010

Between July 2010 and October 2010, the U.S. economy and the financial and stock markets continued to recover. We experienced sequential revenue growth, generating $8.3 million for the quarter ended September 30, 2010 compared to $7.9 million for the quarter ended June 30, 2010. We continued to invest in expanding our research and development capabilities contributing to further net operating losses in the quarter. Our TEV was based on a liquidity event expected to occur within approximately two years. A discount for lack of marketability was also applied to arrive at a non-marketable minority fair value conclusion. Based on these considerations, a third-party valuation as of April 2010, which was supported by a retrospective June 2010 valuation, and the factors discussed above, our board of directors decided to continue to grant stock options with an exercise price of $0.14 per share.

December 2010

Between October 2010 and December 2010, the U.S. economy and the financial and stock markets continued to recover. We experienced sequential revenue growth, generating $8.7 million for the quarter ended December 31, 2010 compared to $8.3 million for the quarter ended September 30, 2010. We continued to invest in expanding our research and development capabilities contributing to further net operating losses in the quarter. Our TEV was based on a liquidity event expected to occur within approximately two years. A discount for lack of marketability was also applied to arrive at a non-marketable minority fair value conclusion. Based on these considerations, a third-party valuation as of April 2010, which was supported by a retrospective September 2010 valuation, and the factors discussed above, our board of directors decided to continue to grant stock options with an exercise price of $0.14 per share.

August 2011

Between December 2010 and August 2011, the U.S. economy and the financial and stock markets continued to recover. We experienced sequential revenue growth, generating $12.0 million for the quarter ended June 30, 2011 compared to $8.9 million for the quarter ended March 31, 2011. As a result of improved revenue, we earned net operating income of $0.9 million in the quarter ended June 30, 2011, compared to net operating losses of $0.3 million in the quarter ended March 31, 2011. Our TEV reflected a probability weighting of an IPO in the near term of 25% and a reduction in the time horizon to approximately one year. Based on these considerations, a third-party valuation as of July 2011 and the factors discussed above, our board of directors decided to grant stock options with an exercise price of $0.50 per share.

October 2011

Between August 2011 and October 2011, the global economy and the financial and stock markets began to experience a downturn related to (1) concerns over creditworthiness of the European Union, or EU, countries’ government issued securities and the continued viability of the Euro as a currency, (2) the political impasse and debates in the U.S. regarding raising the U.S. debt ceiling, the size of the U.S. debt and the required structural fiscal and tax reform to address the growing U.S. debt and (3) the downgrade of U.S. debt by S&P. In addition, we encountered the potential loss of follow-on design wins from a significant customer, which significantly decreased our future forecasted revenue. And while we experienced sequential revenue growth, generating $14.6 million for the quarter ended September 30, 2011 compared to $12.0 million for the quarter ended June 30, 2011, we only generated net operating income of $0.8 million in the quarter ended September 30, 2011, compared to net operating income of $0.9 million in the quarter ended June 30, 2011. Our board of directors estimated the fair value of our common stock continued to be $0.50 per share based on a third-party valuation as of July 2011, and as a result our board of directors decided to continue to grant stock options with an exercise price of $0.50 per share.

December 2011

Between October 2011 and December 2011, the global economy and the financial and stock markets continued to experience a high level of volatility because of continued concerns about the global economy and financial markets. However, we experienced sequential revenue growth, generating $14.8 million for the quarter ended December 31, 2011 compared to $14.6 million for the quarter ended September 30, 2011. We generated net operating income of $0.7 million in the quarter ended December 31, 2011 compared to net operating income of $0.8 million in the quarter ended September 30, 2011. Our TEV reflected a probability weighting of an IPO in the near term of 30% and a time horizon of less than one year. Based on a third-party valuation as of September 2011, our board of directors decided to grant stock options with an exercise price of $0.31 per share.

Convertible Preferred Stock Warrant Liability

On January 1, 2009, we adopted new guidance relating to the accounting for contracts in an entity’s own equity. This guidance outlines the requirements to consider in evaluating whether an instrument is indexed to an entity’s own stock. Our adoption of this new guidance required us to change the accounting for our convertible preferred stock warrants and account for them as liabilities. Subsequent to this adoption, the warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income or expense in the consolidated statement of operations and comprehensive income (loss) (see Note 5). The fair value of the warrants is determined using the Black-Scholes model based on the following assumptions: estimated value of underlying convertible preferred stock, estimated life, risk-free interest rate, and no dividends during the expected term. The fair value of the warrants can fluctuate based on the assumptions used in the model. Upon completion of this public offering, any of our warrants that remain outstanding following this offering will automatically become exercisable into common stock rather than preferred stock. At that time, we will no longer be required to account for these warrants as liabilities.

Income Taxes

For the year ended December 31, 2011, we incurred tax expense despite having a consolidated loss before income taxes primarily due to foreign taxes and state income taxes. The increase in the provision for fiscal 2011 compared to fiscal 2010 was primarily due to an increase in foreign income taxes on profits realized by our foreign subsidiaries due to our international expansion and state taxes.

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when and where the differences are expected to reverse. We record a valuation allowance to reduce deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we considered historical levels of income, projections of future income, expectations and risk associated with estimates of future taxable income and ongoing prudent and practical tax planning strategies. To the extent that we believe it is more likely than not that some portion of our deferred tax assets will not be realized, we would increase the valuation allowance against deferred tax assets. Although, we believe that the judgment we used is reasonable, actual results can differ due to a change in market conditions, changes in tax laws and other factors.

From inception through 2011, we incurred annual losses from continuing operations, and accordingly, we determined that a valuation allowance should be recorded against all of our deferred tax assets. We considered future taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance and evaluate the need for a valuation allowance on a regular basis. The determination of recording or releasing a tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that we will generate sufficient future taxable income against which the benefits of our deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to our ability to generate revenue, gross profits, operating income and taxable income in future periods. Among other factors, management must make assumptions regarding current and projected overall business conditions, operating efficiencies, our ability to timely develop, introduce and consistently manufacture new products to meet our customers’ needs and specifications, our ability to adapt to technological changes and the competitive environment, which may impact our ability to generate taxable income and, in turn, realize the value of our deferred tax assets. Based upon management’s assessment of all available evidence, including cumulative losses from continuing operations we concluded, as of December 31, 2011, that it was more likely than not that our net deferred tax assets would not be realized.

In accordance with the Financial Accounting Standards Board’s guidance on accounting for uncertainty in income taxes, we perform a comprehensive review of uncertain tax positions regularly. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. We determine the tax liability for uncertain tax positions based on a two-step process. The first step is to determine whether it is more likely than not based on technical merits that each income tax position would be sustained upon examination. The second step is to measure the tax benefit as the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with a tax authority that has full knowledge of all relevant information. The assessment of each tax position requires significant judgment and estimates. We believe our tax return positions are fully supported, but tax authorities could challenge certain positions, which may not be fully sustained. All tax positions are periodically analyzed and adjusted as a result of events, such as the resolution of tax audits, issuance of new regulations or new case law, negotiations with tax authorities, and expiration of statutes of limitations.

BUSINESS

Overview

We are a leading provider of digital-centric power management integrated circuits or ICs. Our innovative PrimAccurate technology platform enables high performance, efficient, small form factor and cost effective solutions for large and growing markets such as AC/DC power conversion, LED solid-state lighting, or LED SSL, and LED display backlighting. Our solutions are designed into the products of leading global original equipment manufacturers, or OEMs. We have shipped more than one billion power management ICs since 2007, including more than 400 million ICs in 2011.

Our PrimAccurate technology platform enables real time performance optimization across a wide range of operating conditions and is embedded in substantially all of our products. In the AC/DC power conversion market, our PrimAccurate technology platform enables small form factor, zero standby power(1), and cost effective adapters for mobile devices including smartphones and tablets. We also leverage our PrimAccurate technology in the LED SSL market to provide small form factor and cost effective solutions for lighting applications. Our solutions for the LED SSL market also incorporate our Flickerless technology and are compatible with a large installed base of lighting dimmers. Our solutions for the LED display backlighting market incorporate our BroadLED technology, which reduces power consumption and heat generation in LED backlit displays. We intend to continue to leverage these technologies to move into additional low power markets and expand into adjacent end markets, including higher power applications such as household appliances.

We have a history of technology innovation, as evidenced by 44 granted U.S. patents, and 26 U.S. and 26 foreign pending patent applications as of December 31, 2011. We design, develop and market our proprietary products and utilize third-party foundries and assembly and test subcontractors to manufacture, assemble, and test our products. We grew our revenue from $18.6 million in 2009 to $50.4 million in 2011, representing a compounded annual growth rate, or CAGR, of 65%. We incurred a net loss of $(11.9) million in 2009 and generated a net income of $0.2 million in 2011. We also incurred adjusted net loss of $(6.6) million in 2009 and generated adjusted net income of $2.6 million in 2011. Adjusted net income (loss) is a non-GAAP financial measure. A reconciliation of GAAP to non-GAAP financial information has been provided in the section entitled “Summary Consolidated Financial Data.”

Market Opportunity

Large and growing end markets

The power management semiconductor market was estimated to be $10.4 billion in 2011(2), according to industry research firm Gartner. Within this market, we focus on the following large and high growth segments:

AC/DC power conversion. The vast majority of the world’s electronic devices that plug into an electrical wall socket require the conversion of high-voltage AC power to low-voltage DC. Key applications within the AC/DC power conversion market are adapters for mobile phones, tablets, laptops, home networking equipment, set top boxes and household appliances. The mobile devices market represents one of the largest growth areas for AC/DC power conversion. According to Gartner, smartphones are projected to grow from 299 million units in 2010 to 1.2 billion units by 2015(3), representing a CAGR of 30%. In addition, Gartner projects tablets to grow from 18 million units in 2010 to 335 million units by 2015(4), representing a CAGR of 80%. Adapters for these devices consume standby power when they are plugged into an outlet even if the device has been disconnected or is in a standby mode. According to the Department of Energy’s Advanced Research Projects Agency-Energy, or ARPA-E, the standby power drain from these power adapters accounts for approximately 10% of an average U.S. home’s annual power usage. With the concern over the amount of energy wasted each year, the race to zero standby power has been one of the most important trends and a key focus area in the industry. Therefore, there is an increasing need for highly efficient power solutions and for solutions that

(1)	According to IEC 62301 standard for measuring standby power in household electrical appliances, any stand-by power usage of five mW or less is considered equal to zero.

(2)	Gartner, Forecast: Semiconductor Consumption by Electronic Equipment Type, Worldwide, 2009–2016, 1Q12 Update, March 2012.

(3)	Gartner, Forecast: Mobile Devices by Open Operating System, Worldwide, 2009–2016, 1Q12 Update, April 2012.

(4)	Gartner, Forecast: Media Tablets by Operating System, Worldwide, 2010–2016, 1Q12 Update, March 2012.

have smaller form factors and lower cost. In addition, traditionally higher power devices are also being designed for lower power consumption and higher energy efficiency.

LED SSL. The general lighting market is undergoing a transition from traditional incandescent light sources to more energy-efficient technologies, such as LED SSL. According to McKinsey, total LED SSL shipments are expected to grow from 272 million units in 2011 to 1.9 billion units in 2015, representing a CAGR of approximately 63%. LED SSL adoption has increased due to regulatory mandates and incentives and falling costs from improvements in technology and manufacturing yields. As the lumens per watt, or light output, increases and the cost per lumen decreases, the economics of LED lighting become significantly more attractive. LED SSL has many advantages over competing light sources, including lower energy consumption, longer lifetime, higher quality of light, reduced form factor, and minimal environmental impact. Also, in comparison to compact fluorescent lamps, or CFL, LED lights contain no harmful mercury and have a faster turn on time. Challenges associated with LED adoption, such as flicker and compatibility with the installed base of existing fixtures and dimmers, demand high-performance solutions with smaller form factors.

LED display backlighting. Falling LED prices are also creating a significant opportunity in the LED backlit LCD display market. LED backlighting allows higher efficiency and is more environmentally friendly than traditional cold-cathode fluorescent lamp, or CCFL backlit displays. According to McKinsey, LED TVs are expected to grow from 36 million units in 2010 to 248 million units by 2015, representing a CAGR of 47%. The most common method of LED backlighting is edge-lighting, which uses a string of LEDs around the edge of the display for illumination. As the cost of LEDs drop, manufacturers of LED TVs are migrating to direct-lit and segment-edge-lit backlighting technologies that adjust the brightness of LEDs individually or in clusters through dynamic local dimming in order to improve the picture quality and reduce power consumption. However, these advanced backlighting technologies utilize hundreds, or even thousands, of LEDs, driving the need for highly efficient driver ICs to manage and reduce power consumption by supporting the complex configuration of LEDs required for such applications.

Environmental and regulatory catalysts

According to the United States Energy Information Agency, or EIA, worldwide demand for power is expected to grow over 20% from 2008 to 2020. According to the U.S. Environmental Protection Agency, or EPA, more energy efficient adapters have the potential to prevent the release of more than four million tons of greenhouse gas emissions in the U.S. alone. Regulatory bodies such as the EPA, and the International Energy Agency, or IEA, have launched a number of initiatives to encourage more efficient consumption of energy. ENERGY STAR, an energy-efficiency standard created by the EPA, has since been adopted by other countries including Australia, Canada, Japan, New Zealand and Taiwan and by the EU. The One-Watt Initiative, an energy-saving initiative by the IEA, aims to reduce standby power used by appliances and has led to increased regulations in many countries. Governments across the world are focused on improving energy efficiency by implementing policies and subsidies to accelerate the transition to more efficient forms of lighting, including LEDs, by requiring the elimination of incandescent bulbs within specified timeframes. For example, the EU and the U.S. have required phase out of all incandescent bulbs by 2012 and 2014, respectively. China has announced its intention to reach 30% LED penetration of all lighting by 2015, in addition to identifying LED manufacturing as a strategic market under its 12th Five-Year Plan.

Competitive solutions and their limitations

AC/DC power conversion. AC/DC power adapters convert high-voltage AC input to low voltage DC output in order to power electronic devices. Several competitive solutions exist today to achieve this power conversion, but these solutions have limitations around technical issues, form factors and cost.

Traditional Analog Solutions. Traditional solutions use a purely analog approach for power management that requires both a primary side driver and a secondary side controller, which are isolated from each other by a transformer. The secondary side monitors the output voltage and provides feedback to the primary side using optical signals through an opto-isolator. The primary side then adjusts the output drive accordingly. These analog solutions have lower power conversion efficiency, higher heat generation and consume significant standby power. In addition, these solutions tend to use a greater number of discrete components to achieve power regulation, leading to relatively high assembly costs, larger form factor and less reliability due to an increased number of potential failure points.

Analog and Digital Primary-side Solutions. Primary-side regulation addresses some of the issues faced by traditional analog solutions by eliminating the need for secondary side controller and opto-isolator, thereby reducing the number of required components and overall system cost. The output voltage and current is monitored and effectively controlled from the primary side, and can be implemented using analog or digital methods. However, these solutions often have less accurate output voltage and current regulation, resulting in slower charging times and increased power consumption.

Several competitive approaches offer a monolithic solution by integrating the output driver into the controller. These output drivers typically are implemented using components such as MOSFET or BJT. While monolithic solutions are easier to integrate and lead to cleaner circuit boards within end customer products, they often have larger form factors compared to implementations that utilize an external driver. The drive strength of the integrated driver is also typically application-specific, making the monolithic solutions less scalable across different applications and end markets with varying power requirements. While these output drivers are very simple to manufacture by themselves, integrating them into the controller subjects them to the increased complexity of manufacturing the controller which typically goes through several fabrication steps, thereby increasing the overall cost of the solution.

LED SSL. Some of the increasingly important requirements for LED SSL solutions include smaller form factor, flicker free light quality and longer lifetime. Form factor constraints of existing LED driver modules sometimes make it difficult to fit them into replacement lighting fixtures. Traditional analog-based driver modules also often require opto-isolators which may have a shorter lifetime than the typical 50,000+ hours expected life of the LEDs themselves. Available primary-side analog and digital solutions, while helping with bill of material or BOM costs, generally provide less accurate voltage and current outputs that further shorten LED lifetimes. In addition, digital solutions are typically implemented using an embedded digital signal processor resulting in a larger die with higher costs. Improving light quality including minimal light flicker and achieving broad compatibility with installed dimmers are key to widespread LED SSL adoption but many competitive solutions lack such capabilities.

LED display backlighting. The three primary display backlight configurations, edge-lit, direct-lit and segment-edge-lit, and their voltage and current requirements vary widely and result in different, complex architectures and driver requirements. Edge-lit solutions typically keep the LEDs illuminated at all times, resulting in one level of brightness for the entire display and increased power consumption. Direct-lit and segment-edge-lit solutions enable local dimming by controlling LEDs either individually or in clusters at multiple points in the display, which improves contrast ratios and black levels, resulting in significantly improved picture quality. These advanced technologies may require hundreds of LEDs configured in dozens of strings with each string being independently driven. Typical drivers that exist today can only handle eight to 16 LED strings per IC, resulting in a large number of driver ICs per display. Also, tolerances in the manufacture of LEDs lead to voltage variations in the strings, causing a significant amount of power to be wasted within the display, increasing heat generation and incidences of thermal stress-related LED failures.

Our Solutions

Our proprietary PrimAccurate technology platform utilizes an innovative approach to digital power management by pairing our precision analog expertise with our digital-centric architectures to provide highly integrated ICs that are efficient and performance optimized. We primarily offer solutions for up to 50 watt applications, but our solution has also been designed into a 240 watt AC/DC application. Our platform approach enables significant reuse of our core intellectual property to provide a broad product portfolio that leverages our research and development investment across the three markets that we currently serve:

AC/DC power conversion. In the AC/DC power adapter market, our PrimAccurate technology platform enables small form factor, zero standby power, and cost effective adapters for mobile devices, including smartphones and tablets. The higher levels of integration we achieve in our digital designs eliminate components, such as the opto-isolator and other discrete components, leading to smaller form factor, lower production cost and improved reliability. Dynamic adaptive control inherent in our PrimAccurate technology further improves performance by adjusting the internal parameters of circuitry in response to varying input line, output load and temperature conditions, thereby reducing overall power consumption and heat generation compared to many currently available solutions and enabling our solutions to achieve zero standby power. Digital primary feedback inherent in our solutions also enables accurate control of the output voltage and current from the primary side, resulting in faster charging of output devices and reduced overall power consumption.

The proprietary digital algorithms implemented in our PrimAccurate technology platform enables dynamic control of the switching of the output drive transistor in response to varying output load, reducing the electromagnetic interference or EMI, that is generated, lowering the associated EMI filtering cost and enabling the use of lower cost components. Our digital designs enable testing under real world conditions using field programmable gate arrays, or FPGAs, before manufacture of the power management ICs, significantly reducing design errors that can typically be identified only post manufacturing in analog designs.

Our PrimAccurate technology platform is scalable across applications with different power requirements through the use of combinations of external components with our digital controller, allowing our solutions to have smaller form factors and lower manufacturing costs and enabling significant reuse of our designs. For example, we are able to leverage a single design for five different products across all of our end markets by having it packaged together with a different external driver for each application. Our products for the AC/DC power conversion end market include AC/DC digital controllers for up to 50 watt applications.

LED SSL. Our PrimAccurate technology developed for the AC/DC adapter market enabled us to enter the LED SSL market. In addition to PrimAccurate technology, our LED SSL driver solutions incorporate our Flickerless technology, which helps eliminate flicker while maintaining compatibility with a wide range of existing dimming technology. Our solutions eliminate components such as the opto-isolator, leading to smaller form factor, improved lifetime and reliability, and are easily retrofittable across existing light fixtures. Our digital LED driver IC incorporating both PrimAccurate and Flickerless technologies, was named a “Hot 100 Product of 2011” in the optoelectronics category by EDN magazine. Our products for the LED SSL market include drivers for a range of dimmable and non-dimmable applications up to 40 watts, which is equivalent in brightness to a 200W incandescent bulb.

LED display backlighting. Our solutions for the LED display backlighting market incorporate our BroadLED technology, which reduces power consumption and heat generation in LED direct-lit and segment-edge-lit displays. Our solutions utilize digital power management algorithms combined with advanced mixed-signal technology to support 16, 32 or 64 parallel LED strings from a single driver IC, and enable local dimming of the display by allowing independent control of individual LEDs or a cluster of LEDs. Our BroadLED technology also incorporates proprietary power management techniques that efficiently match voltage variations across parallel LED strings, reducing heat generation and thermal failures, and enabling control of a greater number of LED strings per driver IC.

Our Strategy

Our goal is to be the leader in innovative power management ICs. Key elements of our strategy include:

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Extend our technology advantage. We have a history of continued innovation across digital-centric power management ICs. For example, we believe we were the first in our industry to offer a product with accurate digital primary-side control and digital zero standby power AC/DC power adapter solution. Also, we were the first to go to market with solutions that supported 32 and 64 channels per driver for direct-lit and segment edge-lit LED display backlighting applications. We intend to continue to invest in the research and development of efficient power management solutions designed to meet increasingly higher performance requirements as well as lower cost and lower power demands of our customers. In furtherance of this strategy, in February 2012, we established technology centers in Beijing and Tianjin, China. We believe our proven technical ability will continue to foster innovation and extend our technology leadership as we further penetrate our existing markets and develop solutions for additional target markets.

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Continue developing new, differentiated products to increase adoption in our current markets. Our current products are enabled by our core mixed-signal design expertise, key engineering talent and intellectual property portfolio. To date, we have experienced a successful ramp with our products across our end markets, and we intend to continue leveraging our technology platform to offer highly differentiated products for our customers. We believe these product enhancements increase adoption, resulting in additional growth opportunities. For example, we intend to develop products for the AC/DC market that support multiple outputs and higher output power applications such as street lamps. In the LED SSL market, we intend to facilitate the integration of wireless controller and color controller functions directly into LED lamps in order to reduce overall energy costs and enhance user experience.

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Target new applications requiring high-power, high-efficiency solutions. We intend to leverage our technical expertise and proprietary design capabilities to enter additional markets where we believe our innovation and reputation will allow us to earn attractive returns by developing high value-add products and enable us to further diversify our revenue. We intend to target adjacent markets that typically require higher power, multi-output solutions such as household appliances. As the overall power requirements of high power devices and appliances continue to decline, we intend to increase the capabilities of our solutions to meet their power requirements.

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Expand our global sales and marketing and distribution efforts. In order to continue increasing our customer base and the reach of our products, we intend to continue to expand our sales, design and technical support organization both in the U.S. and overseas. We also expect to increase the number of field applications engineers in Asia to provide local support to our increasing base of customers in that region. In addition to improving our sales capacity, we intend to leverage our channel partners to generate continued demand for our products. We intend to continue to support our key accounts that we believe generate the most demand for our products, while continuing to penetrate new accounts that we believe will be significant for our future revenue growth.

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Deepen key relationships with blue-chip OEM customers. We have established strong relationships with leading global OEMs in the three markets that we currently serve. The close relationships we have with our customers and our understanding of their requirements have helped us to define our products and roadmaps and has enabled us to maintain our strong position with those customers. Once our products are integrated into a customer’s design, they typically remain designed in for the life of that customer’s product, and we intend to maintain our incumbent position with our customers by continually improving our solutions to meet their evolving needs. In addition to continuing to build and strengthen our relationships with existing customers, we intend to focus our efforts on diversifying our customer base by capturing new strategic accounts that currently do not use our solutions.

Products

Our PrimAccurate technology platform enables our products to be used across multiple applications with different power requirements through the use of combinations of external components with our digital controller, allowing our solutions to have smaller form factors and lower manufacturing costs and enabling significant reuse of our designs. Our platform approach enables significant reuse of our core intellectual property to provide a broad product portfolio that leverages our research and development investment across the three markets that we currently serve. For example, we are able to leverage a single design for five different products across all of our end markets by having it packaged together with a different external driver for each application.

We primarily offer solutions for up to 50 watt applications, but our solution has also been designed into a 240 watt AC/DC application. The following table summarizes the features of our production ready product portfolio:

Markets / Product Focus	Key Product Features / Capabilities	Applications
AC/DC Power Conversion

• < 5mW no-load standby power chargers

• < 20mW standby power chargers

• < 20mW no-load standby power chargers

• < 30mW standby power chargers

• < 30mW no-load standby power chargers

• <100mW standby power chargers

• 64kHz switching frequency and integrated power transistor

• 72kHz max switching frequency

• Feature phones

• Smartphones

• Tablets

• Digital audio players

• Digital still cameras

• Cordless phones

• Wireless routers

• xDSL / cable modems

• Smart meters

• Motor control

• Industrial

• Home appliances

LED Solid State Lighting	• Dimmable LED driver up to 10W • Dimmable LED driver up to 15W • Dimmable LED driver up to 25W • Non-dimmable LED driver up to 40W	• Residential • Commercial • Industrial • Street lamps

LED TV & Display Backlighting	• 16 string, high voltage LED driver • 32 string, 120mA per channel, 3D support driver • 64 string, 40V LED backlight driver * • LED brightness calibration	• Direct dimming LED TVs • LED backlit and segment-lit LCD TVs • LED backlit and segment lit LCD public displays

*	In customer qualification stage.

Customers, Sales and Marketing

Our sales efforts are focused on leading OEMs and ODMs in the U.S., China, Taiwan, and South Korea. These customers are in multiple consumer segments, including mobile phones, tablets, home networking equipment, set top boxes, lighting, televisions and other LED backlighting display products. Although a significant portion of our sales are to customers who are based in Asia, the end users who purchase products that incorporate our power management ICs may be located in a different location than our end customers. Our end customers are some of the world’s largest consumer electronic device, lighting, and television/display manufacturers.

We sell a substantial portion of our products through third party distributors on a non-exclusive basis. Our primary distributors are located in China, Hong Kong, Taiwan and South Korea. For the years ended December 31, 2009, 2010 and 2011, revenue from sales through our network of independent distributors represented 60%, 75%, and 71% of our total revenue, respectively. We also maintain direct relationships with our

OEM and ODM customers. For the years ended December 31, 2009, 2010 and 2011, revenue from direct sales to our OEM and ODM customers represented 39%, 21% and 23% of our total revenue. Substantially all of our sales are made to customers outside of the U.S., and we anticipate that such sales will continue to be a significant portion of our revenue.

Our sales and marketing staff, application engineers and other technical personnel work directly with our OEM end customers to provide complete reference designs using our ICs as well as to validate performance of our products and increase customer wins. We provide compact reference design solutions that enable our customers to quickly incorporate our products into their devices with minimal modifications. Our sales, marketing and applications engineering team consists of 58 people as of December 31, 2011, of which 33 are dedicated to China, five to Taiwan, six to South Korea and 14 to the rest of the world, all of whom are our employees. All of these employees are located in our offices in the areas for which they are dedicated. The 14 employees dedicated to the rest of the world are located in Hong Kong, Japan and the U.S. To date, our business has not been subject to seasonality.

Backlog

We do not believe that our backlog as of any particular date is meaningful, as our sales are made primarily pursuant to purchase orders. Only a small portion of our orders is noncancelable, and the dollar amount associated with the noncancelable portion is not significant.

Technology

Our technology platform leverages our innovative digital power management techniques supported by high-performance analog designs to offer high performance, efficient, small form factor and cost effective power management ICs. Our platform approach enables significant reuse of our core IP to provide a broad product portfolio that leverages our research and development investment across our target markets, as illustrated below:

Technology reuse

Our core IP is based on the following proprietary technologies:

PrimAccurate

Typical AC/DC power adapters use a secondary side (or the output side where the load is connected) controller to monitor variations in output voltage and current and provide feedback to the primary side using optical signals through an opto-isolator. The secondary side controller and opto-isolator add to the overall system cost and increase the product size. In addition to cost, opto-isolators also tend to be a weak link in terms of reliability, impacting the lifetime of the power management IC. Our PrimAccurate technology enables accurate control of output voltage and current from the input side of the power supply, also referred to as primary side regulation, eliminating the need for a secondary side controller and an opto-isolator in addition to reducing the number of other discrete components. This minimizes total number of components used, improving reliability, reducing form factor, and lowering BOM cost.

The primary side drive and control are implemented using a digital controller. Digital control solutions enable superior functionality compared to analog primary-side solutions and enables faster charging of the connected devices. Our solutions also enable the use of lower cost output drive transistors further reducing the overall system cost.

Our digital designs support switching frequencies that reduce transformer size and simplify transformer construction. We provide a total solution that results in optimal transformer size and switching frequency, high efficiency and meets other critical performance metrics, including low standby power.

In addition, our digital controllers are well-suited for multi-mode operation in response to varying output load. Our adaptive dynamic control technology ensures that as the load varies from 100% to 0%, the controller goes through multiple operating modes that help eliminate audible noise, reduce energy consumption and smoothly transition to no-load operation while minimizing no-load standby power consumption.

PrimAccurate technology

Our products for the LED SSL market also leverage our PrimAccurate technology. For lighting applications, PrimAccurate technology allows for sensing of the output LED current via the primary side using real-time waveform analysis, removing the need for direct feedback from the secondary side while maintaining stringent constant current regulation for the LED string, leading to higher reliability and longer product lifetime.

Our driver IC solutions for the LED SSL market enable full illumination in less than one second, reduced overall heat generation and constant LED brightness over varying line, load and temperature variations and meets or exceeds safety, EMI and regulatory standards. The digital control techniques we employ also enable faster switching frequencies up to 200kHz, thus permitting the use of smaller components such as inductors and capacitors and leading to overall smaller form factors that allow our solutions to retrofit into most existing small lighting fixtures.

Flickerless

Our LED SSL driver ICs also incorporate our Flickerless technology, which ensures high quality of light by minimizing flicker that is present in many competing LED SSL applications. Our solutions implement proprietary algorithms that map the operating characteristics of a connected dimmer and digitally filter the LED drive current to eliminate voltage and current spikes that would otherwise cause flicker. We have characterized popular dimmers on the market today that are representative of the installed base of dimmers available worldwide to provide widespread compatibility and further elimination of low frequency flicker.

In dimming applications, we also employ advanced digital analytics and sophisticated algorithms to interrogate the connected dimmer and adapt to the particular dimmer type in order to ensure wide compatibility with the existing installed base of lighting dimmers. Our solutions employ adaptive dynamic control to enable smooth linear dimming at low settings. Traditional analog controllers are typically less capable of dynamically adapting to dimmer types and have limited ability to filter glitches and flicker.

BroadLED

Our power management products for the LED display backlighting market are based on BroadLED technology, which efficiently compensates for LED string voltage mismatch, enabling cost reduction through the ability to use lower-cost LED arrays as well as the integration of more LED strings per package. Our solutions support up to 64 strings on a single chip, four times more than the nearest competitive solution.

Our proprietary techniques also provide a greener solution by lowering active power consumption and reducing overall heat generation. Our driver ICs with BroadLED technology and integrated output drive transistors provide significant reductions in wasted power and cost savings for manufacturers of direct-lit and segment-edge-lit displays. Our technology can also help reduce the form factor thus enabling usage in next generation thin LED displays.

Manufacturing

We operate using a fabless business model and use third-party contractors to manufacture, assemble and test our ICs. This outsourced manufacturing approach allows us to focus our resources on the design, sale and marketing of our products. In addition, we believe outsourcing our manufacturing and assembly activities provides us the flexibility needed to respond to new market opportunities, simplifies our operations and significantly reduces our capital requirements.

We subject our third-party contractors to qualification requirements in order to meet the reliability standards required of our products. We qualify each of our partners and manufacturing processes before applying the technology to our products. Our engineers work closely with our foundries and other contractors to increase yield, lower manufacturing costs and improve product quality.

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Wafer Fabrication. We currently utilize a wide range of semiconductor processes to develop and manufacture our products. Each foundry we use tends to specialize in a particular semiconductor wafer process technology. We choose the semiconductor process and foundry that we believe provides the best combination of performance attributes for any particular product and manufacturing cost. For most of our products, we utilize a single foundry, UMC in Taiwan, for semiconductor wafer production. In addition, we have foundry agreements with Dongbu in Korea and CSMC in China.

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Package and Assembly. Upon the completion of processing at the foundry, the finished wafers are shipped to our third-party assemblers for packaging and assembly. Currently, our principal packaging and assembly contractors are Unisem in Malaysia, ASE in Taiwan and China, ATEC in the Philippines, Signetics in Korea and SPEL in India.

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Test. At the last stage of IC production, our third-party test service providers test the packaged and assembled integrated circuits. All our assembly suppliers provide streamlined test services, warehouse storage and drop-shipping service. We believe this approach assures the most effective production schedule, manufacturing logistics, delivery time and costs.

We are committed to maintaining the highest level of quality in our products. Our objective is that our products meet all of our customer requirements, are delivered on-time and function reliably throughout their useful lives. As part of our total quality assurance program, our quality management system has been certified to ISO 9001:2008 standards. Our manufacturing partners are also ISO 9001 certified.

Research and Development

We have assembled a strong team of experienced IC design engineers and power systems designers with core competencies in power supply architecture, adaptive digital controller algorithm, precision analog and mixed signal processing, and reliable quality power management IC design. Our technical team typically has, on average, more than 14 years of technical experience. As of December 31, 2011, approximately 68% have advanced degrees and more than 26% have Ph.Ds. Our U.S. design team, based in our Silicon Valley headquarters, is responsible for key intellectual property development. Our capabilities are supported by our China design center, which we believe will accelerate our development of complementary products. These engineers and designers are involved in advancing our core technologies, as well as applying these core technologies to our product development activities across a number of fields, including adapters/chargers for mobile phones and tablets, LED SSL and LED display backlighting.

We are committed to investing in new product development in our target markets. All of our products originated with our research and development efforts. Through our research and development efforts, we intend to continue to expand our portfolio of patents and to enhance our intellectual property position. In the years ended December 31, 2009, 2010 and 2011, our research and development expense was $8.3 million, $8.9 million and $9.6 million, respectively.

Intellectual Property

We rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect our core technology and intellectual property. Our patent efforts are mostly focused in the U.S., and, when strategically important, we file corresponding foreign patent applications in strategic jurisdictions. We have been granted 44 U.S. patents and one Korean patent, which expire between 2019 to 2030, and have filed 26 U.S. and 26 foreign pending patent applications, as of December 31, 2011.

We generally control access to and use of our confidential information through the use of internal and external controls, including contractual protections with employees, contractors and customers. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship.

We will continue to file additional patent applications with respect to our technology and innovation. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even after grant, there can be no assurance that these pending patent applications will provide us with protection.

Competition

The global semiconductor market in general and the consumer electronic markets in particular are highly competitive. We expect competition to intensify as more semiconductor companies enter our markets. It is likely that some of these new entrants will have capital resources in excess of our available budgets for sales and marketing, manufacturing and research and development activities. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue and operating results.

In the AC/DC power conversion market, we consider our competitors to include, but not be limited to, Power Integrations, Inc., Fairchild Semiconductor International, Inc., BCD Semiconductor Manufacturing Limited, STMicroelectronics N.V., Active-Semi, Inc., Cambridge Semiconductor Limited, On-Bright Electronics Co., Ltd. and Leadtrend Technology Corporation. In the LED SSL market, we consider our competitors to include, but not be limited to, NXP Semiconductors N.V., Texas Instruments Incorporated, Power Integrations, Inc., ON Semiconductor Corporation and Cirrus Logic, Inc. In the LED display backlighting market, we consider our competitors to include, but not be limited to, austriamicrosystems AG, Rohm Co., Ltd., Skyworks Solutions, Inc., Monolithic Power Systems, Inc., O2Micro International Limited and Atmel Corporation.

Our ability to compete successfully depends on internal and external elements, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as our customers reduced their purchase orders. Many of our competitors have greater financial, technical, marketing, distribution, customer support and other resources, and have significantly stronger brand recognition and broader product offerings with which to withstand similar adverse economic or market conditions in the future. These developments may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets.

We compete or plan to compete in different target markets to various degrees on the basis of a number of principal competitive factors, including:

•	product performance;

•	system power management;

•	features and benefits to end customer;

•	customer relationships;

•	size and form factor of end application;

•	ease of system design;

•	product roadmap;

•	reputation and reliability;

•	customer support; and

•	system cost savings.

We believe we compete favorably with respect to each of these factors.

Legal Proceedings

From time to time, we may become involved in litigation related to claims arising from the ordinary course of our business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

Employees

At December 31, 2011, we employed 109 employees, including 30 in research, product development and engineering, 58 in sales and marketing and 21 in general and administrative management. We consider relations with our employees to be good and have never experienced a work stoppage. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

We currently lease our principal executive offices in Campbell, California under a lease for 24,873 square feet of office space that expires on February 28, 2018. The total minimum annual lease payments under this lease are $3.0 million. We also lease facilities in Hong Kong, China, Taiwan, Korea, and Japan. We believe that current facilities are sufficient to meet our needs for the foreseeable future.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2012:

Name	Age	Position
Executive Officers
Ron Edgerton	60	President, Chief Executive Officer and Director
James V. McCanna	58	Vice President and Chief Financial Officer
Paul Chu	59	Senior Vice President, Sales
Alex Sinar	63	Senior Vice President, Operations
Scott Brown	45	Senior Vice President, Marketing
Key Employees
Xuecheng Jin	45	Vice President, IC Engineering
Zahid Rahim	52	Vice President and General Manager, AC/DC
Sal Sestito	62	Vice President Business Development and OEM Sales
Gyanendra Tiwary	49	Senior Vice President of Strategic Marketing
Jerry Zheng	42	Vice President, System and Application Engineering
Non-Employee Directors
Jack C. Carsten(1)	70	Director
Kaj den Daas(2)	62	Director
Lawrence G. Finch	77	Director
James D. Marver	59	Director
Brian McDonald(1)(2)	55	Director
Lee Stoian(1)(2)	62	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

Ron Edgerton has served as our President, Chief Executive Officer and a member of our board of directors since March 2008. Prior to joining us, from January 2007 to March 2008 and from September 1996 to March 2001, Mr. Edgerton was an independent consultant. From March 2001 until January 2007, Mr. Edgerton was President, Chief Executive Officer and Chairman of the board of directors of SigmaTel, Inc., a system on a chip electronics and software company that was acquired by Freescale Semiconductor, Inc. in February 2008. Prior to SigmaTel, Mr. Edgerton was a general manager of Eastman Kodak Company’s digital medical imaging business from December 1994 to September 1996, and chief financial officer at Cyrix Corporation, a microprocessor IC company, from May 1990 to December 1994. Mr. Edgerton holds a B.S. degree in Business Administration and an M.B.A. in finance from Western Michigan University.

Our board of directors believes that Mr. Edgerton possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his experience as an executive and as a member of the board of directors of other companies in the semiconductor industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

James V. McCanna has served as our Chief Financial Officer and Chief Accounting Officer since May 2008. Prior to joining us, Mr. McCanna served as Vice President and the Chief Financial Officer at Tranax Technologies, Inc., a developer and supporter of automated teller machines and related products, from March 2007 until April 2008. From July 2002 to February 2007, Mr. McCanna held the position of Vice President of Finance and Worldwide Operations, as well as Chief Financial Officer for 3Dconnexion, Inc., a manufacturer of human interface devices. From June 1998 to June 2002, Mr. McCanna served as Chief Financial Officer for

Silicon Motion Technology Corporation, a fabless semiconductor company. Mr. McCanna brings with him a blend of financial expertise and business knowledge acquired from over 25 years in technology markets. Mr. McCanna holds a B.S. degree in Commerce and Finance from Santa Clara University and an M.B.A. with honors from Santa Clara University. He is also a member of Beta Gamma Sigma National Honor Society in Business and Commerce.

Paul Chu has served as Senior Vice President of Sales since April 2009. Prior to joining us, Mr. Chu served as Vice President of Asia Pacific Sales and Operations at Cypress Semiconductor Corporation from 2006 to March 2009. Previously, Mr. Chu served as General Manager for the Transportation and Standard Products Group in Asia for Freescale Semiconductor, Inc. from 2004 to 2006, as Vice President for the Greater China Sales at LSI Logic Corporation, a semiconductor company, from 2001 to 2004, and as the Vice President of Asia Pacific Sales at C-Cube Microsystems, Inc., a video compression technology company, from 1995 until 2001. Mr. Chu holds both a B.S. degree and an M.S. degree in Electrical Engineering from Stanford University.

Alex Sinar has served as our Senior Vice President of Operations and Quality since November 2011, and prior to that he was our Vice President of Operations since March 2005. He also served as General Manager and Vice President of Operations for IKOR, one of our former subsidiaries, from January 2009 until it was sold in April 2010. Prior to joining us, Mr. Sinar held the position of Vice President of World-Wide Customer Service and VP of U.S. Operations at Zoran Corporation, a digital technology company, from 2003 to 2005, and served as the Vice President of U.S. Operations at Oak Technology, Inc., a supplier of semiconductor chips, from 2002 to 2003. Previously, he was the Vice President of Operations for TeraLogic, Inc., a developer of video and audio processing hardware and software, from 1998 to 2002. Mr. Sinar holds an M.S.E.E. degree from Technion, Israel Institute of Technology and B.S.E.E degree from Polytechnic Institute, Kiev, Ukraine.

Scott Brown joined us in October 2011 as our Senior Vice President of Marketing. Mr. Brown. has over 20 years of experience in the analog semiconductor industry. Prior to joining us, Mr. Brown was Vice President of Marketing for the Power Management division at Semtech Corporation, a supplier of analog and mixed-signal semiconductor products, from September 2009 to August 2011. From September 2005 until October 2008, Mr. Brown was Vice President of Marketing at Catalyst Semiconductor, Inc., a developer of reprogrammable non-volatile memory products and analog mixed-signal semiconductor products, and then as Vice President of the Catalyst Business Group within ON Semiconductor Corporation from October 2008 until September 2009. From 1997 until 2005, he held various marketing positions at Micrel Inc., a manufacturer of integrated circuits, including Director of RF and Mixed-Signal Products and Marketing Manager for Power Management Products. Mr. Brown holds a B.S. degree in Electrical and Electronic Engineering from Brunel University, United Kingdom.

Xuecheng Jin has served as Vice President of IC Engineering since September 2006. Prior to joining us, through the acquisition of Simple Silicon Inc. Dr. Jin served as the Chief Technology Officer there from 2001 until September 2006. Prior to Simple Silicon Inc., he served as an Analog Design Manager at BitBlitz Communications Inc., which was acquired by Intersil Corporation in 2004, from 2000 to 2001. Dr. Jin received a B. Eng. and an M. Eng. degree in Biomedical Engineering from Tsinghua University, China, an M. Eng. degree in Computer Engineering from National University, Singapore and M.Sc. and Ph.D. degrees in Electrical Engineering from Stanford University.

Zahid Rahim has served as Vice President and General Manager, AC/DC Product Line since August 2008. Mr. Rahim has over 20 years of experience in semiconductor IC design, applications engineering, marketing and business management. Prior to joining us, Mr. Rahim was the General Manager of the Power Management division at Integration Associates, Inc., a fabless semiconductor company, from February 2007 to August 2008. From May 1999 until February 2007, Mr. Rahim worked as Director of Business Management at Maxim Integrated Products, an analog and mixed-signal semiconductor company. Mr. Rahim holds an M.S.E.E. degree from Columbia University and B.A. degrees in Physics and Mathematics from Wartburg College, Iowa.

Sal Sestito has served as Vice President of Business Development and OEM Sales since October 2008. Prior to joining us, Mr. Sestito was Vice President of Worldwide ODM Sales at SigmaTel, Inc., from 2003 to April 2007. From May 2007 through October 2008, Mr. Sestito was an independent consultant. From 2000 to 2002, Mr. Sestito was Vice President of Sales at Hughes Network Systems, LLC, a provider of 3G and VoIP products and solutions. Mr. Sestito holds a B.S. degree in Business Administration from Pace University.

Gyanendra Tiwary has served as our Senior Vice President of Strategic Marketing since March 2012 and Senior Vice President and General Manager DC/DC, from 2006 until February 2012. Mr. Tiwary has over 20 years of experience in the semiconductor and electronics industry. He joined our company through our acquisition of Simple Silicon Inc., a video technology licensing company, in September 2006, where Mr. Tiwary was the President and CEO since he founded the company in 1998. Prior to that, in 1997, Mr. Tiwary was a Director of Sales & Marketing at Deutsch Technology, a private electronic software company. Mr. Tiwary holds two U.S. patents in the field of semiconductor IC design. He holds a M.S.E.E. degree from Rensselaer Polytechnic Institute in New York and B.S.E.E. from University of Madras, India.

Jerry Zheng has served as Vice President of System and Application Engineering since March 2012 and as Vice President of Technical Marketing from August 2008 to March 2012. Mr. Zheng first joined us in May 2002 as a Senior System Engineer, and was with us through December 2004. Mr. Zheng rejoined us in December 2005 as the Director of IC System and Technology Development after serving as a Principal Application Engineer at National Semiconductor Corp. from 2004 to 2005. He has over 15 years of experience in the power industry in both design and manufacturing, including key research and development of controllers implemented in silicon solutions used in AC/DC, LED SSL and DC/DC products. Mr. Zheng holds a B.S.E.E. degree and an M.S.E.E. degree from Tsinghua University, China.

Jack C. Carsten has served on our board of directors since July 2001. Mr. Carsten has served as Managing Director and Member of the Financial Advisory Board of Horizon Ventures LLC, a venture capital firm, since forming the firm in 1999. He currently serves on the board of four private companies in which his firm has invested. Prior to Horizon Ventures, Mr. Carsten was a managing partner at two venture capital firms, Technology Investments and U.S. Venture Partners, where he participated in seven initial public offerings and served on three public boards of directors. From 1975 to 1987, he was a Senior Vice President at Intel Corporation, where he served as Vice President of Sales and Marketing and of their Microprocessor Group, among other roles. Prior to that time, he was General Manager of the MOS and TTL Divisions of Texas Instruments, Inc. He holds B.A. degrees in Physics and Economics from Duke University.

Our board of directors believes that Mr. Carsten possesses specific attributes that qualify him to serve as a director, including his 25 years experience as an investment professional and formerly as a key executive at Intel Corporation as well as experience as a director on the board of public companies in this industry earlier in his career.

Kaj den Daas has served on our board of directors since July 2011. From 1977, Mr. den Daas worked for Philips Lighting, a global leader in lighting products, in various positions throughout the world. He served as Chairman and Chief Executive Officer of Philips Lighting North America operations from June 2006 until his retirement in January 2010. Mr. den Daas is well-known in the lighting industry, also because of his active involvement in the National Electrical Manufacturers Association or NEMA, of which he was a Governor from 2008 through 2010. Mr. den Daas is currently a director of LUXIM Corp., a venture-backed developer of light-emitting plasma products, since March 2011, as independent non-executive chairman of glō AB, a venture-backed developer of early-stage nanowire technology LEDs, since February 2011 and as independent non-executive director of NVC Lighting Corporation, a professional lighting company, since May 2010. He is also an independent Director of Valmont Industries Inc. since October 2004. Mr. den Daas holds a masters degree in Business Economics from Erasmus Universiteit Rotterdam. He has followed the Advanced Management Programme at INSEAD in Fontainebleau, France and post graduate courses at London Business School and Harvard Law School.

Our board of directors believes that Mr. den Daas possesses specific attributes that qualify him to serve as a director, including his substantial lighting industry expertise, his experience as a director of lighting companies, and his business relationships in various LED markets.

Lawrence G. Finch has served on our board of directors since June 2001. Mr. Finch has served as managing director at Sigma Partners, a venture capital firm, since joining the firm in 1987. Mr. Finch brings a wealth of operational experience in moving early-stage technology companies through high-growth stages of development. He has advised more than 20 companies throughout his career. Mr. Finch’s company building experience and strong relationships in the semiconductor space provide leadership and a voice of experience and reason to our board.

Our board of directors believes that Mr. Finch possesses specific attributes that qualify him to serve as a director, including his 40 years of experience in founding, managing, and financing businesses. Our board of directors also believes that Mr. Finch brings historical knowledge and continuity to the board of directors.

James D. Marver was elected to our board of directors in April 2012. Dr. Marver co-founded VantagePoint Capital Partners, a venture capital firm, in 1996 after careers in consulting and investment banking and has served as Managing Director since December 2009. He has more than 30 years of public and private technology company investing and advisory experience. During the past five years, he served as a director of New Energy Capital from August 2004 to June 2010 and Tesla Motors, Inc. from May 2006 to May 2008. He has been a director of PulsePoint Holdings since October 2005 and iBAHN International Corporation since August 2008. Since October 2005, he has served as the Chairman of the Board of Advisors of the Goldman School of Public Policy at the University of California at Berkeley, and he has been on the Board of the National Venture Capital Association since 2009. Dr. Marver holds Ph.D and M.P.P. degrees from the University of California at Berkeley and a B.A. degree from Williams College, cum laude, Phi Beta Kappa.

Our board of directors believes that Dr. Marver possesses specific attributes that qualify him to serve as a director, including his more than 30 years experience as a finance and investment professional and as a director of other technology companies.

Brian McDonald has served on our board of directors since June 2011. Mr. McDonald has significant financial and strategic corporate positioning expertise in semiconductor companies, and serves as the chairman of our Audit Committee. Since August 2011, Mr. McDonald has served as Chief Financial Officer of eASIC Corporation, a fabless semiconductor company. From June 2004 to March 2011, Mr. McDonald served as Vice President of Finance and Chief Financial Officer at Advanced Analogic Technologies, Inc., an analog and power semiconductor company. Mr. McDonald also served as Vice President of Finance and Chief Financial Officer at Monolithic Power Systems, Inc., a high performance analog semiconductor company, from 2002 until 2004 and at Elantec Semiconductors, Inc., a wireless networking and high performance analog company, from 2001 to 2002 Mr. McDonald holds a B.S. degree in Business Administration from Santa Clara University.

Our board of directors believes that Mr. McDonald possesses specific attributes that qualify him to serve as a director, including his professional experience as an executive of other semiconductor companies. Our board of directors also believes that Mr. McDonald brings accounting experience and financial expertise to the board of directors.

Lee Stoian has served on our board of directors since January 2010. Mr. Stoian has served as General Partner at Phoenix Business Partners, a transition management consulting service firm, since May 2002. Mr. Stoian has over 40 years of diversified business, management and engineering experience in technology start-up companies, as well as large corporations. Since June 2009, Mr. Stoian has served as a General Partner of Saratoga Ventures M&A, a management consulting firm. From 2005 to August 2008, he held various management positions, including Interim CEO at Akros Silicon, Inc., a supplier of leading-edge intelligent energy management ICs, Interim CEO at H-Stream Wireless, Inc., a developer of wi-fi compatible communication technologies, and Interim CEO at Axiom Microdevices, Inc., a provider of integrated complementary metal oxide semiconductor power amplifiers for the cellular telephone market, from 2004 to 2005. From 2003 to 2004, he served as President and CEO of BitBlitz Communications, Inc., and as Vice President of Engineering for Intersil Corporation, a high performance analog semiconductor company, from 2002 to 2003. Mr. Stoian holds an B.S.E.E./M.S.E.E. degree from the Polytechnic Institute of Bucharest, Romania, and is a graduate of the Executive Marketing Program for Technology-Based Businesses from the University of Western Ontario, Canada.

Our board of directors believes that Mr. Stoian possesses specific attributes that qualify him to serve as a director, including his substantial engineering, management and business experience. Our board of directors also believes that Mr. Stoian brings historical knowledge and continuity to the board of directors.

Board of Directors Composition

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are independent within the meaning of the independent director guidelines of The NASDAQ Global Market. Immediately prior to this offering, our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2013 for the Class I directors, 2014 for the Class II directors and 2015 for the Class III directors.

•	Our Class I directors will be , and .

•	Our Class II directors will be and .

•	Our Class III directors will be and .

Our restated certificate of incorporation and bylaws will provide that the number of our directors, shall be fixed from time to time by a resolution of our board of directors. Each of our executive officers serves at the discretion of our board of directors and holds office until his successor is duly appointed and qualified or until his earlier death, resignation or removal. There are no family relationships between or among any of our directors or executive officers.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. See “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws” for a discussion of other anti-takeover provisions found in our certificate of incorporation.

Director Independence

Under the listing requirements and rules of The NASDAQ Global Market, independent directors must comprise a majority of our board of directors within 12 months of the effectiveness of this offering.

Our board of directors has undertaken a review of the composition of our board of directors and each of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Stoian, McDonald, den Daas, Carsten and Finch and Dr. Marver, representing a majority of our directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Global Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established an audit committee and a compensation committee and, prior to the completion of this offering, will establish a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. Upon completion of this offering, copies of our audit committee, compensation committee and corporate governance and nominating committee charters will be available on our website at www.iwatt.com. The reference to our web address does not constitute incorporation by reference of the information contained on or available through our website.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements, and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our audit committee complies with the applicable requirements of The NASDAQ Global Market and SEC rules and regulations.

The members of our audit committee are Messrs. McDonald, Stoian and Carsten. Our board of directors has determined that Mr. McDonald is a financial expert as contemplated by the rules of the SEC implementing

Section 407 of the Sarbanes Oxley Act of 2002. Mr. McDonald has also been appointed to serve as our audit committee chairman.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of The NASDAQ Global Market, the Securities Exchange Act of 1934, and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers including our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

•	administering our equity compensations plans for our employees and directors.

The members of our compensation committee are Messrs. McDonald, den Daas and Stoian. Mr. Stoian is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent within the meaning of the independent director guidelines of The NASDAQ Global Market. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of The NASDAQ Global Market and SEC rules and regulations, as well as Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

Prior to the completion of this offering, we will be appointing a nominating and corporate governance committee that will be responsible for, among other things, the following:

•

evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our Chief Executive Officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.

Our board of directors may from time to time establish other committees.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics will be available on our website at www.iwatt.com. We expect upon completion of this offering that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings. We intend to adopt a compensation program for non-employee directors that will be effective immediately upon the closing of this offering. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$ per year for service as a board member;

•	$ per year for service as chairman of the board of directors;

•	$ per year for service as chairman of the audit committee or the compensation committee;

•	$ per year for service as chairman of the nominating and corporate governance committee; and

•	$ for each committee meeting attended in person ($ for meetings attended by video or telephone conference).

Members of our board of directors who are not our employees will receive nonstatutory stock options under our 2012 Equity Incentive Plan, which will become effective upon its adoption by our board. Each non-employee director on our board of directors on the date that we enter into the underwriting agreement for this offering or upon initially joining our board of directors after the completion of this offering, will be granted a nonstatutory stock option to purchase              shares of our common stock, with an exercise price equal to the then fair market value of our common stock at the time of grant. On the date of each annual meeting of our

stockholders beginning in 2013, each non-employee director will be granted a nonstatutory stock option to purchase              shares of our common stock. Initial stock option grants will vest in a series of              successive equal monthly installments measured from the date of grant. Annual stock option grants will vest in a series of 12 successive equal monthly installments measured from the date of grant. All director stock options granted under our 2012 Equity Incentive Plan will have a term of ten years. Each option granted to a non-employee director will vest in full immediately and automatically upon a change in control.

2011 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2011. The table excludes Mr. Edgerton, who did not receive any additional compensation from us for his role as a director because he is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Lee Stoian	19,700	—	14,000	33,700
Brian McDonald	17,300	117,300	—	134,600
Kaj den Daas	16,100	117,900	—	134,000
Jack C. Carsten	—	—	—	—
Lawrence G. Finch	—	—	—	—
Marc van den Berg(4)	—	—	—	—

(1)	Amounts listed in this column represent the fair value of the awards computed in accordance with FASB ASC Topic 718 as of the grant date multiplied by the number of shares. See note 13 to the notes to our consolidated financial statements for a discussion of assumptions made in determining the grant date fair value.
(2)	Please see the outstanding equity awards table below for the details of the stock awards granted.
(3)	Represents fees earned for consulting services.
(4)	Mr. van den Berg resigned from our board of directors in April 2012 and was replaced by Dr. Marver.

The following table lists all outstanding equity awards held by non-employee directors as of the end of December 31, 2011:

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Lee Stoian	06/17/2010	500,000	—	$0.14	06/17/2020
Brian McDonald	08/18/2011	500,000	—	$0.50	08/18/2021
Kaj den Daas	08/18/2011	500,000	—	$0.50	08/18/2021
Jack C. Carsten	—		—	—	—
Lawrence G. Finch	—		—	—	—
Marc van den Berg(2)	—		—	—	—

(1)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.
(2)	Mr. van den Berg resigned from our board of directors in April 2012 and was replaced by Dr. Marver.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation earned by the individual that served as our principal executive officer during 2011 and our three most highly compensated executive officers other than the individual who served as our principal executive officer during 2011. We refer to these individuals collectively in this prospectus as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Ron Edgerton	2011	299,677	—	51,029	—	350,706
President and Chief Executive Officer
James V. McCanna	2011	226,838	—	26,020	—	252,858
Chief Financial Officer
Alex Sinar	2011	201,179	78,122	24,427	—	303,728
Senior Vice President, Operations
Scott Brown(3)	2011	36,846	463,085	—	—	499,931
Senior Vice President, Marketing

(1)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to our Named Executive Officers in note 13 to the notes to our consolidated financial statements. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.
(2)	Reflects the amount approved by our compensation committee as cash incentive to our Named Executive Officers for 2011 based upon satisfaction of the criteria under our 2011 bonus program. See “—Cash Incentive Compensation Plan” for a discussion on our bonus plan in 2011.
(3)	Mr. Brown joined us as our Senior Vice President, Marketing in October 2011 and received a prorated base salary based on an annual salary of $225,000.

In October 2011, Mr. Sinar was granted an option to purchase 500,000 shares of common stock at an exercise price per share of $0.50. This option vests as to 1/4th of the shares subject to the option on October 20, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter over the next 36 months, subject to Mr. Sinar’s continued service through each such vesting date.

In December 2011, Mr. Sinar was granted an additional option to purchase 20,000 shares of common stock at an exercise price per share of $0.31. This option vests as to 1/4th of the shares subject to the option on December 1, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter over the next 36 months, subject to Mr. Sinar’s continued service through each such vesting date

In December 2011, Mr. Brown was granted an option to purchase 1,500,000 shares of common stock at an exercise price per share of $0.31. This option vests as to 1/4th of the shares subject to the option on October 31, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter over the next 36 months, subject to Mr. Brown’s continued service through each such vesting date.

Employment, Severance and Change in Control Arrangements

In February 2008, we entered into an offer letter agreement with Ron Edgerton, our Chief Executive Officer. This offer letter agreement set Mr. Edgerton’s base salary at an annual rate of $300,000. In addition, Mr. Edgerton was granted options to purchase 9,200,000 shares of our common stock under the 2000 Stock Plan.

Mr. Edgerton is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Edgerton’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

Pursuant to Mr. Edgerton’s offer letter agreement, if Mr. Edgerton’s employment is terminated without “cause”, as defined below, at any time, he will be entitled to receive severance equal to six months’ base salary. If Mr. Edgerton is involuntarily terminated without “cause”, as defined below, within six months of a “change of control” of our company, as defined below, he will receive one month’s salary for each full month period remaining at the time of termination prior to the end of such six-month period. Also, if he is involuntarily terminated without “cause”, as defined below, within 12 months after a “change of control” of our company, as defined below, then his unvested options granted under the offer letter agreement will accelerate their vesting and become fully vested.

In April 2008, we entered into an offer letter agreement with James V. McCanna, our Chief Financial Officer. This offer letter agreement set Mr. McCanna’s base salary at an annual rate of $230,000. In addition, Mr. McCanna was granted options to purchase 2,209,229 shares of common stock. If Mr. McCanna is involuntarily terminated without “cause”, as defined below, within 12 months of a “change of control” of our company, as defined below, then his unvested options granted under the offer letter agreement will accelerate their vesting and become fully vested. Mr. McCanna is also entitled to participate in all employee benefit plans, including group healthcare plans and all fringe benefit plans. Mr. McCanna’s offer letter provides that he is an at-will employee, and we may terminate his employment at any time.

In January 2005, we entered into an offer letter agreement with Alex Sinar, our Vice President, Operations. This offer letter agreement set Mr. Sinar’s base salary at an annual rate of $185,000. Effective November 2011, Mr. Sinar was promoted to Senior Vice President of Operations and Quality. Pursuant to this promotion, Mr. Sinar’s base salary was increased to $229,000. In addition, Mr. Sinar was granted options to purchase an additional 500,000 shares of common stock under the 2010 Equity Incentive Plan. In addition, Mr. Sinar was granted options to purchase 600,000 shares of common stock under the 2000 Stock Plan. If Mr. Sinar is involuntarily terminated without “cause”, as defined below, within 12 months after a “change of control” of our company, as defined below, then his unvested options granted under the offer letter agreement will accelerate their vesting and become fully vested and he will be entitled to receive severance equal to six months’ base salary. Mr. Sinar is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Sinar’s offer letter agreement provides that he is an at-will employee and we may terminate his employment at any time.

In October 2011, we entered into an offer letter agreement with Scott Brown, our Vice President of Marketing. This offer letter agreement set Mr. Brown’s base salary at an annual rate of $225,000. In addition, Mr. Brown was granted options to purchase 1,500,000 shares of common stock under the 2010 Equity Incentive Plan. If Mr. Brown is involuntarily terminated without “cause”, as defined below, within 12 months after a “change of control” of our company, as defined below, then his unvested options granted under the offer letter agreement will accelerate their vesting and become fully vested. Mr. Brown is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Brown’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

For purposes of the offer letter agreements above, “change of control” is defined as: (a) a sale or disposition of all or substantially all of the assets of our company; (b) any consolidation or merger of our company with or into any other corporation or other entity or person, or any other corporate reorganization in which our stockholders immediately prior to such consolidation, merger or reorganization, own less than fifty percent of our voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent of our voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of our company; (ii) any consolidation or merger effected exclusively to change the domicile of our company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which we receive cash or our indebtedness is cancelled or converted or a combination thereof.

For purposes of the offer letter agreements above, “cause” is defined as (a) conviction of, or plea of guilty to a felony that is not a traffic offense, (b) misappropriation of funds of, or an act of fraud upon our company, (c) willful breach of our policies or any written agreement with us, (d) a material breach of the individual’s confidentiality agreement with us or (e) gross misconduct or conduct demonstrating unacceptable job performance, as reasonably determined in good faith by us.

Cash Incentive Compensation Plan

Our cash incentive compensation is intended to incentivize our executive officers in the achievement of our pre-determined financial objectives and individual performance objectives. We believe it is important to provide our executive officers with the opportunity to earn annual cash incentive payments to reward performance and the achievement of various pre-determined objectives. Under the annual cash compensation plan, an executive officer’s annual cash incentive award will generally depend on three performance factors, two related to our financial performance and one related to the executive officer’s individual performance as measured against specific management-by-objective (or MBO) goals.

The compensation committee approves the design, structure and performance measures, as well as the relative weighting of each measure, under the cash bonus plan. These bonus opportunities allow us to make a significant portion of each executive officer’s total cash compensation performance-based and at risk, consistent with our compensation philosophy.

In 2011, our compensation committee approved a financial performance-based cash incentive plan for our executive officers. The performance target was based on our revenue and pretax income growth, and the MBO goals for each of our Named Executive Officers, which include achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and preparing for our initial public offering. Under this cash incentive plan, if our revenue and pretax operating income for the year ended December 31, 2011 equaled or exceeded $52.4 million and $6.3 million, respectively, and all MBO targets were met, then our bonus pool would be equal to 8% of our targeted pretax earnings. No annual bonus would be payable to our Named Executive Officers unless a minimum of 70% of our revenue and pretax income targets were met. Our bonus pool could increase up to a maximum of 13% of our targeted earnings if we exceed our revenue and pretax income targets and all MBO targets were met. The target amounts that could be paid out of the available bonus pool to our Named Executive Officers are as follows:

Named Executive Officer	Target Cash Incentive ($)
Ron Edgerton	90,000
James V. McCanna	46,000
Alex Sinar	39,444
Scott Brown(1)	—

(1)	Mr. Brown joined us in October 2011 and was not part of the 2011 cash incentive plan.

Mr. Edgerton’s MBO goals in 2011 were based on product design wins, progress toward securing an overseas design center, achievement of product development and market penetration goals, and meeting certain patent filings and on-time shipment goals. Mr. McCanna’s MBO goals in 2011 were to transition certain outsourced functions for our international subsidiaries to a new third-party provider, progress toward completing our initial public offering, locate and enter into a new headquarters lease with cost-savings and update our existing corporate systems structure to support our future growth. Mr. Sinar’s MBO goals for 2011 were based on limiting non-standard cost of goods sold charges, product turnaround times and product production cost targets.

For 2011, our revenue was $50.4 million, or 96% of the revenue goal of $52.4 million, exceeding the minimum 70% threshold for bonus payout for the revenue profit target. As a result, our Named Executive Officers were eligible to receive a cash incentive payment from the bonus pool. We paid these incentives in February 2012. Pretax operating income for 2011 was below the minimum 70% threshold for the income target. As discussed above, bonuses for MBO metrics for each of our Named Executive Officers were determined based on their overall performance and contribution to our company, taking into account their MBO goals. In assessing each individual’s performance, our compensation committee did not apply a quantitative analysis but instead made a qualitative assessment of the relative importance of the overall objectives achieved by each of our Named Executive Officers.

Other Compensatory Benefits

We maintain broad-based benefits that are provided to all eligible employees, including our 401(k) plan, flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. We do not provide any retirement benefits other than the 401(k) plan.

Outstanding Equity Awards at December 31, 2011

The following table presents certain information concerning equity awards held by our Named Executive Officers at December 31, 2011:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date
Ron Edgerton	9,200,000	(1)	—	0.15	03/27/2018
	1,800,000	(2)	—	0.14	06/30/2020
James V. McCanna	2,209,229		—	0.14	06/26/2018
	425,000		—	0.14	06/30/2020
Alex Sinar	600,000		—	0.10	03/21/2015
	600,000		—	0.13	12/18/2015
	350,000	(3)	—	0.14	06/26/2018
	500,000	(4)	—	0.14	03/19/2019
	725,000	(5)	—	0.14	06/30/2020
	500,000	(6)	—	0.50	10/19/2021
	20,000	(7)	—	0.31	12/14/2021
Scott Brown	1,500,000	(8)	—	0.31	12/14/2021

(1)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested and exercisable on March 28, 2009 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Edgerton’s continued service to us on each such vesting date. As of December 31, 2011, 8,625,000 of the shares subject to this option were vested.

(2)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested and exercisable on July 1, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Edgerton’s continued service to us on each such vesting date. As of December 31, 2011, 637,500 of the shares subject to this option were vested.
(3)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested and exercisable on June 24, 2009 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Sinar’s continued service to us on each such vesting date. As of December 31, 2011, 306,250 of the shares subject to this option were vested.

(4)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested and exercisable on March 19, 2010 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Sinar’s continued service to us on each such vesting date. As of December 31, 2011, 343,750 of the shares subject to this option were vested.

(5)

This option is subject to an early exercise provision and is immediately exercisable. 1/48th of the total number of shares subject to the option became vested and exercisable on August 1, 2010 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Sinar’s continued service to us on each such vesting date. As of December 31, 2011, 256,771 of the shares subject to this option were vested.

(6)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option will become vested and exercisable on October 20, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Sinar’s continued service to us on each such vesting date. As of December 31, 2011, none of the shares subject to this option were vested.

(7)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option will become vested and exercisable on December 1, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Sinar’s continued service to us on each such vesting date. As of December 31, 2011, none of the shares subject to this option were vested.

(8)

This option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option will become vested and exercisable on October 31, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Brown’s continued service to us on each such vesting date. As of December 31, 2011, none of the shares subject to this option were vested.

Employee Benefit Plans

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan (as amended, the 2010 Plan) was adopted by our board of directors and approved by our stockholders on November 4, 2010 and was amended on September 7, 2011.

The 2010 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent or subsidiary employees, and for the grant of nonstatutory stock options and awards of restricted shares of common stock, restricted stock units and stock appreciation rights to our employees, directors and consultants and those of any parent or subsidiary of ours. There are no awards other than stock options currently outstanding under the 2010 Plan. Our board of directors has decided not to grant any additional options under the 2010 Plan upon the completion of this offering. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding stock options previously granted under the 2010 Plan.

Subject to the provisions of the 2010 Plan, the maximum aggregate number of shares (subject to adjustment) of our common stock which may be subject to awards and granted under the 2010 Plan is 56,302,387 shares. Shares issued pursuant to awards under the 2010 Plan that we repurchase, that expire or are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2010 Plan.

Prior to this offering, our board of directors administered the 2010 Plan. Upon the completion of this offering, our compensation committee appointed by our board of directors will administer the 2010 Plan. Under the 2010 Plan, the administrator has the authority and discretion to select those individuals who will receive awards, choose the type or types of awards to be granted to selected individuals, and determine the terms, not inconsistent with the 2010 Plan, that will apply to the awards granted (including the number of shares of common stock that the recipient may be entitled to receive or purchase), which terms may vary from award to award. The administrator also may authorize generally or in specific cases any adjustment in the exercise price, vesting schedule, number of shares subject to, or the term of any option or stock appreciation right by amendment, substitution, waiver, or other legally valid means, and may institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price. The administrator also has the authority to determine the fair market value of a share of our common stock for purposes of the 2010 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the 2010 Plan and individual award agreements and generally take any other action that is contemplated by the 2010 Plan or necessary or appropriate in the administration of the 2010 Plan and individual award agreements. All decisions of the administrator are final and binding on all persons.

The administrator may grant incentive and/or nonstatutory stock options and stock appreciation rights under the 2010 Plan, provided that incentive stock options are only granted to employees. The exercise price of the options and stock appreciation rights must equal at least the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option or stock appreciation right, which may include cash, check, promissory note, shares or other property acceptable to the administrator, or whether options and/or stock appreciation rights may be exercised by way of cashless or net exercise. Subject to the provisions of the 2010 Plan, the administrator determines the remaining terms of the options and stock appreciation rights (e.g., vesting, forfeiture). After the termination of service of an employee, consultant, or director, the participant generally may exercise his or her option, to the extent vested as of such date of termination, for 30 days if he or she terminates for reasons other than death or disability, or six months for terminations as a result of death or disability; otherwise, the option terminates as of the termination date, unless the administrator provides differently in an award agreement. In no event may an option be exercised later than the expiration of its term. The specific term will be set forth in an award agreement. Any post-termination exercise period applicable to a stock appreciation right following the termination of service of an employee, consultant, or director is determined by the administrator in the applicable grant agreement.

The 2010 Plan also provides for the grant of restricted shares of our common stock and restricted stock units. The administrator will determine the purchase price per share of the common stock covered by each stock award. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including forfeiture provisions and restrictions on transferability. Restricted stock units represent the contingent right to an amount based on the fair market value of our common stock. Restricted stock units and shares of restricted stock will vest, and the restrictions on shares of restricted stock will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions on shares of restricted stock will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of restricted stock units and shares of restricted stock will be set forth in an award agreement.

Unless the administrator provides otherwise, the 2010 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will make proportionate adjustments to the exercise price and/or the number and/or type of shares or other property covered by each award. The administrator may also provide for cash payments, or for the exchange of outstanding options and stock appreciation rights granted under the 2010 Plans for other awards in such circumstances, such as by conversion, assumption, or substitution of an option for another company’s options on a ratio corresponding to the terms of a merger or other reorganization.

Our 2010 Plan provides that, in the event of a change in control of our company, as defined under the 2010 Plan, each outstanding award will be treated as the administrator determines, except that if the administrator does not make a provision for the substitution, assumption, exchange, or other continuation or cash payment in settlement of an award, or such award would not otherwise in accordance with its terms, then each outstanding option will fully vest and all restrictions on restricted shares will lapse upon the occurrence of a change in control event. The awards will then terminate upon the expiration of the specified period of time.

Our board of directors has the authority to amend, alter, suspend or terminate the 2010 Plan provided such action does not impair the existing rights of any participant. Our 2010 Plan will automatically terminate in 2020 unless we terminate it sooner.

2000 Stock Plan, as amended

Our 2000 Stock Plan (as amended, the 2000 Plan) was adopted by our board of directors and approved by our stockholders on July 14, 2000, and was amended on each of June 30, 2001, February 10, 2003, November 20, 2003, November 30, 2005, September 7, 2006, September 22, 2006 and June 16, 2008. The 2000 Plan expired in July 2010. Following the expiration of our 2000 Plan, we did not grant any additional awards under the 2000 Plan, but the 2000 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. There are no awards other than stock options currently outstanding under the 2000 Plan.

Our 2000 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any affiliates’ employees. The 2000 Plan also provided for the grant of nonqualified stock options and/or stock purchase rights with respect to shares of our common stock to our employees, directors and consultants and our affiliates’ employees and consultants.

Subject to the provisions of our 2000 Plan, the maximum aggregate number of shares issuable under our 2000 Plan was 47,668,969 shares. As of December 31, 2011, 38,752,929 shares of our common stock underlying awards granted under the 2000 Plan were outstanding. No stock purchase rights are outstanding under the 2000 Plan. If an option becomes unexercisable without having been exercised in full, such shares will no longer become available for future grant or sale under the 2000 Plan but become available under our 2010 Plan.

Prior to this offering, our board of directors administered the 2000 Plan. Upon the completion of this offering, our compensation committee appointed by our board of directors will administer the 2000 Plan. Under our 2000 Plan, the administrator has the power to determine the terms of awards granted under the plan, including the employees, directors and consultants who will receive awards, the conditions on the ability to exercise all or any part of an award granted under the 2000 Plan, and any vesting acceleration and/or lapse of restrictions applicable thereto. The administrator also may modify any award under the 2000 Plan, provided that no modification, without a participant’s consent, may adversely affect any rights of a participant, and may institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price. The administrator may have the authority to interpret all provisions of the 2000 Plan, to prescribe the form of agreements pursuant to which awards are made under the plan, and to adopt, amend, and rescind rules pertaining to the administration of the 2000 Plan. Any decision made, or action taken, by the administrator or in connection with the administration of the 2000 Plan shall be final and conclusive on all persons.

Under our 2000 plan, the term of an incentive stock option had to not exceed 10 years, except that with respect to any optionee who owned 10% of the voting power of all classes of our outstanding stock as of the grant date, the term could not exceed 5 years and the exercise price of the incentive stock option had to equal at least 110% of the fair market value on the grant date. The administrator determined the methods of payment of the exercise price of an option, which may include cash, check, promissory note, shares or other property acceptable to the administrator, or cashless or net exercise.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option to the extent vested for the period of time stated in his or her option agreement. Generally, if termination is due to disability, the option will remain exercisable for six months, and if termination is due to death, the option will remain exercisable for one year. In all other cases, the option will generally remain exercisable for 30 days following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Unless the administrator provides otherwise, our 2000 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

In the event of certain changes in our capitalization, a liquidation, or a merger or consolidation that does not result in us being the surviving company, the administrator may make adjustments to the number, value, and class of stock represented by the options and the exercise price thereof in accordance with such terms as we or the administrator may determine.

In the event of a corporate transaction (as defined in the 2000 Plan), outstanding awards granted under the plan will be assumed, or equivalent awards will be substituted therefore, by the successor corporation in the transaction. If the successor corporation does not assume the awards or substitute equivalent awards, any such outstanding awards will be forfeited as of the consummation of the transaction. The 2000 Plan provides that, if the vesting of outstanding awards is accelerated in the context of a change of control, and the acceleration results in the recipient of the award being subject to excise tax under Section 4999 of the Code of 1986, then the recipient will be entitled either to vest in full or to such lesser degree as would not be subject to the excise tax, whichever provides greater value to the recipient.

Our board of directors has the authority to amend, suspend or terminate the 2000 Plan provided such action does not impair the rights of any optionee without his or her written consent.

2012 Equity Incentive Plan

Our board of directors adopted our 2012 Equity Incentive Plan on                     , 2012, and we expect our stockholders will approve it prior to the completion of this offer. Subject to stockholder approval, the 2012 Equity Incentive Plan is effective upon its adoption by our board of directors, and is not expected to be utilized until after the completion of this offering. Our 2012 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

A total of              shares of our common stock are reserved for issuance pursuant to the 2012 Equity Incentive Plan, of which no awards are issued and outstanding. In addition, the shares reserved for issuance under our 2012 Equity Incentive Plan will also include (a) those shares reserved but unissued under the 2010 Plan (as defined below) as of the effective date of the first registration statement filed by us and declared effective with respect to any class of our securities and (b) shares returned to the 2010 Plan as the result of expiration or termination of options, restricted shares or restricted stock units granted under the 2010 Plan or 2000 Plan (provided that the maximum number of shares that may be added to the 2012 Equity Incentive Plan pursuant to

(a) and (b) is              shares). The number of shares available for issuance under the 2012 Equity Incentive Plan will also include an annual increase on the first day of each fiscal year beginning in 2013, equal to the least of:

•	shares;

•	% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Our compensation committee will administer our 2012 Equity Incentive Plan after the completion of the offering. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m).

Subject to the provisions of our 2012 Equity Incentive Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

The exercise price of options granted under our 2012 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of our 2012 Equity Incentive Plan, the administrator determines the term of all other options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option or stock appreciation right for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option or stock appreciation right will remain exercisable for 12 months. In all other cases, the option or stock appreciation right will generally remain exercisable for three months following the termination of service. In no event may an option be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2012 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Equity Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Awards of restricted stock may be granted under our 2012 Equity Incentive Plan, which are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares granted and may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Awards of restricted stock units may be granted under our 2012 Equity Incentive Plan, which are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Awards of performance units and performance shares may be granted under our 2012 Equity Incentive Plan, which are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Our 2012 Equity Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2012 Equity Incentive Plan.

Unless the administrator provides otherwise, our 2012 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2012 Equity Incentive Plan provides that in the event of a merger or “change in control,” as defined in the 2012 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements.

2012 Employee Stock Purchase Plan

Our executive officers and all of our other employees will be allowed to participate in our 2012 Employee Stock Purchase Plan, which will be offered effective upon the completion of our public offering. We believe that providing them the opportunity to participate in the 2012 Employee Stock Purchase Plan provides them with further incentive toward ensuring our success and accomplishing our corporate goals.

The material provisions of our 2012 Employee Stock Purchase Plan are as described below.

Our board of directors adopted, and our stockholders approved, our 2012 Employee Stock Purchase Plan in         . The 2012 Employee Stock Purchase Plan will become effective upon completion of this offering.

A total of              shares of our common stock will be made available for sale under the 2012 Employee Stock Purchase Plan. In addition, our 2012 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under plan on the first day of each fiscal year beginning in 2013, equal to the least of:

•	% of the outstanding shares of our common stock on the first day of such fiscal year;

•	shares; or

•	such amount as determined by our board of directors.

Our compensation committee administers the 2012 Employee Stock Purchase Plan, and has full and exclusive authority to interpret the terms of the plan and determine eligibility to participate subject to the conditions of the plan as described below.

All of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2012 Employee Stock Purchase Plan if such employee:

•	immediately after the grant, would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•	hold rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Our 2012 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code. Each offering period will be approximately              months in duration. The offering periods are scheduled to start on the first trading day on or after              and              of each year, except for the first such offering period, which will commence on the first trading day on or after completion of this offering and will end on the first trading day on or after             .

Our 2012 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to     % of their eligible compensation, which includes a participant’s base straight time gross earnings, certain commissions, overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of              shares during each offering period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the exercise date. If the fair market value of our common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the 2012 Employee Stock Purchase Plan. If the compensation committee permits the transfer of rights, it may only be done other than by will, the laws of descent and distribution, or as otherwise provided under the 2012 Employee Stock Purchase Plan.

In the event of our merger or change in control, as defined under the 2012 Employee Stock Purchase Plan, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the option, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Our 2012 Employee Stock Purchase Plan will automatically terminate in 2032, unless we terminate it sooner. Our board of directors has the authority to amend, suspend or terminate our 2012 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2012 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our 2012 Employee Stock Purchase Plan.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2009, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of such related person, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Series E Preferred Stock Financing

In March 2009 and May 2009, we sold an aggregate of 7,827,886 shares of Series E preferred stock at a per share purchase price of $0.3936, together with warrants to purchase additional shares of Series E preferred stock with an exercise price of $0.3936 per share, pursuant to a stock and warrant purchase agreement. Purchasers of the Series E preferred stock and related warrants included VantagePoint Capital Partners, or VantagePoint, which holds more than 5% of our outstanding capital stock and whose representative, Dr. Marver, is a member of our board of directors, Sigma Partners, or Sigma, which holds more than 5% of our outstanding capital stock and whose representative, Mr. Finch, is a member of our board of directors, and Horizon Ventures Fund II, L.P., or Horizon, which holds more than 5% of our outstanding capital stock and whose representative, Mr. Carsten, is a member of our board of directors. The following table summarizes purchases of Series E preferred stock and related warrants by the above-listed investors:

Name of Stockholder	Number of Series E Preferred Shares	Number of Series E Preferred Warrants
VantagePoint Capital Partners(1)	3,733,265	1,306,642
Sigma Partners(2)	2,886,046	1,010,115
Horizon Ventures Fund II, L.P.	800,911	280,319

(1)	Affiliates of VantagePoint holding our securities whose shares are aggregated for purposes of reporting share ownership information include VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P.
(2)	Affiliates of Sigma holding our securities whose shares are aggregated for purposes of reporting share ownership information include Sigma Partners 6, L.P., Sigma Associates 6, L.P. and Sigma Investors 6, L.P.

Convertible Promissory Notes

In August 2009 and October 2009, we sold and issued convertible promissory notes in an aggregate principal amount of $2.9 million and warrants to purchase shares of preferred stock to VantagePoint, Sigma and Horizon, pursuant to a note and warrant purchase agreement. The convertible promissory notes accrued interest at the rate of 5% per annum. In June 2011, the convertible promissory notes were converted into an aggregate of 7,888,958 of our Series E preferred stock at a conversion price of $0.3936 per share and the warrants to purchase shares of preferred stock became exercisable to purchase an aggregate of 2,541,382 shares of Series E preferred stock at exercise prices of $0.20 per share.

The following table summarizes the investment amounts under the bridge debt financing:

Name of Stockholder	Aggregate Principal Amount of Notes	Shares of Series E Preferred Stock issued upon Conversion of Notes	Shares of Series E Preferred Stock issuable upon exercise of Preferred Warrants
VantagePoint Capital Partners(1)	$1,437,903.58	3,969,096	1,278,622
Sigma Partners(2)	1,111,589.06	3,068,357	988,453
Horizon Ventures Fund II, L.P.	308,478.98	851,505	274,307

(1)	Affiliates of VantagePoint holding our securities whose shares are aggregated for purposes of reporting share ownership information include VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P.
(2)	Affiliates of Sigma holding our securities whose shares are aggregated for purposes of reporting share ownership information include Sigma Partners 6, L.P., Sigma Associates 6, L.P. and Sigma Investors 6, L.P.

China Design Centers

In connection with our establishment of our design centers in China in February 2012, we entered into a technology transfer agreement and equipment lease agreement with a third party in China and hired 21 of their employees. As partial consideration for this acquisition, we issued shares of our common stock to the two equity holders of the seller, including 2,250,000 shares to Xuecheng Jin, one of our executive officers.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that holders of our preferred stock, including stockholders affiliated with some of our directors, have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers. See “Executive Compensation—Executive Employment Agreements.”

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws in effect upon the completion of this offering require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Severance and Separation Agreements

Many of our executive officers are entitled to certain severance benefits. See “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and our non-employee directors. See “Executive Compensation” and “Management—Non-Employee Director Compensation.”

Policies and Procedures for Related Party Transactions

We intend to adopt a formal written policy that will be effective upon the closing of this offering providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of this policy.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of December 31, 2011 regarding the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each of the selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o iWatt Inc., 675 Campbell Technology Parkway, Suite 150, Campbell, California 95008.

We have determined beneficial ownership in accordance with the rules of the SEC and generally includes voting or investment power for the securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 176,347,102 shares of common stock outstanding on December 31, 2011, assuming conversion of all outstanding shares of preferred stock. For purposes of the table below, we have assumed that          shares of common stock will be outstanding upon completion of this offering. The percentage ownership information assumes no exercise of the underwriters’ over-allotment option unless otherwise noted. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

	Beneficial Ownership of Shares Before Offering		Number of Shares Offered	Beneficial Ownership of Shares After Offering
Name of Beneficial Owner	Number	Percent		Number	Percent
5% or Greater Stockholders:
Entities affiliated with VantagePoint Capital Partners (1)	74,486,580	40.5
Entities affiliated with Sigma Partners (2)	58,107,082	31.8
Entities affiliated with Horizon Ventures (3)	16,211,521	9.1
Emerging Technology I, L.P. (4)	13,719,512	7.7
Named Executive Officers and Directors:
Ron Edgerton (5)	11,000,000	5.9
Jack C. Carsten (3)	16,211,521	9.1
Lawrence G. Finch (2)	58,107,082	31.8
Marc van den Berg	—	*
James D. Marver	—	*
Lee Stoian (6)	500,000	*
Kaj den Daas (7)	500,000	*
Brian McDonald (8)	500,000	*
Scott Brown (9)	1,500,000	*
James V. McCanna (10)	2,634,229	1.5
Alex Sinar (11)	3,295,000	1.8
All executive officers and directors as a group (16 persons) (12)	106,713,132	49.2
Other Selling Stockholders:

(1)	Includes 60,791,396 shares held by VantagePoint Venture Partners IV (Q), L.P., 6,087,211 shares held by VantagePoint Venture Partners IV, L.P., and 221,428 shares held by VantagePoint Venture Partners IV Principals Fund, L.P. Also includes 6,692,214 shares subject to warrants held by VantagePoint Venture Partners IV (Q), L.P., 669,958 shares subject to warrants held by VantagePoint Venture Partners IV, L.P. and 24,373 shares subject to warrants held by VantagePoint Venture Partners IV Principals Fund, L.P. that are exercisable within 60 days of December 31, 2011. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares and warrants. Alan E. Salzman, CEO of VantagePoint Management, Inc. and Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares subject to these shares and warrants. The address of VantagePoint Capital Partners and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(2)	Includes 47,057,543 shares held by Sigma Partners 6, L.P., 4,235,334 shares held by Sigma Associates 6, L.P. and 579,643 shares held by Sigma Investors 6, L.P. Also includes 5,705,555 shares subject to warrants held by Sigma Partners 6, L.P., 448,049 shares subject to warrants held by Sigma Associates 6, L.P. and 80,958 shares subject to warrants held by Sigma Investors 6, L.P. Sigma Management 6, L.L.C. is the general partner of these Sigma Partners limited partnerships. Sigma Management 6, L.L.C. has sole voting and investment power. Robert Davoli, Lawrence Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson, as managing members of Sigma Management 6, L.L.C., share this power. The address of Sigma Partners and Messrs. Davoli, Finch, Gretsch, Haas, Mandile, Solvik, Spinner and Woodson is 1600 El Camino Real, Suite 280, Menlo Park, California 94025.
(3)	Includes 8,704,272 shares held by Horizon Ventures Fund II, L.P., 5,366,007 shares held by Horizon Ventures Fund I, L.P. and 324,953 shares held by Horizon Ventures Advisors Fund I, L.P. Also includes 1,816,289 shares subject to warrants held by Horizon Ventures Fund II, L.P. Horizon Management Group I, L.L.C. and Horizon Management Group II, L.L.C. are the general partners of these Horizon Ventures limited partnerhsips and share voting and investment power. Jack C. Carsten, as managing director of Horizon Management Group I, L.L.C. and Horizon Management Group II, L.L.C., shares this power. The address of Horizon Ventures is 4 Main Street, Suite 50, Los Altos, California 94022.

(4)	Consists of 11,432,927 shares held by Emerging Technology I, L.P. and 2,286,585 shares subject to warrants held by Emerging Technology I, L.P. Bill Byun is the general partner of 7 Capital LLC, which is the general partner of Emerging Technology I, L.P. Emerging Technology I, L.P. owns the reported shares and warrants, and Mr. Byun may be deemed to share voting and investment power over such shares and warrants. The address of Emerging Technology I, L.P. and Mr. Byun is c/o 7 Capital, LLC, 5693 Ellis Court, Pleasanton, California 94566.
(5)	Consists of options to purchase 11,000,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 1,279,167 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(6)	Consists of options to purchase 500,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 250,000 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(7)	Consists of options to purchase 500,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 500,000 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(8)	Consists of options to purchase 500,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 500,000 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(9)	Consists of options to purchase 1,500,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 1,500,000 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(10)	Consists of options to purchase 2,634,229 shares of common stock that are immediately exercisable. As of February 29, 2012, 394,848 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(11)	Consists of options to purchase 3,295,000 shares of common stock that are immediately exercisable. As of February 29, 2012, 1,122,605 of the shares underlying these options were subject to vesting restrictions that lapse over time.
(12)	Includes options to purchase 32,394,529 shares of common stock that are immediately exercisable. As of February 29, 2012, 7,499,912 of the shares underlying these options were subject to vesting restrictions that lapse over time.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation and bylaws as they will be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Immediately following the completion of this offering, our authorized capital stock consists of              shares, with a par value of $0.0001 per share, of which:

•	shares are designated as common stock; and

•	shares are designated as preferred stock.

Common Stock

As of December 31, 2011, there were 4,065,556 shares of common stock outstanding held by approximately 75 stockholders of record.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting in the election of directors by our certificate of incorporation. This means that the holders of a majority of the voting shares will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. See “Dividend Policy.” Upon our liquidation, dissolution or winding-up, the holders of common stock would be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in this offering, when paid for, will also be fully paid and nonassessable.

Preferred Stock

As of December 31, 2011, there were 170,166,748 shares of our preferred stock outstanding. Immediately prior to the closing of this offering, each outstanding share of our preferred stock will convert into one share of our common stock, except for 14,050,653 shares of Series A preferred stock, which convert at a ratio of 1.15 shares of common stock for each share of Series A preferred stock.

Our certificate of incorporation authorizes our board of directors, subject to limitations imposed by Delaware law, to issue from time to time up to 195,455,158 shares of preferred stock in one or more series, without stockholder approval. Our board of directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors is also able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or alter other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock after the completion of this offering.

Warrants

As of December 31, 2011, there were warrants outstanding exercisable for an aggregate of 21,430,702 shares of preferred stock or 21,442,167 shares of common stock upon conversion of such preferred stock at a weighted average exercise price of $0.32 per share.

As of December 31, 2011, a warrant to purchase 76,178 shares of our Series A preferred stock at an exercise price of $0.7384 per share was outstanding. Upon the closing of this offering, this warrant will become exercisable for 87,643 shares of common stock.

As of December 31, 2011, warrants to purchase 3,287,330 shares of our Series C preferred stock at an exercise price of $0.4698 per share were outstanding. Upon the closing of this offering, warrants to purchase 601,319 shares of our Series C preferred stock will become exercisable for the same number of shares of common stock. The remaining warrants to purchase 2,686,011 shares of our Series C preferred stock will terminate on or before completion of this offering unless exercised for the same number of shares of our common stock prior to such time.

As of December 31, 2011, a warrant to purchase 200,000 shares of our Series D preferred stock was outstanding at an exercise price of $0.3346 per share and warrants to purchase an aggregate of 8,042,244 shares of our Series D preferred stock were outstanding at an exercise price of $0.25 per share. Upon the closing of this offering, warrants to exercise 749,750 shares of Series D preferred stock will become exercisable for the same number of shares of common stock. The remaining warrants to purchase 7,492,494 shares of our Series D preferred stock will terminate on or before completion of this offering unless exercised for the same number of shares of our common stock prior to such time.

As of December 31, 2011, a warrant to purchase 2,286,585 shares of our Series E preferred stock was outstanding at an exercise price of $0.2936 per share, warrants to purchase an aggregate of 2,541,382 shares of our Series E preferred stock were outstanding at an exercise price of $0.20 per share, and warrants to purchase an aggregate of 4,996,983 shares of our Series E preferred stock were outstanding at an exercise price of $0.3936 per share. Upon the closing of this offering, warrants to exercise 550,000 shares of Series E preferred stock will become exercisable for the same number of shares of common stock. The remaining warrants to purchase 9,274,950 shares of our Series E preferred stock will terminate on or before completion of this offering unless exercised for the same number of shares of our common stock prior to such time.

All of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our preferred stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Certain of the holders of the shares issuable upon exercise of our warrants are entitled to registration rights with respect to such shares as described in greater detail under the heading “Registration Rights.”

Registration Rights

Following this offering’s completion, the holders of an aggregate of 194,768,906 shares of our common stock, which includes shares issued upon conversion of our preferred stock and shares issuable upon the exercise of outstanding warrants without taking into account any shares sold in this offering by the selling stockholders, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, which was entered into in connection with our preferred stock financings, and include demand registration rights, short-form registration rights and piggyback registration rights. These registration rights are assignable, subject to certain conditions, including that the assignee be bound by the terms and conditions of the investors’ rights agreement.

Demand Registration Rights

Under the terms of the investors’ rights agreement, at any time after the earlier of (i) one hundred eighty (180) days after the effective date of this offering and (ii) January 2012, we will be required, upon the written request of at least a majority of the holders of the shares that are entitled to registration rights under the investors’ rights agreement, to use our best efforts to register all or a portion of these shares for public resale within sixty (60) days of such request. We are not required to effect a registration pursuant to this provision of the investors’ rights agreement if (i) the anticipated aggregate public offering price would be less than $5,000,000 or (ii) during the ninety (90) days prior to our good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days following the effective date of, any company-initiated registration under the Securities Act (other than a registration relating solely to any employee benefit plan or a corporate reorganization). We may defer the filing of a registration statement once during any twelve (12) month period for a period of not more than one hundred twenty (120) days, if in good faith our board of directors believes it would be seriously detrimental to us and our stockholders for the registration statement to be effected at that time.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3 and have not done so within the preceding six month period, these holders have the right, upon written request to us, to have us register such shares if the proposed aggregate offering price to the public of the shares to be registered by the holders requesting registration is at least $5,000,000, subject to certain exceptions. However, we may defer the filing of the Form S-3 registration statement once during any twelve (12) month period for a period of not more than one hundred twenty (120) days, if in good faith our board of directors believes it would be seriously detrimental to us and our stockholders for the S-3 registration statement to be effected at that time.

Piggyback Registration Rights

If we register any of our securities for our own account (other than to any employee benefit plan or a corporate reorganization), the holders of these shares are entitled to include their shares in the registration. If such a registration is to be an underwritten offering, then the holders’ registration rights are conditioned on such holders’ participation in such underwriting. The underwriters of any underwritten offering have the right to limit the number of shares registered by the holders for marketing reasons, subject to certain limitations.

Pursuant to our investors’ rights agreement, each stockholder that has registration rights has agreed that to the extent requested by us and the underwriters, such stockholder will not sell or otherwise dispose of any securities for a period of 180 days after the date of this prospectus, subject to certain terms and conditions.

Termination

With respect to any holder of registrable securities, the registration rights and our obligations related thereto terminate upon the earliest of (i) four (4) years after the closing of this offering, (ii) such time as all of such holder’s registrable securities may be sold pursuant to Rule 144 promulgated under the Securities Act during a one (1) month period without registration or (iii) upon the occurrence of a change of control.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and bylaws following the completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The NASDAQ Listing Symbol

We have applied to have our common stock approved for listing on The NASDAQ Global Market under the trading symbol “IWAT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is             . The transfer agent’s address is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Upon the completion of this offering, a total of              shares of common stock will be outstanding, assuming the automatic conversion of all outstanding shares of preferred stock as of December 31, 2011 into shares of common stock upon the completion of this offering. Of these shares, all shares of common stock sold in this offering by us or the selling stockholders, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining              shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. As a result of the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market as follows:

Date	Number of Shares Eligible for Sale / Percent of Outstanding Stock	Comment
At the date of this prospectus		Shares sold in this offering or eligible for sale under Rule 144
Between 90 and 180 days (subject to extension) after the date of this prospectus		Shares eligible for sale under Rule 144 or Rule 701
After 180 days after the date of this prospectus and various times thereafter		Shares eligible for sale under Rules 144 or Rule 701 upon expiration of lock-up agreements

In addition, of the              shares of our common stock that were subject to stock options outstanding as of December 31, 2011, options to purchase              shares of common stock were vested as of December 31, 2011 and will be eligible for sale 180 days following the effective date of this offering, subject to extension as described in the section entitled “Underwriters.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described herein, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Lock-Up Agreements

We, the selling stockholders, all of our directors and officers and substantially all of our other stockholders and holders of securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as set forth in the section entitled “Underwriters.”

Registration Rights

Upon completion of this offering, the holders of 194,768,906 shares of common stock, which includes the shares issued upon conversion of our preferred stock, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock issued or reserved for issuance under our stock option plans. We expect to file this registration statement after this offering. Shares covered by this registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreements and subject to the vesting of such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences to them of acquiring, owning and disposing of our common stock.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

We do not currently intend to make distributions on our common stock. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of stock and will be treated as described under “—Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a properly completed and valid IRS Form W-8BEN (or applicable form), that certifies such holder’s qualification for the reduced rate. For these purposes, Treasury Regulations or the applicable treaty will provide rules to determine whether dividends paid to an entity should be treated as paid to the entity or the entity’s owners. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and certain legislation relating to foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” in the event we are a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition of, or the non-U.S. holder’s holding period for our common stock and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding, currently at a 28% rate may apply to payments to a non-U.S. holder of dividends on or, if paid to or through a broker, the gross proceeds from the sale or other disposition of our common stock unless the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S.

government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity (or that the entity does not have any substantial U.S. owners). Under certain transition rules, the obligation to withhold would apply to dividends paid on our common stock on or after January 1, 2014, and to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of acquiring, holding and disposing of our common stock, including the consequences of any proposed change in applicable law.

UNDERWRITERS

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Barclays Capital Inc., have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at a public offering price less the estimated underwriting discounts and commissions set forth on the front cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Canaccord Genuity Inc.
Needham & Company, LLC
Robert W. Baird & Co. Incorporated

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the front cover page of this prospectus and to dealers at a price that represents a concession not in excess of $         per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $         per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

We and the selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the initial public offering price less the estimated underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fee per share	Without Exercise of Over-Allotment Option		With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$		$	$
Discounts and commissions paid by the selling stockholders	$	$		$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $        .

We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority. In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold, on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling stockholders and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	our results of operations in recent periods;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California, is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock being offered by this prospectus.

EXPERTS

The consolidated financial statements of iWatt Inc. and its subsidiaries as of December 31, 2010 and December 31, 2011, and for each of the three years in the period ended December 31, 2011 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of a new accounting standard). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. We also maintain a website at www.iwatt.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

IWATT INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of iWatt Inc.

We have audited the accompanying consolidated balance sheets of iWatt Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of iWatt Inc. and subsidiaries, as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company changed its method of accounting for preferred stock warrants upon adoption of new accounting guidance established by the Financial Accounting Standards Board.

/s/ Deloitte & Touche LLP

San Jose, California

April 23, 2012

IWATT INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,		Pro forma Stockholders’ Equity as of December 31, 2011
	2010	2011
Assets			(unaudited)
Current assets:
Cash and cash equivalents	$3,080	$3,043
Time deposits	1,000	—
Accounts receivable, net of allowances of $8 and $18 as of December 31, 2010 and 2011, respectively	3,271	4,935
Inventories	3,415	5,145
Prepaid expenses and other current assets	322	427

Total current assets	11,088	13,550
Property and equipment, net	913	1,201
Goodwill	435	435
Intangible assets, net	6	772
Other assets	81	107

Total assets	$12,523	$16,065

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,381	$3,881
Accrued liabilities	1,005	1,174
Obligation related to acquisition of customer relationships	—	772
Accrued compensation and benefits	444	789
Deferred income on sales to distributors	1,999	1,623
Line of credit	1,600	—
Current portion of long-term debt	3,439	410
Other current liabilities	371	289

Total current liabilities	12,239	8,938
Long-term debt, net of current portion	410	—
Convertible preferred stock warrant liability	5,355	8,500	—

Total liabilities	18,004	17,438

Commitments and contingencies (Note 11)

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.0001 par value — 14,126,831 shares authorized; 14,050,653 shares issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation value $10,375)	10,328	10,328
Series B convertible preferred stock, $0.0001 par value — 25,498,596 shares authorized; 25,456,462 shares issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation value $14,500)	14,399	14,399
Series C convertible preferred stock, $0.0001 par value — 59,212,118 shares authorized; 55,924,788 shares issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation value $26,273)	26,160	26,160
Series D convertible preferred stock, $0.0001 par value — 37,617,613 shares authorized; 27,577,367 shares issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation value $13,802)	12,810	12,810
Series E convertible preferred stock, $0.0001 par value — 59,000,000 shares authorized; 39,268,520 and 47,157,478 shares issued and outstanding as of December 31, 2010 and 2011, respectively (aggregate liquidation value $15,456 and $18,561, respectively)	13,751	16,856
Common stock and additional paid-in capital, $0.0001 par value —263,000,000 shares authorized; 3,665,399 and 4,065,556 shares issued and outstanding at December 31, 2010 and 2011, respectively; 184,773,311 shares issued and outstanding pro forma (unaudited)	2,306	3,123	92,176
Accumulated deficit	(85,235)	(85,049)	(85,049)

Total stockholders’ equity (deficit)	(5,481)	(1,373)	$7,127

Total liabilities and stockholders’ equity (deficit)	$12,523	$16,065

See notes to the consolidated financial statements.

IWATT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Year Ended
	December 31, 2009	December 31, 2010	December 31, 2011
Revenue	$18,621	$30,723	$50,427
Cost of goods sold	10,919	17,646	27,569

Gross profit	7,702	13,077	22,858

Operating expense:
Research and development	8,318	8,883	9,566
Sales and marketing	3,704	4,855	7,564
General and administrative	2,615	2,256	3,622

Total operating expense	14,637	15,994	20,752

Income (loss) from operations	(6,935)	(2,917)	2,106

Other income (expense):
Interest expense	(1,878)	(557)	(358)
Other income (expense), net	(13)	145	135
Change in fair value of convertible preferred stock warrant liability	(2,788)	(190)	(3,145)

Total other expense, net	(4,679)	(602)	(3,368)

Loss from continuing operations before income taxes	(11,614)	(3,519)	(1,262)
Provision (benefit) for income taxes	75	(44)	153

Net loss from continuing operations	(11,689)	(3,475)	(1,415)

Discontinued operations:
Loss from discontinued operations, net of tax	(238)	(751)	—
Gain from sale of discontinued operations, net of tax	—	4,529	1,601

Gain (loss) from discontinued operations, net of tax	(238)	3,778	1,601

Net income (loss)	$(11,927)	$303	$186
Undistributed earnings allocated to convertible preferred stock	—	(303)	(186)

Net income (loss) allocable to common stockholders	$(11,927)	$—	$—

Comprehensive income (loss)	$(11,927)	$303	$186

Net income (loss) per common share – basic and diluted:
Continuing operations	$(3.52)	$(1.06)	$(0.42)
Discontinued operations	(0.07)	1.06	0.42

Net income (loss) per common share	$(3.59)	$—	$—

Weighted-average shares used in computing net income (loss) per common share – basic and diluted	3,322,187	3,565,019	3,789,373

Pro forma net income per common share – basic and diluted (unaudited):
Continuing operations			$(0.01)
Discontinued operations			0.01

Pro forma net income per common share			$—

Weighted-average shares used in computing pro forma net income per common share – basic and diluted (unaudited)			181,038,955

See notes to the consolidated financial statements.

IWATT INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Convertible Preferred Stock
	Series A		Series B		Series C		Series D		Series E		Common Stock and APIC		Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Total
BALANCE —December 31, 2008	14,050,653	$10,378	25,456,462	$14,420	55,924,788	$27,362	27,577,367	$16,110	31,440,634	$10,879	3,266,108	$1,074	$(77,511)	$2,712

Reclassification of convertible preferred stock warrants to liability upon adoption of new accounting principle		(50)		(21)		(1,202)		(3,300)		(709)			3,900	(1,382)

Issuance of Series E convertible preferred stock for cash at $0.3936 per share — net of issuance costs of $41,780									7,827,886	3,042				3,042

Issuance of warrants in conjunction with Series E convertible preferred stock										(228)				(228)

Beneficial conversion feature embedded in convertible notes										767				767

Exercise of stock options											81,250	11		11

Employee stock-based compensation												564		564

Net loss													(11,927)	(11,927)

BALANCE — December 31, 2009	14,050,653	10,328	25,456,462	14,399	55,924,788	26,160	27,577,367	12,810	39,268,520	13,751	3,347,358	1,649	(85,538)	(6,441)
Exercise of stock options											318,041	39		39

Employee stock-based compensation												618		618

Net income													303	303

BALANCE — December 31, 2010	14,050,653	10,328	25,456,462	14,399	55,924,788	26,160	27,577,367	12,810	39,268,520	13,751	3,665,399	2,306	(85,235)	(5,481)
Conversion of convertible notes and accrued interest into Series E convertible preferred stock									7,888,958	3,105				3,105

Exercise of stock options											400,157	54		54

Employee stock-based compensation												763		763

Net income													186	186

BALANCE — December 31, 2011	14,050,653	$10,328	25,456,462	$14,399	55,924,788	$26,160	27,577,367	$12,810	47,157,478	$16,856	4,065,556	$3,123	$(85,049)	$(1,373)

See notes to the consolidated financial statements.

IWATT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2010	2011
Cash flows from operating activities:
Net income (loss)	$(11,927)	$303	$186
Gain (loss) from discontinued operations, net of tax	(238)	3,778	1,601

Net loss from continuing operations	(11,689)	(3,475)	(1,415)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	375	460	427
Amortization of debt discount	1,673	260	121
Stock-based compensation	557	612	763
Interest on convertible notes	42	143	63
Change in fair value of convertible preferred stock warrant liability	2,788	190	3,145
Gain on settlement of accrued liabilities	—	71	—
Gain on disposal of property and equipment	—	24	16
Changes in operating assets and liabilities:
Accounts receivable	303	(1,703)	(1,663)
Inventories	24	(1,890)	(1,731)
Prepaid expenses and other current assets	112	28	(105)
Other assets	(11)	—	(26)
Accounts payable	62	1,017	422
Accrued liabilities	187	(187)	394
Deferred income on sales to distributors	(25)	1,326	(375)
Accrued compensation and benefits and other current liabilities	(348)	(62)	446

Net cash provided by (used in) operating activities of continuing operations	(5,950)	(3,186)	482
Net cash provided by (used in) operating activities of discontinued operations	420	(384)	(66)

Net cash provided by (used in) operating activities	(5,530)	(3,570)	416

Cash flows from investing activities:
Purchases of property and equipment	(93)	(363)	(651)
Purchase of time deposits	—	(1,000)	—
Sale of time deposits	—	—	1,000
Proceeds from sale of property and equipment	—	—	5

Net cash provided by (used in) investing activities of continuing operations	(93)	(1,363)	354
Net cash provided by (used in) investing activities of discontinued operations	(11)	5,741	1,667

Net cash provided by (used in) investing activities	(104)	4,378	2,021

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	3,084	—	—
Issuance costs in connection with convertible preferred stock	(42)	—	—
Debt issuance costs and financing fees	(76)	(95)	(225)
Proceeds from exercise of stock options	11	39	54
Proceeds from borrowings on line of credit	23,134	26,425	39,999
Proceeds from convertible notes	2,858	—	—
Payments of line of credit	(24,313)	(24,825)	(41,599)
Payments of long-term debt	(399)	(744)	(703)

Net cash provided by (used in) financing activities	4,257	800	(2,474)

Net decrease in cash and cash equivalents of continuing operations	(1,786)	(3,749)	(1,638)
Net increase in cash and cash equivalents of discontinued operations	409	5,357	1,601

Net increase (decrease) in cash and cash equivalents	(1,377)	1,608	(37)
Cash and cash equivalents — beginning of year	2,849	1,472	3,080

Cash and cash equivalents — end of year	$1,472	$3,080	$3,043

Supplemental disclosures of cash flow information:
Cash paid for interest	$204	$297	$156

Cash paid for income taxes	$9	$98	$123

Supplemental disclosure of noncash investing and financing activities:
Cumulative effect from adoption of new accounting principle	$1,382	$—	$—

Warrants issued in conjunction with Series E convertible preferred stock	$228	$—	$—

Warrants issued in conjunction with notes payable	$767	$—	$—

Beneficial conversion feature embedded in convertible notes	$767	$—	$—

Unpaid accounts payable and accruals for property and equipment purchased	$—	$—	$78

Conversion of convertible notes and accrued interest into Series E convertible preferred stock	$—	$—	$3,105

Assumed obligation for acquisition of customer relationships	$—	$—	$772

See notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2010, AND 2011

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

iWatt Inc., and its subsidiaries (the “Company”) designs, develops, and markets digital-centric power management integrated circuits for the AC/DC power conversion, LED solid-state lighting, and LED display backlighting markets. The Company was incorporated in the state of California on March 18, 1999.

On November 30, 2005, the Company acquired IKOR (a division of Advanced Energy Industries, Inc.), which became a wholly owned subsidiary of iWatt Inc. IKOR is a technology-driven supplier of DC/DC power delivery solutions (voltage regulator modules) for original equipment manufacturers in the high-end computing, data communications, and automated test equipment markets. On April 21, 2010, the Company sold the assets and liabilities of IKOR to Integrated Device Technology, Inc. (see Note 3).

Certain Significant Risks and Uncertainties — The Company participates in a dynamic high technology industry. Changes in, but not limited to, any of the following areas could have a material effect on the Company’s future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; market acceptance of the Company’s offerings; development of sales channels; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; the Company’s ability to attract and retain employees necessary to support its growth; loss of significant customers; competitive pressures in the form of new products; and the possibility of not being able to obtain additional funding when needed.

Liquidity —  The Company has had a history of operating losses and negative cash flows and had an accumulated deficit of $85.2 million and $85.0 million as of December 31, 2010 and 2011, respectively. The Company may incur additional operating losses and negative cash flows in future periods. Failure to generate sufficient revenues, reduce spending, or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Principles of Consolidation — The consolidated financial statements include the Company, its wholly owned subsidiaries, iWatt Hong Kong Ltd. (Hong Kong) and iWatt Japan KK (Japan), and discontinued operations of IKOR through the date of disposition. Japan subsidiary personnel are primarily engaged in research and development and Hong Kong subsidiary personnel are primarily responsible for sales support. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Pro Forma Consolidated Balance Sheet — All of the outstanding shares of convertible preferred stock will convert into common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933, in which the Company receives aggregate cash proceeds of not less than $30 million with a pre-offering valuation of at least $300 million, or by the vote or written consent or agreement of holders of at least 60% of the outstanding shares of convertible preferred stock, voting or acting together or as a single class. The December 31, 2011 unaudited pro forma balance sheet has been prepared assuming the conversion of each share of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock outstanding into shares of common stock at a ratio of one common share per share of convertible preferred stock, except for Series A convertible preferred stock, which converts at a ratio of 1.15 shares of common stock for each share of Series A convertible preferred stock. Furthermore, the Company’s Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock warrants are assumed to be automatically exercised, pursuant to their terms, on a net basis for common stock using the estimated fair value of common stock as of December 31, 2011, except for warrants for 76,178, 601,319, 749,750, and 550,000 shares of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock, respectively, which will convert into warrants for common stock (all based on a one for one conversion ratio except for the Series A preferred stock warrants, which will convert at a ratio of 1.15 shares of common stock for each share of Series A convertible preferred stock).

Foreign Currency Translation — The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of these subsidiaries are re-measured into U.S. dollars from the local currency at rates in effect at period-end and nonmonetary assets and liabilities are re-measured at historical rates. Revenues and expenses are re-measured at average exchange rates in effect during each period. Foreign currency gains and losses from re-measurement and transaction gains and losses are recorded as other income (expense), net in the consolidated statements of operations and comprehensive income (loss). During the fiscal years ended December 31, 2009 and 2010, foreign currency losses were $15,000, and $35,000, respectively, with a foreign currency gain for the fiscal year ended December 31, 2011 of $94,000.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the consolidated financial statements include inventory valuation, preferred stock warrant valuation, valuation allowance for deferred tax assets, and valuation of common and convertible preferred stock. These estimates are based upon information available as of the date of the consolidated financial statements, and actual results could differ from those estimates.

Concentration of Credit Risk — Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, time deposits and accounts receivable. The Company mitigates its credit risk with respect to cash and cash equivalents by making deposits with large, reputable financial institutions. Cash held with foreign institutions as of December 31, 2010 and 2011, amounted to $428,000 and $435,000, respectively. The Company maintains cash balances at one bank in the United States, where balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Amounts in excess of insured limits were approximately $2.4 million as of December 31, 2010 and 2011. The Company has not experienced any losses on deposits of cash.

The Company does not require its customers to provide collateral to support accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for estimated credit losses.

Revenue and accounts receivable for customers that accounted for 10% or more of revenue or accounts receivable for the years ended December 31, 2009, 2010, and 2011, are summarized below:

	2009		2010		2011
	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Customer A	54%	84%	61%	57%	54%	56%
Customer B	16%	10%	15%	11%	12%	*
Customer C	13%	*	*	*	*	11%
Customer D	*	*	12%	22%	*	*

*	Amount represents less than 10%

Cash and Cash Equivalents — The Company considers all highly liquid debt securities purchased with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents as of December 31, 2010 and 2011 consist of a money market fund and cash held in checking and savings accounts. Cash and cash equivalents are stated at cost, which approximates their fair value.

Time Deposits — Time deposits consist of certificates of deposits maturing in three to twelve months.

Accounts Receivable — Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the need for an allowance by considering factors, such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.

Inventories — Inventories include costs of materials, direct labor, and manufacturing overhead. Inventories are stated at the lower of cost, on a first-in, first-out basis. The Company periodically reviews the quantities and carrying values of inventories to assess whether the inventories are recoverable. The costs associated with write-downs of inventory for lower of cost or market or excess quantity and obsolescence are charged to cost of goods sold as incurred.

Property and Equipment, Net — Property and equipment, net, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows: furniture and fixtures and other equipment—three to five years, computer equipment and software—three years, and leasehold improvements — over the shorter of the lease term or their useful lives.

Goodwill — Goodwill is not amortized, but instead is tested for impairment annually, or more frequently if impairment indicators arise. Prior to 2011, the Company performed the annual impairment test as of the last day of the fiscal year. The Company, however, has elected to change the annual goodwill impairment testing date to August 1. During fiscal year 2011, the Company tested goodwill for impairment as of August 1, 2011 and concluded that there was no impairment of the carrying value of the goodwill. The change in the annual goodwill impairment testing date is preferable as the new date provides the Company sufficient time to complete the annual goodwill impairment testing prior to its reporting requirements. This change will not delay, accelerate, or avoid an impairment charge of the Company’s goodwill. As it was impracticable to objectively determine the estimates and assumptions necessary to perform the annual goodwill impairment test as of each August 1 for periods prior to August 1, 2011, the Company has prospectively applied the change in the annual goodwill impairment testing date from August 1, 2011. The application of this change in accounting policy did not result in any impairment charges recognized in the consolidated financial statements. Consideration was given to the period between the testing date and December 31, 2011, concluding that no impairment indicators arose during such period that would lead to a different conclusion as of December 31, 2011.

Impairment indicators arise when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable, such as a significant downturn in industry or economic trends with a direct impact on the business, an expectation that a reporting unit will be sold or otherwise disposed of for less than the carrying value, loss of key personnel, or a significant decline in the market price of an asset or asset group. Impairment of goodwill is tested at a reporting unit level using a two-step process. The Company has two reporting units, which are the same as its operating segments. Goodwill relates to the purchase of Simple Silicon Inc. in August 2006 which was fully allocated to one reporting unit. As of December 31, 2011, the goodwill balance was $435,000. There was no impairment of goodwill recorded as of or for the years ended December 31, 2009, 2010 or 2011.

Long-lived Assets and Purchased Intangible Assets — The Company reviews long-lived assets, including intangible assets with finite lives, property and equipment, and other assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the market price of an asset or asset group, a significant adverse change in the extent or manner in which an asset or asset group is being used, the loss of legal ownership or title to the asset, significant negative industry or economic trends or the presence of other factors that would indicate that the carrying amount of an asset or asset group is not recoverable. The Company considers a long-lived asset to be impaired if the estimated undiscounted future cash flows resulting from the use of the asset and its eventual disposition are not sufficient to recover the carrying value of the asset. If the Company deems an asset to be impaired, the amount of the impairment loss represents the excess of the asset’s carrying value compared to its estimated fair value. There was no impairment of long-lived assets recorded for the years ended December 31, 2009, 2010 or 2011.

Convertible Preferred Stock Warrant Liability — On January 1, 2009, the Company adopted new guidance related to the accounting for contracts in an entity’s own equity, which outlines the requirements to consider in evaluating whether an instrument is indexed to an entity’s own stock. The Company’s adoption of this new guidance required the Company to change its accounting for its convertible preferred stock warrants. As a result, the convertible preferred stock warrants are deemed to be liability classified awards and are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) in the consolidated statements of operations and comprehensive income (loss). The Company adjusts the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of an initial public offering, at which time all outstanding and unexercised warrants shall be automatically exercised on a net basis for common stock in accordance with the respective warrant agreement, except for warrants for 76,178, 601,319, 749,750, and 550,000 shares of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock, respectively, which will convert into warrants for common stock and be reclassified to stockholders’ equity (all based on a one for one conversion ratio except for the Series A preferred stock warrants, which will convert at a ratio of 1.15 shares of common stock for each share of Series A convertible preferred stock).

Revenue Recognition — The Company’s revenue is derived from the shipment of products. Revenue is recognized when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been delivered provided that, title and risk of loss has transferred to the customer; (3) the sales price is fixed or determinable, and (4) collection of the related receivable is reasonably assured. The Company does not have obligations to its customers after its products are delivered other than those pursuant to warranty obligations.

For direct customers (i.e., other than distributors), the Company recognizes revenue when title to the product is transferred to the customer, which occurs upon shipment or delivery, depending upon the terms of the customer order. Sales to direct customers do not allow for rights of return other than for product warranty. The Company does not offer price protection on sales to direct customers.

Sales to distributors are under agreements that allow for certain rights of return and price protection. When the distributors hold inventory prior to resale to their customers, the Company’s management has concluded that it is unable to reasonably estimate sales returns or price protection adjustments under its distributor arrangements; accordingly, revenue and related cost of goods sold on shipments to distributors are deferred until the distributor reports that the product has been sold to an end customer (“sell through revenue accounting”). Under sell through revenue accounting, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point the Company has a legally enforceable right to collection under normal terms. The associated revenue and cost of goods sold are deferred and included in deferred income on sales to distributors in the consolidated balance sheets. When the related product is sold by the Company’s distributors to their end customers (“sold through”), the Company recognizes previously deferred income as revenue and cost of goods sold.

Shipping and Handling Costs — Amounts billed to customers for shipping and handling are recorded in revenue in the consolidated statements of operations and comprehensive income (loss). Shipping and handling costs incurred by the Company for the delivery of products to customers are included in cost of goods sold in the consolidated statements of operations and comprehensive income (loss).

Product Warranty — The Company offers warranty coverage for its products for a typical period of 12 months after shipment. The Company estimates the anticipated costs of repairing or replacing products under warranty based on the historical cost of the repairs, replacements, and expected failure rates. The assumptions used to estimate warranty accruals are reevaluated periodically in light of actual experience and, when appropriate, the accruals are adjusted. The Company’s determination of the appropriate level of warranty accrual is subjective and based on estimates. Accrued warranty is recorded within other current liabilities in the consolidated balance sheets. Estimated warranty costs are recorded when revenue is recognized for the related product and are recorded within cost of goods sold in the consolidated statements of operations and comprehensive income (loss).

Research and Development — Research and development expenses are charged to operations as incurred.

Stock-Based Compensation — Stock-based compensation is measured at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The expense is reduced by a forfeiture rate to derive the portion of the award expected to vest. The forfeiture rate is determined at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes — The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events, other than enactments or changes in the tax law or rates, are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

On January 1, 2009, the Company adopted new accounting guidance, which requires that the tax effects of a position be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Comprehensive Income (Loss) — There are no differences between comprehensive income (loss) as defined by GAAP and net income (loss) as reported in the Company’s consolidated statements of operations and comprehensive income (loss).

Subsequent Events — The Company evaluated events through the date its consolidated financial statements were issued. The Company issued its consolidated financial statements on April 23, 2012.

Net Income (Loss) Per Common Share — Basic net income (loss) per common share is computed by dividing the net income (loss) allocable to common stockholders for the period by the weighted-average number of shares of common stock outstanding during the period. Net income (loss) allocable to holders of common stock is calculated using the two-class method, as the Company has issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings. Holders of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock are each entitled to receive noncumulative quarterly dividends at the rate of $0.0591, $0.0456, $0.0376, $0.0400 and $0.0315 per share per annum, respectively, payable prior and in preference to any dividends on any shares of the Company’s common stock. In the event a dividend is paid on common stock, the holders of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock are also entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as-if converted basis).

Under the two-class method, net income (loss) allocable to common stockholders is determined by allocating undistributed earnings, calculated as net income (loss), less current period convertible preferred stock non-cumulative dividends, between common stock and Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock. No such adjustment to earnings has been made during periods with a net loss, as the holders of the convertible preferred stock had no obligation to fund losses. Basic net income (loss) per common share is computed by dividing the net income (loss) allocable to common stockholders by the weighted-average number of common shares outstanding during the period.

In computing diluted net income (loss) allocable to common stockholders, undistributed earnings are reallocated to reflect the potential impact of dilutive securities. Diluted net income (loss) per common share is computed by dividing the net income (loss) allocable to common stockholders by the weighted-average number of common shares outstanding, including potential common shares assuming the dilutive effect of outstanding stock options and warrants using the treasury stock method as well as secured convertible notes using the if-converted method. Basic and diluted net loss per common share was the same for the years ended December 31, 2009, 2010 and 2011 as the inclusion of potential common stock options outstanding, warrants, and convertible notes would have been antidilutive.

The following shows the computation of basic and diluted net income (loss) per common share for the years ended December 31, 2009, 2010, and 2011 (in thousands, except share and per share amounts):

	Years Ended December 31,
	2009	2010	2011
Net loss from continuing operations	$(11,689)	$(3,475)	$(1,415)

Undistributed earnings allocated to convertible preferred stock	—	(303)	(186)

Net loss from continuing operations allocable to common stockholders	(11,689)	(3,778)	(1,601)
Gain (loss) from discontinued operations, net of tax	(238)	3,778	1,601

Net income (loss) allocable to common stockholders – basic and diluted	$(11,927)	$—	$—

Basic and diluted shares:
Weighted average common shares outstanding	3,322,187	3,565,019	3,789,373

Net income (loss) per common share – basic and diluted:
Continuing operations	$(3.52)	$(1.06)	$(0.42)
Discontinued operations	(0.07)	1.06	0.42

Net income (loss) per common share	$(3.59)	$—	$—

The following potentially dilutive securities and their respective weighted averages were not included in the computation of diluted earnings per share for the years ended December 31, 2009, 2010, and 2011, as inclusion would have been antidilutive:

	Years Ended December 31,
	2009	2010	2011
Warrants to purchase convertible preferred stock	18,915,446	21,466,024	9,910,264
Employee stock options	28,416,951	21,938,276	17,954,885
Secured convertible notes	2,128,527	7,548,506	3,401,838

	49,460,924	50,952,806	31,266,987

Unaudited Pro Forma Net Income Per Common Share — Pro forma basic and diluted net income per common share were computed to give effects to (i) the conversion of the Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later and (ii) the assumed automatic exercise of warrants outstanding to purchase certain of the Company’s Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock warrants, pursuant to their terms, on a net basis for common stock using the estimated fair value of common stock as of December 31, 2011. The following shows the computation of basic and diluted pro forma net income per common share for the year ended December 31, 2011 (in thousands, except share and per share amounts):

Year Ended December 31, 2011
(unaudited)
Net loss from continuing operations	$(1,415)
Gain (loss) from discontinued operations, net of tax	1,601

Net income allocable to common stockholders used in computing pro forma net income per common share – basic and diluted	$186

Basic and diluted shares:
Weighted average common shares outstanding	3,789,373
Pro forma adjustments to reflect assumed weighted effect of conversion of convertible preferred stock	168,823,373
Pro forma adjustments to reflect assumed net share settlement and conversion of convertible preferred stock warrants into common stock	8,426,209

Weighted average shares used to compute basic and diluted pro forma net income per common share	181,038,955

Pro forma net income per common share – basic and diluted:
Continuing operations	$(0.01)
Discontinued operations	0.01

Pro forma net income per common share – basic and diluted	$—

Recent Accounting Pronouncements — In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment” which amended the guidance on goodwill impairment testing to allow companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If, as a result of the qualitative assessment, an entity determines that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The amendment is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted. Adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance which amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) significant transfers in and out of Level I and Level II of the fair value hierarchy and the reasons for such transfers and (2) the separate presentation of purchases, sales, issuances, and settlements on a gross basis in the Level III reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level II and Level III fair value measurements. The amendments were effective for the Company’s fiscal year ending December 31, 2010, except for the new Level III reconciliation requirements, which became effective for the Company’s fiscal year beginning January 1, 2011. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In September 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), which updates the current guidance pertaining to multiple-element revenue arrangements included in FASB Accounting Standards Codification (“ASC”) 605-25, “Revenue Recognition—Multiple Element Arrangements”. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. ASU 2009-13 was effective for the Company in the annual reporting period beginning January 1, 2011. The adoption of ASU 2009-13 did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income” (“ASU 2011-05”), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income, either in a single continuous statement of comprehensive income or in two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statements of stockholders’ equity. This standard will only affect how, and in what specific financial statements, the Company presents the components of comprehensive income. Accordingly, the adoption of ASU 2011-05 will not affect the Company’s financial position, results of operations, or cash flows. In December 2011, the FASB further amended its guidance to defer changes related to the presentation of reclassification adjustments indefinitely as a result of concerns raised by stakeholders that the new presentation requirements would be difficult for some preparers and could add unnecessary complexity to consolidated financial statements. The Company has retrospectively adopted this guidance as of December 31, 2011.

3. DISCONTINUED OPERATIONS

During the year ended December 31, 2009, the Company implemented a plan to sell the assets and liabilities of IKOR. In July 2009, the Company entered into an agreement with an investment banking firm to represent the Company in the sale of IKOR’s assets and liabilities. On April 21, 2010, the Company completed the sale to Integrated Device Technology, Inc., for a purchase price of up to $9 million. The purchase price is composed of cash proceeds of $6.3 million, net of working capital adjustments of $21,000, or $6.3 million, received at the transaction close date and $2.8 million of performance payments earned over a one year period. The Company incurred transaction costs of $538,000 related to the sale of IKOR in 2010, which were recorded against the gain from sale of discontinued operations in the Company’s consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2010.

Performance payments are earned upon meeting IKOR revenue targets. There are three components of the performance payment:(i) base performance payment, which represents an amount up to $1.8 million already deposited in an escrow hold-back and earn-out fund; (ii) bonus performance payment, which is an amount up to $450,000; and (iii) profit-sharing bonus, which is an amount up to $500,000. The Company earned and received 100 percent of the $1.8 million base performance payment and interest during the year ended December 31, 2011 of which $1.6 million, net of bank fees of $135,000 and provision for income taxes of $66,000, was recorded as gain on sale of discontinued operations for the year ended December 31, 2011.

The operating results of the IKOR business have been reflected in loss from and gain on sale from discontinued operations, net of tax in the consolidated statement of operations and comprehensive income (loss).

The following table summarizes the results of operations of IKOR and performance payments earned included in discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the years ended 2009, 2010, and 2011 (in thousands):

	December 31,
	2009	2010	2011
Revenue	$9,244	$2,430	$—
Costs, expenses, and other	9,482	3,181	—

Loss from discontinued operations – net of tax	(238)	(751)	—
Gain from sale of discontinued operations – net of tax	—	4,529	1,601

Gain (loss) from discontinued operations – net of tax	$(238)	$3,778	$1,601

4. FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments, consisting primarily of cash and cash equivalents, time deposits, short-term investments, accounts receivable, accounts payable, and long-term debt, approximated the fair values of these financial instruments. The Company does not hold or issue financial instruments for trading purposes.

The Company accounts for certain of its financial assets and liabilities at fair value. In determining and disclosing fair value, the Company uses a fair value hierarchy established by GAAP. This guidance also applies under other accounting pronouncements that require or permit fair value measurements. The guidance clarifies that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level I — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level I inputs.

Level II — Observable inputs other than quoted prices included within Level I, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level III — Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level III inputs.

The following table set forth the Company’s financial instruments that are measured at fair value on a recurring basis as of December 31, 2011 and 2010 and by level within the fair value hierarchy. The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

As of December 31, 2010, the Company’s fair value hierarchy for its financial assets and liabilities that are carried at fair value are as follows (in thousands):

	Level I	Level II	Level III	Total
Assets
Money market funds (included in cash and cash equivalents)	$90	$—	$—	$90

Liabilities
Convertible preferred stock warrant liability	$—	$—	$5,355	$5,355

As of December 31, 2011, the Company’s fair value hierarchy for its financial assets and liabilities that are carried at fair value are as follows (in thousands):

	Level I	Level II	Level III	Total
Assets
Money market funds (included in cash and cash equivalents)	$90	$—	$—	$90

Liabilities
Convertible preferred stock warrant liability	$—	$—	$8,500	$8,500

The Level III liabilities include warrants, the value of which is determined based on a Black-Scholes option pricing model that takes into account the contract terms as well as multiple inputs, such as the Company’s preferred stock price, expected term, risk-free interest rates, and expected volatility, some of which the Company could not corroborate with observable market data.

A reconciliation of the convertible preferred stock warrant liability measured and recorded at fair value on a recurring basis using significant unobservable inputs is as follows (in thousands):

Balance - January 1, 2010	$5,165
Change in fair value of convertible preferred stock warrant liability	190

Balance - December 31, 2010	5,355
Change in fair value of convertible preferred stock warrant liability	3,145

Balance - December 31, 2011	$8,500

5. INVENTORIES

Inventories as of December 31, 2010 and 2011, consist of the following (in thousands):

	December 31,
	2010	2011
Work in process	$1,141	$2,763
Finished goods	2,274	2,382

Total inventories	$3,415	$5,145

6. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2010 and 2011, consists of the following (in thousands):

	December 31,

	2010	2011
Computer equipment and software	$262	$273
Lab equipment and tools	1,701	2,174
Furniture and fixtures	49	183
Leasehold improvements	171	66

Total	2,183	2,696

Accumulated depreciation and amortization	(1,270)	(1,495)

Total property and equipment - net	$913	$1,201

Depreciation and amortization expense of property and equipment was $284,000, $451,000, and $421,000 for the years ended December 31, 2009, 2010, and 2011, respectively.

7. INTANGIBLE ASSETS

Purchased intangible assets with a determinable economic life are carried at cost, less accumulated amortization. Amortization is computed over the estimated useful life of each asset on a straight-line basis. Intangible assets of patents purchased from Simple Silicon Inc., in August 2006 are fully amortized as of December 31, 2011. In December 2011, the Company acquired a customer relationship intangible asset in exchange for an obligation to make associated commission payments as per the agreement. The fair value of such asset and contingent obligation was initially estimated to be $772,000, based on a discounted cash flow model using Level III inputs to estimate payments over the one year term of the obligation.

Intangible assets as of December 31, 2010, consist of the following (in thousands):

	Gross Amounts	Accumulated Amortization	Net
Amortizable intangibles - patents	$45	$(39)	$6

Total intangible assets - net	$45	$(39)	$6

Intangible assets as of December 31, 2011, consist of the following (in thousands):

	Gross Amounts	Accumulated Amortization	Net
Amortizable intangibles:
Patents	$45	$(45)	$—
Customer relationships	772	—	772

Total intangible assets - net	$817	$(45)	$772

Amortization expense for intangible assets for the years ended December 31, 2009, 2010, and 2011, was $91,000, $9,000, and $6,000, respectively. Total future amortization expense for customer relationships of $772,000 is expected to be recognized in the year ended December 31, 2012 based on the estimated useful life of the asset.

8. WARRANTIES

The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time revenue is recognized. The Company classifies its warranty liability in the consolidated balance sheets as other current liabilities. Changes in the Company’s warranty liability for the years ended December 31, 2009, 2010 and 2011 are summarized as follows (in thousands):

Balance - January 1, 2009	$175
Accruals for warranties issued in the period	28
Settlements made during the period	(20)
Change in liability for preexisting warranties during the period	(89)

Balance - December 31, 2009	94
Accruals for warranties issued in the period	115
Settlements made during the period	(89)

Balance - December 31, 2010	120
Accruals for warranties issued in the period	102
Settlements made during the period	(50)

Balance - December 31, 2011	$172

9. DEBT

Long-term debt as of December 31, 2010 and 2011 consists of the following (in thousands):

	December 31,

	2010	2011
Line of credit	$1,600	$—
Term loan	1,196	477
Secured convertible notes	2,858	—

Subtotal	5,654	477
Less current portion of long-term debt	3,439	410
Less current portion of line of credit	1,600	—
Less discount associated with warrants and debt issuance costs	205	67

Total long-term debt	$410	$—

As of December 31, 2011, $477,000 of outstanding debt is due in 2012.

Secured convertible notes are stated at cost, which approximates their fair value.

Bank Loan Agreement

In November 2008, the Company entered into an $8.9 million loan and security agreement with a lender (“2008 Facility”). The credit facility consists of a $6.5 million revolving line of credit, subject to a borrowing base formula, and a term loan facility of up to $2.4 million. The revolving line of credit carries a variable annual interest rate of 1% above the prime rate (3.25% as of December 31, 2011 and 2010) and matured on November 25, 2010. The term loan carries a fixed interest rate of 1.5% above the prime rate, or 5.5%, and requires the Company to make monthly interest only payments through June 30, 2009, after which the Company is required to make 36 equal monthly installments of principal and accrued interest, payable at the end of each month through the maturity date of June 30, 2012. The agreement included financial covenants to maintain a stated liquidity ratio and minimum quarterly revenue targets, which were subsequently removed or modified by the March 2010 amendment.

In September 2009, the credit facility was amended to grant the bank a security interest in the Company’s intellectual property, as well as, all other assets already secured under the November 2008 agreement, in exchange for the bank suspending the quarterly revenue targets for the Company’s third and fourth fiscal quarters of 2009. In June 2010, the bank received compensation in the form of a $225,000 success fee, which was due the earliest of the Company completing certain financing events or June 30, 2011. The bank also received a supplemental monthly fee of $10,000 per month for the four months, September through December 2009. As of December 31, 2009, the Company did not meet the covenant requiring the submission of audited financial statements within 180 days after the Company’s year-end; however, the Company obtained a waiver from SVB for the violation.

In March 2010, the Company entered into an amendment to the 2008 Facility to accommodate the sale of IKOR. The bank provided an additional $1.5 million term loan due the earlier of the close of the IKOR sale, the closing of an additional round of financing, or May 31, 2010. Interest on the outstanding term loan was at the fixed rate of 9% per annum, payable monthly. The agreement removed the financial covenants in the 2008 Facility and added a financial covenant to maintain revised quarterly revenue targets to exclude IKOR, which was subsequently removed by the June 2010 amendment. The Company paid a success fee of $60,000 in connection with the amendment.

In June 2010, following the completion of the IKOR sale, the Company repaid the $1.5 million term loan and entered into another amendment. The amendment extended the credit facility through November 24, 2011 and increased the revolving line of credit from $6.5 million to $8.0 million. In addition, the amendment removed all prior financial covenants and added a financial covenant to maintain a minimum tangible net worth. The Company paid a success fee of $35,000 in connection with the amendment.

In connection with the 2008 Facility and subsequent amendments, the Company paid $301,000 in debt related costs during the year ended December 31, 2009, and an additional $95,000 in debt related costs during the year ended December 31, 2010, which were recorded as discounts on the associated debt and are being amortized over the debt term using the effective interest method. The Company recognized $40,000, $174,000 and $121,000 of interest expense related to the amortization of these costs for the years ended December 31, 2009, 2010 and 2011, respectively. The Company had unamortized debt discounts of $181,000 and $60,000 as of December 31, 2010 and 2011, respectively.

As of December 31, 2010, the Company did not meet the minimum tangible net worth covenant as well as the covenant requiring the submission of audited financial statements within 180 days after the Company’s year-end; however, the Company obtained a waiver from the bank for the covenant violation through December 31, 2012.

As of December 31, 2010 and 2011, the outstanding balance of the revolving line of credit was $1.6 million and $0, respectively. As of December 31, 2010 and 2011, the outstanding balance of the term loan was $1 million and $0.4 million, respectively. All of the Company’s assets, excluding intellectual property, have been pledged as collateral under this agreement.

Secured Convertible Notes

In August and October 2009, the Company entered into secured convertible note financing agreements (“Convertible Note Agreement”) with current stockholders to issue convertible promissory notes (“convertible notes”) up to $3.4 million. Total proceeds of $2.9 million were raised in two tranches. The convertible notes accrue interest at 5% per annum and are convertible into the Company’s next equity financing on the same price and terms of that financing if it occurs prior to the maturity date of December 31, 2009 or into Series E convertible preferred stock. The convertible notes were extended to June 2010 and then again to June 2011. The convertible notes had a liquidation preference of two times the principal amount in the event of a liquidation transaction. In conjunction with issuance of the convertible notes, each investor received warrant coverage for 35% of their principal amount. The warrants are exercisable for Series E convertible preferred stock at $0.20 per share. The Company allocated $767,000 of the proceeds to the warrant and $767,000 of beneficial conversion feature embedded in the convertible notes. The resulting aggregate discount of $1,534,000 was amortized over the initial term of the convertible notes as additional interest expense. The Company recorded interest expense of $1,534,000, $0, and $0 related to the amortization of these discounts during the years ended December 31, 2009, 2010, and 2011, respectively. In June 2011, convertible notes with a principal balance of $2.9 million and associated accrued interest of $247,000 were converted into 7,888,958 shares of Series E convertible preferred stock.

10. INCOME TAXES

For financial reporting purposes, loss from continuing operations before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2009	2010	2011
U.S. income (loss) from continuing operations before income taxes	$(11,763)	$(3,600)	$283
Foreign income (loss) from continuing operations before income taxes	149	81	(1,545)

Total loss from continuing operations before income taxes	$(11,614)	$(3,519)	$(1,262)

The components of the provision (benefit) for income taxes consist of the following (in thousands):

	Year Ended December 31,
	2009	2010	2011
Current:
Federal	$—	$(91)	$—
State	2	2	1
Foreign	73	45	152

Total current	75	(44)	153
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Provision (benefit) for income taxes	$75	$(44)	$153

The reconciliation between the Company’s effective tax rate on income from continuing operations before income taxes and the statutory tax rate is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Statutory federal tax rate	$(3,974)	$(1,196)	$(432)
State income taxes, net of federal benefit	2	1	1
Foreign rate difference	22	17	147
Non-deductible expenses	1,557	205	1,220
NOL expiration	—	611	—
Credits	409	(419)	(235)
Change in valuation allowance	2,219	781	(543)
Prior year provision true-ups	(118)	—	—
Other	(42)	(44)	(5)

Provision (benefit) for income taxes	$75	$(44)	$153

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns in different years. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets to the extent that it is more likely than not that the deferred tax assets will not be realized.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryovers and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2010	2011
Deferred tax assets:
Federal, state, and foreign net operating losses	$26,259	$24,446
Federal and state general business credits	3,027	2,971
Fixed assets	468	294
Accruals and reserves	1,283	1,668
Other	25	56

Total deferred tax assets	31,062	29,435

Valuation allowance	(31,062)	(29,435)

Net deferred tax assets	$-	$-

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. For the year ended December 31, 2009, there was a net increase of approximately $2.5 million in the valuation allowance. The valuation allowance increased by $683,000 and decreased by $1.6 million for the years ended December 31, 2010 and 2011, respectively.

As of December 31, 2011, the Company has net operating loss carryforwards for federal income tax purposes of approximately $63.4 million, which will begin to expire in the year 2019. The Company also has California and

Colorado net operating loss carryforwards of approximately $43.1 million and $3.7 million respectively, which will begin to expire in the years 2012 for California purposes and 2025 for Colorado purposes. As of December 31, 2011 the Company has Hong Kong net operating loss carryforwards of approximately $1.6 million, which has no expiration date. The Company also has Federal and California research and development tax credits of $2.8 million and $2.3 million respectively. The Federal research credits will begin to expire in the year 2021. The California research credits can be carried forward indefinitely.

Utilization of net operating loss and tax credit carryforwards is subject to ownership change rules as provided under Section 382 of the Internal Revenue Code and similar state provisions. The Company has performed an analysis to determine whether an ownership change has occurred from inception to December 31, 2011. The analysis has determined that two ownership changes have occurred during that period. As a result of the change in ownership, the analysis indicated that approximately $1.5 million of federal net operating losses will expire unused due to the Section 382 limitation. The deferred tax asset amount in the table above excludes the tax attributes that are not available due to the limitations under Section 382. In the event the Company has a subsequent change in ownership, net operating loss and tax credit carryovers could be further limited and may expire unutilized.

The Company establishes consistent thresholds in its accounting for uncertainties in income taxes. It defines the threshold for recognizing the benefits of the tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50 percent likely to be realized.

As part of its implementation of this method of accounting, for the fiscal year beginning January 1, 2009, the Company has analyzed the Company’s inventory of tax positions with respect to all applicable income tax issues for all open tax years, in each respective jurisdiction. The adoption of this guidance had no impact on the Company’s retained earnings as of January 1, 2009. As of December 31, 2011, all of the gross unrecognized tax benefits identified represent a reduction of deferred tax assets and a corresponding reduction of valuation allowance. If recognized, none of the unrecognized tax benefits would affect the Company’s annual effective tax rate.

The following table summarizes the activity related to our gross unrecognized tax benefits (in thousands):

	December 31,
	2009	2010	2011
Beginning balance	$1,089	$1,332	$1,548
Increase related to current year tax positions	243	210	121
Increase related to tax positions of prior years	—	6	—
Decrease related to tax positions of prior years	—	—	(18)

Ending balance	$1,332	$1,548	$1,651

The Company does not expect any significant changes to unrecognized tax benefits in the next 12 months. The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates and is subject to examination in all jurisdictions in which it does business. All tax years remain open to examination by all major taxing jurisdictions where the Company files tax returns. The statute of limitations for the tax returns varies by jurisdiction.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2009, 2010 and 2011, the Company did not record any interest or penalties for federal, state, and foreign income tax purposes.

A federal tax provision has not been provided as of December 31, 2009, 2010 and 2011 for U.S. income taxes or any withholding taxes on the undistributed earnings from the Company’s foreign subsidiaries. It is the present intention of management to reinvest the undistributed foreign earnings indefinitely in foreign operations. Generally, such earnings become subject to U.S. tax upon remittance of dividends and under certain other circumstances. The amount of foreign earnings as of December 31, 2011 was insignificant.

11. COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company leases office space under noncancelable operating leases with various expiration dates through February 2018. Office space leases include rent escalation provisions; accordingly, rent expense has been recorded on the straight-line basis over the lease term. Deferred rent of $0 and $54,000 has been recorded as of December 31, 2010 and 2011. Total rental expense in 2009, 2010, and 2011, was $510,000, $496,000, and $580,000, respectively and includes both office space leases and equipment rentals.

Future annual minimum lease payments for operating lease obligations as of December 31, 2011, are as follows (in thousands):

Year ending December 31,
2012	$514
2013	503
2014	488
2015	517
2016	547
Thereafter	674

Total minimum lease payments	$3,243

Legal Proceedings — The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification — The Company indemnifies certain customers, distributors, suppliers, and subcontractors for attorney fees and damages and costs awarded against such parties in certain circumstances in which the Company’s products are alleged to infringe third-party intellectual property rights, including patents, registered trademarks, or copyrights. There were no indemnification costs in the years ended December 31, 2009, 2010, or 2011.

The Company’s Amended and Restated Bylaws require the Company to indemnify its directors and officers and employees to the fullest extent permitted by the California Code. In addition, certain of the Company’s current directors, including the Company’s chief executive officer, have entered into separate indemnification agreements with the Company. The Company’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the Company or its stockholders to the fullest extent permitted by the California Code. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.

12. STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

Under the Company’s Eighth Amended and Restated Articles of Incorporation, as amended, the Company, as of December 31, 2010 and 2011, has authorized the issuance of 195,455,158 shares of convertible preferred stock, with a par value of $0.0001, which have been designated as Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock. Convertible preferred stock consists of the following (in thousands except share and per share amounts):

	As of December 31, 2010
Series	Period Issued		Price Per Share	Preferred Stock	Shares Authorized	Shares Outstanding	Liquidation Value
Series A	July 2001	$	0.7384	$10,328	14,126,831	14,050,653	$10,375
Series B	February 2003	$	0.5696	14,399	25,498,596	25,456,462	14,500
Series C	November and December 2005, January and April 2006	$	0.4698	26,160	59,212,118	55,924,788	26,273
Series D	May, June and July 2007	$	0.5005	12,810	37,617,613	27,577,367	13,802
Series E	June 2008, and March and May 2009	$	0.3936	13,751	59,000,000	39,268,520	15,456

Total				$77,448	195,455,158	162,277,790	$80,406

	As of December 31, 2011
Series	Period Issued		Price Per Share	Preferred Stock	Shares Authorized	Shares Outstanding	Liquidation Value
Series A	July 2001	$	0.7384	$10,328	14,126,831	14,050,653	$10,375
Series B	February 2003	$	0.5696	14,399	25,498,596	25,456,462	14,500
Series C	November and December 2005, January and April 2006	$	0.4698	26,160	59,212,118	55,924,788	26,273
Series D	May, June and July 2007	$	0.5005	12,810	37,617,613	27,577,367	13,802
Series E	June 2008, and March and May 2009, and June 2011	$	0.3936	16,856	59,000,000	47,157,478	18,561

Total				$80,553	195,455,158	170,166,748	$83,511

In March through May 2009, the Company issued 7,827,886 shares of Series E convertible preferred stock at $0.3936 per share for cash proceeds of $3.0 million (net of issuance costs of $42,000) to existing investors, after reopening the Series E convertible preferred stock financing. In conjunction with the reopening of the Series E convertible preferred stock financing, the Company issued warrants to purchase 2,739,757 of Series E convertible preferred stock.

In June 2011, $2.9 million of convertible note principal and $247,000 of related accrued interest was converted into 7,888,958 shares of Series E convertible preferred stock.

The holders of convertible preferred stock have the following rights:

Dividends — Holders of the preferred stock are entitled to receive quarterly noncumulative dividends in preference to the common shareholders at the following rate:

•	$0.0591 per share per annum on each outstanding share of Series A convertible preferred stock
•	$0.0456 per share per annum on each outstanding share of Series B convertible preferred stock

•	$0.0376 per share per annum on each outstanding share of Series C convertible preferred stock
•	$0.0400 per share per annum on each outstanding share of Series D convertible preferred stock
•	$0.0315 per share per annum on each outstanding share of Series E convertible preferred stock

No dividends have been declared to date. In the event dividends are paid on common stock, then the Company shall pay an additional dividend on all outstanding preferred stock in an amount per share (on an as-if-converted to common stock basis) equal to the amount paid or set aside for each share of common stock.

Voting — Each share has voting rights equivalent to the number of shares of common stock into which such preferred shares could be converted.

In June 2008, the bylaws were amended to define the number of directors at not less than five and no more than seven. The exact number of directors was then set at five, as follows:

•	The holders of preferred stock, voting as a separate class, shall be entitled to elect two directors
•	The holders of common stock, voting as a separate class, shall be entitled to elect one director
•	The holders of a majority of the outstanding shares of common stock and preferred stock, voting together as a single class, shall be entitled to elect two directors, so designated as joint directors

Conversion — Holders of preferred stock have the option to convert each share of preferred stock into common stock (subject to adjustment for events of dilution). Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock are convertible into 1.15 shares, one share, one share, one share, and one share of common stock, respectively. The preferred stock shall automatically be converted into common stock upon the earlier of (i) the date specified by the vote or written consent or agreement of holders of at least 60% of the then outstanding shares of preferred stock, voting or acting together as a single class or (ii) an underwritten public offering pursuant to an effective registration statement with a pre-offering valuation of at least $300 million and which results in aggregate cash proceeds of not less than $30 million. In addition, the Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock included down-round provisions which would adjust the conversion price for any additional stock issued without consideration or for a consideration per share less than the respective conversion price for one or more of the series of preferred stock in effect immediately prior to the issuance of such additional stock.

Liquidation — In the event of liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of the Series E convertible preferred stock, shall be entitled to receive, prior and in preference to any distribution to the other preferred or common holders, an amount of $0.3936 per share for each share of Series E convertible preferred stock held by them, plus all declared but unpaid dividends. If the distribution is insufficient to permit the payment to such holders of the full Series E convertible preferred stock preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E convertible preferred stock, in proportion to the number of shares of Series E convertible preferred stock held by each. After payment in full to the holders of the Series E convertible preferred stock, Series D convertible preferred stock shall be entitled to receive, prior and in preference to any distribution to the other preferred or common holders, an amount of $0.5005 per share for each share of Series D convertible preferred stock, plus all declared but unpaid dividends. If the distribution is insufficient to permit the payment to such holders of the full Series D convertible preferred stock amount, then it will be distributed ratably among the Series D convertible preferred stock holders in proportion to the number of shares held by each. After payment in full to the holders of Series E convertible preferred stock and Series D convertible preferred stock, the Series C convertible preferred stock holders shall be entitled to receive $0.4698 per share for each share of Series C convertible preferred stock, plus all declared but unpaid dividends. If the distribution is insufficient to permit the payment to such holders of the full Series C convertible preferred stock amount, then it will be distributed ratably among the Series C convertible preferred stock holders in proportion to the number of shares held by each. After payment in full to the holders of the Series E convertible preferred stock, Series D convertible preferred stock, and Series C convertible preferred stock, any remaining assets and funds will be distributed to the holders of Series B convertible preferred stock and the Series A convertible preferred stock on a pari passu basis prior to any distribution to the common shareholders. The Series B convertible preferred stock shall be entitled to receive an amount per share equal to $0.5696 per share and the Series A convertible preferred stock shall be entitled to receive an amount per share equal to $0.7384 per share. If the distribution is insufficient to permit the payment to such holders of the full Series B convertible preferred stock and Series A convertible preferred stock amounts, then it will be distributed ratably among the Series B convertible preferred stock and Series A convertible preferred stock holders in proportion to the number of shares held by each. The remaining assets shall be distributed among the holders of preferred stock and common stock, pro rata, based on the number of shares of common stock held by each, as if conversion of all Series E convertible preferred stock, Series D convertible preferred stock, Series C convertible preferred stock, Series B convertible preferred stock, and Series A convertible preferred stock had occurred.

Common Stock

Under the terms of certain stock purchase agreements with employees, the Company has the right to repurchase such shares at the original price in certain circumstances. There were no shares subject to repurchase as of December 31, 2010 and 2011.

Common Shares Reserved for Issuance — The Company has reserved shares of common stock for issuance as of December 31, 2011, as follows:

December 31, 2011
Conversion of Series A convertible preferred stock	16,165,451
Conversion of Series A convertible preferred stock warrants	87,643
Conversion of Series B convertible preferred stock	25,456,462
Conversion of Series C convertible preferred stock	55,924,788
Conversion of Series C convertible preferred stock warrants	3,287,330
Conversion of Series D convertible preferred stock	27,577,367
Conversion of Series D convertible preferred stock warrants	8,242,244
Conversion of Series E convertible preferred stock	47,157,478
Conversion of Series E convertible preferred stock warrants	9,824,950
Options outstanding under stock option plan	44,591,429
Options available for grant under stock option plan	8,847,215

Total	247,162,357

Convertible Preferred Stock Warrants

The Company has issued warrants in connection with various transactions. The Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock warrants expire at various dates through November 2018 and shall automatically be exercised and converted into common stock upon an underwritten public offering pursuant to an effective registration statement, except for warrants for 76,178, 601,319, 749,750, and 550,000 shares of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, and Series E convertible preferred stock, respectively, which will convert into warrants for common stock (all based on a one for one conversion ratio except for the Series A preferred stock warrants, which will convert at a ratio of 1.15 shares of common stock for each share of Series A convertible preferred stock).

Prior to January 1, 2009, the Company had recorded these warrants as a component of stockholders’ equity. On January 1, 2009, the Company adopted new guidance relating to the accounting for contracts in an entity’s own equity. The adoption of this new guidance resulted in the Company determining that the warrants to purchase convertible preferred stock should be classified as liabilities and recorded at their fair value at each balance sheet date, with the increase or decrease in fair value reported in other income (expense) in the consolidated statement of operations and comprehensive income (loss). On January 1, 2009, the Company reclassified the carrying value of its convertible preferred stock warrants from stockholders’ equity to a convertible preferred stock warrant liability. The difference between the fair value of the warrants at January 1, 2009, and the amount previously recorded in stockholders’ equity was $3.9 million and was recorded as a decrease in accumulated deficit upon adoption. The change in fair value of the preferred stock warrant liability for the years ended December 31, 2009, 2010, and 2011 was $3.0 million, $190,000, and $3.1 million, respectively. These amounts were recorded in the consolidated statements of operations and comprehensive income (loss) as change in fair value of convertible preferred warrant liability. The assumptions used to revalue convertible preferred stock warrants using the Black-Scholes model are as follows:

Year Ended December 31
	2009	2010	2011
Estimated term (years)	0.6 - 8.9	1.3 - 7.9	0.4 - 6.9
Risk-free rate	1.4 - 3.1%	0.3 – 2.7%	0.1 – 1.4%
Volatility	48.1 - 49.3%	40.9 - 46.7%	22.9 - 47.3%
Dividend	—	—	—

The Company will continue to adjust the preferred stock warrant liability for changes in the fair value of the warrants until the earlier of the exercise of the warrants or the conversion of the underlying preferred stock into common stock, at which time the liability will be reclassified to stockholders’ equity, or the expiration of the warrant.

In March through May 2009, in conjunction with the reopening of the Series E convertible preferred stock financing, the Company issued warrants to purchase 2,739,757 shares of Series E convertible preferred stock with an exercise price of $0.3936 per share to existing investors. The warrants are exercisable any time at the option of the holder and expire on various dates between March and May 2016. The fair value of the warrants of $228,000 was initially determined using the Black-Scholes model with the following assumptions; contractual life of seven years, risk-free interest rate between 2.2% and 2.7%, volatility of 53.1%, and no dividends during the expected term. The fair values of the warrants were recorded as a reduction in the proceeds from the Series E convertible preferred stock issuance and an increase to convertible preferred stock warrant liability.

In August 2009, in connection with the Convertible Note Agreement with current stockholders, the Company issued warrants to purchase 2,541,382 shares in the next equity financing or shares of Series E convertible preferred stock if the next equity financing did not occur. The warrants were issued with an exercise price of $0.20 per share for each share of Series E convertible preferred stock. The fair value of the warrants of $767,000 was initially determined using the Black-Scholes model with the following assumptions; contractual life of seven years, risk-free interest rate of 3.1%, volatility of 55%, and no dividends during the expected term. The fair value of the warrants was recorded as a discount on the related notes payable and an increase to convertible preferred stock warrant liability.

As of December 31, 2010 and December 31, 2011, the following fully vested warrants were outstanding (in thousands except share and per share amounts):

Series	Weighted Average Exercise Price	Warrants	Value as of December 31, 2010	Value as of December 31, 2011
A	$0.7400	76,178	$16	$25
C	$0.4698	3,287,330	434	842
D	$0.2688	8,242,244	2,485	3,865
E	$0.3202	9,824,950	2,420	3,768

Total		21,430,702	$5,355	$8,500

13. STOCK-BASED COMPENSATION

The 2010 Equity Incentive Plan (as amended, the “2010 Plan”) received shareholder approval in November 2010 and was amended in September 2011. The 2010 Plan replaces the 2000 Stock Plan (“2000 Stock Plan”) that expired on July 13, 2010. No additional shares were proposed for the plan. The remaining shares available under the 2000 Stock Plan were incorporated into the 2010 Plan.

The Company’s 2000 Stock Plan (as amended, the “2000 Stock Plan”) was divided into two separate equity programs: (i) the option grant program under which eligible employees and nonemployees may be granted both incentive and nonstatutory options to purchase shares of common stock and (ii) the stock issuance program under which eligible employees and nonemployees may be issued shares of common stock directly, either through immediate purchase of such shares or as consideration for services rendered to the Company (“Stock Purchase Rights”). Under the 2000 Stock Plan, employees, directors, consultants and other independent advisors who provided services to the Company could be granted Stock Purchase Rights or options to purchase shares of the Company’s common stock. The 2000 Stock Plan permitted Stock Purchase Rights and incentive stock options to be granted at prices no less than 85% of the fair market value per share of common stock on the option grant date. If the Stock Purchase Rights or option was granted to a 10% shareholder, then the purchase or exercise price per share was to be no less than 110% of the fair market value per share of common stock on the grant date. Stock option grants generally expired 10 years from the date of grant and generally vested over a four-year period.

The Company’s 2010 Plan is divided into four separate equity programs: (i) the option grant program under which, (a) eligible employees may be granted incentive options (“ISOs”) to purchase shares of common stock or (b) eligible employees, directors or consultants (“service providers”) may be granted nonstatutory options (“NSOs”) to purchase shares of common stock (“Stock Options”); (ii) the restricted stock purchase program under which eligible service providers may be issued shares of common stock directly, either through immediate purchase of such shares or as consideration for services rendered to the Company (“Restricted Stock”); (iii) the stock appreciation rights program under which eligible service providers may be granted stock appreciation rights to receive payment from the Company upon exercise of the appreciated stock right (“Stock Appreciation Rights”); and (iv) the restricted stock units program under which eligible service providers may be granted restricted stock units (“RSUs”) to receive payment from the Company based on specified vesting criteria.

Under the 2010 Plan, employees and service providers may be granted options to purchase shares of the Company’s common stock, while eligible service providers may be granted Restricted Stock, Stock Appreciation Rights, or Restricted Stock Units. As of December 31, 2009, 2010 and 2011 no Restricted Stock, Stock Appreciation Rights or RSUs have been issued to service providers.

The 2010 Plan permits stock options to be granted at prices no less than 100% of the fair market value per share of common stock on the option grant date. If the option is granted to a 10% shareholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Stock option grants generally expire 10 years from the date of grant and generally vest over a four-year period.

Under the Restricted Stock purchase program, shares of the Company’s common stock can be issued to Service Providers in the amounts, restriction periods, and such other terms and conditions as the Company’s board of directors, in its sole discretion, will determine. Restricted Stock issued is non-transferrable until period of restriction has ended.

Under the 2010 Plan, Stock Appreciation Rights can be granted at no less than 100% of the fair market value per share of common stock on the grant date. Upon exercise of a Stock Appreciation Right, the amount of payment is determined by multiplying (i) the difference between the fair market value at the date of exercise and exercise price; times (ii) the number of shares exercised associated with the Stock Appreciation Right. Payment may be in cash, shares of equivalent value or in some combination of both. The expiration date of granted Stock Appreciation Rights is determined by the Company’s board of directors, in its sole discretion, but the expiration date cannot exceed 10 years from the date of grant.

Under the Restricted Stock Units program, RSUs are granted to service providers with vesting criteria determined by the Company’s board of directors, which, depending on the extent to which the criteria are met determines the number of RSUs to be paid out. The vesting criteria are typically based upon, but not limited to, achieving Company, business unit, or individual goals. The Company’s board of directors may reduce or waive the vesting criteria to receive payment. Payment may be in cash, shares of equivalent value, or in some combination of both. All unearned RSUs are forfeited to the Company.

As of December 31, 2010 and 2011, the Company has granted only ISO’s and NSO’s under the 2010 Plan. The 2010 Plan expires in November 2020.

The activity under the Company’s stock option plans during 2009, 2010 and 2011 is summarized as follows (in thousands, except share and per share data):

	Shares Available for Grant	Options Outstanding	Weighted- Average Exercise Price	Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value

Outstanding — January 1, 2009	8,513,778	37,110,900	$0.14	8.5	$206
Options granted (weighted-average fair value of $0.09 per share)	(3,957,000)	3,957,000	0.14		—
Options exercised	—	(81,250)	0.13		(1)
Options canceled	4,766,211	(4,766,211)	0.13		(51)

Outstanding —December 31, 2009	9,322,989	36,220,439	$0.14	8.0	$154

Options retired	(2,386,586)
Options granted (weighted-average fair value of $0.09 per share)	(8,875,000)	8,875,000	0.14		—
Options exercised	—	(318,041)	0.12		(6)
Options canceled	4,093,009	(4,093,009)	0.14		(42)

Outstanding — December 31, 2010	2,154,412	40,684,389	$0.14	7.4	$9,791

Additional shares authorized	11,000,000	—	—
Options granted (weighted-average fair value of $0.24 per share)	(5,093,500)	5,093,500	0.44
Options exercised	—	(400,157)	0.14		(108)
Options canceled	786,303	(786,303)	0.14		(226)

Outstanding — December 31, 2011	8,847,215	44,591,429	$0.17	6.8	$16,790

Options vested and exercisable as of December 31, 2011		31,368,383	$0.14	6.0	$12,890

Options vested and expected to vest as of December 31, 2011		43,405,154	$0.17	6.7	$16,413

The weighted-average grant date fair value of options granted was $0.09, $0.09, and $0.24 for the years ended December 31, 2009, 2010, and 2011, respectively. The total intrinsic value of options exercised during the year ended December 31, 2009, 2010, and 2011 was $1,000, $6,000, and $108,000, respectively.

The following table summarizes the stock options outstanding as of December 31, 2011:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price of Options Outstanding	Number Exercisable	Weighted- Average Exercise Price of Options Exercisable
$ 0.10	892,800	2.9	$0.10	892,800	$0.10
0.13	8,854,713	4.6	0.13	8,854,713	0.13
0.14	19,795,916	7.5	0.14	18,502,791	0.14
0.15	9,954,500	6.2	0.15	9,954,500	0.15
0.31	1,665,000	10.0	0.31	1,600,000	0.31
0.50	3,428,500	9.7	0.50	2,700,000	0.50

	44,591,429	6.8	$0.17	42,504,804	$0.17

The Company estimates the fair value of stock options granted on the grant date using the Black-Scholes option-pricing model and applies the straight-line method of expense attribution. The difference between the number of shares exercisable above and options vested and exercisable as of December 31, 2011 is due to outstanding options which contain provisions allowing for early exercise of such awards prior to vesting.

Weighted-average assumptions used to value stock options granted to employees for the years ended December 31, 2009, 2010, and 2011 are as follows:

Year Ended December 31,
	2009	2010	2011
Expected term (years)	5.5-6.5	5.6-6.5	5.6-6.5
Risk-free rate	1.4 - 5.1%	1.4 -5.1%	1.1 - 4.9%
Volatility	50.0 - 58.3%	50.0 - 58.2%	48.9 - 58.3%
Dividend	—	—	—

To estimate volatility, management determined a group of publicly traded peer companies that operate in a similar industry and calculated the average historical volatilities of these companies. The risk-free interest rate used was the Federal Reserve Bank’s constant maturities interest rate commensurate with the expected life of the options. The expected dividend yield was 0%, as the Company does not anticipate paying a dividend within the relevant timeframe. The expected term of the options was estimated using the simplified method allowed under SEC guidance.

The Company recorded employee stock-based compensation expense of $557,000, $612,000, and $763,000 for the years ended December 31, 2009, 2010, and 2011, respectively. As of December 31, 2011, approximately $1.6 million of total unrecognized compensation cost related to unvested stock options is expected to be recognized ratably over a weighted-average period of 2.5 years.

The stock-based compensation by expense category as of December 31, 2009, 2010, and 2011 is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Cost of goods sold	$24	$44	$72
Research and development	165	158	155
Sales and marketing	73	116	197
General and administrative	295	294	339

Total stock-based compensation	$557	$612	$763

14. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan (the “Plan”) covering substantially all employees of the Company. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.

Eligible employees may contribute from 0% to 100% of their annual compensation to the Plan, limited to a maximum amount set periodically by the Internal Revenue Service. The Plan also allows for discretionary employer contributions. The Company has not made any contributions to date.

15. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise for which discrete financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company is organized as, and operates in, one reportable segment. The Company has two operating segments which have discrete financial information and which are aggregated into one reportable segment based on the applicable aggregation criteria. The Company’s Chief Executive Officer, who is considered to be the chief operating decision maker, reviews financial information presented on a consolidated basis as well as discrete financial information by operating segment for purposes of evaluating financial performance and allocating resources.

Revenue by region is classified based on the locations to which the product is shipped, which may differ from the customer’s principal offices. Revenue by geographic region for the years ended December 31, 2009, 2010, and 2011 were as follows (in thousands):

		Year Ended December 31,
		2009		2010		2011
China	$	10,237	$	18,985	$	28,716
Korea		7,084		6,568		11,914
Taiwan		1,059		3,706		5,223
Japan		62		374		2,952
United States		177		1,071		1,563
Other		2		19		59

Total revenue	$	18,621	$	30,723	$	50,427

Revenue by product family for the years ended December 31, 2009, 2010 and 2011 was as follows (in thousands):

		Year Ended December 31,
		2009		2010		2011
AC/DC power conversion	$	18,606	$	27,877	$	42,346
LED Solid State Lighting		15		2,841		6,563
LED display backlighting		—		5		1,518

Total revenue	$	18,621	$	30,723	$	50,427

The following table presents property and equipment, net of accumulated depreciation, by geographic area which is based on the physical location of the assets as of December 31, 2010 and 2011 (in thousands):

		2010		2011
United States	$	804	$	941
China		94		212
Other		15		48

Total property and equipment – net	$	913	$	1,201

16. SUBSEQUENT EVENTS

In January 2012, the Company amended its line of credit, extending the maturity to November 24, 2013, increasing the interest rate to a variable annual interest rate of 1.25% above the prime rate, amending the borrowing base formula, and increasing the maximum borrowing limit to $11.0 million. In addition, under such amendment, the minimum tangible net worth covenant was replaced with a minimum EBITDA requirement. Furthermore, the amendment also waived the requirement to submit audited financial statements for the year ended December 31, 2010 until December 31, 2012.

In February 2012, 2,640,220 of the outstanding Series C convertible preferred stock warrants were exercised for gross proceeds of $1.2 million, while 45,791 Series C convertible preferred stock warrants expired. As of December 31, 2011, these warrants represented $655,000 of the $8.5 million convertible preferred stock warrant liability on the accompanying consolidated balance sheets.

In February 2012, the Company entered into an arrangement to acquire a research and development team, including certain employees, equipment, and technologies, from a business located in China for a total potential cost of $6.3 million, of which $0.5 million is payable in cash, including potential earn-outs of up to $2.0 million, and approximately $3.8 million paid through the issuance of 5,000,000 shares of the Company’s common stock. The Company’s VP of Engineering held a 20% ownership of the business as of the transaction date and received 45% of the total equity consideration. The Company is currently assessing the appropriate accounting for this transaction.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13.  Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and The NASDAQ Global Market listing fee.

Securities and Exchange Commission registration fee	$	*
Financial Industry Regulatory Authority filing fee		*
The NASDAQ Global Market listing fee		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14.  Indemnification of Directors and Officers

On completion of this offering, the Registrant’s restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.  Recent Sales of Unregistered Securities

Since March 31, 2009, the Registrant issued unregistered securities to a limited number of persons, as described below.

Sales of Convertible Promissory Notes and Preferred Stock

•

In March and May 2009, the Registrant issued and sold an aggregate of 7,827,886 shares of the Registrant’s Series E preferred stock to a total of 13 accredited investors at $0.3936 per share, for aggregate proceeds of $3.1 million.

•	In August and October 2009, the Registrant issued and sold convertible promissory notes to a total of six investors for an aggregate principal amount of $2.9 million.

•

In June 2011, the Registrant issued and sold an aggregate of 7,888,958 shares of the Registrant’s Series E preferred stock to a total of six accredited investors at $0.3936 per share for an aggregate purchase price, comprised solely of conversion of indebtedness of the Registrant and interest accrued thereupon, of $3.1 million.

•

In February 2012, the Registrant issued and sold an aggregate of 2,640,220 shares of the Registrant’s Series C preferred stock to a total of 11 accredited investors at $0.46980 per share upon the exercise of outstanding warrants for an aggregate purchase price of $1.2 million.

Warrants

•

In March and May 2009, the Registrant issued warrants to purchase an aggregate of 2,739,757 shares of the Registrant’s Series E preferred stock to 13 accredited investors at an exercise price of $0.3936 per share.

•

In August and October 2009, the Registrant issued warrants to purchase an aggregate of 2,541,382 shares of the Registrant’s Series E preferred stock to six accredited investors at an exercise price of $0.20 per share.

Options and Common Stock Issuances

•

From March 31, 2009 through March 31, 2012, the Registrant granted to its employees, consultants and other service providers options to purchase an aggregate of 22,576,000 shares of common stock at prices ranging from $0.14 to $0.55 per share for an aggregate purchase price of $6.8 million.

•

From March 31, 2009 through March 31, 2012, the Registrant issued and sold an aggregate of 1,199,864 shares of common stock upon the exercise of options issued to certain employees, consultants and other service providers at exercise prices ranging from $0.10 to $0.15 per share, for an aggregate consideration of $0.2 million.

•

In February 2012, the Registrant issued and sold an aggregate of 5,000,000 shares of the Registrant’s common stock to two accredited investors in partial consideration for assets purchased by the Registrant.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of securities pursuant to Items 1 and 2 above were accredited or sophisticated and either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Bylaws of the Registrant, as currently in effect.

3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

4.1*	Specimen common stock certificate of the Registrant.

4.2	Amended and Restated Investors’ Rights Agreement, dated as of March 24, 2009, between Registrant and certain holders of the Registrant’s capital stock named therein.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1#*	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.2#	2000 Stock Plan and Form of Stock Option Agreement under 2000 Stock Plan.

10.3#	2010 Equity Incentive Plan and Form of Stock Option Agreement under 2010 Equity Incentive Plan.

10.4#*	2012 Equity Incentive Plan and Form of Stock Option Agreement under 2012 Equity Incentive Plan.

10.5#*	2012 Employee Stock Purchase Plan.

10.6	Commercial Office Lease, dated as of July 20, 2011, between Campbell Technology Park, LLC and Registrant.

10.7	First Amendment to Commercial Office Lease, dated as of November 11, 2011, between Campbell Technology Park, LLC and Registrant.

10.8	Loan and Security Agreement, dated as of November 25, 2008, between Silicon Valley Bank and Registrant.

10.9	Amendment to Loan and Security Agreement, dated as of September 28, 2009, between Silicon Valley Bank and Registrant.

Exhibit Number	Description

10.10	Amendment to Loan and Security Agreement, dated as of March 31, 2009, between Silicon Valley Bank and Registrant.

10.11	Amendment to Loan and Security Agreement, dated as of March 12, 2010, between Silicon Valley Bank and Registrant.

10.12	Amendment to Loan and Security Agreement, dated as of April 21, 2010, between Silicon Valley Bank and Registrant.

10.13	Amendment to Loan and Security Agreement, dated as of June 18, 2010, between Silicon Valley Bank and Registrant.

10.14	Amendment to Loan and Security Agreement, dated as of June 14, 2011, between Silicon Valley Bank and Registrant.

10.15	Amendment to Loan and Security Agreement, dated as of November 23, 2011, between Silicon Valley Bank and Registrant.

10.16	Amendment to Loan and Security Agreement, dated as of December 24, 2011, between Silicon Valley Bank and Registrant.

10.17	Amendment to Loan and Security Agreement, dated as of January 23, 2012, between Silicon Valley Bank and Registrant.

10.18#	Employment Offer Letter between the Registrant and Ron Edgerton, dated as of February 7, 2008.

10.19#	Employment Offer Letter between the Registrant and James V. McCanna, dated as of April 25, 2008.

10.20#	Employment Offer Letter between the Registrant and Scott Brown, dated as of October 14, 2011.

10.21#	Employment Offer Letter between the Registrant and Alex Sinar, dated as of October 20, 2011.

21.1	List of subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 to this registration statement on Form S-1).

*	To be filed by amendment.
#	Indicates management contract or compensatory plan.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)        For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on the      day of                     , 2012.

IWATT INC.

By:
Ron Edgerton
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Edgerton and James V. McCanna, jointly and severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of iWatt Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
Ron Edgerton	President, Chief Executive Officer and Director (Principal Executive Officer)	, 2012
James V. McCanna	Chief Financial Officer (Principal Financial and Accounting Officer)	, 2012
Jack C. Carsten	Director	, 2012
Kaj den Daas	Director	, 2012
Lawrence G. Finch	Director	, 2012
James D. Marver	Director	, 2012
Brian McDonald	Director	, 2012
Lee Stoian	Director	, 2012

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2*	Bylaws of the Registrant, as currently in effect.
3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1*	Specimen common stock certificate of the Registrant.
4.2	Amended and Restated Investors’ Rights Agreement, dated as of March 24, 2009, between Registrant and certain holders of the Registrant’s capital stock named therein.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1#*	Form of Indemnification Agreement between the Registrant and its directors and officers.
10.2#	2000 Stock Plan and Form of Stock Option Agreement under 2000 Stock Plan.
10.3#	2010 Equity Incentive Plan and Form of Stock Option Agreement under 2010 Equity Incentive Plan.
10.4#*	2012 Equity Incentive Plan and Form of Stock Option Agreement under 2012 Equity Incentive Plan.
10.5#*	2012 Employee Stock Purchase Plan.
10.6	Commercial Office Lease, dated as of July 20, 2011, between Campbell Technology Park, LLC and Registrant.
10.7	First Amendment to Commercial Office Lease, dated as of November 11, 2011, between Campbell Technology Park, LLC and Registrant.
10.8	Loan and Security Agreement, dated as of November 25, 2008, between Silicon Valley Bank and Registrant.
10.9	Amendment to Loan and Security Agreement, dated as of September 28, 2009, between Silicon Valley Bank and Registrant.
10.10	Amendment to Loan and Security Agreement, dated March 31, 2009, between Silicon Valley Bank and Registrant.
10.11	Amendment to Loan and Security Agreement, dated as of March 12, 2010, between Silicon Valley Bank and Registrant.
10.12	Amendment to Loan and Security Agreement, dated as of April 21, 2010, between Silicon Valley Bank and Registrant.
10.13	Amendment to Loan and Security Agreement, dated as of June 18, 2010, between Silicon Valley Bank and Registrant.
10.14	Amendment to Loan and Security Agreement, dated as of June 14, 2011, between Silicon Valley Bank and Registrant.
10.15	Amendment to Loan and Security Agreement, dated as of November 23, 2011, between Silicon Valley Bank and Registrant.
10.16	Amendment to Loan and Security Agreement, dated as of December 24, 2011, between Silicon Valley Bank and Registrant.
10.17	Amendment to Loan and Security Agreement, dated as of January 23, 2012, between Silicon Valley Bank and Registrant.
10.18#	Employment Offer Letter between the Registrant and Ron Edgerton, dated as of February 7, 2008.
10.19#	Employment Offer Letter between the Registrant and James V. McCanna, dated as of April 25, 2008.
10.20#	Employment Offer Letter between the Registrant and Scott Brown, dated as of October 14, 2011.
10.21#	Employment Offer Letter between the Registrant and Alex Sinar, dated as of October 20, 2011.
21.1	List of subsidiaries of the Registrant.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6 to this registration statement on Form S-1).

*	To be filed by amendment.
#	Indicates management contract or compensatory plan.

Exhibit 4.2

IWATT INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of March 24, 2009, by and among iWatt Inc., a California corporation (the “Company”), the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor,” and Arthur Collmeyer, Mark Telefus, and Jim Patterson, each of whom is herein referred to as a “Founder”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) have purchased shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

WHEREAS, certain of the Existing Investors have also purchased warrants to purchase shares of Preferred Stock of the Company pursuant to a Convertible Note and Warrant Purchase Agreement dated as of February 10, 2005, a Convertible Note and Warrant Purchase Agreement dated as of December 14, 2007, as amended, a Convertible Note and Warrant Purchase Agreement dated as of March 19, 2008 and a Series E Preferred Stock and Warrant Purchase Agreement dated June 23, 2008 (the “Bridge Warrants”).

WHEREAS, the Company and certain of the Investors entered into a Loan and Security Agreement (the “Loan Agreement”) dated November 25, 2008.

WHEREAS, the Existing Investors and the Company entered into the Amended and Restated Investors’ Rights Agreement dated November 25, 2008 (the “Prior Agreement”).

WHEREAS, the Company and certain of the Investors are entering into an Amended and Restated Series E Preferred Stock and Warrant Purchase Agreement (the “Amended Purchase Agreement”) dated of even date herewith and it is a condition to the parties’ obligations under the Amended Purchase Agreement that the Company and the Investors enter into this Agreement.

WHEREAS, based on the changes contemplated in this Agreement, the Prior Agreement may be amended with the consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock (each as defined in the Prior Agreement).

WHEREAS, the Company and the Existing Investors (who are holders of a majority of the outstanding Registrable Securities not including the Founders’ Stock (each as defined in the Prior Agreement)) now wish to amend, restate and supersede the Prior Agreement in order to grant all of the Investors certain registration rights, information rights and a right of first offer with respect to certain issuances by the Company of its securities.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and that all provisions of rights granted and covenants made in the Prior Agreement are hereby superseded in their entirety and shall have no further force or effect, and

The parties hereto further agree as follows:

AGREEMENT

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The terms “register, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.16 hereof; (ii) the shares of Common Stock issued to the Founders as of June 23, 2008 or issued or issuable on the exercise or other right under an equity incentive plan of the Company (the “Founders’ Stock”), provided, however, that for the purposes of Section 1.2, 1.4 or 1.13 the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders; (iii) the shares of Common Stock issuable or issued upon conversion of up to 76,178 shares of Series A Preferred Stock and 42,134 shares of Series B Preferred Stock issuable upon exercise of warrants held by Silicon Valley Bank; (iv) the shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock issuable upon exercise of the Bridge Warrants; (v) the shares of Common Stock issuable or issued upon conversion of shares of Series D Preferred Stock issuable upon exercise of the Bridge Warrants; (vi) the shares of Common Stock issuable or issued upon conversion of shares of Series E Preferred Stock issuable upon exercise of the Bridge Warrants; (vii) the shares of Common Stock issuable or issued upon conversion of shares of Series E Preferred Stock issuable upon exercise of certain warrants issued pursuant to the Series E Preferred Stock and Warrant Purchase Agreement dated June 23, 2008, as amended March 24, 2009; (viii) solely for purposes of the registration rights granted pursuant to Sections 1.3 and 1.4 below and the related provisions of Section 1 below and for purposes of Sections 1.15, 2.1 and 2.2, all shares of Common Stock issuable upon the conversion of any shares of Series D Preferred Stock or Series E Preferred Stock issuable upon the exercise of certain warrants issued to Silicon Valley Bank on or about November 25, 2008; and (ix) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i)-(viii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then outstanding exercisable or convertible securities which would upon issuance be, Registrable Securities;

(d) Subject to Section 1.1 (b)(ii), the term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;

(f) The term “SEC” means the Securities and Exchange Commission; and

(g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, with a pre-offering valuation of at least $300 million and which results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions).

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) January     , 2012 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the

Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities in such notice. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (ii) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to bear expenses according to this Section 1.7(c) for more than five (5) registrations requested pursuant to Section 1.4.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering (unless such offering is the initial public offering bf the Company’s securities, in which case shares to be sold by the selling Holders may be excluded if the underwriters make the determination described above and such registration does not include shares of any other selling shareholder), and in no event shall the amount of securities of the selling Holders to be included in the offering be reduced until all securities proposed to be offered by the Founders and by any selling shareholders other than the Investors have been excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each other person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee if such transferee or assignee (i) is a subsidiary, parent, general partner, limited partner, retired partner, member, retired member or affiliate of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, (iii) is an entity controlling, controlled by or under common control with any Investor or (iv) acquires at least 100,000 shares of such securities (or all of the Holders’ Registrable Securities, if less), provided the Company is, within a reasonable time frame after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company covenants and agrees that it shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration to the Company.

1.14 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 1.14 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 1, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

1.15 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration or acquired through any registered offering by the Company) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. Any discretionary waiver or termination of the restrictions set forth in this Section 1.15 by the Company or the underwriter of any Investor or of any officer, director or one-percent securityholder shall apply to all the Investors on a pro rata basis (according to the total number of Registrable Securities owned by each Investor).

(b) Limitations. The obligations described in Section 1.15(a) shall apply only if all officers and directors of the Company and all one-percent securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.15(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.15.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest of (i) four (4) years following the consummation of a Qualified IPO, (ii) such time as the Company is traded on a securities exchange or the Nasdaq Stock Market and Rule 144 under the Securities Act is available for the sale of all of such Holder’s shares during a one (l)-month period without registration or (iii) the occurrence of a Change of Control (as defined in Section 3.1 herein) in which all of such Holder’s shares are acquired, purchased or exchanged and where the consideration for all of such Holder’s shares is cash or cash equivalents, or capital stock of a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. So long as 10,000,000 shares of Preferred Stock are outstanding, the Company shall deliver to each Holder of at least 4,000,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) audited annual financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such year-end financial reports to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”) and accompanied by a report and opinion thereon by independent public accountants of national standing as selected by the Company’s Board of Directors, (ii) summaries of bookings and backlog and (iii) reports showing variations in such financial statements from the applicable annual budget;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) unaudited quarterly financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such quarterly financial reports to be in reasonable detail and prepared in accordance with GAAP, (ii) summaries of bookings and backlog for the preceding quarter and (iii) reports showing variations in such quarterly financial statements from the applicable quarterly budget;

(c) within thirty (30) days of the end of each month, (i) unaudited monthly financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such monthly financial reports to be in reasonable detail and prepared in accordance with GAAP, (ii) summaries of bookings and backlog for the preceding month and (iii) reports showing variations in such monthly financial statements from the applicable monthly budget;

(d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

(f) commencing with the Company’s 2007 fiscal year, the audit and report and opinion thereon contemplated by Section 2.1 (a) will be prepared by one of the “Big Four” accounting firms (Deloitte & Touche, Ernst & Young, KPMG or PriceWaterhouseCoopers), as selected by the Company’s Board of Directors; provided, however, that if the Board of Directors of the Company concludes in good faith, after all reasonable efforts have been made to select and engage firms from among the Big Four to provide audit services to the Company, that it would be detrimental to the interests of the Company’s shareholders to engage any of such firms to perform those services, then the Board may instead determine to continue the engagement of the Company’s current audit firm to provide audit services for the Company with respect to the Company’s 2007 fiscal year and thereafter.

2.2 Inspection. The Company shall permit each Holder of at least 500,000 shares of Registrable Securities (except for a Holder reasonably deemed by the Company to be a competitor of the Company), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall be an Investor who holds at least 500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (and/or the Common Stock issued upon conversion thereof); provided that for the purpose of determining which persons qualify as Major Investors, persons may aggregate holdings with affiliated persons to meet the qualifying threshold and in such case where the affiliated group of persons holds at least 500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (and/or the Common Stock issued upon conversion thereof), each person in such affiliated group shall be a Major Investor. For purposes of this Section 2.3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 20 calendar days after delivery of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the

Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.3 shall not be applicable to (i) the issuance of securities in connection with stock splits or dividends; (ii) the issuance of Common Stock (or options therefor) to employees, consultants and directors of the Company or any of its subsidiaries, pursuant to stock option or stock purchase plans or agreements approved by at least 66 2/3% of the members of the Board of Directors; (iii) the issuance of securities to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions the purpose of which is not to raise capital, in each case approved by at least 66 2/3% of the members of the Board of Directors; (iv) the issuance of securities pursuant to the exercise of warrants outstanding as of the date of this Agreement; (v) the issuance of securities in connection with a bona fide acquisition, merger or similar transaction, the terms of which have been approved by at least 66 2/3% of the members of the Board of Directors; (vi) the issuance or sale of the Series E Preferred Stock pursuant to the Amended Purchase Agreement, as may be further amended from time to time, and shares of Series E Preferred Stock and Common Stock issuable upon the exercise of warrants issued pursuant to such Amended Purchase Agreement; (vii) the issuance of common stock in a Qualified Public Offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; (viii) the issuance of securities to an entity, as a component of any bona fide business relationship with such entity also involving a material marketing, distribution, product development and/or technology licensing arrangement approved by at least 66 2/3% of the members of the Board of Directors; (ix) securities issued with the written waiver of the right of first offer in this paragraph 2.3 to which the Major Investors may be entitled, executed by the holders of at least 66 2/3% of the outstanding Preferred Stock; or (x) the issuance of common stock upon conversion of the Preferred Stock. In addition to the foregoing, the right of first offer in this paragraph 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501 (a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.5 Confidential Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Confidential Information and Inventions Agreement.

2.6 Directors and Officers Insurance. The Company shall obtain and keep directors and officers liability insurance (“D&O Insurance”) in the minimum coverage amount of $1,000,000 and further covenants to increase the coverage of such D&O Insurance immediately prior to the initial public offering of the Company’s securities to a minimum amount of at least $10,000,000.

2.7 Employee Ownership and Vesting. Unless approved by at least a majority of the members of the Company’s Board of Directors, all stock and stock equivalents issued after the date hereof to employees, directors and consultants of the Company shall be subject to vesting as follows: 25% of any such stock or stock equivalents will vest at the end of the first year following either (i) such issuance or (ii) the commencement of service of the recipient to the Company, with the remaining 75% of any such stock or stock equivalents to vest monthly over the next three years. Unless approved by at least a majority of the members of the Company’s Board of Directors, all stock and stock equivalents issued after the Closing to employees, directors and consultants of the Company shall be subject to a repurchase option which shall provide that upon termination of the employment of the shareholder, with or without cause, the Company or its assignee retains the option to repurchase at cost any unvested shares held by such shareholder.

2.8 VPVP Director. The VPVP Director (as defined in the Amended and Restated Voting Agreement of even date herewith) shall be accorded no less favorable treatment than any other outside Board member with respect to all matters, including, without limitation, expense reimbursement, stock options or stock grants, benefits and access to Company information and management.

2.9 Information to VPVP. The Company shall provide to VantagePoint Venture Partners (“VPVP”) on a monthly basis a completed portfolio company tracking report in the form to be provided by VPVP.

2.10 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through 2.5 and Sections 2.7 through 2.9 shall terminate as to each Holder and be of no further force or effect immediately prior to (i) the consummation of a Qualified IPO or (ii) upon a Change of Control of the Company, as defined in Section 3.1 hereof.

(b) The covenants set forth in Sections 2.1, 2.2 and 2.9 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.1 0(a) above.

3. Miscellaneous.

3.1 Definition of Change of Control. For purposes of this Agreement a “Change of Control” shall occur when the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business or merges with or into or consolidates with any other corporation (other than a wholly-owned subsidiary) or effects any other transaction or series of related transactions (other than equity financing transactions for the purpose of raising capital) in which the shareholders of the Company immediately preceding the transaction or series of related transactions hold, after the transaction or series of related transactions, less than 50% of the voting power of the resulting corporation or entity and less than 50% of the voting power of its ultimate corporate parent, if applicable, provided that a merger effected solely for the purpose of changing the domicile of the Company shall not constitute a Change of Control.

3.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or any Common Stock issued upon conversion of any shares of Preferred Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series E Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.4 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on Exhibit A hereto or as subsequently modified by written noticed

3.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.6 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE

BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF CALIFORNIA OR THE UNITED STATES DISTRICT COURT IN THE STATE OF CALIFORNIA, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY UNITED STATES DISTRICT COURT IN THE STATE OF CALIFORNIA AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Consent and Waiver of Existing Investors. The undersigned constitute the holders of a majority of Registrable Securities outstanding (excluding the Founders’ Stock) pursuant to the Prior Agreement, and, pursuant to Section 3.3 of the Prior Agreement, hereby consent to (a) the grant of registration rights as contemplated herein, (b) the amendment and restatement of the Prior Agreement by this Agreement, and (c) the waiver of the Right of First Offer as set forth in Section 2.3 of the Prior Agreement with respect to the issuance of shares of Series E Preferred Stock pursuant to the Series E Purchase Agreement.

3.11 Entire Agreement. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.12 Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted by the arbitration and mediation organization JAMS (“JAMS”) or its successor. The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement. The arbitration shall be held in the State of California before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions. The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 3.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 3.12 shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by JAMS.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of California for the purposes of enforcing the arbitration provisions of Section 3.12 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

iWatt Inc.

By:	/s/ Ron Edgerton

Name:	Ron Edgerton

Title:	President and Chief Executive Officer

Company Address:	101 Albright Way
Los Gatos, CA 95032

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P		VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,		By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner		Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman

Name:	Alan E. Salzman	Name:	Alan E. Salzman
Title:	Managing Member	Title:	Managing Member

Address:		Address:
1001 Bayhill Drive, Suite 300		1001 Bayhill Drive, Suite 300
San Bruno, CA 94066		San Bruno, CA 94066

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

		By:	/s/ Alan E. Salzman

		Name:	Alan E. Salzman
		Title:	Managing Member

Address:
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SIGMA PARTNERS 6, L.P. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.		SIGMA PARTNERS 6, LP. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.

By:	/s/ Lawrence G. Finch	By:	/s/ Lawrence G. Finch

Name:	Lawrence G. Finch	Name:	Lawrence G. Finch

Title:	Managing Director	Title:	Managing Director

Address:		Address:
1600 El Camino Real		1600 El Camino Real
Suite 280		Suite 280
Menlo Park, CA 94025		Menlo Park, CA 94025

SIGMA ASSOCIATES 6, L.P. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.

		By:	/s/ Lawrence G. Finch

		Name:	Lawrence G. Finch

		Title:	Managing Director

Address:
1600 El Camino Real
Suite 280
Menlo Park, CA 94025

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

HORIZON VENTURES ADVISORS FUND I, L.P.		HORIZON VENTURES FUND I, L.P.

By:	/s/ Jack Carsten	By:	/s/ Jack Carsten

Name:	Jack Carsten	Name:	Jack Carsten
Title:	Managing Director, Horizon Management Group I LLC	Title:	Managing Director, Horizon Management Group I LLC

Address:		Address:
Four Main Street		Four Main Street
Suite 50		Suite 50
Los Altos, CA 94022		Los Altos, CA 94022

HORIZON VENTURES FUND II, L.P,

		By:	/s/ Jack Carsten

		Name:	Jack Carsten
		Title:	Managing Director,
Horizon Management Group I LLC
Manager of Horizon Management Group II, LLC
General Partner

Address:
Four Main Street
Suite 50
Los Altos, CA 94022

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Entity: PAC-LINK Management Corp.

By:	/s/ Hsu Shan Ko

Name:	Hsu Shan Ko

Title:	Director

Address: 13F, No, 2, Sec 2, Tun Hwa South Road, Taipei, Taiwan, ROC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FU YU VENTURE CAPITAL INVESTMENT CORP.

By:	/s/ HSU SHAN KO

Name:	HSU SHAN KO

Title:	DIRECTOR

Address:
13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

SHIN SHENG VENTURE CAPITAL INVESTMENT CORP.

By:	/s/ HSU SHAN KO

Name:	HSU SHAN KO

Title:	DIRECTOR

Address:
13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SHOZO SUGIGUCHI

By:	/s/ Shozo Sugiguchi

Address:

1-11-7-3707 Tsukuda, Chuo-Ku
Tokyo, Japan 104-0051

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Mark Telefus
Mark Telefus

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

EXHIBIT A

INVESTORS

SVIC No. 4 New Technology Business Investment L.L.P. Samsung Venture Investment Corporation 85 West Tasman Drive San Jose, CA 95134

CDIB Capital (America) Limited 125, Section 5, Nanjing East Road Taipei 10504, Taiwan

Fu Yu Venture Capital Investment Corp. 13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

Shin Sheng Venture Capital Investment Corp. 13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

VantagePoint Venture Partners IV(Q), L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

VantagePoint Venture Partners IV, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

VantagePoint Venture Partners IV Principals Fund, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

SIGMA Partners 6, L.P. 1600 El Camino Real #280 Menlo Park, CA 94025

SIGMA Associates 6, L.P. 1600 El Camino Real #280 Menlo Park, CA 94025

Horizon Ventures Fund I, L.P. 4 Main Street, Suite 50 Los Altos, CA 94022

Horizon Ventures Advisors Fund I, L.P. 4 Main Street, Suite 50 Los Altos, CA 94022

INVESTORS

PTI Global Venture Limited 3758 Spinnaker Court Fremont, CA 94538 Attn: C.S. Ho

GC&H Investments One Maritime Plaza 20th Floor San Francisco, CA 94111

VLG Investments LLC 2775 Sand Hill Road Menlo Park, CA 94025

Mark A. Medearis c/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

PGR Savings & Investment Plan FBO Michael Rogers C/o Michael Rogers Invesmart 240 E. Hacienda #100 Campbell, CA 95008

E. Clark Grimes 118 Butler Lane New Canaan, CT 06840

PGR Savings & Investment Plan FBO Chris Glomb C/o Chris Glomb Invesmart 240 E. Hacienda #100 Campbell, CA 95008

Dickson Wong C/o iWatt Inc. 101 Albright Way Los Gatos, CA 95032

Seecon Partners 987 University Avenue #3 Los Gatos, CA 95030

INVESTORS

James L. Patterson, Trustee of the Patterson Family Trust UDT 8/26/88 356 Bachman Ct. Los Gatos, CA 95030

Arthur Reidel Pharsight 800 W. El Camino Real, #200 Mountain View, CA 94040

Van Chang & Shen-Lan Chang 1991 Inter Vivos Trust 130 Desty Ct. San Jose, CA 95136

Peter Olson 15768 Hidden Hill Place LosGatos, CA 95030

Joel Harrison 15312 Via Del Sur Monte Sereno, CA 95030

Jan Waluk 1630 Crestview Drive Los Altos, CA 94024

Arthur J. Collmeyer & Merlyn M. Collmeyer, Trustees of the Collmeyer Family Trust UTA DTD 8/9/89 C/o iWatt Inc. 101 Albright Way Los Gatos, CA 95032

C. Gordon Bell, Trustee, CG & GK Bell Trust U/A/D 9/5/97 212 Wilder Avenue Los Gatos, CA 95030

Alan Opstedal and Deanna Opstedal 2933 Millar Avenue Santa Clara, CA 95051

Joseph T. Rogers, Trustee, Joseph T. & Joanne C. Rodgers Trust 15287 Top of the Hill Los Gatos, CA 95032

INVESTORS

Jack E. Shemer, Trustee, Jack E. Shemer Living Trust U/T/A Dated Dec. 22, 1993 6302 E. Hillcrest Blvd. Scottsdale, AZ 85251

VLG Associates C/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

Edward Y. Kim C/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

C. Gordon Bell, Trustee, CG Bell Trust U/A/D 7/14/00 212 Wilder Avenue Los Gatos, CA 95030

John Oxaal Sevin & Rosen 169 University Avenue Palo Alto, CA 94301

The Patterson Family LLC 356 Bachman Ct. Los Gatos, CA 95030

James T. & Linda Lindstrom Trust Dated 10/31/1986 10228 Foothill Road Sunol, CA 94586

DB Securities, Inc. Cust FBO James T. Lindstrom Attn: Restricted Legal Transfer Pershing LLC One Pershing Plaza Jersey City, NJ 07399

Gary P Pinelli & Elizabeth A. Pinelli trustees of the Pinelli Family Trust U/D/T Dated March 29, 1996 25450 Whip Road Monterey, CA 93940

INVESTORS

Kilferra Management Limited
106 3F, #30, Sec. 3 Ren-Ai Road
Taipei, Taiwan, ROC

Stephen C. Collmeyer
927 Michigan Ave.
San Jose, CA 95125

Mark A. Medearis and Teresa S. Medearis,
Trustees U/A/D 9/10/03
275 Middlefield Road
Menlo Park, CA 94025

VLG Investments 2007 LLC c/o Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025

Shozo Sugiguchi
1-11-7-3707 Tsukuda, Chuo-Ku
Tokyo, Japan 104-0051

Henry Wong Trust U/A/D 6/10/04
P.O. BOX 919
Cupertino, CA 95014

Redpine Finance Holdings, Inc.
485 Boynton Ave., #7
San Jose, CA 95117

Hercules Technology Growth Capital, Inc.
400 Hamilton Ave.
Suite 310
Palo Alto, CA 94301

Bradley Grimes
14300 Autumn Gold Road
Boyds, MD 20841

Susan Potts
14054 Saddle River Drive
Gaithersburg, MD 20878

Michael Grimes
71 Kane Ave.
Larchmont, NY 10538

Silicon Valley Bank
3979 Freedom Circle, Suite 160
Santa Clara, CA 95054

Exhibit 10.2

IWATT INC.

2000 STOCK PLAN

(as amended June 30, 2001)

(as amended February 10, 2003)

(as amended November 20, 2003)

(as amended November 30, 2005)

(as amended September 7, 2006)

(as amended September 22, 2006)

(as amended June 16, 2008)

1. Purposes of the Plan. The purposes of this 2000 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or its Committee appointed pursuant to Section 4 of the Plan.

(b) “Affiliate” means an entity other than a Subsidiary (as defined below) which, together with the Company, is under common control of a third person or entity.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock purchase plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 below.

(h) “Common Stock” means the Common Stock of the Company.

(i) “Company” means iWatt Inc., a California corporation.

(j) “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.

(k) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(l) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation and includes a Change of Control.

(m) “Director” means a member of the Board.

(n) “Employee” means any person employed by the Company or any Parent, Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in the Wall Street Journal for the applicable date.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(r) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(s) “Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(u) “Option” means a stock option granted pursuant to the Plan.

(v) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(w) “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock.

(x) “Optioned Stock” means the Common Stock subject to an Option.

(y) “Optionee” means an Employee or Consultant who receives an Option.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(aa) “Participant” means any holder of one or more Options or Stock Purchase Rights, or the Shares issuable or issued upon exercise of such awards, under the Plan.

(bb) “Plan” means this 2000 Stock Plan.

(cc) “Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(dd) “Restricted Stock” means Shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

(ee) “Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Stock Purchase Right granted under the Plan and includes any documents attached to such agreement.

(ff) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(gg) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(hh) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(ii) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 below.

(jj) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(kk) “Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is 47,688,969 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock which are retained by the Company upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have shall not be available for future grant under the Plan.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the Plan.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a

Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions.

(c) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Options and Stock Purchase Rights may from time to time be granted;

(iii) to determine whether and to what extent Options and Stock Purchase Rights are granted;

(iv) to determine the number of Shares of Common Stock to be covered by each award granted;

(v) to approve the form(s) of agreement(s) used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right or Restricted Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to determine whether and under what circumstances an Option may be settled in cash under Section 10(c) instead of Common Stock;

(viii) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

(ix) to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(x) to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations and decisions shall be final and binding on all Participants;

(xi) to make any adjustment or amendment to the Plan or to an outstanding award with or without a Participant’s consent if such adjustment or amendment is necessary to avoid the Company’s incurring adverse accounting charges; and

(xii) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options or Stock Purchase Rights to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without Cause.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 16 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. [Reserved.]

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option

(A) granted prior to the date, if any, on which the Common Stock becomes a Listed Security to a person who is at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator;

(B) granted prior to the date, if any, on which the Common Stock becomes a Listed Security to any other eligible person, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator.

(C) granted on or after the date, if any, on which the Common Stock becomes a Listed Security to any eligible person, the per share Exercise Price shall be such price as determined by the Administrator provided that if such eligible person is, at the time of the grant of such Option, a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant if such Option is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) delivery of Optionee’s promissory note with such recourse, interest, security and redemption provisions as the

Administrator determines to be appropriate; (4) cancellation of indebtedness; (5) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (6) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a securities broker approved by the Company shall require to effect exercise of the Option and prompt delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable withholding taxes; or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

10. Exercise of Option.

(a) General.

(i) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee; provided however that, if required by the Applicable Laws, any Option granted prior to the date, if any, upon which the Common Stock becomes a Listed Security shall become exercisable at the rate of at least 20% per year over five years from the date the Option is granted. In the event that any of the Shares issued upon exercise of an Option (which exercise occurs prior to the date, if any, upon which the Common Stock becomes a Listed Security) should be subject to a right of repurchase in the Company’s favor, such repurchase right shall, if required by the Applicable Laws, lapse at the rate of at least 20% per year over five years from the date the Option is granted. Notwithstanding the above, in the case of an Option granted to an officer, Director or Consultant of the Company or any Parent, Subsidiary or Affiliate of the Company, the Option may become fully exercisable, or a repurchase right, if any, in favor of the Company shall lapse, at any time or during any period established by the Administrator. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave.

(ii) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iii) Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the

Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan, provided that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(iv) Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

(b) Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 10(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that the Optionee is not entitled to exercise an Option at the date of his or her termination of Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions (1) shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of an Optionee’s Continuous Service Status, such Optionee may exercise an Option for 30 days following such termination to the extent the Optionee was entitled to exercise it at the date of such termination. No termination shall be deemed to occur and this Section 10(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her disability (including a disability within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within six months following such termination to the extent the Optionee was entitled to exercise it at the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within thirty days following termination of Optionee’s Continuous Service Status, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within twelve months following the date of death, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11. Stock Purchase Rights.

(a) Rights to Purchase. When the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. In the case of a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security and if required by the Applicable Laws at that time, the purchase price of Shares subject to such Stock Purchase Rights shall not be less than 85% of the Fair Market Value of the Shares as of the date of the offer, or, in the case of a Ten Percent Holder, the price shall not be less than 100% of the Fair Market Value of the Shares as of the date of the offer. If the Applicable Laws do not impose the requirements set forth in the preceding sentence and with respect to any Stock Purchase Rights granted after the date, if any, on which the Common Stock becomes a Listed Security, the purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option.

(i) General. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine, provided that with respect to a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security to a purchaser who is not an officer, Director or Consultant of the Company or of any Parent or Subsidiary of the Company, it shall lapse at a minimum rate of 20% per year if required by the Applicable Laws.

(ii) Termination for Cause. In the event of termination of a Participant’s Continuous Service Status for Cause, the Company shall have the right to repurchase from the Participant vested Shares issued upon exercise of a Stock Purchase Right granted to any person other than an officer, Director or Consultant prior to the date, if any, upon which the Common stock becomes a Listed Security upon the following terms: (A) the repurchase must be made within 90 days of termination of the Participant’s Continuous Service Status for Cause at the Fair Market Value of the Shares as of the date of termination, (B) consideration for the repurchase consists of cash or cancellation of purchase money indebtedness, and (C) the repurchase right terminates upon the effective date of the Company’s initial public offering of its Common Stock. With respect to vested Shares issued upon exercise of a Stock Purchase Right granted to any officer, Director or Consultant, the Company’s right to repurchase such Shares upon termination of such Participant’s Continuous Service Status for Cause shall be made at the Participant’s original cost for the Shares and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 11(b)(ii) shall in any way limit the Company’s right to purchase unvested Shares as set forth in the applicable Restricted Stock Purchase Agreement.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

12. Taxes.

(a) As a condition of the exercise of an Option or Stock Purchase Right granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of the Option or Stock Purchase Right and the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations under this Section 12 (whether pursuant to Section 12(c), (d) or (e), or otherwise), the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Stock Purchase Right.

(c) This Section 12(c) shall apply only after the date, if any, upon which the Common Stock becomes a Listed Security. In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 12, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d) If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Purchase Right by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 12(d), such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period of time as is required for the Company to avoid adverse accounting charges).

(e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 12(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 12(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

13. Non-Transferability of Options and Stock Purchase Rights.

(a) General. Except as set forth in this Section 13, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Stock Purchase Right may be exercised, during the lifetime of the holder of an Option or Stock Purchase Right, only by such holder or a transferee permitted by this Section 13.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 13, prior to the date, if any, on which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to “Immediate Family” (as defined below), on such terms and conditions as the Administrator deems appropriate. Following the date, if any, on which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying the manner in which such Nonstatutory Stock Options are transferable. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

14. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per Share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option or Stock Purchase Right.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option and Stock Purchase Right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Corporate Transaction. In the event of a Corporate Transaction, each outstanding Option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such Option or Stock Purchase Right shall terminate upon the consummation of the transaction.

For purposes of this Section 14(c), an Option or a Stock Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Option or Stock Purchase Right would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Stock Purchase Right as provided for in this Section 14); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(d) Limitation on Payments. In the event that the vesting acceleration or lapse of a repurchase right provided for in Section 14(c) above (x) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (y) but for this Section 14(d) would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such vesting acceleration or lapse of a repurchase right shall be either

(A) delivered in full, or

(B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999,

whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis of the greater amount of acceleration or lapse of repurchase rights benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this Section 14(d) shall be made in writing by the Company’s independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Participant. In the event that (A) above applies, then the Participant shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (B) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

(e) Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option or Stock Purchase Right to reflect the effect of such distribution.

15. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

16. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 14 above) shall be made that would materially and adversely affect the rights of any Optionee or holder of Stock Purchase Rights under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. No amendment or termination of the Plan shall materially and adversely affect Options or Stock Purchase Rights already granted, unless mutually agreed otherwise between the Optionee or holder of the Stock Purchase Rights and the Administrator, which agreement must be in writing and signed by the Optionee or holder and the Company.

(c) Accounting Issues. Notwithstanding anything else to the contrary in this Section 16, the Administrator may at any time amend or adjust the Plan or an outstanding award issued under the Plan without the consent of the affected Participant(s) if such amendment or adjustment is necessary to avoid the Company’s incurring adverse accounting charges.

17. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Agreements. Options and Stock Purchase Rights shall be evidenced by Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

20. Shareholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

21. Information and Documents to Optionees and Purchasers. Prior to the date, if any, upon which the Common Stock becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

IWATT, INC.

2000 STOCK PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. IWATT, INC., a California corporation (the “Company”), hereby grants to Optionee (“Optionee”), an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the IWATT, INC. 2000 Stock Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option.

If designated an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

2. Exercise of Option. This Option shall be exercisable during its Term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the provisions of Section 9 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may be exercised in whole or in part at any time after the Date of Grant, as to Shares which have not yet vested under the vesting schedule indicated on the Notice of Stock Option Grant; provided, however, that Optionee shall execute as a condition to such exercise of this Option, the Early Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A (the “Early Exercise Agreement”). If Optionee chooses to exercise this Option solely as to Shares which have vested under the vesting schedule indicated on the Notice of Stock Option Grant, Optionee shall complete and execute the form of Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit B (the “Exercise Agreement”). Notwithstanding the foregoing, the Company may in its discretion prescribe or accept a different form of notice of exercise and/or stock purchase agreement if such forms are otherwise consistent with this Agreement, the Plan and then-applicable law.

(ii) This Option may not be exercised for a fraction of a share.

(iii) In the event of Optionee’s death, disability or other termination of employment or consulting relationship, the exercisability of the Option is governed by Sections 5, 6 and 7 below, subject to the limitation contained in Section 2(a)(iv) below.

(iv) In no event may this Option be exercised after the Expiration Date of this Option as set forth in the Notice of Stock Option Grant.

(b) Method of Exercise. This Option shall be exercisable by execution and delivery of the Early Exercise Agreement or the Exercise Agreement, whichever is applicable, or of any other written notice approved for such purpose by the Company which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

3. Method of Payment. Payment of the Exercise Price shall be by cash, check or any other method permitted under the Plan; provided however that the Administrator may refuse to allow Optionee to tender a particular form of payment (other than cash or check) if, in the Administrator’s sole discretion, acceptance of such form of consideration would not be in the best interests of the Company at such time.

4. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Termination of Relationship.

(a) In the event of termination of Optionee’s Continuous Status as an Employee or Consultant, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice of Stock Option Grant. To the extent that Optionee was not entitled to exercise this Option at such Termination Date, or if Optionee does not exercise this Option within the Termination Period, the Option shall terminate.

(b) Notwithstanding the foregoing, to the extent that Optionee is an Employee of the Company, if Optionee’s Continuous Status as an Employee is Involuntarily Terminated without Cause (as such terms are defined below) during the 12-month period following a Change of Control (as defined below), then the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

(c) For purposes of this Section 5, the following terms shall be defined as follows:

(i) “Cause” means: (A) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (B) repeated unexplained or unjustified absence from the Company; (C) refusal or failure to act in accordance with any specific direction or order of the Board of Directors; (D) commission of any act of fraud with respect to the Company; or (E) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company.

(ii) “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(iii) “Involuntary Termination” means: (A) any purported termination by the Company of the Optionee’s employment or position as a Director of the Company which is not effected for Cause; (B) a material reduction by the Company in the base salary of the Employee; (C) a material reduction by the Company in the kind or level of employee benefits, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; or (D) the relocation of the Employee to a facility or a location more than 50 miles from the Employee’s then present location, without the Employee’s express written consent.

(d) Notwithstanding the foregoing, in the event that the acceleration of vesting set forth in Section 5(b), together with any severance and other benefits otherwise payable to the Optionee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5(d), would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the acceleration of vesting under Section 5(b) shall be either

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after tax-basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. In the event that subsection (ii) above applies, then Optionee shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (ii) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

6. Disability of Optionee.

(a) Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), exercise this Option to the extent he or she was entitled to exercise it at such Termination Date. To the extent that Optionee was not entitled to exercise the Option on the Termination Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified in this Section 6(a), the Option shall terminate.

(b) Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’ s consulting relationship or Continuous Status as an Employee as a result of a disability not constituting a total and permanent disability (as set forth in Section 22(e)(3) of the Code), Optionee may, but only within six months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), exercise the Option to the extent Optionee was entitled to exercise it as of such Termination Date; provided, however, that if this is an Incentive Stock Option and Optionee fails to exercise this Incentive Stock Option within three months from the Termination Date, this Option will cease to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) and Optionee will be treated for federal income tax purposes as having received ordinary income at the time of such exercise in an amount generally measured by the difference between the Exercise Price for the Shares and the Fair Market Value of the Shares on the date of exercise. To the extent that Optionee was not entitled to exercise the Option at the Termination Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified in this Section 6(b), the Option shall terminate.

7. Death of Optionee. In the event of the death of Optionee (a) during the Term of this Option and while an Employee or Consultant of the Company and having been in Continuous Status as an Employee or Consultant since the date of grant of the Option, or (b) within 30 days after Optionee’s Termination Date, the Option may be exercised at any time within six months following the date of death (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the Termination Date.

8. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

9. Term of Option. This Option may be exercised only within the Term set forth in the Notice of Stock Option Grant, subject to the limitations set forth in Section 7 of the Plan.

10. Tax Consequences. Set forth below is a brief summary as of the date of this Option of certain of the federal and California tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS NECESSARILY

INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of Incentive Stock Option. If this Option qualifies as an Incentive Stock Option, there will be no regular federal or California income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Optionee to the alternative minimum tax in the year of exercise.

(b) Exercise of Nonstatutory Stock Option. If this Option does not qualify as an Incentive Stock Option, there may be a regular federal income tax liability and a California income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(c) Disposition of Shares. In the case of a Nonstatutory Stock Option, if Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal and California income tax purposes. In the case of an Incentive Stock Option, if Shares transferred pursuant to the Option are held for more than one year after exercise and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal and California income tax purposes. In either case, the long term capital gain will be taxed for federal income tax and alternative minimum tax purposes at a maximum rate of 20% if the Shares are held more than one year after exercise. If Shares purchased under an Incentive Stock Option are disposed of within one year after exercise or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

(d) Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to Optionee herein is an Incentive Stock Option, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition. Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

11. Withholding Tax Obligations.

(a) General Withholding Obligations. As a condition to the exercise of Option granted hereunder, Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of the Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. Optionee understands that, upon exercising a Nonstatutory Stock Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation, or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. Additionally, Optionee may at some point be required to satisfy tax withholding obligations with respect to the disqualifying disposition of an Incentive Stock Option. Optionee shall satisfy his or her tax withholding obligation arising upon the exercise of this Option by one or some combination of the following methods: (i) by cash or check payment, (ii) out of Optionee’s current compensation, (iii) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares which (A) in the case of Shares previously acquired from the Company, have been owned by Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value determined as of the applicable Tax Date (as defined in Section 11(c) below) on the date of surrender equal to the amount required to be withheld, or (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option, or the Shares to be issued in connection with the Stock Purchase Right, if any, that number of Shares having a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.

(b) Stock Withholding to Satisfy Withholding Tax Obligations. In the event the Administrator allows Optionee to satisfy his or her tax withholding obligations as provided in Section 11(a)(iii) or (iv) above, such satisfaction must comply with the requirements of this Section (11)(b) and all applicable laws. All elections by Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(i) the election must be made on or prior to the applicable Tax Date (as defined in Section 11(c) below);

(ii) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

(iii) all elections shall be subject to the consent or disapproval of the Administrator.

In the event the election to have Shares withheld is made by Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, Optionee shall receive the full number of Shares with respect to which the Option is exercised but Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

(c) Definitions. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the applicable laws (the “Tax Date”).

12. Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Optionee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

Exhibit 10.3

IWATT INC.

2010 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by the compensation committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means iWatt Inc., a California corporation, or any successor thereto.

(k) Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(s) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(t) “Option” means a stock option granted pursuant to the Plan.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(v) “Participant” means the holder of an outstanding Award.

(w) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(x) “Plan” means this 2010 Equity Incentive Plan.

(y) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(z) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(aa) “Service Provider” means an Employee, Director or Consultant.

(bb) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(cc) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is (i) any Shares that, as of the date of stockholder approval of this Plan, have been reserved but not issued pursuant to any awards granted under the iWatt 2000 Stock Plan (the “2000 Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the 2000 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2000 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 45,302,387 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(d));

(x) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 14;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b) Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(d) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(e)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise, (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within thirty (30) days of termination, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of termination. Unless otherwise provided by the

Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of termination, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent the Option is vested on the date of termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c) Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

11. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Limited Transferability of Awards.

(a) Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant. Notwithstanding the foregoing sentence, the Administrator, in its sole discretion, may determine to permit transfers to the Company or in connection with a Change in Control or other acquisition transactions involving the Company to the extent permitted by Rule 12h-1(f).

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award; provided, however, that the Administrator will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 13(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

For the purposes of this subsection 13(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 13(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

14. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. Unless sooner terminated under Section 18, it will continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Information to Participants. Beginning on the earlier of (i) the date that the aggregate number of Participants under this Plan is five hundred (500) or more and the Company is relying on the exemption provided by Rule 12h-1(f)(1) under the Exchange Act and (ii) the date that the Company is required to deliver information to Participants pursuant to Rule 701 under the Securities Act, and until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, is no longer relying on the exemption provided by Rule 12h-1(f)(1) under the Exchange Act or is no longer required to deliver information to Participants pursuant to Rule 701 under the Securities Act, the Company shall provide to each Participant the information described in paragraphs (e)(3), (4), and (5) of Rule 701 under the Securities Act not less frequently than every six (6) months with the financial statements being not more than 180 days old and with such information provided either by physical or electronic delivery to the Participants or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. The Company may request that Participants agree to keep the information to be provided pursuant to this section confidential. If a Participant does not agree to keep the information to be provided pursuant to this section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(1) under the Exchange Act or Rule 701 of the Securities Act.

IWATT INC.

2010 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (the “Option Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Number of Shares Granted:

Total Exercise Price :	$

Type of Option:		Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

[Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

Termination Period:

This Option shall be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 13 of the Plan.

II.	AGREEMENT

1. Grant of Option. The Administrator of the Company hereby grants to the Participant named in the Notice of Stock Option Grant in Part I of this Agreement (“Participant”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 18 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Stock Option Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event shall the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

3. Participant’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

4. Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 4.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) surrender of other Shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

7. Non-Transferability of Option.

(a) This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

(b) Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration of Options under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act (the “Reliance End Date”), Participant shall not transfer this Option or, prior to exercise, the Shares subject to this Option, in any manner other than (i) to persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of Participant upon the death or disability of Participant. Until the Reliance End Date, the Options and, prior to exercise, the Shares subject to this Option, may not be pledged, hypothecated or otherwise transferred or disposed of, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than as permitted in clauses (i) and (ii) of this paragraph.

8. Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

9. Tax Obligations.

(a) Tax Withholding. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c) Code Section 409A. Under Code Section 409A, an Option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of California.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO

NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	IWATT INC.

Signature	By

Print Name	Print Name

Title

Residence Address

EXHIBIT A

2010 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

iWatt Inc.

101 Albright Way

Los Gatos, CA 95032

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,             ,         , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase                     shares of the Common Stock (the “Shares”) of iWatt Inc. (the “Company”) under and pursuant to the 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated             ,          (the “Option Agreement”).

2. Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Common Stock subject to an Award, notwithstanding the exercise of the Option. The Shares shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 13 of the Plan.

5. Company’s Right of First Refusal. Before any Shares held by Participant or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during the Participant’s lifetime or on the Participant’s death by will or intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s immediate family shall be exempt from the provisions of this Section 5. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

6. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

7. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

9. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

10. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:
PARTICIPANT	IWATT INC.

Signature	By

Print Name	Print Name

Title

Address:	Address:

101 Albright Way

Los Gatos, CA 95032

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	IWATT INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed Securities, the undersigned Participant represents to the Company the following:

(a) Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

(c) Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d) Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date

IWATT INC.

2010 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT — EARLY EXERCISE

Unless otherwise defined herein, the terms defined in the 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement – Early Exercise (the “Option Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Number of Shares Granted:

Total Exercise Price:	$

Type of Option:		Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

[Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

Termination Period:

This Option shall be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 13 of the Plan.

II.	AGREEMENT

1. Grant of Option. The Administrator of the Company hereby grants to the Participant named in the Notice of Stock Option Grant in Part I of this Agreement (“Participant”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 18 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Stock Option Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event shall the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

2. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 6 of the Plan as follows:

(a) Right to Exercise.

(i) Subject to subsections 2(a)(ii) and 2(a)(iii) below, this Option shall be exercisable cumulatively according to the vesting schedule set forth in the Notice of Stock Option Grant. Alternatively, at the election of Participant, this Option may be exercised in whole or in part at any time as to Shares that have not yet vested. Vested Shares shall not be subject to the Company’s repurchase right (as set forth in the Restricted Stock Purchase Agreement, attached hereto as Exhibit C-1).

(ii) As a condition to exercising this Option for unvested Shares, Participant shall execute the Restricted Stock Purchase Agreement.

(iii) This Option may not be exercised for a fraction of a Share.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

3. Participant’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

4. Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 4.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) surrender of other Shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

7. Non-Transferability of Option.

(a) This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

(b) Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration of Options under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act (the “Reliance End Date”), Participant shall not transfer this Option or, prior to exercise, the Shares subject to this Option, in any manner other than (i) to persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of Participant upon the death or disability of Participant. Until the Reliance End Date, the Options and, prior to exercise, the Shares subject to this Option, may not be pledged, hypothecated or otherwise transferred or disposed of, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than as permitted in clauses (i) and (ii) of this paragraph.

8. Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

9. Tax Obligations.

(a) Tax Withholding. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c) Code Section 409A. Under Code Section 409A, an Option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of California.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL,

AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	IWATT INC.

Signature	By

Print Name	Print Name

Title

Residence Address

EXHIBIT A

2010 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

iWatt Inc.

101 Albright Way

Los Gatos, CA 95032

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,             ,         , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase                     shares of the Common Stock (the “Shares”) of iWatt Inc. (the “Company”) under and pursuant to the 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement – Early Exercise dated             ,         (the “Option Agreement”).

2. Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Common Stock subject to an Award, notwithstanding the exercise of the Option. The Shares shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 13 of the Plan.

5. Company’s Right of First Refusal. Before any Shares held by Participant or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during the Participant’s lifetime or on the Participant’s death by will or intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s immediate family shall be exempt from the provisions of this Section 5. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

6. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

7. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

9. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

10. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Restricted Stock Purchase Agreement, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:
PARTICIPANT	IWATT INC.

Signature	By

Print Name	Print Name

Title

Address:	Address:

101 Albright Way

Los Gatos, CA 95032

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	IWATT INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed Securities, the undersigned Participant represents to the Company the following:

(a) Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

(c) Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d) Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date

EXHIBIT C-1

IWATT INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made between                                          (the “Purchaser”) and iWatt Inc. (the “Company”) or its assignees of rights hereunder as of             ,         .

Unless otherwise defined herein, the terms defined in the 2010 Equity Incentive Plan shall have the same defined meanings in this Agreement.

RECITALS

A. Pursuant to the exercise of the option (grant number     ) granted to Purchaser under the Plan and pursuant to the Stock Option Agreement – Early Exercise (the “Option Agreement”) dated             ,          by and between the Company and Purchaser with respect to such grant (the “Option”), which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase              of those shares of Common Stock which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”). The Unvested Shares and the shares subject to the Option Agreement, which have become vested are sometimes collectively referred to herein as the “Shares.”

B. As required by the Option Agreement, as a condition to Purchaser’s election to exercise the option, Purchaser must execute this Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

1. Repurchase Option.

(a) If Purchaser’s status as a Service Provider is terminated for any reason, including for death and Disability, the Company shall have the right and option for ninety (90) days from such date to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

(b) Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his or her transferee or legal representative, as the case may be) with a copy to the escrow agent described in Section 2 below, a notice in writing indicating the Company’s intention to exercise the Repurchase Option AND, at the Company’s option, (i) by delivering to the Purchaser (or the Purchaser’s transferee or legal representative) a check in the amount of the aggregate repurchase price, or (ii) by the Company canceling an amount of the Purchaser’s indebtedness to the Company equal to the aggregate repurchase price, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such aggregate repurchase price. Upon delivery of such notice and payment of the aggregate repurchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

(c) Whenever the Company shall have the right to repurchase Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Option under this Agreement and purchase all or a part of such Unvested Shares.

(d) If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

(e) The Repurchase Option shall terminate in accordance with the vesting schedule contained in Purchaser’s Option Agreement.

2. Transferability of the Shares; Escrow.

(a) Purchaser hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b) To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Secretary, or any other person designated by the Company as escrow agent (the “Escrow Agent”), as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Escrow Agent, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit C-2. The Unvested Shares and stock assignment shall be held by the Escrow Agent in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit C-3 hereto, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. Upon vesting of the Unvested Shares, the Escrow Agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the Escrow Agent’s possession belonging to the Purchaser, and the Escrow Agent shall be discharged of all further obligations hereunder; provided, however, that the Escrow Agent shall nevertheless retain such certificate or certificates as Escrow Agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) Neither the Company nor the Escrow Agent shall be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

3. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

4. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares, which may be made by the Company pursuant to Section 13 of the Plan after the date of this Agreement.

6. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

7. Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Section 83(b) Election. Purchaser hereby acknowledges that he or she has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Purchaser with the Internal Revenue Service, within thirty (30) days of the purchase of the exercised Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised Shares and their Fair Market Value on the date of purchase. In the case of a Nonstatutory Stock Option, this will result in the recognition of taxable income to the Purchaser on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised Shares, at the time the Option is exercised over the purchase price for the exercised Shares. Absent such an Election, taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. In the case of an Incentive Stock Option, such an Election will result in a recognition of income to the Purchaser for alternative minimum tax purposes on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised Shares, at the time the option is exercised, over the purchase price for the exercised Shares. Absent such an Election, alternative minimum taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses.

This discussion is intended only as a summary of the general United States income tax laws that apply to exercising Options as to Shares that have not yet vested and is accurate only as of the date this form Agreement was approved by the Board. The federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Purchaser is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit C-4 for reference.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

9. Representations. Purchaser has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

10. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. The Plan, the Option Agreement, the Exercise Notice, this Agreement, and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

Purchaser represents that he or she has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

PARTICIPANT	IWATT INC.

Signature	By

Print Name	Print Name

Title

Residence Address

Dated: ,

EXHIBIT C-2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,                                         , hereby sell, assign and transfer unto iWatt Inc.                      shares of the Common Stock of iWatt Inc. standing in my name of the books of said corporation represented by Certificate No.              herewith and do hereby irrevocably constitute and appoint                                           to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between iWatt Inc. and the undersigned dated             ,          (the “Agreement”).

Dated: ,	Signature:

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its “repurchase option,” as set forth in the Agreement, without requiring additional signatures on the part of the Purchaser.

EXHIBIT C-3

JOINT ESCROW INSTRUCTIONS

            ,

Corporate Secretary

iWatt Inc.

101 Albright Way

Los Gatos, CA 95032

Dear                     :

As Escrow Agent for both iWatt Inc. (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you shall deliver to Purchaser a certificate or certificates representing so many shares of stock as are not then subject to the Company’s repurchase option. Within one hundred and twenty (120) days after cessation of Purchaser’s continuous employment by or services to the Company, or any parent or subsidiary of the Company, you shall deliver to Purchaser a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of California.

PURCHASER	IWATT INC.

Signature	By

Print Name	Print Name

Title

Residence Address

ESCROW AGENT

Corporate Secretary

Dated:

EXHIBIT C-4

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

	TAXPAYER	SPOUSE

NAME:

ADDRESS:

TAX ID NO.:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: shares (the “Shares”) of the Common Stock of iWatt Inc. (the “Company”).

3.	The date on which the property was transferred is: , .

4.	The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5.	The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms shall never lapse, of such property is: $ .

6.	The amount (if any) paid for such property is: $ .

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ,
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: ,
Spouse of Taxpayer

Exhibit 10.6

CAMPBELL OFFICE PARK

Commercial Office Lease

THIS COMMERCIAL OFFICE LEASE (this “Lease”) is made on July 20, 2011 (the “Effective Date”), by and between CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company (“Lessor”), and iWATT, INC., a California corporation (“Lessee”).

In consideration of the mutual promises and obligations contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Premises. Lessor leases to Lessee, and Lessee leases from Lessor, upon the terms and conditions herein set forth, those certain Premises (“Premises”) identified as Suite 150 of the Building consisting of approximately twenty-four thousand eight hundred seventy-three (24,873) rentable square feet, together with the nonexclusive right to use the Common Area (defined below). The term “Building” means the building in which the Premises are located having an address of 675 Campbell Technology Parkway, City of Campbell, County of Santa Clara, California, and containing approximately 100,326 square feet of gross rentable area. Lessee’s pro-rata share of the Building is approximately 24.79% (“Lessee’s Share”). The term “Common Area” means the Building lobbies, entry ways, hallways, utility raceways, elevators, restrooms and all areas and facilities within the Project but outside of the Building, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like. The term “Project” shall mean the Building, the Common Areas and the land on which the Building, Common Areas and other improvements are located.

2. Term. The term of this Lease shall be for seventy-five (75) months (the “Term”) commencing on the date that the Lessor’s Improvements are Substantially Complete, estimated to be October 1, 2011 (“Commencement Date”), and, assuming a Commencement Date of October 1, 2011, expiring on December 31, 2017 (“Expiration Date”). If the actual Commencement Date is other than October 1, 2011, Lessor and Lessee shall execute an amendment to this Lease establishing the mutually agreed upon Commencement Date and Expiration Date. Notwithstanding anything to the contrary contained in this Section 2, if for any reason the actual Commencement Date has not occurred by December 1, 2011, then Lessee may, by written notice to Lessor given at any time thereafter but prior to the actual occurrence of the Commencement Date, elect to terminate this Lease; provided, however, that if the Commencement Date occurs within ten (10) days after delivery to Lessor of Lessee’s termination notice, this Lease shall continue in full force and effect. If the Commencement Date has not occurred within ten (10) days after the date of delivery of Lessee’s termination notice, then this Lease shall terminate as of the tenth (10th) day after delivery of the termination notice, and Lessor shall promptly return to Lessee any prepaid rent and/or Security Deposit delivered to Lessor.

3. Rent.

(a) Lessee shall pay to Lessor Base Rent for the Premises according to the schedule below (the “Base Rent”) in lawful money of the United States of America. Upon the execution of this Lease, Lessee shall pay to Lessor the Security Deposit plus Thirty-six Thousand Sixty-five Dollars and Eighty-five Cents ($36,065.85), which sum represents the amount of the Base Rent for the first month that Base Rent is due. The monthly Base Rent shall be paid in advance on the first (1st) day of each calendar month as follows:

Date	Monthly Period	Triple Net Monthly Rent
10/01/2011 – 12/31/2011	01 – 03	$0
01/01/2012 – 12/31/2012	04 – 15	$36,065.85
01/01/2013 – 12/31/2013	16 – 27	$38,553.15
01/01/2014 – 12/31/2014	28 – 39	$41,046.45
01/01/2015 – 12/31/2015	40 – 51	$43,527.75
01/01/2016 – 12/31/2016	52 – 63	$46,015.05
01/01/2017 – 12/31/2017	64 – 75	$48,502.35

Lessee shall be responsible for the payment of Additional Rent during the three (3) month period of Base Rent abatement.

(b) Rent for any period during the Term that is for less than one (1) full month shall be a pro-rata portion of the monthly Rent payment. Rent shall be paid without deduction or offset, prior notice, or demand, at such place as may be designated from time to time by Lessor. Lessee acknowledges that late payment by Lessee to Lessor of Rent or any other payment due Lessor will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Lessor by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any installment of Rent or other payment due from Lessee is not received by Lessor within ten (10) days following the date it is due and payable, Lessee shall pay to Lessor an additional sum of five percent (5.0%) of the overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of any Event of Default by Lessee with respect to the overdue amount, nor prevent Lessor from exercising any of the other rights and remedies available to Lessor. In addition to such late charge, Rent not paid when due shall bear interest at the Interest Rate from the date due until paid.

(c) All taxes, insurance premiums, reimbursable expenses and utilities, late charges, costs and expenses which Lessee is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of Lessee’s failure to pay such amounts, and all reasonable damages, costs, and attorneys’ fees and expenses that Lessor may incur by reason of any Event of Default of Lessee or failure on Lessee’s part to comply with the terms of this Lease, shall be deemed to be additional rent (“Additional Rent”), and, in the event of non-payment by Lessee, Lessor shall have all of the rights and remedies with respect thereto as Lessor has for the non-payment of the monthly installment of Base Rent. Additional Rent shall be billed to Lessee in monthly invoices with all supporting documentation attached. For purposes of this Lease, the term “Rent” shall be defined as the Base Rent and the Additional Rent. Notwithstanding anything to the contrary, Lessee shall not be required to pay or reimburse Lessor for any leasing commissions; expenses relating to other tenants; costs of repairs and capital expenditures to the extent reimbursed by payment of insurance or condemnation proceeds or warranties received by Lessor; rent and any other amounts due under any ground lease; loan fees, principal payments or interest on loans to Lessor or secured by a mortgage or deed of trust covering the Premises, Building or a portion thereof; salaries of executive officers of Lessor; depreciation claimed by Lessor for tax purposes; any fine, interest, penalties or cost of compliance incurred by Lessor (and attorneys’ fees relating thereto) as a result of Lessor’s violation of any applicable laws; any costs, fines or penalties incurred due to the breach of this Lease or any other lease in the Building by Lessor; the cost to restore or repair the Premises or Building following a casualty or condemnation to the extent resulting from Lessor’s failure to maintain the type and levels of insurance required under this Lease; increases in insurance premiums over those in effect on the Commencement Date to the extent directly caused by the negligence or willful misconduct of Lessor or any of its employees, agents or contractors or other occupants of the Building other than Lessee; Lessor’s general overhead expenses not related to the Premises or Building; advertising and promotional expenditures; charitable or political contributions or fees paid to trade associations; and costs for sculpture, paintings or other objects of art (and insurance thereon or extraordinary security in connection therewith); capital expenditures except (i) capital improvements that reduce the expenses otherwise payable by Lessee under this Lease (up to the amount of anticipated savings) or (ii) capital improvements required to cause the Building to comply with laws first becoming effective after the Commencement Date, but only to the extent the cost of such capital improvements are amortized over the useful life of the capital item in question; costs occasioned by casualty or by the exercise of the power of eminent domain; costs to correct any construction defect in the Building or to comply with any CC&Rs or law applicable to the Building on the Commencement Date; except for the circumstances described in Section 5(f), costs incurred in connection with the presence of any Toxic or Hazardous Materials in, on, under or about the Building; costs of any renovation, improvement, painting or redecorating of any portion of the Building not made available for Lessee’s use (e.g., the premises of another lessee in the Building).

4. Security Deposit. Upon the execution of this Lease, Lessee shall pay to Lessor a “Security Deposit” in an amount of Forty-Eight Thousand Five Hundred Two Dollars and Thirty-five Cents ($48,502.35), as security for Lessee’s full and faithful performance by Lessee of each term, covenant, and condition of this Lease. If Lessee shall at any time fail to make any payment or fail to keep or perform any term, covenant, or condition on its part to be made or performed or kept under this Lease, Lessor may, but shall not be obligated to and without waiving or releasing Lessee from any obligation under this Lease, use, apply, or retain the whole or any part of said Security Deposit: (a) to the extent of any sum due to Lessor; or (b) to compensate Lessor for any loss, damage, attorneys’ fees or expense sustained by Lessor due to Lessee’s default. In such event, Lessee shall, within ten (10) business days of written demand by Lessor, remit to Lessor sufficient funds to restore the Security Deposit to its then sum. No interest shall accrue on the Security Deposit. At the end of the Term, Lessee shall leave the Premises in the condition required by this Lease in Sections 11(a) and 12(b), and any remaining balance of the Security Deposit, less any sums owing to Lessor, shall be returned to Lessee within fifteen (15) days after the termination of this Lease and vacancy of the Premises by Lessee. Lessor can maintain the Security Deposit separate and apart from Lessor’s general funds, or can co-mingle the Security Deposit with the Lessor’s general and other funds.

5. Use of the Premises.

(a) The Premises shall be used exclusively for general office use, test and evaluation lab use and all other legally permitted uses.

(b) Lessee shall not use or permit the Premises, or any part thereof, to be used for any purpose or purposes other than the purpose for which the Premises are hereby leased, without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no use shall be made or permitted to be made of the Premises, nor acts done, which will increase the existing rate of insurance upon the Building in which the Premises are located, or cause a cancellation of any insurance policy covering said Building, or any part thereof, nor shall Lessee sell or permit to be kept, used, or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies. Lessee shall not commit or suffer to be committed any waste upon the Premises or any public or private nuisance or other act or thing which may unreasonably disturb the quiet enjoyment of any other tenant in the Building in which the Premises are located, nor, without limiting the generality of the foregoing, shall Lessee allow the Premises to be used for any immoral or unlawful purpose.

(c) Lessee shall not place any harmful liquids in the drainage system of the Premises or of the Building of which the Premises form a part. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises by Lessee outside of the Building proper except in trash containers placed inside exterior enclosures designated for that purpose by Lessor, or inside the Building proper where designated by Lessor. No materials, supplies, equipment, finished or semi-finished products, raw materials, or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises by Lessee outside of the Building proper. Lessee shall comply with all the Covenants, Conditions, and Restrictions affecting the Premises, a copy of which is attached hereto as Exhibit B.

(d) Lessor represents and warrants to Lessee that to its actual knowledge, without actual investigation, there are no Toxic or Hazardous Materials present on, at or under the Premises, which shall be deemed to include underlying land and groundwater, at the time of Lessee’s occupancy. Lessor shall indemnify, defend and hold harmless Lessee, its shareholders, directors, officers, employees, agents, lenders, and successors against all claims, demands, liabilities, damages, judgments, and costs, including reasonable attorneys’ fees, arising from or in connection with any prior Toxic or Hazardous Materials that existed prior to Lessee’s occupancy of the Premises, that migrated onto the Premises or Property from outside thereof or that were brought onto the Premises or Property by Lessor or its employees, agents, or invitees. Lessor shall have the sole and exclusive authority to defend and/or settle any such claim or action and Lessee shall reasonably cooperate with Lessor in connection therewith at no cost to Lessee. Lessor’s obligations hereunder shall survive the termination of this Lease.

(e) Lessee shall not use or store on the Premises Toxic or Hazardous Materials, excluding, however basic janitorial, maintenance and office supplies, and materials commonly used in connection with Lessee’s business, as described in Section 5 hereof, which are used and stored in full compliance with all applicable laws. For purposes of this Section 5, “Toxic or Hazardous Materials” shall mean any product, substance, chemical, material or waste whose presence, nature, quality and/or intensity or existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (a) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (b) regulated or monitored by any governmental authority; or (c) a basis for potential liability of Lessee and Lessor to any governmental agency or third party under any applicable statute or common law theory. “Toxic or Hazardous Materials” shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof.

(f) Lessee shall be responsible for and indemnify, defend and hold harmless Lessor and its members, employees, lenders, successors and assigns from all claims, demands, liabilities, damages, judgments and costs, including reasonable attorneys’ fees, arising at any time from breaches of Lessee’s obligations set forth in the immediately preceding Paragraph. Lessee shall have the sole and exclusive authority to defend and/or settle any such claim or action and Lessor will reasonably cooperate with Lessee in connection therewith, at no cost or expense to Lessor. Lessee’s obligations hereunder shall survive the termination of this Lease.

(g) If, at any time during the Term, Lessor suspects that toxic waste, spillage, or other contaminants may be present on the Premises, Lessor may order a soils report, or its equivalent, and Lessee shall pay such costs within fifteen (15) days from the date of the final determination that Lessee or Lessee’s agents, employees, contractors or invitees released or caused Toxic or Hazardous Materials on or about the Premises in violation of its obligations under this Section 5. If any such Toxic or Hazardous Materials are found upon the Premises which were released by Lessee or Lessee’s agents, employees, contractors or invitees, in violation of its obligations under this Section 5, Lessee shall deposit with Lessor, within fifteen (15) days of written notice from Lessor to Lessee to do so, the amount necessary to remediate such Toxic or Hazardous Materials in accordance with applicable law. Under no circumstance shall Lessee be liable for any Toxic or Hazardous Materials present at any time on or about the Premises or the Building, or the soil, air, improvements, groundwater or surface water thereof, except to the extent the same actually results from the release or emission of Toxic or Hazardous Materials by Lessee or its agents or employees in violation of applicable environmental laws.

(h) Lessee shall abide by all laws, ordinances, and statutes, as they now exist or may hereafter be enacted by legislative bodies having jurisdiction thereof, relating to its use and occupancy of the Premises; provided, however, that this Section shall not be construed to require Lessee to make capital improvements to the Building or Premises. At the Commencement Date, Landlord shall cause the Premises, including the Lessor’s Improvements, to conform to all requirements of Covenants, Conditions, and Restrictions affecting the Premises of which it has received a copy, and all federal, state and local rules, regulations, statutes, ordinances, laws and building codes (including the Americans with Disabilities Act of 1990, as amended) (collectively, “Laws”) applicable thereto, including, without limitation, all Laws governing Toxic or Hazardous Materials.

6. Improvements. Included in the Base Rent, Lessor shall provide new carpet and paint in the Premises. Prior to the Commencement Date, Lessor shall substantially complete the improvements to the Premises described in Exhibit A (collectively, “Lessor’s Improvements”).

7. Taxes and Assessments.

(a) Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed upon or against Lessee’s fixtures, equipment, furnishings, furniture, appliances, and personal property installed or located on or within the Premises. Lessee shall cause said fixtures, equipment, furnishings, furniture, appliances, and personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay to Lessor the taxes attributable to Lessee within thirty (30) days after receipt of a written statement from Lessor setting forth the taxes applicable to Lessee’s property.

(b) All property taxes or assessments levied or assessed by or hereafter levied or assessed by any governmental authority against the Premises or any portion of such taxes or assessments which becomes due or accrued during the Term shall be paid by Lessor. Lessee shall pay to Lessor Lessee’s Share of such taxes or assessments within thirty (30) days of receipt of Lessor’s invoice demanding such payment. Lessee’s liability hereunder shall be prorated to reflect the Commencement Date and Expiration Date. Notwithstanding the foregoing provisions of this Section 7(b), Lessee shall not be required to pay or reimburse Lessor for Lessor’s federal or state income, excess profit, franchise, capital, stock, transfer, succession, gift, inheritance or estate taxes. All assessments which can be paid by Lessor in installments, shall be paid by Lessor in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of comparable first-class office buildings in the vicinity of the Building) and shall be included as Taxes’ in the year in which the installment is actually paid.

8. Insurance; Indemnity.

(a) Payment of Premiums. The premiums for the insurance policies required to be carried by Lessor, pursuant to Paragraphs 8(b)(2), 8(c)(1) and 8(c)(2) shall be paid by Lessor. Lessee shall pay to Lessor the Lessee’s Share of the cost of said insurance premiums as Additional Rent. Premiums for policy periods commencing prior to, or extending beyond the term of this Lease shall be prorated to coincide with the corresponding Commencement Date or Expiration Date.

(b) Liability Insurance.

(1) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee as the insured and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000.00 per occurrence with an annual aggregate of not less than $3,000,000.00. The aggregate limit may be satisfied by a combination of the underlying policy and umbrella liability insurance. Lessee shall add Lessor as an additional insured and coverage shall include damages caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee’s liability policy(ies) shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(2) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8(b)(1). in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

(c) Property Insurance – Building, Improvements and Rental Value.

(1) Building and Improvements. Lessor shall obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor insuring loss or damage to the Building. The amount of such insurance shall be equal to the full insurable replacement cost of the Building, as the same shall exist from time to time. Lessee owned alterations and utility installations, trade fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8(d)(1). If the coverage is available and commercially appropriate, Lessor’s policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by Lessor’s lender (the “Lender”), including coverage for debris removal and the enforcement of any laws, rules and regulations requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not be less than $5,000.00 per occurrence.

(2) Rental Value. Lessor may also obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value Insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12-month period.

(3) Adjacent Premises. Lessee shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Project if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

(4) Worker’s Compensation. Lessee shall purchase and maintain Workers’ Compensation Insurance providing statutory benefits to employees of Lessee in California and Employer’s Liability Insurance with limits of not less than those required by applicable laws, codes, and regulations.

(5) Lessee’s Improvements. Lessor shall not be required to insure Lessee owned alterations and utility installations unless the item in question has become the property of Lessor under the terms of this Lease.

(6) Other. Lessee agrees to purchase and maintain such other insurance against other insurable hazards as Lessee may from time to time reasonably require.

(d) Lessee’s Property; Business Interruption Insurance.

(1) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, trade fixtures, and Lessee owned alterations and utility installations. Such insurance shall be full replacement cost coverage with a deductible of not more than $5,000.00 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, trade fixtures and Lessee owned alterations and utility installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

(2) Business Interruption. Lessee shall not be required to obtain and maintain loss of income and extra expense insurance to reimburse Lessee for direct or indirect loss of earnings attributable to any peril. Lessor shall have no liability to Lessee for any such direct or indirect loss of earnings or for damages arising out of any peril as to which Lessee could have obtained and maintained such insurance.

(3) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

(e) Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the State of California and maintaining during the policy term a “General Policyholders Rating” of at least A-, VI, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Commencement Date, deliver to Lessor certificates evidencing the existence and amounts of the required insurance. Such policies shall provide that the insurer will endeavor to give thirty (30) days’ prior written notice to Lessor of any cancellation of such insurance (ten (10 days for failure to pay premiums). Lessee shall, no later than fifteen (15) days after the expiration of such policies, furnish Lessor with evidence of renewals, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one (1) year or the length of the remaining term of this Lease, whichever is less. If either party shall fail to procure and maintain the insurance required to be carried by it, the other party may, but shall not be required to, procure and maintain the same. Neither the issuance of any such insurance policy nor the minimum limits specified in this Section 8 shall be deemed to limit or restrict in any way Lessee’s liability arising under or out of this Lease.

(f) Waiver of Subrogation. Notwithstanding anything to the contrary. Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or any deductibles applicable hereto. The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

(g) Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Lessor and its agents, members and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon written notice defend the same at Lessee’s expense. Lessee shall have the sole and exclusive authority to defend and/or settle such claim or action and Lessor will reasonably cooperate with Lessee in connection therewith, without cost or expense to Lessor. Lessor need not have first paid any such claim in order to be defended or indemnified.

(h) Exemption of Lessor and its Agents from Liability. Except to the extent caused by the gross negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable for: (1) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places; (2) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project; or (3) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee is required to maintain pursuant to the provisions of this Section 8.

(i) Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance within ten (10) days after written notice from Lessor, the Base Rent shall be increased by an amount equal to 10% of the then-existing Base Rent or $100.00, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee’s Event of Default or breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9. Reimbursable Expenses and Utilities. Lessor represents and agrees that heating, ventilation, air conditioning, water, gas, electricity, sewer and waste pick-up utilities and services to the Premises are and shall remain reasonable and customary for tenants of office facilities of comparable size and location to the Premises and Lessor shall provide Lessee with access to the Premises twenty-four hours a day, seven (7) days a week. Lessee shall pay its Lessee’s Share of all water, gas, light, power, electricity, telephone, HVAC maintenance and repairs, trash removal, landscaping, sewer charges, and all other services, including normal and customary property management costs and fees not to exceed in the aggregate three percent (3%) of the Base Rent, supplied to or consumed on the Premises. In the event that any such services are billed directly to Lessor, then Lessee shall pay Lessor, as Additional Rent, for Lessee’s Share of such expenses that are not separately metered and, so long as Lessee is not paying its share of similar expenses attributable to other premises in the Building, 100% of such expenses that are attributable to the Premises. Lessee’s Share of any of the foregoing shall not include costs (i) arising from the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Building, or (ii) associated with utilities and services of a type not provided to Lessee.

10. Repairs and Maintenance.

(a) Subject to provisions of Section 12, Lessor, at its sole cost and expense and without reimbursement by Lessee, shall keep and maintain in good order, condition and repair the structural elements of the Premises including, but not limited to, the roof, roof membrane, paving, floor slab, foundation, exterior walls, columns, decks, raised slabs, and all waterproofing. Subject to Section 9, Lessor shall also keep and maintain in good order, condition and repair the common areas of the Building, the Building’s mechanical, electrical, fire life safety and HVAC systems. Lessor shall make such repairs, replacements, alterations or improvements as Lessor deems reasonably necessary with respect to such structural elements. Notwithstanding the foregoing, if the reason for any repair, replacement, alteration or improvement is caused by Lessee or arises because of a breach of Lessee’s obligations under this Lease, then Lessee shall pay 100% of the costs or expense to remedy the same.

(b) Except as expressly provided in Section 10(a), Lessee shall, at its sole cost, keep and maintain the entire interior of the Premises and every part thereof, including, without limitation, the windows, window frames, plate glass, glazing, doors, all door hardware, interior of the Premises, interior walls and partitions, and plumbing and lighting in good and sanitary order, condition, and repair, ordinary wear and tear and damage from casualty excepted.

(c) Should Lessee fail to maintain the Premises or make repairs required of Lessee hereunder forthwith within a reasonable time after written notice from Lessor, Lessor, in addition to all other remedies available hereunder or by law, and without waiving any alternative remedies, may make the same, and in that event, Lessee shall reimburse Lessor as Additional Rent for the cost of such maintenance or repairs on the next date upon which Base Rent becomes due.

11. Alterations and Additions.

(a) Lessee shall not make, or suffer to be made, any alterations, improvements, or additions in, on, or about, or to the Premises or any part thereof, without prior written consent of Lessor, which consent shall not be unreasonable withheld, conditioned or delayed, and without a valid building permit issued by the appropriate governmental authority, if required. Notwithstanding the foregoing, Lessee shall be permitted to make alterations, improvements, or additions in, on, or about, or to the Premises, following ten (10) days written notice to Lessor, but without Lessor’s prior consent, to the extent that such alterations, improvements, or additions (i) do not affect the Building Systems or equipment, (ii) are not visible from the exterior of the Building, and (iii) cost, together with the cost of all other alterations, improvements or additions made within a six (6) month period of such alterations, improvements or additions, less than the aggregate sum of $10,000.00. Lessor retains, at its sole option, the right to approve the general contractor selected by Lessee which approval shall not be unreasonable withheld, conditioned or delayed, to perform all repairs, alterations, improvements, or additions in, on, about, or to said Premises or any part thereof. As a condition to giving such consent, Lessor may require that Lessee agree to remove any such alterations, improvements, or additions at the termination of this Lease, and to restore the Premises to its prior condition. Any alteration, addition, or improvement to the Premises, shall become the property of Lessor upon installation, and shall remain upon and be surrendered with the Premises at the termination of this Lease. Lessor may elect, however, at the time that Lessor gives its consent to the making of the alteration, addition or improvement to require Lessee at termination of this Lease to remove any alterations, additions, or improvements that Lessee has made to the Premises. If Lessor so elects, Lessee shall restore the Premises to the condition designated by Lessor in its consent, before the last day of the Term. Alterations and additions that are not to be deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, partitioning, electrical signs, carpeting, or any other installation that has become an integral part of the Premises. In the event that Lessor consents to Lessee’s making any alterations, improvements, or additions, Lessee shall give Lessor not less than ten (10) days written notice of the commencement of work so that Lessor may post notices of non-responsibility which shall remain posted until completion of the alterations, additions, or improvements.

(b) If, during the Term hereof, any alteration, addition, or change of any sort through all or any portion of the Premises or of the Building of which the Premises form a part, is required by law, regulation, ordinance, or order of any public agency, then if such legal requirement: (1) is not imposed because of Lessee's specific use of the Premises; (2) is not “triggered” by Lessee’s alterations or Lessee’s application for a building permit or any other governmental approval (in which instance Lessee shall be responsible for 100% of the cost of such improvement); and (3) is not “triggered” by Lessor’s or other tenant’s alterations to the Building or Lessor’s application for a building permit or any other governmental approval (in which instance Lessor shall be responsible for 100% of the cost of such improvement), Lessor shall be responsible for constructing such improvement, the cost for which shall be amortized over the useful life of such improvement as reasonably determined by Lessor in accordance with generally accepted accounting principals. Lessee shall be obligated to pay Lessee’s Share of such improvement on a monthly basis, as Additional Rent, amortized over the useful life of the improvement as it coincides with the Term.

12. Acceptance of the Premises and Covenant to Surrender.

(a) Lessor represents and warrants that on the Commencement Date the Building and Premises, as improved by the Lessor’s Improvements, and the mechanical and other systems serving the Building and Premises (e.g., HVAC, electrical, plumbing, and sewer) are in good condition and good working order and comply with all applicable laws and regulations.

(b) Lessee agrees on the last day of the Term, or on sooner termination of this Lease, to surrender the Premises, together with all alterations additions, and improvements which may have been made in, to, or on the Premises by Lessor or Lessee, unto Lessor in good and sanitary order, condition, and repair, excepting reasonable wear and tear and damage from casualty that was not caused by Lessee or its employees, agents, or invitees. Lessee, on or before the end of the Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises, and all property not so removed within fifteen (15) days thereafter shall be deemed abandoned by Lessee. Lessee further agrees that at the end of the Term or sooner termination of this Lease, Lessee, at its sole expense, shall have the carpets cleaned, the flooring waxed, any damaged ceiling tile replaced and any damaged doors replaced if necessary to restore Premises to its condition as of the Commencement Date, normal wear and tear and damage from the elements, casualty damage, condemnation and Lessor’s obligations excepted.

(c) If the Premises are not surrendered at the end of the Term or sooner termination of this Lease, Lessee shall indemnify Lessor against claims, demands and liabilities resulting from delay by Lessee in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.

13. Default.

(a) Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Lessee (each an “Event of Default”):

(1) There is a ten (10) day payment grace period (“Grace Period”) commencing when any Base Rent, Additional Rent or any other charge required to be paid under this Lease is due. Any failure by Lessee to pay any Base Rent or Additional Rent, or any other charge required to be paid under this Lease, or any part thereof, within ten (10) days after receipt of written notice from Lessor that payment is due shall be an Event of Default; provided, however, that Lessor shall be required to give such written notice only once during any twelve (12) month period. After Lessor gives such written notice, any failure by Lessee to pay, prior to the expiration of the Grace Period, any Base Rent or Additional Rent, or any other charge required to be paid under this Lease during such twelve (12) month period shall be an Event of Default without the need for further written notice from Lessor.

(2) Any failure by Lessee to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Lessee where such failure continues for thirty (30) days after written notice thereof from Lessor to Lessee; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided, further, that if the nature of such Event of Default is such that the same cannot reasonably be cured within a thirty (30) day period, Lessee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said Event of Default as soon as possible.

(b) Remedies Upon Default. Upon the occurrence of any Event of Default by Lessee, Lessor shall have, in addition to any other remedies available to Lessor at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(1) Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Lessor may recover from Lessee the following, subject to Lessor’s duty to mitigate its damages:

(a) The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new Lessee, whether for the same or a different use, and any special concessions made to obtain a new Lessee; and

(e) At Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “Rent” as used in this Section 13 shall be deemed to be and to mean those sums as described in Section 3 to be paid by Lessee. As used in Section 13(b)(1)(a) and (b), the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 3, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 13(b)(1)(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus three percent (3.0%).

(2) Lessor shall have the remedy described in California Civil Code Section 1951.4 (Lessor may continue Lease in effect after Lessee’s breach and abandonment and recover Rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Lessor does not elect to terminate this Lease on account of any Event of Default by Lessee, Lessor may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(c) Waiver of Default. No waiver by Lessor or Lessee of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Lessor in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default. The acceptance of any Rent hereunder by Lessor following the occurrence of any Event of Default, whether or not known to Lessor, shall not be deemed a waiver of any such Event of Default, except only a Event of Default in the payment of the Rent so accepted.

(d) Efforts to Relet. For the purposes of this Section 13, Lessee’s right to possession shall not be deemed to have been terminated by efforts of Lessor to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Lessor's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Lessor without terminating Lessee’s right to possession.

(e) Application of Funds. If Lessor elects to relet the Premises as provided in this Paragraph, rent that Lessor receives from reletting shall be applied to the payment of (1) first, any indebtedness from Lessee to Lessor other than Rent due from Lessee; (2) second, all costs, including for maintenance, incurred by Lessor in reletting; and (3) third, Rent due and unpaid under this Lease. After deducting the payments referred to in this Paragraph, any sum remaining from the rent Lessor receives from reletting shall be held by Lessor and applied in payment of future Rent as rent becomes due under this Lease. In no event shall Lessee be entitled to any excess Rent received by Lessor. If, on the date Rent is due under this Lease, the rent received from reletting is less than the Rent due on that date, Lessee shall pay to Lessor, in addition to the remaining Rent due, all costs, including for maintenance, Lessor incurred in reletting that remain after applying the rent received from the reletting, as provided in this Paragraph.

(f) Lessor’s Right to Cure Default. Lessor, at any time after an Event of Default, can cure the Event of Default at Lessee’s cost. If Lessor at any time, by reason of Lessee’s Event of Default, pays any sum or does any act that requires the payment of any sum, the sum paid by Lessor shall be due immediately from Lessee to Lessor at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of (1) 10% or (2) the maximum rate an individual is permitted by law to charge (the “Interest Rate”) from the date the sum is paid by Lessor until Lessor is reimbursed by Lessee. The sum, together with interest on it, shall be Additional Rent.

(g) Lessor Default. Lessor shall not be in default in the performance of any obligation required to be performed by Lessor under this Lease unless Lessor has failed to perform such obligation within thirty (30) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Lessor shall commence to cure within such thirty (30) days and diligently pursue such remedy until such default is cured).

14. Destruction.

(a) In the event the Premises are destroyed in whole or in part from any cause, Lessor may, at its option: (1) rebuild or restore the Premises to their condition prior to the damage or destruction; or (2) if the estimated reasonable cost to repair or restore the Premises exceeds six (6) months Rent or occurs during the last six (6) months of the Term, or the cost to repair the Building exceeds twenty percent (20%) of the fair market value of the Building in its damaged condition, terminate this Lease.

(b) If Lessor does not give Lessee notice in writing within thirty (30) days from the destruction of the Premises of its election either to rebuild and restore the Premises, or to terminate this Lease, Lessor shall be deemed to have elected to rebuild or restore them, in which event Lessor agrees, at its expense, promptly to rebuild or restore the Premises to its condition prior to the damage or destruction. If Lessor does not complete the rebuilding or restoration within one hundred eighty (180) days following the date of destruction (such period of time to be extended for delays caused by the fault or neglect of Lessee or, up to sixty (60) days per occurrence, because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, acts of contractors or subcontractors, or delay of the contractors or subcontractors due to such causes or other contingencies beyond control of Lessor), then Lessee shall have the right to terminate this Lease by giving fifteen (15) days prior written notice to Lessor. Lessor’s obligation to rebuild or restore shall not include restoration of Lessee’s trade fixtures, equipment, merchandise, or any improvements, alterations, or additions made by Lessee to the Premises. Base Rent and Additional Rent shall be abated during the period and to the extent that the Premises or portion thereof is untenantable.

(c) Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect. Lessee hereby expressly waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code.

(d) In the event that the Building in which the Premises are situated is damaged or destroyed to the extent of not less than thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, Lessor may elect to terminate this Lease, whether the Premises is damaged or not.

15. Condemnation. If any part of the Premises shall be taken for any public or quasi-public use, under any statute of by right of eminent domain, or private purchase in lieu thereof, and a part thereof remains, which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor or purchaser, and the Rent payable hereunder shall be adjusted so that Lessee shall be required to pay for the remainder of the Term only such portion of such Rent as the value of the part remaining after taking such bears to the value of the entire Premises prior to such taking. Lessor shall have the option to terminate this Lease in the event that such taking causes a reduction in Rent payable hereunder by fifty percent (50%) or more. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, as reasonably necessary for Lessee’s conduct of its business as contemplated in this Lease, this Lease shall thereupon terminate. If a part or all of the Premises is taken, all compensation awarded upon such taking shall go to the Lessor, and the Lessee shall have no claim thereto, and the Lessee hereby irrevocably assigns and transfers to the Lessor any right to compensation or damages to which the Lessee may become entitled during the Term by reason of the purchase or condemnation of all or a part of the Premises, except that Lessee shall have the right to recover its share of any award or consideration for: (a) moving expenses; (b) loss or damage to Lessee’s trade fixtures, furnishings, equipment, and other personal property; and (c) business goodwill.

16. Free from Liens. Lessee shall: (a) pay for all labor and services performed for materials used by or furnished to Lessee, or any contractor employed by Lessee with respect to the Premises; and (b) indemnify, defend, and hold Lessor and the Premises harmless and free from any liens, claims, demands, liabilities, encumbrances, or judgments created or suffered by reason of any labor or services performed or materials used by or furnished to Lessee or any contractor employed by Lessee with respect to the Premises; and (c) give notice to Lessor in writing five (5) days prior to employing any laborer or contractor to perform services related, or receiving materials for use upon the Premises; and (d) shall post, on behalf of Lessor, a notice of non-responsibility in accordance with the statutory requirements of the California Civil Code, Section 3094, or any amendment thereof. In the event an improvement bond with a public agency in connection with the above is required to be posted, Lessee agrees to include Lessor as an additional obligee.

17. Compliance with Laws. Subject to Section 5(h) and 11(b) of the Lease, Lessee shall, at its own cost, comply with and observe all requirements of all municipal, county, state, and federal authority now in force, or which may hereafter be in force, pertaining to the use and occupancy of the Premises.

18. Subordination. Lessee agrees that this Lease shall, at the option of Lessor, be subjected and subordinated to any mortgage, deed of trust, or other instrument of security, which has been or shall be placed on the land and Building, or land or Building of which the Premises form a part, and this subordination is hereby made effective without any further act of Lessee or Lessor. Provided that Lessee is provided a commercially reasonable Non-Disturbance and Attornment Agreement, Lessee shall, at any time hereinafter, on demand, execute any commercially reasonable instruments, releases, or other documents that may be required by any mortgagee, mortgagor, trustor, or beneficiary under any deed of trust, for the purpose of subjecting or subordinating this Lease to the lien of any such mortgage, deed of trust, or other instrument of security, subject to the furnishing to Lessee by such mortgagor, mortgagee, trustor or beneficiary of a reasonable assurance of continued quiet enjoyment of Lessee’s rights under this Lease. Lessee shall deliver any such documents or instruments within ten (10) business days. Notwithstanding the foregoing, the Lease shall not be subject to or subordinate to any ground or underlying lease or to any lien, mortgage, deed of trust, or security interest now or hereafter affecting the Premises unless the ground lessor, lender, or other holder of the interest to which this Lease shall be subordinated contemporaneously executes a Non-Disturbance and Attornment Agreement which (i) provides that this Lease shall not be terminated so long as Lessee is not in default under this Lease and (ii) recognizes all of Lessee’s rights hereunder (a “Non-Disturbance and Attornment Agreement”).

19. Abandonment. Lessee shall not abandon the Premises (as defined in California Civil Code Section 1951.3) for thirty (30) consecutive days at any time during the Term, and if Lessee shall so abandon the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor, except such property as may be mortgaged to Lessor; provided, however, that Lessee shall not be deemed to have abandoned the Premises so long as Lessee continues to pay all Rents as and when due, and otherwise performs pursuant to the terms and conditions of this Lease.

20. Assignment and Subletting.

(a) Definitions. For purposes of this Section 20, the following terms shall be defined as follows:

(1) Sublet. The term “Sublet” shall mean any transfer, sublet, assignment, license or concession agreement, mortgage, or hypothecation of this Lease or the Lessee’s interest in this Lease or in and to all or a portion of the Premises.

(2) Subrent. The term “Subrent” shall mean any consideration of any kind received, or to be received, by Lessee from a Sublessee if such sums are related to Lessee’s interest in this Lease or in the Premises.

(3) Sublessee. The term “Sublessee” shall mean the person or entity with whom a Sublet agreement is proposed to be or is made.

(b) Lessor’s Consent. Lessee shall not enter into a Sublet without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Lessor’s prior written consent shall be void and confer no rights upon any third person and, at Lessor’s election, shall terminate this Lease. In determining whether or not to consent to a proposed Sublet, Lessor may consider the following factors, among others, all of which shall be deemed reasonable: (1) whether the proposed Sublessee has adequate financial wherewithal given the obligations under such sublease; (2) whether the proposed use of the Premises by the proposed Sublessee is consistent with the permitted use for the Premises set forth in Section 5; and (3) whether the experience and business reputation of the proposed Sublessee is adequate given the obligations under such sublease. Each Sublessee shall agree in writing, for the benefit of Lessor, to assume, to be bound by, and to perform the terms and conditions and covenants of this Lease to be performed by Lessee as they relate to the sublease Premises except for Base Rent payable by Lessee under the Lease, for obligations that, as between Lessee and such Sublessee, expressly remain the responsibility of Lessee under such Sublet, or as otherwise manifestly unreasonable (e.g., removal of Lessee’s improvements). Notwithstanding anything contained herein, Lessee shall not be released from liability for the performance of each term, condition and covenant of this Lease by reason of Lessor’s consent to a Sublet unless Lessor specifically grants such release to Lessee in writing. Consent by Lessor to any Sublet shall not be deemed a consent to any subsequent Sublet. Lessee shall reimburse Lessor for all reasonable costs and attorneys’ fees incurred by Lessor, up to a maximum of One Thousand Dollars ($1,000), in connection with the evaluation, processing and/or documentation of any requested Sublet, whether or not Lessor’s consent is granted. Lessor’s reasonable costs shall include the cost of any review or investigation by Lessor of any Hazardous or Toxic Materials which may be used, stored, or disposed of at the Premises by the Sublessee, including fees paid to consultants hired to perform such review or investigation.

(c) Information to be Furnished. If Lessee desires at any time to Sublet the Premises or any portion thereof, it shall first notify Lessor of its desire to do so and shall submit in writing to Lessor: (1) the name and legal composition of the proposed Sublessee; (2) the nature of the proposed Sublessee’s business to be carried on in the Premises; (3) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; (4) a statement of all consideration to be paid by the Sublessee in connection with the Sublet; and (5) such financial information, including financial statements, as Lessor may reasonably request concerning the proposed Sublessee.

(d) Lessor’s Alternatives. At any time within ten (10) days after the Lessor’s receipt of the information specified in Section 20(c), Lessor may, by written notice to Lessee, elect: (1) to consent to the Sublet by Lessee; or (2) to refuse its consent to the Sublet. If Lessor consents to the Sublet, Lessee may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Sublessee (the “Permitted Assignee”) set forth in the information furnished by Lessee to Lessor pursuant to Section 20(b), subject, however, at Lessor’s election, to the condition that fifty percent (50%) of any excess of (x) the Subrent over (y) the sum of (i) the Rent required to be paid by Lessee under this Lease and (ii) Lessee’s reasonable cost of subletting, including commissions, subtenant improvements, but not attorneys’ fees, shall be paid to Lessor.

(e) Proration. If a portion of the Premises is Sublet, the pro rata share of the Rent attributable to such partial area of the Premises shall be determined by Lessor by dividing the Rent payable by Lessee hereunder by the total square footage of the Premises and multiplying the resulting quotient (the per square foot rent) by the number of square feet of the Premises which are Sublet.

(f) Exempt Sublets. Notwithstanding the above, Lessor’s prior written consent shall not be required for a Sublet to: (1) any entity resulting from a merger or consolidation whose combined balance sheet equals or exceeds that of Lessee prior to such merger or consolidation; (2) any entity succeeding in the business and assets of Lessee; (3) any subsidiary or affiliate controlled by Lessee; or (4) any entity which controls, is controlled by or is under common control with Lessee (any of the foregoing, a “Successor Company”); provided, however, that: (i) Lessee gives Lessor prior written notice of the name of any such Successor Company; and (ii) the Successor Company assumes, in writing, for the benefit of Lessor, all of Lessee’s obligations under this Lease.

21. Signage.

(a) Lessor, at its sole cost and expense, shall install interior signage for Lessee in the Common Area lobby and the front door leading to the Premises consistent with the existing Building standards and subject to Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Lessee, at its sole cost and expense, shall have the non-exclusive right to have its name displayed on the existing monument sign located in front of the Building; provided, however, that the design, size, location, specifications, graphics, materials and colors with respect to Lessee’s name on the monument sign shall be consistent with the existing Business park standards (as determined by Lessor in Lessor’s sole discretion) and Lessee must obtain Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

22. Insolvency or Bankruptcy. Either: (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee; or (b) a general assignment by Lessee for the benefit of creditors; or (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act shall constitute a breach of this Lease by Lessee, if the foregoing appointment, assignment or action is not dismissed in 60 days; and if not so dismissed, then this Lease shall terminate ten (10) days after written notice of termination from Lessor to Lessee. This Section is to be applied consistent with the applicable state and federal law in effect at the time such event occurs.

23. Lessor Loan or Sale. Lessee agrees within ten (10) business days following request by Lessor to: (a) execute and deliver to Lessor any commercially reasonable estoppel certificates presented to Lessee by Lessor: (1) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any; and (2) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder or identifying any such uncured defaults; and (3) evidencing the status of this Lease as may be required either by a lender making a loan to Lessor, to be secured by deed of trust or mortgage covering the Premises, or a purchaser of the Premises from Lessor; and (b) subject to Landlord and its lender executing a commercially reasonable nondisclosure agreement required by Lessee, to deliver to Lessor the current financial statements of Lessee, including a balance sheet and profit and loss statement, for the current fiscal year and the two immediately prior fiscal years, all prepared in accordance with generally accepted accounting principles consistently applied. Lessee’s failure to deliver an estoppel certificate within ten (10) business days following such request shall be conclusive upon Lessee that this Lease is in full force and effect and has not been modified except as may be represented by Lessor. If Lessee fails to deliver the estoppel certificates within such ten (10) business days, Lessee irrevocably constitutes and appoints Lessor as its special attorney-in-fact to execute and deliver the certificate to any third party.

24. Surrender of Lease. The voluntary or other surrender of this Lease by Lessee shall not work a merger nor relieve Lessee of any of Lessee’s obligations under this Lease, and shall, at the option of Lessor, terminate all or any existing Subleases or Subtenancies, or may, at the option of Lessor, operate as an assignment to Lessor of any or all such Subleases or Subtenancies.

25. Attorneys’ Fees. In the event of any claim, dispute or controversy arising out of or relating to this Lease, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to recover its court costs and reasonable out-of-pocket expenses not limited to taxable costs, including, but not limited to, phone calls, photocopies, expert witness, travel, etc., and reasonable attorneys’ fees to be fixed by the court. Such recovery shall include court costs, out-of-pocket expenses and attorneys’ fees on appeal, if any. The court shall determine the party that is the “prevailing party,” whether or not the dispute or controversy proceeds to final judgment.

26. Notices. Any and all notices, demands, requests or other communications required or permitted by this Lease or by law to be served on, given to or delivered to any party hereto by any other party to this Lease shall be in writing and shall be deemed duly served, given or delivered upon delivery: (a) by a courier service or overnight delivery service (with proof of service); (b) by hand delivery; or (c) by certified or registered mail (return receipt requested and first- class postage prepaid) and addressed as follows:

If to Lessor:	Campbell Technology Park, LLC c/o Consigliare Management Company 1960 The Alameda, Suite 150 San Jose, California 95126-1451

If to Lessee:	iWatt, Inc. 675 Campbell Technology Parkway, Suite 150 Campbell, California 95008 Attn: President

Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed: (i) on the third day after the day it is mailed by certified or registered mail (return receipt requested and first-class postage prepaid); (ii) the next business day following delivery (as evidenced by a receipt) by courier service or overnight delivery service; or (iii) upon the intended recipient’s refusal to accept delivery. Any notice, demand, request or other communication required or permitted by this Lease or by law shall refer to the specific Section of this Lease under which notice, demand, request or other communication is being given and describe with specificity the reason for such notice, demand, request or other communication. Either party may change its address for the purposes of this Lease, by giving notice of the change, in the manner required by this Lease, to the other party.

27. Reserved.

28. Waiver. The waiver by Lessor or Lessee of any breach of any term, covenant, or condition, herein contained shall not be deemed to be a waiver of such term, covenant, or condition, or any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such Rent.

29. Holding Over. Any holding over after the expiration of the Term, or any Extended Term, shall be construed to be a month-to-month tenancy at a rental of one and one-half (1-1/2) times the last month’s Base Rent and Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

30. Option to Extend Term.

(a) Extended Term. Lessee shall have one (1) option (the “Extension Option”) to extend the Term for one (1) four (4) year period (the “Extended Term”) at an adjusted rental calculated as provided in Section 30(b), on the condition that:

(1) Lessee has given to Lessor written notice of exercise of the option (“Option Notice”) at least six (6) months, but no more than twelve (12) months, before the expiration of the initial Term; and

(2) No Event of Default by Lessee has occurred and is continuing on the date of giving the Option Notice and on the date that the Extended Term is to commence.

All other terms and conditions contained in this Lease, as the same may be amended from time to time, shall remain in full force and effect and shall apply during the Extended Term. The Extension Option shall be personal to Lessee and shall not be transferable or assignable to any other person or entity other than to a Permitted Assignee (as defined in Section 20(d)) or Successor Company (as defined in Section 20(f)). If Lessee exercises its Extension Option, the word “Term” as used in this Lease shall mean the initial Term and the applicable Extended Term.

(b) Extended Term Rent. The monthly Base Rent for the Extended Term shall be equal the then prevailing Fair Market Rent for similar space in the Campbell, California area with three percent (3.0%) annual escalations.

(c) Fair Market Rent. The monthly Base Rent for the Extended Term shall be calculated using the then-current fair market monthly rent (“Fair Market Rent”) for the Premises as of the commencement date of the Extended Term. The term Fair Market Rent is defined as the rental rate, determined in accordance with this Section 30(c), at which tenants are leasing space in Comparable Transactions (as defined below) as of the commencement of the applicable Extended Term. The Fair Market Rent shall be the rental rate that comparable landlords in the recognized market area where the Building is located (not less than a 5 mile radius from the Building) have accepted in then current transactions between non-affiliated parties for renewal, non-sublease, credit-worthy tenants, leasing space for a reasonably comparable period of time, reasonably comparable in size, location and quality to the Premises in buildings reasonably comparable in size, quality and appearance with reasonably comparable vacancy factors (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clauses (including, without limitation, whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), rental abatement concessions reflecting free rent and/or no rent during the period subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Lessor in a comparable transaction, building standard work letter and/or tenant improvement allowances, and all other monetary and non-monetary concessions, if any, and other generally applicable conditions of tenancy for such Comparable Transactions being granted such tenants in connection with comparable space.

(d) Acceptance or Rejection of Notice. The determination of Fair Market Rent shall be made as follows:

(1) Within thirty (30) days after receipt of Lessee’s Option Notice, Lessor shall advise Lessee of the applicable monthly Base Rent, as determined by a licensed commercial real estate broker with not less than five (5) years experience in commercial rental transactions in the Campbell market, for the Premises for the Extended Term by written notice to Lessee.

(2) Within sixty (60) days after the date on which Lessor advises Lessee of the Fair Market Rent and applicable monthly Base Rent rate for the Extended Term, Lessee shall either: (i) give Lessor final binding written notice (“Binding Notice”) of Lessee’s exercise of the Extension Option; (ii) give Lessor written notice of Lessee’s disagreement with such rental rate (“Disagreement Notice”); or (iii) provide Lessor with written notice of rejection (the “Rejection Notice”). In the event that Lessee provides Lessor with a Disagreement Notice, then the parties shall meet and endeavor to agree on a monthly Base Rent rate within thirty (30) days after Lessor’s receipt of Lessee’s Disagreement Notice. If the parties are unable to agree on the monthly Base Rent, then within ten (10) days of the parties determining by giving written notice from either party to the other that they cannot agree on Fair Market Rent, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be an MAI certified appraiser or commercial real estate broker in either case with at least ten (10) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have twenty-one (21) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the Fair Market Rent. If the two appraisers selected by the Lessor and Lessee cannot reach agreement on the Fair Market Rent, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the Fair Market Rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his/her determination of the Fair Market Rent, which determination will provide for periodic adjustments to the Base Rent if such appraiser believes that such adjustments are appropriate. The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the Fair Market Rent, and shall have no more than seven (7) days in which to select the final determination. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser. If Lessee provides Lessor a Rejection Notice or fails to provide Lessor with either a Binding Notice or Disagreement Notice within such sixty (60) day period, Lessee’s Extension Option shall be null and void and of no further force and effect. If Lessee provides Lessor with a Binding Notice, Lessor and Lessee shall enter into an Amendment to Lease confirming the terms of the Base Rent for the Extended Term as determined by Lessor (or otherwise agreed in writing between the parties). Notwithstanding the foregoing, if Lessor and Lessee are unable to agree upon the Fair Market Rent rate for the Extended Term for the Premises within ninety (90) days after the date on which Lessee provides Lessor with the Option Notice, Lessee’s Extension Option shall be null and void and of no further force and effect.

31. Expansion Right. Lessee shall have a right of first offer (“ROFO”) for any space that becomes available at 675 Campbell Technology Parkway (“ROFO Space”). Lessor shall give written notice to Lessee (“Lessor’s Notice”) of the availability of ROFO Space and the Lessor’s Notice shall state the material terms under which Lessor intends to offer ROFO Space to other prospective tenants. The rent for the ROFO Space shall reflect the then-current Fair Market Rate. If Lessee desires to exercise the ROFO, Lessee shall within fifteen (15) business days after delivery of the Lessor’s Notice, deliver written notice to Lessor of Lessee’s intention to exercise the ROFO. Lessee must elect to exercise its ROFO, if at all, only with respect to all of the ROFO Space being offered and Lessee may not elect to lease only a portion of the ROFO Space being offered. If Lessee does not properly exercise the ROFO within the fifteen (15) business day period, Lessor may then lease the

ROFO Space being offered to any third party within ninety (90) days on substantially the same terms stated in the Lessor’s Notice. If Lessor fails to so lease such ROFO Space to such party within such time, Lessee’s ROFO rights hereunder shall immediately be effective once again with respect to any ROFO Space. If Lessor leases such ROFO Space to such party within such time, Lessee shall have no further ROFO rights with respect to such leased ROFO Space, but shall retain its ROFO rights with respect to all other ROFO Space. The ROFO shall be personal to the originally named Lessee and any Permitted Transferee or Successor Company, and shall be exercisable only by the originally named Lessee or any Permitted Assignee or Successor Company. Lessee shall not have the right to lease the ROFO Space being offered if there is an Event of Default by Lessee under this Lease beyond the applicable cure period as of the date of the attempted exercise of the ROFO or as of the scheduled date of delivery of the ROFO Space being offered to Lessee.

32. Covenants, Conditions, and Restrictions. Attached hereto as Exhibit B, are Covenants, Conditions, and Restrictions pertaining to Campbell Technology Park. As a condition to this Lease, Lessee agrees to abide by all of said Covenants, Conditions, and Restrictions. Moreover, such reasonable rules and regulations as may be hereafter adopted by Lessor for the safety, care, and cleanliness of the Premises and the preservation of good order thereon, are hereby expressly made a part hereof, and Lessee agrees to obey all such rules and regulations.

33. Limitation on Lessor’s Liability. If Lessor is in default of this Lease, and, as a consequence, Lessee recovers a money judgment against Lessor, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title, and interest of Lessor in the Premises, or in the Building, other improvements, and land of which the Premises are part, and out of rent or other income from such real property receivable by Lessor, or out of the consideration received by Lessor from the sale or other disposition of all or any part of Lessor’s right, title, and interest in the Premises or in the Building, other improvements, and land of which the Premises are part. Neither Lessor nor any of the members comprising the limited liability company designated as Lessor shall be personally liable for any deficiency.

34. Miscellaneous Provisions.

(a) Time is of the essence of this Lease and of each and all of its provisions.

(b) If the Building is leased to more than one (1) tenant, then each such tenant, its agents, officers, employees, and invitees, shall have the non- exclusive right (in conjunction with the use of the part of the Building leased to such tenant) to make reasonable use of the Common Areas, including, but not limited to, any driveways, sidewalks, and parking areas located on the Premises on which the Building is situated.

(c) The term “assign” shall include the term “transfer.”

(d) The provisions of this Lease are severable, and if any one or more paragraphs, clauses or provisions of this Lease are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall continue in full force and effect and shall be binding and enforceable unless deletion of the invalid or unenforceable provision or portion thereof would defeat the essential purposes of the parties hereto as expressed in this Lease.

(e) The titles and captions contained in this Lease are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Lease or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Lease and all references to Exhibits are references to Exhibits to this Lease. All Exhibits attached hereto are hereby incorporated into this Lease and are hereby made a part hereof as if set out in full in this Lease.

(f) This Lease (including the Exhibits) replaces and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter herein and contains all of the covenants and agreements between the parties with respect to the subject matter herein. Each party to this Lease acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement or promise not contained in this Lease shall be valid or binding on either party.

(g) This Lease may not be modified or amended in any way unless such modification or amendment is in writing and is signed by the duly authorized representatives of the parties hereto.

(h) It is understood and agreed that the remedies herein given or otherwise available to Lessor and Lessee shall be cumulative, and the exercise of any one remedy by Lessor or Lessee shall not be to the exclusion of any other remedy.

(i) The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, and administrators, and assigns of all the parties hereto; and all of the parties hereto shall jointly and severally be liable hereunder.

(j) All parties hereto have equally participated in the preparation of this Lease and language hereof shall not be construed for or against either party.

(k) Lessee shall have the right to ninety-five (95) parking places on an unreserved basis at no cost to Lessee.

35. Brokerage Commission. Lessor shall pay to Cassidy Turley CPS, as Lessor’s agent, a commission pursuant to the terms of a separate agreement. Lessor shall pay to LFM Properties, as Lessee’s agent, a fee equal to six percent (6.0%) of the cumulative Base Rent for the initial Lease Term payable one-half (1/2) upon the execution of this Lease and one-half (1/2) on the Commencement Date. Lessor and Lessee each (a) represent and warrant to the other that they have not had any dealings with any real estate brokers, leasing agents or salesmen, other than Cassidy Turley CPS and LFM Properties, and (b) agree to indemnify, defend and hold harmless the other party from any claims, demands or liabilities for any such commission or fees by any such other real estate broker, leasing agent or salesman, which allegedly result from the actions of the indemnifying party, its agents or representatives. The indemnity, defense and hold harmless obligations of Lessor and Lessee under this Section shall survive the expiration or sooner termination of this Lease.

36. Governing Law. This Lease shall be construed and governed by the laws of the State of California. By execution and delivery of this Lease, the parties hereto agree and accept that any legal action or proceeding with respect to this Lease shall be brought in the federal or state courts for the State of California, County of Santa Clara, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

37. Prohibited Persons and Transactions. Lessee represents and warrants to Lessor that Lessee is currently in compliance with, and Lessee further covenants to Lessor that Lessee shall at all times during the term of the Lease (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto. Lessor represents and warrants to Lessee that Lessor is currently in compliance with, and Lessor further covenants to Lessee that Lessor shall at all times during the term of the Lease (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order

(including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto.

38. Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a fully- executed Lease. Transmittal and receipt of a facsimile copy of this Lease with the facsimile signature(s) shall be binding on the parties hereto, with the original signature copy to be subsequently delivered by regular mail. The failure to deliver the original executed copy and the non-receipt of the original executed copy shall have no effect upon the binding and enforceable nature of this Lease.

39. Reasonable Expenditures. Notwithstanding anything to the contrary, any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

40. Approvals. Whenever the Lease requires an approval, consent, designation, determination, selection or judgment by either Landlord or Lessee, except as otherwise specifically set forth in the Lease, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

[Signatures on next page.]

IN WITNESS WHEREOF, the duly-authorized representatives of Lessor and Lessee have executed this Lease as of the Effective Date.

Dated:	7/20/11	Lessor:

CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company

		By:	CMC Campbell, LLC, a Delaware limited liability company, Manager

			By:	/s/ Timothy J. Pasquinelli
Timothy J. Pasquinelli, Member

Dated:	20 July 2011	Lessee:

iWATT, INC., a California corporation

		By:	/s/ Ron Edgerton
President Ron Edgerton

		By:	/s/ James V McCanna
Secretary James V McCanna

[SIGNATURE PAGE FOR

iWATT COMMERCIAL OFFICE SPACE LEASE]

EXHIBIT A

CAMPBELL TECHNOLOGY PARK

Commercial Office Lease

Construction Rider

1. Lessor’s Improvements. Lessor shall with reasonable diligence through a contractor designated by Lessor construct and install in the Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). Upon request by Lessor, Lessee shall designate in writing an individual authorized to act as Lessee’s representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider. The construction of the Tenant Improvements is sometimes hereinafter referred to as the “Work” Lessor shall perform the Work in a good and workmanlike manner and in compliance with applicable laws.

1.1 Plans. Lessor and Lessee have previously approved the “proposed” Tenant Improvement plans along with the accompanying finish schedule and specifications, which are attached hereto as Exhibit A-1, (collectively hereinafter referred to as the “Plans”). The Plans show the size and location of finishes, partitions, party or demising walls, doors, electrical and telephone outlets, cabinets, and VDT outlets, finish specifications and generally indicate the work to be done by Lessor to complete Lessee’s necessary improvements. Within twenty (20) business days of its receipt of the Plans, Lessor shall, at its sole cost and expense (subject to the Tenant Improvement Allowance), prepare and furnish to Lessee for its review and approval, the architectural, mechanical, plumbing, lighting, and all other construction drawings and specifications (the “Final Construction Documents”) necessary to obtain a building permit and to perform completely all of the Work to be done by Lessor hereunder, and showing improvements to the Premises consistent with the Plans. It is intended that the Work to be done by Lessor shall encompass all work necessary to take the Premises from its condition as of the date of this Lease to the condition represented by the Final Construction Documents. As soon as reasonably possible following delivery of the Final Construction Documents to Lessee, Lessor shall submit to Lessee a breakdown of costs for all Work to be done by Lessor based on the general contractor’s bid (the “Cost Breakdown”). Lessee shall have the right to require changes to the Plans if the Cost Breakdown exceeds the Tenant Improvement Allowance. If Lessee requires changes to the Plans in order to reduce the cost of the Work to an amount less than the Tenant Improvement Allowance, Lessor shall approve such changes provided the same do not adversely affect the structural integrity of the Building. Lessee shall approve or disapprove of the Final Construction Documents and the Cost Breakdown within fifteen (15) business days of receipt. If Lessee does not approve the Final Construction Documents as submitted, Lessee shall approve those portions that are acceptable to Lessee and shall disapprove those portions that are not acceptable to it, and shall state with specificity the nature of its objections to the Final Construction Documents. Lessor shall then make all reasonable changes to correct the Final Construction Documents to the reasonable satisfaction of Lessee and resubmit them for Lessee’s review and approval within ten (10) business days of receipt of Lessee’s disapproval comments. A revised Cost Breakdown shall accompany any revised Final Construction Documents sent to Lessee by Lessor, and Lessee shall have the right to disapprove the Final Construction Documents if the Cost Breakdown exceeds the Tenant Improvement Allowance. The approved Final Construction Documents and the approved Cost Breakdown, when completed, shall be attached hereto as Exhibit A-2. If the approved Cost Breakdown exceeds the Tenant Improvement Allowance, Lessee shall reimburse Lessor the difference between the Cost Breakdown and the Tenant Improvement Allowance within thirty (30) days following Substantial Completion of the Work, and Lessee’s receipt of invoices, receipts or other written evidence of the actual cost of the Work (collectively “Work Receipts”) from Lessor. Lessee shall only be obligated to pay Lessor the lesser of the difference between (a) the Cost Breakdown and the Tenant Improvement Allowance, or (b) the actual cost of the Work (evidenced by the Work Receipts) and the Tenant Improvement Allowance. Only upon receipt of Lessee’s written authorization may Lessor proceed with the Work.

1.2 Construction. Upon mutual approval of the Final Construction Documents, Lessor shall proceed with all reasonable diligence to cause the Tenant Improvements to be Substantially Completed on or prior to the scheduled Commencement Date in accordance with the Final Construction Documents and this Construction Rider. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Final Construction Documents, except for: (a) finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list” that do not adversely effect Lessee’s intended use of the Premises; (b) Lessor must have received a Certificate of Occupancy for the Premises from the appropriate municipal authority; (c) all electrical, HVAC, telephone, plumbing and sewage facilities, and other standard building systems (sprinklers, life safety, security, elevators, etc.) serving the Premises and Building common areas must be operational and in good working order; and (d) Lessee must have complete and unobstructed access to the Premises and parking facilities. The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”

Immediately prior to Substantial Completion of the Tenant Improvements and before Lessee takes possession of the Premises (or as soon thereafter as may be reasonably practicable), Lessor and Lessee shall inspect the Premises and jointly prepare a “punch list” of agreed items of construction remaining to be completed. If the punch list consists of minor cosmetic items, minor finishing details, minor omissions and simple mechanical adjustments that do not adversely effect Lessee’s intended use of the Premises said punch list shall not prevent the declaration of Substantial Completion. Lessor shall complete the items set forth in the punch list as soon as reasonably possible. Lessee shall cooperate with and accommodate Lessor and Lessor’s contractor in completing the items on the punch list. Within thirty (30) days after Lessor has notified Lessee that the Tenant Improvements have been Substantially Completed (whether or not Lessee is then in possession of the Premises), Lessee shall have a second opportunity to deliver to Lessor a punch list of items that Lessee deems necessary that Lessor complete or correct in order for the Premises to be acceptable (subject to latent defects). Such items shall not include any damage done due to Lessee’s move-in or occupancy of the Premises. Lessor shall complete the items set forth in the second punch list as soon as reasonably possible. Lessee shall cooperate with and accommodate Lessor and Lessor’s contractor in completing the items on the second punch list.

1.3 Changes. If Lessee requests any change, addition or alteration in or to any Final Construction Documents (“Changes”), Lessee shall cause its architect or space planner to prepare additional plans implementing such Change. As soon as practicable after the completion of such additional Construction Documents, Lessor shall notify Lessee of the estimated cost of the Changes, any resulting delay in the delivery of the Premises to Lessee caused by the Changes and whether Lessor approves of the Changes as proposed or whether a modification of the Tenant Improvement Allowance is required. Within five (5) days after receipt of such estimate, Lessee shall give Lessor written notice whether Lessee elects to proceed with such Changes. If Lessee notifies Lessor in writing that Lessee elects to proceed with such changes, Lessor shall promptly make such changes and Lessee shall be responsible for the additional cost in the Work due to such change(s) to the extent such change(s) cause the total net cost of the Work to exceed the Tenant Improvement Allowance when considering any additions and deletions to the Work as a result of the Change.

1.4 Delays. Lessee shall be responsible for, and shall pay to Lessor, any and all costs and expenses incurred by Lessor in connection with any delay in the commencement or completion of any Tenant Improvements and any increase in the cost of Tenant Improvements (to the extent such increase causes the total net cost of the Work to exceed the Tenant Improvement Allowance when considering any additions and deletions to the Work as a result of the same) caused by: (a) any delays in obtaining any items or materials constituting part of the Tenant Improvements specifically requested by Lessee; (b) any Changes; or (c) any other delay requested or solely caused by Lessee (collectively, “Tenant Delays”); provided, however, that notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Lessor has provided notice to Lessee (the “Delay Notice”), specifying the action or inaction by Lessee which Lessor contends constitutes the Tenant Delay. If Lessee does not cure such action or inaction within two (2) business days of receipt of such Delay Notice (the “Delay Grace Period”), then a Tenant Delay, as set forth in such Delay Notice, shall be deemed to have occurred commencing as of the expiration of the Delay Grace Period.

2. Delivery of Premises. Upon Substantial Completion of the Tenant Improvements, Lessor shall deliver possession of the Premises to Lessee. If any delays in Substantially Completing the Tenant Improvements are attributable to Tenant Delays, then the Premises shall be deemed to have been Substantially Completed and delivered to Lessee on the date on which Lessor would have Substantially Completed the Premises and tendered the Premises to Lessee but for such Tenant Delays. If the delays are caused by Force Majeure events or by Lessor’s inability to complete the Work and Substantial Completion of the Tenant Improvements has not occurred within six (6) months after the scheduled Commencement Date, Lessee, by written notice to Lessor given within ten (10) days after the expiration of such six (6) month period, may terminate this Lease without any liability to Lessor.

3. Tenant Improvement Allowance. The “Tenant Improvement Allowance” of up to thirty dollars ($30.00) per rentable square foot of the Premises shall be applied to all costs associated with the construction of the Tenant Improvements, including, but not limited to, design fees, permits, architectural expenses, municipal fees, demolition expenses, and construction fees. Tenant Improvement costs and expenses in excess of thirty dollars ($30.00) per rentable square foot shall be, at Lessee’s option: (1) amortized into over Lease payments at six percent (6.0%) per annum, or (2) paid by Lessee directly to Lessor within twenty (20) days of Lessee receiving an invoice from Lessor that includes appropriate documentation of such excess. Lessor’s estimate of the total costs to be incurred for construction of the Tenant Improvements is provided in Exhibit A-2. The costs and expenses, if any, to remove Toxic or Hazardous Materials from the Premises will not be included in the Tenant Improvement Allowance or otherwise amortized into Rent or payable by Lessee.

4. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Lessor or Lessee, shall become a part of the Premises, shall be the property of Lessor and shall be surrendered by Lessee with the Premises, without any compensation to Lessee, at the expiration or termination of this Lease in accordance with the provisions of this Lease.

5. Force Majeure. For purposes of this Lease, “Force Majeure” means a delay caused by a force majeure event beyond the reasonable control of the party required to perform, including, without limitation, general strikes, inclement weather, utility failure, acts of God, unanticipated governmental regulations and material shortages. Events beyond the reasonable control of a party shall in no event include financial inability to pay such party’s financial obligations.

Exhibit A-1

CAMPBELL TECHNOLOGY PARK

Commercial Office Lease

Approved Plans

MECH LAB
EMI LAB
LED/SHIMMER LAB
BENCHING
STORAGE
PING PONG
COPY ROOM
SERVER ROOM
TESTER LAB 360 SF
CHARACTERIZATION LAB
CONF
BREAK ROOM
ELECTRICAL
LARGE CONF
VP
DIR
PRINTERS
(67) 8X8 CUBES
BOARD ROOM
SECURE LOBBY
MED CONF
SVP
CEO
★ = INDICATES FLOOR MONUMENT, THIS ROOM

INTERIOR SPACE TEST FIT FOR IWATT

675 CAMPBELL TECHNOLOGY PARKWAY

SCALE: 1/8"=1'-0"

HYPOTHETICAL 7-20-11

STUDIO G ARCHITECTS, INC.
90 RAILWAY AVENUE, CAMPBELL, CA
WWW.STUDIOGARCHITECTSINC.COM
P: 408.283.0100

Exhibit A-2

CAMPBELL TECHNOLOGY PARK

Commercial Office Lease

Final Construction Documents and Cost Breakdown

iWatt

Construction Budget

August 5, 2011

#	Item Description iWatt Ground Floor	8/5/2011	$ / 24873sf
1	Site Preparation & Protection	11,800.00	0.47
2	Demolition	8,118.00	0.33
3	Rough Carpentry	1,248.00	0.05
4	Drywall & Framing	97,924.00	3.94
5	Glass & Glazing	31,250.00	1.26
6	Doors, Frames & Hardware	54,926.00	2.21
7	Mill and Casework (allowance)	14,304.00	0.58
8	Furniture Moving NIC	—	—
9	Acoustical Ceiling Allowance	26,012.00	1.05
10	Flooring	40,590.00	1.63
11	Ceramic Floor Tile	—	—
12	Painting	23,300.00	0.94
13	Fire Sprinkler System	19,858.00	0.80
14	Electrical	129,969.00	5.23
15	HVAC	99,921.00	4.02
16	Off Site work / ADA Allowance	15,000.00	0.60
17	Plumbing	11,621.00	0.47
18	General Conditions & Supervision	52,760.00	2.12

	Subtotal	638,601.00	25.67

18	TBI Fee @ 5%	38,316.00	1.54
19	Liability Insurance @ .085%	5,428.11	0.22
20	Contingency	51,088.08	2.05
21	Permit , Plan Check, and Architectural Fees	30,000.00	1.21

	Total	763,433.19	30.69

		6.7%

Exhibit B

CAMPBELL TECHNOLOGY PARK

Commercial Office Lease

Covenants, Conditions, and Restrictions

DECLARATION OF COVENANTS, CONDITIONS

AND RESTRICTIONS OF THE

CAMPBELL TECHNOLOGY PARK

THIS DECLARATION is made on Feb 26, 1999, by WTA CAMPBELL TECHNOLOGY PARK LLC, a California limited liability company (THE “Declarants”), as the owner of that certain real property situated in the City of Campbell, County of Santa Clara, State of California described in Exhibit “A” (Parcel Map) hereto, which exhibit is by this reference incorporated herein as if fully set forth herein, to be effective as of the date it is recorded in Official Records of Santa Clara County.

ARTICLE 1

GENERAL DEFINITIONS

1.1 General: Unless the context otherwise specifies or requires, the terms defined in this Article shall, for all purposes of this Declaration, have the meanings herein specified.

1.2 Approving Agent: The term “Approving Agent” shall mean WTA CAMPBELL TECHNOLOGY PARK, LLC, a California Limited Liability Company, until such time as it ceases to be Approving Agent in accordance with Article 6 below. Thereafter, the “Approving Agent” shall be the person or entity, if any, then serving in that capacity pursuant to the provisions of said Article 6.

1.3 Architect: The term “Architect” shall mean a person holding a certificate to practice architecture in the State of California under authority of the Business and Professions Code of the State of California.

1.4 Campbell Technology Park: The term “Campbell Technology Park” shall mean all of the real property subject to this Declaration.

1.5 Building Area: The term “Building Area” shall mean any portion of any Lot which is covered by a building or structure, including covered walkways, tank farms, covered loading areas, covered entrances and the like, but shall exclude roof overhangs, architectural projections, decks, trash enclosures and the like. Building Area shall be measured from the outside surface of the outermost exterior walls, projected vertically down to ground level.

1.6 City: The term “City” shall mean the City of Campbell, in the County of Santa Clara, State of California.

1.7 Common Use Area. All such areas as indicated on Exhibit “A1” located within Campbell Technology Park which are intended for use by all owners of Campbell Technology Park including, but not limited to, ingress/egress driveways for reciprocal access between lots, landscaped recreational par course zone, sports courts, Campbell Technology project sign and landscape areas, walkways and public City dedicated landscaping along the main access street. See Article 2, Section 2.4.

1.8 Declaration: The term “Declaration” shall mean this Declaration of Covenants, Conditions and Restrictions, as amended or supplemented from time to time.

1.9 Deed of Trust: The term “Deed of Trust” or “Trust Deed” shall mean a mortgage as well as a deed of trust.

1.10 Front: The term “front” shall mean, with respect to any building or structure, any wall facing a street, main drive access or having the main building entrance.

1.11 Improvements: The term “Improvements” shall include, without limitation, all improvements, structures, buildings, outbuildings, storage and refuse areas, sheds and tank farms; fences, screening walls and entryways; utility distribution facilities, drainage systems, exterior equipment and piping, and exterior ductwork; signs; exterior stairways; parking lots, driveways, walkways, and other pavement; and landscaping.

1.12 Landscaping: The term “landscaped or landscaping” shall include without limitation all areas improved with plants, shrubs, ground cover, lawns, trees and other decorative materials (ie. rock, brick, bark, etc.), including the irrigation systems, site furniture and accessories and paved walkways, sidewalks, patios, fountains and plazas.

1.13 Lot: The term “Lot” shall mean any portion of the Campbell Technology Park which is a legally described lot or parcel or is designated as a lot or parcel on any Recorded parcel or subdivision map affecting any of the land within the Campbell Technology Park. The term “Lot” shall not include any portion of a street.

1.14 Mortgages: The Term “Mortgages” shall mean a beneficiary under or a holder of a Deed of Trust as well as a mortgagee under a mortgage.

1.15 Owner: The term “Owner” shall mean and refer to any person or entity owning a fee simple estate in any Lot or any portion thereof, except a person or entity who holds such interest as security for the payment of. an obligation (unless such security holder is in actual possession of said Lot).

1.16 Paved Area: The term “Paved Area” shall mean any portion of a Lot which is paved or covered with pavement (such as asphalt, concrete or other paving material), including parking areas, truck docks, driveways, curbs and the like.

1.17 Rear: The term “rear” shall mean, with respect to any building or structure, the side opposite from the front and the term “rear property line” shall refer to the property line of a Lot running most nearly opposite from and parallel to the rear of the building(s) located thereon. However, a corner Lot (i.e., with frontage along two streets), and any building or structure located on a corner Lot, shall be deemed to have two “fronts” and two “sides, but not to have any “rear”.

1.18 Record: The term “Record” (and any variation thereof such as “Recorded” or “Recordation”) shall refer to recordation in the Official Records of Santa Clara County, State of California.

1.19 Side: The term “side” shall mean, with respect to any building or structure, any wall which is not a “front” or a “rear”.

1.20 Sign: The term “sign” shall mean any structure, sign, device, contrivance, poster, banner or the like fastened or affixed to the ground or an Improvement, electric or non-electric, and all parts thereof, which is (i) visible from neighboring property (including if located within a building but visible through a window) and (ii) erected or used for advertising, dissemination of information, and/or identification purposes or upon or within which any poster, printing, lettering, painting, or other advertising, information, identification of any kind may be fastened or affixed.

1.21 Streets: The term “street(s)” shall mean any publicly dedicated street, or other publicly dedicated thoroughfare within or adjacent to the Campbell Technology Park and shown on any Recorded subdivision or parcel map, or record of survey, whether designated thereon as a publicly dedicated street, boulevard, place, drive, road, terrace, way, lane, circle or court.

1.22 Visible From Neighboring Property: The term “visible from neighboring property” shall mean, with respect to any given object located on a Lot, that such object is or would be visible to a person six (6) feet tall having 20/20 vision and standing on any part of a neighboring property at an elevation no higher than the elevation of the base of the object being viewed. For the purposes of this paragraph, the term “neighboring property” shall include, with respect to any Lot, any abutting street, any abutting Lot, and any Lot separated from said Lot merely by a street.

ARTICLE 2

PROPERTY SUBJECT TO THIS DECLARATION

2.1 General Declaration Creating the Mutual Restrictions: Declarants hereby declare that all of the real property located in the City of Campbell, County of Santa Clara, State of California and described in Exhibit “A” (the “Campbell Technology Park”) is and shall be held, conveyed, sold, hypothecated, encumbered, leased, rented, used, subdivided, occupied, built upon, or otherwise used, improved or transferred, in whole or in part, subject to this Declaration and that this Declaration, and all the covenants, conditions, restrictions and agreements herein contained, are declared, established and agreed to be for the purpose of enhancing and protecting the value and attractiveness of said real property and are in furtherance of a general plan for the subdivision, improvement and sale of said real property, for the direct, mutual and reciprocal benefit of each and every Lot contained within the Campbell Technology Park. This Declaration, and all of the covenants, conditions and restrictions herein contained, are and shall be (i) mutual equitable servitudes burdening each Lot for the benefit of all other Lots within the Campbell Technology Park and (ii) “covenants running with the land”, the burdens of which shall be binding upon each Lot, and the successive Owners of said Lot and each lessee, licensee, occupant or user of said Lot, for the direct benefit of each other Lot and the successive Owners of each other Lot.

2.2 Additional Land: At any time while the Declarants (or any of them) own twenty percent (20%) or more of the area within the Campbell Technology Park (excluding streets), they (or any of them) may add to the Campbell Technology Park all or any portion of any land which they or their principals own or have a direct or indirect interest in which is contiguous to the perimeter of the Campbell Technology Park. Land separated from the Campbell Technology park merely by a street shall be considered “contiguous” thereto. Such addition to Campbell Technology Park shall be accomplished by Recording a Notice of Addition of Land, which contains at least the provisions specified in paragraph 2.3. Thereupon, all of the provisions of this Declaration shall apply to such land, and such land, and such land shall be included in the Campbell Technology Park for all the purposes of this Declaration, in the same manner and to the same extent as if it were originally covered by this Declaration, and such added real property shall be included in the definition of “Campbell Technology Park” for all purposes hereunder. Thereafter, the rights, powers and responsibilities of the Owners and occupants of Lots within such added real property shall be the same as those of the Owners and occupants of Lots within the real property described in Exhibit “A”.

2.3 Notice of Addition of Land. The Notice of Addition of Land referred to in paragraph 2.2 shall contain at least the following provisions:

A. A reference to this Declaration, stating the date and instrument number of its Recording and the reel and image (s) or book and page(s) at which it was Recorded;

B. A legal description of such added real property;

C. A statement that all of the provisions of this Declaration shall apply to such added real property and that such added real property is part of the Campbell Technology Park; and

D. Such other or different covenants, conditions and restrictions as the owner(s) of such real property shall, in their discretion, specify to regulate and control the use, occupancy and improvement of such added real property, if any.

2.4 Maintenance and Use of Common Areas. Each Owner shall permit reciprocal use of approved Common Areas with all Owners of Campbell Technology Park, except that specific planned recreational activities must be approved with the lots Owner and Approving Agent twenty-four (24) hours prior to use. The Owner or Approving Agent may conditionally approve requests for such use. However, the Owner or Approving Agent will have no obligation to approve such a request if, in the judgment of the Approval Agent, the activity in whole or in part is inappropriate or would negatively impact the Owners ability to conduct normal business. Additionally, the Owner may restrict access of the recreational Common Areas, with the approval of the Approving Agents, so as to provide specific times for their exclusive use, but may not entirely restrict, in whole or in part, all reasonable use of the area. Maintenance of the approved Common Areas shall be the sole responsibility of the Owner, except as indicated below in the following list of approved Common Areas:

A. Private Driveway Easement: Includes all driveway easements on record within Campbell Technology Park. These easements provide for reciprocal access for trucking and other vehicles on paved areas. The maintenance of these areas (limited to asphalt paving, sub-base and adjacent concrete curbs) will be shared between all Owners based on a pro-rata share as a percentage of the total Building area of each lot.

B. Sports courts / Half-court Basketball and Plazas: Paved painted and equipped sports court areas and landscaped plazas are intended for shared use and maintenance as follows:

(1) Lots 1&2 (Buildings A&B) shall share, fifty percent (50%) each, the use control and maintenance of the common court area located upon each of their lots, except as provided in paragraph 2.4, including the approximately sixty foot wide landscaped plaza area located between the two buildings. Any disputes regarding use and control of this area shall be determined by the Approving Agent.

(2) Lot 3 (Building C) shall have sole control for the use, except as provided in paragraph 2.4, and sole maintenance of the plaza and sport court area located on that lot.

(3) Lot 4 (Building D) shall have sole control for the use, except as provided in paragraph 2.4, and sole maintenance of the plaza and sport court area located on that lot.

C. Landscaped Par Course and Picnic Area: The Landscaped area which is adjacent to the eastern property line (approximately 15-50 feet wide and 1,200 feet long starting from the public street and extending to the emergency access driveway at Paseo De Palomas) shall be a common access area to all owners of Campbell technology Park. The maintenance of this area (landscaping, walkways, par course stations, picnic tables and benches) will be shared between all Owners based on a pro-rata share as a percentage of the total Building area of each lot.

D. Campbell Technology Park Project Monument and Directional Signs: Monument signs which designate Campbell Technology Park and common access service vehicle directional signs are to be considered as common property for all owners and shall included any lighting and landscaping which directly accents these signs. These signs may be on dedicated public property, as approved by the City of Campbell, or on Campbell Technology Park private property. Maintenance for these signs will be split equally between the owners of all parcels within the Campbell Technology Park. Monument signs for individual businesses shall be the sole responsibility of each owner. See section 3.4 for additional sign requirements and restrictions.

E. Public Dedicated Landscaping: All landscaping which lies within the public right of way or other designated lands with have been dedicated to the City Of Campbell as a part of the initial projects construction shall be maintained by Campbell Technology Park, as per the approved maintenance agreement with the City Of Campbell. Maintenance for these public landscape areas shall be shared between all Owners based on a pro-rata share as a percentage of the total Building area of each lot.

ARTICLE 3

APPROVAL OF PLANS FOR IMPROVEMENTS

3.1 Requirements of Plan Approval: Declarants desire that harmony and compatibility of architectural and landscape design and layout be maintained throughout Campbell Technology Park. In order to achieve this purpose, no Improvement shall be erected, placed, constructed, removed, substantially remodeled, rebuilt or reconstructed on any Lot except in accordance with Final Plans therefor, first approved in writing by the Approving Agent in accordance with this Article 3. With respect to any Lot, Plans submitted to the Approving Agent for such approval by any person or entity (including any lessee, civil engineer or Architect) other than an Owner shall include therewith the written request by the Owner of such Lot for approval. The Approving Agent shall have no obligation to accept, review, or approve Preliminary Plans, Final Plans, or sign plans which do not have any such Owner’s written request for approval or for which the appropriate plan review fee (set forth in paragraph 3.8 below) has not been paid.

3.2 Preliminary Plans: Any Owner, lessee or other occupant of a Lot desiring to construct any Improvement thereon, or his authorized agent, (the “Applicant”) shall first submit, in duplicate, preliminary plans and specifications for the proposed Improvements (the “Preliminary Plans”) to the Approving Agent for its approval. All Preliminary Plans must be prepared by an Architect (unless the Approving Agent otherwise agrees), must be in such form and contain such information as may be required from time to time by the Approving Agent as a condition to its review, and must include at least the following:

A. Such information as is then required by the City for site approval;

B. A site development plan showing all easements of record, all setback lines, and the location of all proposed Improvements, including structures, buildings, driveways, parking areas, loading areas, walkways, landscaped areas, storage and refuse areas, fences, and walls;

C. A building layout for each building, showing all entryways, truck doors, loading docks, exterior doors and stairways, balconies and walkways;

D. A landscaping plan showing the location, type and size of planting material;

E. A sign and exterior lighting plan generally showing location, size, type and design;

F. A building elevation plan for each building or structure showing dimensions, materials and exterior color schemes (including color samples);

G. A preliminary grading and drainage plan in form and content sufficient for the Approving Agent to determine the general drainage system proposed for the Lot and the effects such system will have on the overall drainage system for the Campbell Technology Park;

H. A screening plan depicting the screening of all items required to be screened hereby or by the Approving Agent and showing the proposed location, dimension, materials and exterior color scheme (including color samples) for all such screening;

I. A site development summary setting forth the following: the gross area of the Lot both in acres (to the nearest 1/1000th) and in square feet; the Building Area in square feet; the percentage of Building Area to Lot area; the number of stories and the gross area in square feet of each floor within all buildings on said Lot; the Paved Area in square feet (together with the percentage of Paved Area devoted to parking, driveway and storage uses, respectively); the percentage of Paved Area to Lot area; the total number of full-size, compact and handicapped parking spaces provided; the number of square feet of total floor space in all buildings on the Lot per parking space; the gross landscape area in square feet; the percentage of landscape area to Lot area;

J. A statement of the proposed use of the Lot and structures described in said Preliminary Plans; and

K. A certificate by the Architect or other preparer of such Plans certifying than he has read and understands the provisions of this Declaration, and that the Preliminary Plans comply therewith.

3.3 Approval of Preliminary Plans: With respect to Preliminary Plans properly submitted for approval:

A. Approval of Preliminary Plans will be based, in general, on whether the proposed Improvements are aesthetically pleasing and compatible with other contemplated, proposed or present Improvements within Campbell Technology Park, The Approving Agent may take into account, among other things, adequacy of site dimensions, conformity and harmony of external design with other contemplated, proposed or present Improvements within Campbell Technology Park, effect of location and use of the proposed Improvements on nearby Lots, quality and/or appearance of proposed construction methods and/or materials (with consideration being given to how and to what extent the proposed Improvements will deteriorate with age), and any other factor relating to the impact of the proposed Improvements on other Lots and/or the aesthetics of the proposed Improvements (both by itself and in relation to other contemplated, proposed or present Improvements within Campbell Technology Park), The approving Agent shall have not duty or responsibility to review any Preliminary Plans to determine, evaluate or review (i) the structural safety or integrity of proposed Improvements, (ii) the suitability or adequacy of the proposed design or layout for any use or purpose, (iii) compliance with the provisions of Article 4 and/or Article 5 hereof, and/or (iv) compliance with governmental regulations governing the construction or use of the proposed improvements, all of said items being the sole responsibility of the Owner. Similarly, the Approving Agent shall not be concerned with interior design of proposed Improvements, except to the extent the interior design affects exterior appearance, traffic patterns, (both pedestrian and automobile), usage of parking, and the like. However, without limiting the generality of the foregoing, the Approving Agent may disapprove any Preliminary Plans on any reasonable ground, including, but not limited to, any of the following:

(1) Failure to comply with any of the provisions of this Article 3;

(2) Failure to include any item or information in such plans and specifications which is expressly required hereby or is reasonably requested by the Approving Agent;

(3) Unless the Approving Agent has otherwise previously agreed, failure to have such plans and specifications prepared by an Architect in the form required hereby;

(4) Inadequacy of the proposed number of onsite parking spaces considering the contemplated use or future possible use of the Improvements proposed;

(5) Objection to the location of any Improvement, including objection based on the proposed location in relation to other Lots and/or other Improvements (contemplated, proposed, or present) within the Campbell Technology Park

(6) Objection to the proposed grading plan and/or drainage system;

(7) Objection to the exterior design, appearance, construction materials, color scheme, finish, proportions, style or architecture, height, bulk and/or appropriateness of any Improvement, including objection based on incompatibility, inappropriateness, or lack of harmony in relation to other Improvements (contemplated, proposed, or present) with the Campbell Technology Park;

(8) Objection to the proposed landscaping plan and/or landscaping materials, including objection based on incompatibility, inappropriateness, or lack of harmony in relation to other landscaping plans and/or landscaping materials contemplated, proposed, or present within the Campbell Technology Park;

(9) Failure to comply with any of the limitations set forth in Article 4 below, unless a variance has been granted in accordance with paragraph 4.16; and/or

(10) Objection based on any other reason or matter which, in the judgment of the Approving Agent, would render the proposed Improvement(s), in whole or in part, incompatible with, inappropriate to, or inharmonious with the general plan for improvement of Campbell Technology Park or any other Improvements (contemplated, proposed, or present within the Campbell Technology Park).

B. The Approving Agent may, from time to time, enact (or amend existing) additional criteria for landscape approval, setting forth any requirements the Approving Agent may deem desirable regarding landscaping, such as specifying which portions of landscaped areas must be planted in sod lawns; which types of plantings are permitted in nonlawn areas; which types of plantings are prohibited; any requirements governing placement of irrigation systems, trees, raised planter boxes, and the like; and/or any other matter concerning landscaping. The existence of any such criteria shall not limit the right of the Approving Agent to disapprove any landscape plans or specifications submitted for review, even if such plans or specifications conform to such criteria.

C. The Approving Agent may conditionally approve Preliminary Plans submitted for review. In such event, the Preliminary Plans will be deemed approved. However, the Approving Agent will have no obligation to approve corresponding “Final Plans” (below defined) until each condition imposed in the Preliminary Plan Approval is either satisfied or waived in writing by the Approving Agent.

D. Any Preliminary Plan Approval granted shall be valid and effective for a period of twelve (12) months only (the “Preliminary Plan Approval Period”). If the Applicant has not submitted corresponding Final Plans to the Approving Agent within said twelve (12) month period, then the Preliminary Plan Approval shall be deemed revoked unless the Approving Agent, upon request made by the Applicant in writing prior to the expiration of said twelve (12) month period, extends in writing the time for submitting Final Plans. Such extensions shall not be unreasonably withheld; provided, however, the Approving Agent shall not be obligated to grant extension(s) exceeding thirty-six (36) months in the aggregate.

3.4 Final Plans: Following approval or conditional approval of Preliminary Plans and prior to the expiration of the Preliminary Plan Approval Period, the Applicant may submit, in duplicate, final plans and specifications for the proposed Improvements (the “Final Plans”) to the Approving Agent for its approval. All Final Plans must be prepared by an Architect and be in such form and contain such information as may from time to time be required by the Approving Agent as a condition to its review and must include such information as is then required by the City (or its successor jurisdiction) for the issuance of a building permit.

3.5 Approval of Final Plans: With respect to Final Plans properly submitted for approval:

A. Approval of the Final Plans will be based on whether they conform to their corresponding approved or conditionally approved Preliminary Plans and, if the Preliminary Plans have been conditionally approved, whether all conditions to Preliminary Plan Approval have been satisfied or waived. The Approving Agent shall be under no obligation to approve Final Plans, even if they strictly conform to their corresponding approved Preliminary Plans. The Approving Agent may also disapprove any Final Plans on any of the following grounds:

(1) Failure to comply with any of the provisions of this Article 3;

(2) Failure to include any item or information in such plans and specifications which is expressly required hereby or is reasonably requested by the Approving Agent; and/or

(3) If the Final Plans disclose any items not included in the approved Preliminary Plans and such items would not have been approved had they been then disclosed in the Preliminary Plans.

B. Any Final Plan Approval granted shall be valid and effective for a period of twelve (12) months only (the “Final Plan Approval Period”). If the Applicant has not commenced construction of Improvements in accordance with the Final Plans so approved within said twelve (12) month period, then the Final Plan Approval shall be deemed revoked unless the Approving Agent, upon request made by the applicant in writing prior to the expiration of said twelve (12) month period, extends in writing the time for commencing construction. Such extensions shall not be unreasonably withheld; provided, however, the Approving Agent shall not be obligated to grant extension(s) exceeding thirty-six (36) months in the aggregate.

3.6 Changes to Appearance of Existing Improvements: Once constructed, the appearance of an Improvement, including its exterior surface or landscaping, shall not be altered or changed, in color or otherwise, without first obtaining the Approving Agent’s written approval. Plans for such alterations or changes shall be submitted to the Approving Agent first in preliminary form (for review and approval in accordance with paragraph 3.3) and then in final form (for review and approval in accordance with paragraph 3.5), unless otherwise agreed in writing by the Approving Agent.

3.7 Signs: No sign shall be erected, placed, constructed, removed, substantially remodeled, rebuilt or reconstructed on any Lot except in accordance with plans therefor, first approved in writing by the Approving Agent. Permanent business identification signs will be reviewed by the Approving Agent on a sign by sign basis, since it is the intent of the Approving Agent that permanent business identification signs reflect individuality and compatibility with the architecture of the structures on such Lot. Sign plans submitted for approval must show the type (e.g., monument sign), layout, dimensions, location, construction materials and method of construction (including color samples), and proposed method of lighting (if any) of the proposed sign and such additional information as the Approving Agent may reasonably request. Unless a variance has been granted pursuant to paragraph 4.16, all signs must conform to any sign criteria, enacted pursuant to paragraph 4.15, in effect at the time sign approval is granted. However, the existence of such sign criteria shall not limit the right of the Approving Agent to disapprove any sign plans submitted for review, even if such plans conform to such criteria. The owner of a sign shall comply with all the requirements of any governmental body or entity claiming jurisdiction over said sign, at the owners expense.

3.8 Plan Review Fees: Plan review fees shall be paid to the Approving Agent as follows:

A. For each Lot, concurrently with each submission of Preliminary Plans or revised Preliminary Plans for review and approval, the Applicant shall pay a review fee equal to:

(1) Two Hundred Fifty Dollars ($250.00) when the plans submitted are prepared by an Architect (or such increased amount as the Approving Agent may reasonably charge, provided such increased fee is uniformly applied); and

(2) Five Hundred Dollars ($500.00) in all other cases (or such increased amount as the Approving Agent may reasonably charge, provided such increased fee is uniformly applied).

(B) For each Lot, concurrently with each submission of Final Plans, the Applicant shall pay a review fee equal to Five Hundred Dollars ($500.00) (or such increased amount as the Approving Agent may reasonably charge, provided such increased fee is uniformly applied).

(C) For each Lot, concurrently with each submission of sign plans for approval pursuant to paragraph 3.7, if such sign plans are submitted separately from Preliminary Plans or Final Plans for the Lot on which the proposed sign is to be located, the Applicant shall pay a review fee equal to Fifty Dollars ($50.00) (or such increased amount as the Approving Agent may reasonably charge, provided such increased fee is uniformly applied).

3.9 Result of Inaction: If the Approving Agent fails either to approve, conditionally approve, or disapprove any given set of proposed Preliminary Plans, proposed Final Plans, or proposed sign plans within thirty (30) days after the same has been properly submitted to it for review hereunder (i.e., prepared by an Architect in the required form, with all required information, and with all applicable plan review fees paid in full), then, it shall be conclusively presumed that the Approving Agent has approved said set of plans; provided, however, that if within said thirty (30) day period, the Approving Agent notifies the Applicant in writing that more time is required for review of such plans, then said thirty (30) day period shall be extended for up to thirty (30) days, as set forth in said notice. The date of submission for the purposes of this paragraph shall be the date of submission of the plans in question or the date of payment of the applicable review fee required by paragraph 3.8, whichever is later.

3.10 Owner Covenants: Each Owner covenants and agrees that:

A. It will not erect, place, construct, remove, substantially remodel, rebuild, or reconstruct any Improvement on any Lot(s) until Final Plans therefor have been approved by the Approving Agent in accordance herewith and until all required governmental licenses, permits and approvals have been obtained.

B. It will not erect, place, construct, remove, substantially remodel, rebuild, or reconstruct any sign until plans therefor have been approved by the Approving Agent in accordance herewith and until all required governmental licenses, permits and approvals have been obtained.

C. All Improvements constructed, installed and located on its Lot(s) shall be constructed, installed and located only in accordance with Final Plans therefor approved by the Approving Agent in accordance with the provisions of this Article 3.

D. All signs constructed, installed and located on its Lot shall be constructed, installed and located only in accordance with the sign plans therefor approved by the Approving Agent in accordance with the provisions of this Article 3.

E. Failure to comply with the covenants contained in this paragraph 3.10 shall constitute a breach of this Declaration and subject the defaulting party or parties to all the remedies or enforcement procedures available hereunder or at law or in equity.

3.11 Statements of Approved Plans: Upon the written request of any Owner of a Lot, the Approving Agent will supply to such Owner a Statement of Approved Plans, describing in reasonable detail any Final Plans and/or sign plans approved for such Lot and setting forth the then expiration date of the Final Plan Approval Period for such Plans. Except as above set forth and as set forth in paragraph 7.9, in no event or circumstance will the Approving Agent be obligated in any way to make or give any statement or certification (oral or written) regarding compliance with this Article 3 or any other provision of this Declaration.

3.12 No Approving Agent: If there is no Approving Agent then serving, then any approval of plans and specifications given by a governmental authority having power of approval over the same shall be deemed to have also been given by an Approving Agent in accordance with this Article 3.

3.13 Limitation or Liability: None of the Declarants, nor the Approving Agent, shall be liable to any Applicant, Owner, lessee, licensee or occupant of any Lot for any damage, loss, claim, liability or prejudice suffered, claimed or incurred on account of, resulting from, or in any way connected with:

A. The approval or disapproval of any plans and/or specifications, whether or not defective;

B. The design of, the manner of construction of, or the building materials used in the construction of any Improvement, whether or not constructed pursuant to or in accordance with approved plans and specifications;

C. The use to which any Improvements are put; or

D. The appearance of, or the effect on other Lots of, any Improvement, whether or not constructed pursuant to or in accordance with approved plans and specifications.

ARTICLE 4

RESTRICTIONS ON CONSTRUCTION OF IMPROVEMENTS

4.1 General: The restrictions imposed by this Article 4 shall apply, whether or not there is an Approving Agent serving. Local planning and building code requirements may apply if more restrictive than described below. It is the Owner’s responsibility to confirm city and other, state and local restrictions.

4.2 Utility Lines: All on-site utility and other transmission lines (including lines for oxygen, argon, nitrogen and/or other gases) shall be placed underground.

4.3 Coverage: The Building Area of any Lot shall not exceed 50% of the total square foot area of such Lot.

4.4 Location of Buildings or Structures: No building or structure (including roof overhangs, decks, trash enclosures, and the like) shall be located closer than:

A. Twelve (12) feet, at its nearest point (measured horizontally), from a property line fronting any street (projected vertically to the same elevation);

B. Ten (10) feet at its nearest point (measured horizontally) from any property line not fronting on any street (projected vertically to the same elevation).

C. Sixty (60) feet clearance for any covered or enclosed floor areas between Building A & B. See non-buildable easement on Exhibit A. An building or addition to an existing building closer than sixty (60) feet to a property line shall comply with Building Code (UBC) allowable area restrictions.

4.5 Location of Paved Areas: Except as provided in paragraph 4.6, no Paved Area shall be located closer than:

A. Fifteen (15) feet, at its nearest point, from a property line fronting on a street;

B. Eight (8) feet at its nearest point, from a property line not fronting on a street;

C. Eight (8) feet plus the amount of any roof overhang, at its nearest point, from the front of any building or structure; or

D. Five (5) feet plus the amount of any roof overhang, at its nearest point, from the side of any building or structure.

4.6 Exception to Paragraph 4.5: The provisions of paragraph 4.5 notwithstanding, Paved Areas may be located in the following areas for the following purposes:

A. Standard-width driveways for ingress to and/or egress from a street may be located in the area described by paragraph 4. 5A (but not the portion thereof described by paragraph 4.5A (but not the portion thereof described by paragraph 4.5B), if placed substantially at right angles to such street; and/or

B. One standard-width walkway for ingress to and/or egress from a street may be located in the area described by paragraph 4.5A (but not the portion thereof described by paragraph 4.5B), if placed substantially at right angles to such street; and/or

C. Standard-width common driveways for mutual use by adjoining Lots for ingress to and/or egress from a Street may be located in the area described by paragraph 4.5B (including the portion thereof described by paragraph 4.5A), if placed so as to be equally on each Lot benefited; and/or

D. Standard-width driveways across property lines for purposes of connecting adjacent Lots may be located in the area described by paragraph 4.5B (but not the portions thereof described by paragraphs 4.5A); and/or

E. Driveways or walkways for ingress to and/or egress from buildings or structures may be located in any of the areas described in paragraphs 4.5C and 4.5D, if placed adjacent and substantially at right angles to the entrance served thereby.

4.7 Landscaped Areas: With respect to each Lot (except for vacant or undeveloped Lots, see paragraph 5.8E) all areas, except those actually covered by buildings, structures or pavement, must be landscaped. In addition, any Paved Area used for parking must contain landscaping, in the form of planter boxes, islands, tree wells, or the like evenly disbursed throughout such area. In no event shall the total landscaped area of any Lot be less than 15%. If parking areas are located between the front of a building and a street or between a building, then landscape screening (in the form of landscaped land contouring, mounds, or berms and/or plantings), broken only by driveways or walkways, must be located between the parking area and such street or easement so as to minimize the visual impact of vehicles parked in such areas on neighboring property.

4.8 Loading Areas: Truck doors, loading docks, truck loading areas, or other similar facilities (“Loading Areas”) shall be appropriately screened so as to minimize their visual impact on neighboring property or any property line.

4.9 Tank Farms: All tank farms must be located between the rear of a building and the rear property line (or, in the case of a corner Lot, the side) and must be fully enclosed by screening walls so that no part of the tank farm is visible from neighboring property. The screening walls (i) must be attached to a building or located immediately adjacent thereto so as to give the appearance of being an integral part of said building; (ii) must be designed so as to be architecturally compatible with, and constructed using materials and a manner of construction similar in finish, appearance, and durability to those used in the construction of, said building; (iii) may not exceed in height, at their highest point, the height of the parapet wall of said building at the point nearest to the tank farm; and (iv) may not have a Building Area (measured from the exterior of said screening walls) in excess of five percent (5%) of the total Building Area of said building.

4.10 Refuse Collection Areas: All outdoor refuse collection areas must be located between the rear of a building and the rear property line (or, in the case of a corner Lot, the side) and separately enclosed, so as to create a trash enclosure. Recycling pick-up areas should be incorporated within the refuse areas whenever possible. Trash enclosures must be surrounded by a solid wall or fence and constructed using the same or similar materials and manner of construction as the building(s) served. Doors shall be self-closing. Trash enclosures may be, but need not be, attached to a building or structure

4.11 Exterior Wall Installations: No utility service panels, switch gear, drain pipes, ladders, utility transmission lines or pipes, valves, ducts, wires or cables or the like shall be attached to the exterior surface of any exterior wall, and all such items must be located within (or within the wall of, if appropriate) the building they service. Such items include, without limitation, rain gutters and downspouts; fire sprinkler risers; roof access ladders; electrical meters or panels, “hot gutters,” or conduit; and heating, ventilation or air conditioning ducts. However, if such an item must be located on the outside of an exterior wall in order to comply with applicable law, then, to the minimum extent required to comply with law, such item may be located on the building exterior, but only if (i) such item is located as far as reasonably possible from any street and (ii) such item is inset into a wall alcove, painted to match the exterior building or screened, all so as to minimize its visual impact on neighboring property.

4.12 Rooftop Installations: All electrical, mechanical, air conditioning and other building rooftop installations shall be screened, so that they are not normally visible from neighboring property, in a manner architecturally compatible with the building on which they are located, using materials and a manner of construction similar in finish, appearance, and durability to such building.

4.13 Outdoor Utility Services: Electrical transformers, water or gas shut-off valves, and the like shall be located inside a building or structure, unless required by law or the appropriate utility supplier to be located outside buildings and structures. All such facilities so required to be outside a building or structure shall be located in an area, and screened in a manner, so as to minimize the visual impact of such facilities on neighboring property.

4.14 Metal Buildings: No metal-clad buildings, buildings or structures constructed with corrugated metal exterior walls, or so-called “Butler type” buildings shall be constructed within the Campbell Technology Park. However, this paragraph shall not prohibit (i) metal architectural elements of building walls if less than twenty-five percent (25%) of the total walls area or (ii) metal roofs.

4.15 Sign Criteria: All signs shall comply with the sign program as indicated on Exhibit B attached hereto. The Approving Agent may, from time to time, enact new (or amend existing) sign criteria, setting forth any requirements the Approving Agent may deem desirable regarding signs, such as specifying permitted or prohibited types, nature or purpose, sizes, shapes, colors, construction materials, and/or locations. Upon Recordation, said sign criteria shall have the same force and effect as if they were set forth in and were part of this Declaration. In addition, as to any Owner having actual knowledge of such sign criteria, such sign criteria shall have the same full force and effect, and may be enforced against such Owner, as if they were a part of this Declaration. However, the Recording of such sign criteria, or the amendment of existing sign criteria, will not affect any sign approval previously granted.

4.16 Transportation Demand Management: Each owner and each of their tenants shall participate in a Transportation Demand Management program with the cooperation and guidelines set forth by the City of Campbell. This program shall incorporate, but is not limited to the following:

A.	Provisions for bicycle parking facilities;

B.	Participation in shuttle, van, car pool services to public transit facilities such as light rail stations or park & ride lots.

C.	Accommodations for bus stop locations, if public bus service is provided to the property.

D.	Provisions for on-site food service facilities or accommodations for delicatessen-type or restaurant tenant spaces.

4.17 Variance by Approving Agent: The Approving Agent shall have the exclusive right (but not the obligation) to grant variances or waivers of all or any of the restrictions set forth in this Article 4. The Approving Agent may grant such waivers and variances as and to the extent it determines, in its absolute and uncontrolled discretion, then to be necessary or appropriate for the successful development of Campbell Technology Park. No variances or waivers may be granted if there is no Approving Agent then serving; however, variances and waivers previously granted shall be unaffected. Any variance or waiver granted hereunder must be in writing; must specifically set forth the variance or waiver granted; and must be signed, dated and Recorded by the Approving Agent. Any such variance or waiver shall be binding upon all the Owners upon its Recordation. In no event shall any Approving Agent have any liability whatsoever by reason of its granting or refusing or failing to grant any such variance or waiver.

ARTICLE 5

RESTRICTIONS ON USE AND OCCUPANCY

5.1 General: The restrictions imposed by this Article 5 shall apply, whether or not there is an Approving Agent serving.

5.2 Permitted Uses: Unless otherwise specifically prohibited herein, or by applicable law, any business or industrial use will be permissible within Campbell Technology Park if it is performed or carried out entirely within a building that is so designed and constructed that the enclosed operations and uses do not cause or produce a nuisance to adjacent sites set forth in paragraph 5.6 such as, but not limited to vibration, sound, electro- mechanical disturbances and radiation, electro-magnetic disturbances, radiation, air Or water pollution, dust, emission of odorous, toxic and non-toxic matter. Certain activities which cannot be carried on within a building may be permitted, provided the Approving Agent specifically consents to such activity in writing and further provided such activity is screened so as not to be visible from neighboring properties and streets, in conformity with this Declaration and all applicable laws and regulations. Permitted uses will include light manufacturing, storage, wholesaling, office uses, laboratory uses, professional uses and research and development.

5.3 Conditional Uses: Paragraph 5.2 notwithstanding, the following conditional uses will be a “permitted use” hereunder only upon the review and approval of the specific use by all governmental agencies having jurisdiction over the same and also by the Approving Agent. The Approving Agent shall have the exclusive right (but not the obligation) to grant the approval of conditional uses required by this Article 5.

The Approving Agent may grant such approvals as and to the extent it determines, in its absolute and uncontrolled discretion, then to be necessary or appropriate for the successful development of Campbell Technology Park. No such conditional use approval may be granted if there is no Approving Agent then serving; however, approvals previously given shall be unaffected. Any approval granted hereunder must be in writing; must specifically set forth the approval given and the conditional use being approved; and must be signed, dated and Recorded by the Approving Agent. Any such approval by an Approving Agent shall be binding on all Owners upon its recordation. In no event shall any Approving Agent have any liability whatsoever by reason of its granting or refusing or failing to grant any such approval. Such conditional uses are the following:

A. Ancillary commercial uses reasonably required for the convenience of the occupants of the Campbell Technology Park (including, but not limited to hotels; banks and/or savings and loan companies; fast food, delicatessen-type and/or sit-down restaurants; post offices; cleaners; and barber and/or beauty shops);

B. Manufacture and testing of food products and pharmaceuticals;

C. Transmitters, repeater stations and towers for transmission of radio, television, and/or microwave signals;

D. Towers and relay stations for telephone and electric lines and/or transmission of electrical energy and telephone signals;

E. Trade school.

5.4 Prohibited Uses: The following general types of operations and uses shall not, in any event, be permitted on any property subject to this Declaration (with this provision being liberally construed so as to not be limited to being a prohibition of certain precisely described uses, but rather a prohibition of categories of uses, inclusive of uses substantially similar or related to the specific uses listed below):

A. Residential;

B. Trailer courts;

C. Labor camps;

D. Junk yards;

E. Drilling for, mining of, and/or removal of rock, minerals, oil, gas or other hydrocarbon substances (except that this provision shall not be deemed to prohibit the entry of a subject property below a depth of five hundred [500] feet for such purposes);

F. Commercial excavation of building or construction materials;

G. Distillation of bones;

H. Dumping, disposal, incineration or reduction of garbage, sewage, offal, dead animals or refuse;

I. Fat rendering;

J. Stock yard or slaughter of animals;

K. Refining of petroleum or its products;

L. Smelting of iron, tin, zinc or other ores;

M. Tanning of animal hides;

N. Jail or honor farms;

O. Flea markets;

P. Trucking establishments;

Q. Textile manufacture;

R. Retail or wholesale sales operations which employ or conduct “parking lot” or other outdoor sales;

S. Veterinary hospitals;

T. Laundry, cleaning or dyeing plants;

U. Automobile or truck dealerships;

V. Reclamation of precious metals;

W. Auctions;

X. Fabrications of wood products.

5.5 Use of Paved Areas: Paved Areas (exclusive of enclosed storage areas) shall be used only for the daily parking and/or movement of motor vehicles in accordance with the purpose and design of such area, pedestrian walkways, and, where specifically designed for such purpose, the loading and unloading of trucks, vans and other delivery vehicles. In no event shall any Paved Area be used for the overnight or other storage of any vehicles, except that operable business vehicles owned by the occupant(s) of a Lot my be stored overnight (and over weekends and holidays) on the Paved Areas of such Lot, if parked between the rear of building and the rear of property line and parked so as to not be visible from any street.

5.6 NUISANCES: No nuisance shall be permitted to exist or operate upon any site and no obnoxious or offensive activity or use shall be carried on or permitted at any Lot, nor shall anything be done on any Lot which is or may be or become an annoyance or nuisance to the Owners or occupants of other Lots or which is or may be or become hazardous by reason of danger or increased risk of fire or explosion or any other hazard. A “nuisance” shall include but not be limited to any of the following conditions:

A.	Dirt, Dust, Smoke and Waste Discharge: No use of the property will be permitted which emits dust, sweepings,

dirt, smoke or cinders into the atmosphere, or discharges liquid, solid wastes or other harmful matter into any stream, river or other body of water which, in the opinion of the Approving Agent may adversely affect the health, safety, comfort of, or intended property use by persons within the area. Nor shall waste or any substance or materials of any kind be discharged into any public or private sewer or storm drain system serving the property, or any part thereof, in violation of any regulations of any public body having jurisdiction.

B.	Fumes, Gases, Odors, Etc.: No fumes, odors, gases, vapors, acids, or other substances shall be permitted to escape or be discharged into the atmosphere which, in the opinion of the Approving Agent may be detrimental to the health, safety or welfare of persons, or may interfere with the comfort of persons within the area, or which may be harmful to property or vegetation.

C.	Glare, Heat and Lighting: Any operation producing intense glare or heat shall be performed only within an enclosed or screened area and then only in such manner that the glare or heat emitted will not be discernible from any exterior lot line. All lighting is to be shielded from adjacent sites, except from parking or driveway areas.

D.	Noise: At no point outside of any property plane shall the sound pressure level of any machine, device, or any combination of same, from any individual plant or operation exceed the decibel levels in the designated preferred octave bands shown below:

OCTAVE BAND CENTER FREQUENCY	MAXIMUM SOUND PRESSURE LEVELS (dB) AT BOUNDARY PLANE OF LOT
31.5	78
63	72
125	65
250	59
500	55
1000	52
2000	50
4000	48
8000	47

A-scale levels for monitoring purposes are equivalent to 60 dB(A). The maximum permissible noise levels for the octave bands shown above are equal to an NC-50 Noise Criterion curve when plotted on the preferred frequency scale. Noise from motor vehicles and other transportation facilities are exempted. The operation of signaling devices and other equipment having impulsive or non-continuous sound characteristics shall have the following corrections applied:

CORRECTIONS
Pure tone content		-5dB
Impulsive character		-5dB
Duration for non-continuous sounds in daytime only,
1 min/hr		-5dB
10 sec/10 min		-10dB
2 sec/10 min	-15dB

The reference level for the dB values listed above is the pressure of 0.0002 microbar or 0.0002 dyne/em.

E.	Vibration: Buildings and other structures shall be constructed and machinery and equipment installed and insulated on each site so that the ground vibration inherently and recurrently generated is not perceptible without instruments at any point along any of the exterior lot lines.

5.7 Outside Storage and Refuse Collection Areas: No materials, inventory, supplies, inoperable vehicles, boats, recreational vehicles, equipment, or the like may be stored in any area on a Lot except inside a closed building. All trash, debris, rubbish, recyclable materials, and refuse must be collected and stored inside a closed building, or inside a trash enclosure constructed in accordance with Article 4, so as not to be visible from neighboring property and must be regularly removed from each Lot.

5.8 Maintenance of Property: The Owner of each Lot shall at all times keep and properly maintain all parts of the lot and its improvements at its own expense, except as allowed by Section 2.4:

A. The exterior surfaces of all completed buildings, structures, screening walls, enclosures, and other similar improvements situated thereon in accordance with approved Final Plans and in a clean, sightly and wholesome condition and in a good state of repair. Painted surfaces must be periodically repainted so as to maintain a well-kept appearance. Any graffiti occurring on the exterior of the buildings shall be removed within one week of its appearance or request for removal by the approving Agent or by the City. The Owner shall make a best effort to seal off, landscape screen or other methods to discourage future access or visibility for graffiti taggers.

B. All landscaped areas of such Lot in accordance with approved Final Plans and in a weed-free, well-watered, and good condition, with all dead or dying plant materials promptly removed and replaced. Such maintenance shall be done on a regular and periodic basis by a professional landscape maintenance service or gardener. Each Owner of a Lot shall provide, install, and maintain an automatic underground landscape irrigation system sufficient to properly irrigate all landscape areas within said Lot.

C. All Paved Areas of such Lot in accordance with approved Final Plans, with all-weather surfaces and free of potholes, ruts, and the like. Each parking space shall be designated by lines painted on the paved surfaces and shall be periodically restriped as necessary. All Paved Areas must be regularly and periodically swept, so as to be kept free of the accumulation of leaves, debris, silt and the like.

D. Emergency Vehicle Ingress/Egress access paths shall be maintained at all times, including signage and other required markings to identify FIRE LANE. The Owner or owners association shall retain professional management to oversee the maintenance responsibilities.

E. All signs of such lot shall be installed and maintained at its own expense, including prompt repair or replacement if it is damaged. If an owner removes a sign, any damage caused by such removal shall be promptly repaired in such a manner that the appearance of the building or landscaping is not impaired.

F. All storm drainage inlets and silt collection boxes located on such Lot free of leaves, debris, silt and the like. Such inlets and collection boxes must be thoroughly cleaned and filters replaced at least twice during each calendar year, between January 15th and February 15th and September 15th and October 15th. All storm drain inlets shall be marked with a no dumping slogan.

F.1. All building tenants shall be supplied with instructional materials explaining the need and methods for preventing pollutants from entering the storm drain system. Tenants are to read the material before move-in.

G. All vacant or undeveloped areas of such Lot in a weed- free, sightly and wholesome condition, free of trash, debris and abandoned items or materials.

H. All construction sites on such Lot in a clean condition, free of construction debris and rubbish, in accordance with good construction practices.

I. Garbage Collection: Ordinance No. 782 of the Campbell Municipal Code stipulates that any contract for the collection and disposal of refuse, garbage, wet garbage and rubbish produced within the limits of the City of Campbell shall be made with Green Valley Disposal Company or as currently contracted by the City of Campbell.

5.9 Hours of Operation: Hours of operation for exterior activities (loading and unloading, trucking, deliveries, running of equipment, outdoor recreation) shall be limited to 6:00 A.M. to 11:00 P.M., except that activities within direct visual or audible range of the adjacent residential areas (i.e. areas North and East of Buildings C & D) of lots 3 & 4 , shall have limited hours of operation of 7:00 A.M. to 8:00 P.M. Parking lot sweeping, landscape maintenance or Other activities that make noise shall be limited to the hours of 7:00 A.M. to 8:00 P.M. weekdays. Employee access to the site or the buildings shall not be limited by this declaration.

5.10 Damage or Destruction: In the event of a damage to or destruction of an Improvement on a Lot, the Owner of such Lot shall, within a reasonable time (i) restore, repair or reconstruct such Improvement (in a manner complying with this Declaration) or (ii) raze and remove such Improvements.

5.11 Non-Discrimination: The Owner covenants by and for itself and its successors and assigns that there shall be no discrimination against or segregation of a person or of a group of persons on account of race, color, religion, sexual orientation, creed, sex, physical or mental disability, marital status, ancestry or national origin in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Property, nor shall the Owner or any person claiming under or through the Owner establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Property. The foregoing covenant shall run with the land.

5.12 Mandatory Language in All Subsequent Deeds, Leases and Contracts. All deeds, leases or contracts entered into by the Owner as to any portion of the property shall contain the following language:

(a)	In Deeds:

“Grantee herein covenants by and for itself, its successors and assigns that there shall be no discrimination against or segregation of a person or of a group of persons on account of race, color, religion, sexual orientation, creed, sex, physical or mental disability, marital status, ancestry or national origin in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the property herein conveyed nor shall the grantee or any person claiming under or through the grantee establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the property herein conveyed. The foregoing covenants shall run with the land.”

(b)	In Leases:

“The lessee herein covenants by and for the lessee and lessee’s heirs, personal representatives and assigns and all persons claiming under the lessee or through the lessee that this lease is made subject to the condition that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, sexual orientation, creed, sex, physical or mental disability, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the land herein leased nor shall the lessee or any person claiming under or through the lessee establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the land herein leased.”

(c)	In Contracts:

“There shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, sexual orientation, creed, sex, physical or mental disability, marital status, ancestry or national origin in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the property nor shall the transferee or any person claiming under or through the transferee establish or permit any such practice or practices of discrimination or segration with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the land.”

ARTICLE 6

SUBSTITUTION, RESIGNATION, REMOVAL AND/OR

APPOINTMENT OF APPROVING AGENT

6.1 Substitution: The then serving Approving Agent may substitute a new Approving Agent to serve in its place at any time:

A. Without the consent of any Owner if the substituted Approving Agent is a partnership, corporation, association or trust which (i) is controlled by the withdrawing Approving Agent or a majority of its owners or principals; (ii) is the successor to the withdrawing Approving Agent by reason of its reorganization, merger or consolidation; or (iii) is the purchaser of all or substantially all of the assets of the withdrawing Approving Agent. Such substitution shall be effective upon the Recording of a Notice of Substitution, executed by the withdrawing

Approving Agent and the substituted Approving Agent only and setting forth the name and address of the substituted Approving Agent and the effective date of its substitution. A copy of such notice shall be given to all the Owners within five (5) business days of the date of such Recording.

B. In all other cases, with the consent of the Owners of fifty-one percent (51%) of the land within Campbell Technology Park. Such substitution shall be effective upon the Recording of a Notice of Substitution as provided in subparagraph A above, except that the notice must also be executed by at least the requisite number of Owners. A copy of such notice shall be given to all the other Owners.

6.2 Resignation: The then serving Approving Agent may resign as Approving Agent, at any time, by Recording a Notice of Resignation and by giving a copy of such notice to all the Owners within five (5) business days of the date of such Recording. Such resignation shall be effective on the date specified in such Notice, but not sooner than thirty (30) days after the date of its Recordation.

6.3 Removal: The then serving Approving Agent may be removed at any time:

A. Upon the written demand of the Owners of sixty-six and two-thirds percent (66-2/3%) of the land within Campbell Technology Park, provided such Owners have appointed a replacement Approving Agent who has agreed to serve as Approving Agent effective upon the removal of the then serving Approving Agent. Such removal shall be effective upon the Recording of a Notice of Removal, executed by the replacement Approving Agent and at least the requisite number of Owners, setting forth the name and address of the replacement Approving Agent. A copy of such notice shall be given to all the other Owners and to the removed Approving Agent.

B. Upon the written demand of the Owners of seventy-five percent (75%) of the land within Campbell Technology Park. Such removal shall be effective upon the Recording of a Notice of Removal, executed by at least the requisite number of Owners. A copy of such notice shall be given to all the other Owners and the removed Approving Agent.

6.4 Discharge: Each Owner, on its own behalf and on behalf of its successors, hereby agrees that from and after the effective date of an Approving Agent’s substitution, removal, or resignation in accordance with paragraphs 6.1, 6.2 or 6.3 above, said Approving Agent shall be discharged and relieved from any and all duties and obligations hereunder.

6.5 New Appointment: If there is no Approving Agent then serving (e.g., after resignation or removal of an Approving Agent without replacement), the Owners of fifty-one percent (51%) of the land within Campbell Technology Park may appoint a new Approving Agent (or form an association, incorporated or unincorporated, to serve as Approving Agent [an “Association”]). However, the Owners may so form an Association only if the Association makes membership available to all Owners and its decisions are made on the basis of a majority vote with voting power assigned proportionately based on the number of square feet of land within Campbell Technology Park owned by each Owner (or by a board of directors or committee whose members are elected on the same basis). Any such appointment shall be effective only upon the Recording of a notice of appointment, executed by the new Approving Agent and the requisite number of Owners. A copy of such notice shall be given to all the Owners.

ARTICLE 7

ENFORCEMENT

7.1 Inspection: The Approving Agent or its authorized representative, but no Owner (or other Owner if the Approving Agent is also an Owner), shall have the right, on not less than three (3) full business day’s prior written notice, to enter upon any Lot and inspect the exterior of any Improvement thereon, during normal business hours and subject to reasonable security requirements, for the purpose of ascertaining whether or not the provisions of this Declaration have been or are being complied with. The Approving Agent, or its authorized representative, shall not be deemed guilty of, or to have committed, trespass by reason of entry upon any Lot in accordance with the right of entry granted by this paragraph or by paragraph 7.2 below.

7.2 Abatement: The violation and/or breach of any restriction or requirement herein, which continues for more than thirty (30) days after written notice to cure has been given by the Approving Agent to the Owner of the Lot in question, shall give to the Approving Agent, or its authorized representative (but no other Owner), the right to enter upon such Lot, on not less than five (5) full business day’s prior written notice of its intent to do so, and summarily abate and remove, at the sole cost and expense of said Owner and without liability on the part of the Approving Agent, any structure, thing or condition that may be or exist thereon which is in violation and/or breach of any restriction or requirement herein. The Approving Agent shall have the right to (i) specially assess said Lot and said Owner and (ii) record a lien against said Lot, all in accordance with the provisions of this Article 7, in order to obtain reimbursement of such costs and expenses. Said assessment shall be due on written demand by the Approving Agent.

7.3 Owner’s Assignment of Right to Enforce: Each Owner, on its own behalf and on behalf of its successors, hereby assigns to each successive Approving Agent, during its tenure in such capacity, a right to bring actions at law or in equity to enforce the provisions of this Declaration and/or the obligations of other Owner(s) hereunder. Therefore, without limiting the generality of the foregoing, the Approving Agent may bring legal action against any person or entity who has or is alleged to have violated, or is attempting to violate or breach any of the provisions of this Declaration, to enjoin or prevent them from doing so, to cause said violation or breach to be remedied, to recover damages for said violation or breach, and/or declare the parties’ rights, duties and obligation hereunder. No Owner shall bring any action to enforce the provisions of this Declaration and/or the obligations of any other Owner hereunder without first giving the Approving Agent the opportunity to bring such action. However, the Approving Agent shall have no duty to enforce this Declaration or to investigate any actual or alleged violation or breach hereof. Therefore, if the Approving Agent fails to take action within thirty (30) days from the written demand by any Owner to take action with respect to any alleged breach or violation of any of the provisions of this Declaration or if the Approving Agent notifies any Owner in writing that it does not intend to take action with respect to the breach or violation alleged in such demand or if there is no Approving Agent serving at the time an Owner desires to make such demand, then any Owner may bring legal action to enforce the provisions contained in this Declaration with respect to said alleged breach or violation. In no event shall any Approving Agent have any liability whatsoever for its failure or refusal to take any action to enforce the provisions of this Declaration or to investigate any actual or alleged breach or violation hereof.

7.4 Deemed Nuisance: The result of every action or omission whereby any provision of this Declaration is breached or violated in whole or in part is hereby declared to be and to constitute a nuisance, and every right or remedy allowed by law or equity against a nuisance shall be available to quash such breach or violation. All remedies provided for herein, or at law or in equity, shall be cumulative and are not exclusive. No failure to exercise a right or remedy with respect to a breach or violation of a provision of this Declaration (nor any delay in exercising such right or remedy) shall be deemed a waiver of such violation or such provision or any other provision hereof.

7.5 Assessment for Costs of Enforcement: In order to insure that the Approving Agent has sufficient funds to enforce the provisions of this Declaration and the obligations of the Owners hereunder, each Owner agrees, on its own behalf and on behalf of the successive owners of its Lot(s), that the Approving Agent shall have the right and power to specially assess all the Lots and their Owners for the reasonable costs and expenses paid or incurred (or reasonably reserved for) by the Approving Agent in connection with said enforcement and/or its defense of any action to set aside or declare invalid any provision hereof. The Approving Agent need not obtain the consent of any Owner in order to create the obligation to pay assessments levied hereunder. All such costs and expenses shall be specifically assessed against all the Lots and their respective Owners, with each Lot bearing the share of the same equal to the percentage obtained when the number of gross square feet contained within such Lot is divided by the total number of gross square feet within all Lots. In this regard:

A. The amount of such assessment shall be as reasonably determined by the Approving Agent, The special assessment shall be levied by the Approving Agent giving a written notice of such special assessment to the Owners of each Lot, which notice must set forth the amount then being assessed against such Lot and its Owner; the purpose, in reasonable detail, for which the assessment is levied; and the Approving Agent’s then best estimate of any additional funds which may be needed in the future. If payable more than ten (10) days in the future, the due date of a special assessment shall be set forth in such notice. If not due date is set forth in such notice, a special assessment is due and payable within ten (10) days of its date.

B. Each Owner acknowledges that the late payment of any special assessment will cause the Approving Agent to incur certain costs and expenses not contemplated under this declaration, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative costs and processing and accounting expenses. Therefore, if any assessment payment is not received by the Approving Agent from the Owner within ten (10) calendar days after the same becomes due, the delinquent Owner shall immediately pay to the Approving Agent a late charge equal to ten percent (10%) of the delinquent amount. Each Owner agrees that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to the Approving Agent for its loss suffered by reason of such Owner’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to any Owner a grace period or extension of time within which to pay any special assessment or prevent the Approving Agent from exercising any right or remedy available to it upon any Owner’s failure to pay each special assessment when due. If any assessment payment remains delinquent for a period in excess of ten (10) calendar days, then, in addition to such late charge, the delinquent Owner shall pay the Approving Agent interest on all amounts due, from said tenth (10th) day until paid in full, at the lesser of eighteen percent (18%) per annum or the maximum interest rate then not prohibited by law.

C. The Approving Agent may not commingle proceeds of assessments levied hereunder with any other funds in its possession or control. The Approving Agent must maintain separate books and records showing the assessments collected and the expenditures thereof, and each Owner shall have the right to inspect such books and records upon reasonable request.

D. Upon completion of the purpose for which any given assessment was levied, any surplus remaining will be refunded to the Owner, pro rata in accordance with the amount paid pursuant to said assessment.

7.6 Lien for Payments and Priority: If the Owner of a Lot does not pay any special assessment levied against such Lot in accordance with paragraph 7.2 or 7.5, the Approving Agent may create a lien against such Lot to secure payment of each such delinquent assessment (and any other amount due hereunder) by Recording a written notice of lien (a “Notice of Lien”) which (i) legally describes such Lot; (ii) specifies the total amount assessed against such Lot which is unpaid and such other information as the Approving Agent may desire; (iii) incorporates this Declaration by reference; and (iv) states that, pursuant to and in accordance with this Declaration, there is a lien against such Lot for payment of unpaid assessments plus attorneys’ fees, trustee’s fees, late charges, interest and other costs of collection as provided herein. The Approving Agent need not obtain the consent of any Owner in order to create such lien. The priority of such lien shall date from the date of Recording of the Notice of Lien, and the debt secured by such lien shall include all applicable late charges and interest, together with all costs, expenses and fees (including trustee’s fees and legal fees) incurred or paid by the Approving Agent in connection with or as a result of a default in payment of said debt (or a cure of such default) and/or the foreclosure of said lien or the enforcement of any other right or remedy of the Approving Agent with respect to such debt and/or such lien. Upon payment in full by an Owner of a delinquent assessment (including late charges and interest and costs of collection as aforesaid, as applicable) with respect to which a Notice of Lien has been Recorded, the Approving Agent shall cause an appropriate notice of payment and release of lien to be Recorded with respect thereto.

7.7 Foreclosure of Liens: If any Owner shall fail, in whole or in part, to make any payment as required by a notice of assessment and if a Notice of Lien has been Recorded with respect thereto, then, at any time after the Recording of said Notice of Lien, the Approving Agent may bring legal action to foreclose such lien or, in lieu of judicial foreclosure, may foreclose such lien by proceeding under the private power of sale herein given to the Approving Agent for the purpose of collecting delinquent assessment payment(s). Each Owner, on behalf of itself and the successive owner (s) of the Lot(s) owned by such Owner, hereby grants to the Approving Agent the right and power to foreclose (judicially or by private power of sale) any lien created pursuant to this Article 7 against the Lot(s) owned by such Owner for the purpose of collecting any delinquent amount then due hereunder from such Owner or the successive owners of such Lot(s). In this regard:

A. No steps shall be taken to proceed under the power of sale provided for herein until three (3) months after the date of a notice of default, executed by the Approving Agent or its duly authorized representative, is Recorded stating (i) the amount claimed, (ii) a legal description of the Lot(s) subject to such lien, (iii) the name of the record owner(s) of the Lot(s) subject to such lien, (iv) the name and address of the Approving Agent as claimant and (v) such other information as may be required by law. In addition, a copy of said notice of default shall be posted on the Lot(s) subject to such lien and given to the then record owner(s) of such Lot(s) and such other parties as may be required by law, all in the manner required by law.

B. Any judicial foreclosure or foreclosure under the private power of sale provided for herein shall be conducted in accordance with the provisions of California law then applicable to or governing judicial foreclosures or private powers of sale under mortgages and deeds of trust (including those regarding notices and rights of redemption), or in any other manner then permitted or provided for by law. Such provisions of law include, as of the effective date of this Declaration, sections 580a and following and 725 and following of the California Code of Civil Procedure and sections 2920 and following of the California Civil Code (among other Code sections), all of which are incorporated herein by this reference. Each Owner agrees that if the Approving Agent shall elect to foreclose a lien created hereunder or pursuant hereto by exercise of its private power of sale, then the Approving Agent shall have the right to designate and appoint an agent to act for it in conducting and consummating such sale, and such designated agent shall be deemed an authorized person to conduct such sale and to convey title to the purchaser at such sale without covenant or warranty, express or implied. The recitals of any matters or facts in any deed given in any foreclosure or sale conducted pursuant to this paragraph 7.7 shall be conclusive proof, for all purposes, of the truthfulness thereof. The Approving Agent, by itself or through its duly authorized agent, shall have the power at any foreclosure or sale to bid on the Lot(s) subject to the lien being foreclosed (and may make a credit bid of the amount then owed) and to acquire and hold, lease, mortgage and/or convey the same.

C. Any monetary default hereunder may be cured, prior to the foreclosure of the lien created hereunder or pursuant to the foreclosure of the lien created hereunder or pursuant hereto as a result of such default, by (and only by) the payment to the Approving Agent of the entire delinquent amount, including all applicable late charges and interest and all costs, expenses, or fees (including trustee’s fees and legal fees) incurred or paid by the Approving Agent in connection with or as a result of said default or its cure and/or the foreclosure of said lien or the enforcement of any other rights or remedy of the Approving Agent with respect to such debt and/or such lien. Following a cure of a default for which a notice of default was Recorded pursuant to paragraph 7.7A, the Approving Agent shall file or Record, as the case may require, an appropriate notice of payment and release of lien with respect thereto.

D. The liens created hereunder and the rights of judicial foreclosure or private sale hereby created shall be in addition to any other right or remedy which the Approving Agent may have hereunder, or at law or in equity, with respect to the timely payment of assessments, the enforcement of this Declaration, or any event of a default hereunder.

7.8 Nonuse and Abandonment: No Lot nor its Owner may escape liability for the special assessments provided for herein by reason of such Owner’s abandonment or nonuse of its Lot(s).

7.9 Assessment Statement: Any Owner of a Lot or the holder of any lien against a Lot may, by written request, obtain from the Approving Agent a written statement setting forth the amount of any special assessment against such Lot which is outstanding, including amounts which are delinquent or assessed but not yet due and payable (an “Assessment Statement”). If the Approving Agent fails to supply an Assessment

Statement within fifteen (15) business days of its receipt of such written request, then, subject to the following sentence it shall be conclusively deemed that there are no outstanding assessments against such Lot as of the date of such written request. However, it an unreleased Notice of Lien is Recorded against a Lot in accordance herewith, then (whether or not an Assessment Statement has been supplied and regardless of any fact set forth therein) in no event shall any subsequent purchaser or encumbrancer of such Lot, for any purpose, be a bona fide purchaser or encumbrancer for value without notice of assessment and other charges described in such unreleased Recorded Notice of Lien.

ARTICLE 8

DURATION, MODIFICATION AND REPEAL

8.1 Duration of Declaration: This Declaration, and all of the covenants, conditions, restrictions and agreements contained herein, shall continue and remain in full force and effect, with respect to all the property and each part thereof now or hereafter made subject hereto, until January 1, 2037 (subject, however, to the right to sooner terminate, extend, modify or amend as provided for herein).

8.2 Termination and Modification: This Declaration or any provision hereof, may be terminated, extended, modified or amended, provided such change is uniformly applied to the whole of the Campbell Technology Park, as follows:

A. If there is an Approving Agent then serving, only by the Recorded written consent of the Approving Agent plus the Owners of sixty-six and two-thirds percent (66-2/3%) of the land within Campbell Technology Park.

B. If there is no Approving Agent then serving, only by Recorded written consent of the Owners of seventy-five percent (75%) of the land within Campbell Technology Park.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Constructive Notice and Acceptance: Every person or entity who now or hereafter owns, occupies or acquires any right, title or interest in or to any portion of the property made subject to this Declaration is and shall be conclusively deemed to have consented and agreed to every covenant, condition, restriction and agreement contained herein, whether or not any reference to this Declaration is contained in the instrument or agreement by which such person acquired said right, title or interest.

9.2 Waiver of Liability: None of the Declarants, nor the Approving Agent, shall be liable to any Owner, lessee, licensee, or occupant of land subject to this Declaration by reason of any action or inaction taken in connection with, pursuant to, or with respect to any provision of this Declaration (unless such action was taken in bad faith). In this regard, and in connection with the limitations on duties, obligations and liabilities set forth in paragraphs 3.13, 4.16, 5.3, 6.4, 7.1, 7.2 and 7.3, Declarants, the Approving Agent, and each Owner each acknowledges and agrees, on its own behalf and on behalf of its successors and assigns, that it is fully apprised of the provisions of law relating to releases, and particularly those contained in Section 1542 of the California Civil Codes which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him must have materially affected his settlement with the debtor.

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, each such party hereby (I) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, each limitation on liability and each release and discharge set forth in this Declaration is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which such party, as of the date hereof, does not know of or suspect to exist in its favor.

9.3 Rights of Mortgagees: No breach or violation of any of the provisions contained herein, or any enforcement thereof, shall release, defeat, extinguish, or render invalid the lien of any mortgage or deed of trust made in good faith and for value and now or hereafter executed upon any Lot, except in the case of a foreclosure of an assessment lien pursuant to a prior Recorded Notice of Lien. If any Lot is sold by a foreclosure of or exercise of a private power of sale under any mortgage or deed of trust, any purchaser at such sale and his successors and assigns shall hold any and all property so purchased subject to all of the provisions of this Declaration.

9.4 Leasing of Property Subject to this Declaration: Every lease or other agreement for the hire (a “lease”) of any portion of the property subject to this Declaration shall be subject to the provisions to the provisions of this Declaration, and every tenant or occupant of a Lot, or a portion thereof, or any space within any buildings constructed thereon, shall in all applicable respects comply with the provisions of this Declaration. Every Owner shall include in each lease of all or any portion of his Lot or the lease of any space within any buildings constructed upon his Lot a specific provision that said lease is subject to this Declaration and that the provisions hereof are incorporated into and form an integral part of said lease; provided, however, that an Owner’s failure to comply with the preceding requirement shall not diminish the obligation of the lessee to comply herewith nor diminish the effect of this Declaration with respect to any such lease.

9.5 Paragraph Headings: Paragraph headings, where used herein, are inserted for convenience only and are not intended to be part of this Declaration or in any way to define, limit or describe the scope and intent of the particular paragraphs to which they refer.

9.6 Effect of Invalidation: If any provision of this Declaration is held to be invalid or unenforceable by any court, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

9.7 Covenants Running With the Land: The covenants and agreements herein of each Owner are made by such Owner on its own behalf (as owner of a Lot) and on behalf of the successive owners of such Lot for the direct benefit of each other Lot, each other Owner (as owner of another Lot) and the successive owners of each other Lot, it being the intent of each Owner that the foregoing covenants and agreements of such Owner shall be “covenants running with the land” as defined in California Civil Code Section 1468, the burdens of which shall be binding upon each Lot owned by such Owner and the successive owners of such Lot for the direct benefit of each other Lot and the successive owners of each other Lot.

9.8 Notice: Any notice required or desired to be given or sent pursuant to or with respect to this Agreement shall be in writing and shall be personally served, or, in lieu of personal service, may be given by depositing such notice in the United States mail, certified or registered, postage prepaid, addressed to the party to be served at the address for such party as set forth in this paragraph. Any notice given by certified or registered mail shall be deemed to have been given on the third (3rd) business day after its deposit in the United States mail. Any Owner and/or the Approving Agent may, by written notice to all other Owners (and to the Approving Agent in the case of an Owner) in the manner provided above, change the address to which notices addressed to it shall thereafter be mailed. Until changed as aforesaid, (i) the address of all Owners of any given Lot as shown on the most recent Santa Clara County Tax Assessor’s Roll and (ii) the address of the Approving Agent shall be 900 Welch Road, Suite 10, Palo Alto, California 94304. If a Lot is owned by more than one Owner, then such co-Owners shall designate, by written notice to the Approving Agent, a single Owner to receive notices hereunder, and any notice given to such designated Owner shall be deemed given to all the Owners of such Lot. In the absence of any such designation, any notice given to any of the co-Owners of a Lot shall be deemed given to all the Owners of such Lot.

IN WITNESS WHEREOF, the undersigned have executed this Declaration the day and the year first above written.

Declarant: WTA CAMPBELL TECHNOLOGY PARK, LLC a California Limited Liability Company

By:

Howard J. White, III, Trustee, The Howard and Carolee White February 1986 Trust, Managing Member

EXHIBIT A

Campbell Technology Park

All of the following real property situated in the City of Campbell, County of Santa Clara, State of California:

See attached parcel map (this parcel map shall in reference represent the official recorded map).

OWNER’S STATEMENT

WE HEREBY STATE THAT WE ARE THE OWNERS OF OR HAVE SOME RIGHT, TITLE OR INTEREST IN AND TO THE REAL PROPERTY INCLUDED WITHIN THE SUBDIVISION SHOWN UPON THIS MAP; THAT WE ARE THE ONLY PERSONS WHOSE CONSENT IS NECESSARY TO PASS A CLEAR TITLE TO SAID REAL PROPERTY; THAT WE HEREBY CONSENT TO THE MAKING OF THIS MAP AND THE SUBDIVISION AS SHOWN WITHIN THE DISTINCTIVE BORDER LINE.

WE HEREBY OFFER FOR DEDICATION TO PUBLIC USE ALL STREETS AND PORTIONS OF STREETS, NOT PREVIOUSLY EXISTING, AS SHOWN ON THIS MAP WITHIN SAID SUBDIVISION, AND ALSO DEDICATE TO PUBLIC USE EASEMENTS FOR ANY AND ALL PUBLIC USES UNDER, UPON AND OVER SAID STREETS AND SAID PORTIONS THEREOF.

WE ALSO HEREBY DEDICATE TO PUBLIC USE EASEMENTS FOR ANY AND ALL PUBLIC UTILITY FACILITIES INCLUDING POLES, WIRES, CONDUITS, GAS, WATER, HEAT MAINS AND ALL APPURTENANCES TO THE ABOVE, UNDER, UPON, OR OVER THOSE CERTAIN STRIPS OF LAND DESIGNATED AS “P.U.E.” (PUBLIC UTILITY EASEMENT). THE ABOVE MENTIONED PUBLIC UTILITY EASEMENTS SHALL BE KEPT OPEN AND FREE FROM BUILDINGS AND STRUCTURES OF ANY KIND EXCEPT PUBLIC SERVICE STRUCTURES, IRRIGATION SYSTEMS AND APPURTENANCES THERETO, LAWFUL FENCES AND ALL LAWFUL UNSUPPORTED ROOF OVERHANGS.

WE ALSO HEREBY DEDICATE TO PUBLIC USE EASEMENTS FOR PUBLIC STORM DRAINAGE PURPOSES AND SANITARY SEWER PURPOSES UNDER, ON, OR OVER THOSE CERTAIN STRIPS OF LAND DESIGNATED AND DELINEATED AS “P.S.D.E.” (PUBLIC STORM DRAINAGE EASEMENT) AND “S.S.E.” (SANITARY SEWER EASEMENT). SAID EASEMENTS ARE TO BE KEPT OPEN AND FREE FROM ALL BUILDINGS AND STRUCTURES OF ANY KIND, EXCEPT IRRIGATION SYSTEMS AND APPURTENANCES THERETO, LAWFUL FENCES AND ALL LAWFUL UNSUPPORTED ROOF OVERHANGS.

WE ALSO HEREBY DEDICATE TO THE PUBLIC USE EASEMENTS FOR LIGHT AND AIR ON AND OVER THE LANDS DESIGNATED AND DELINEATED AS NON-STRUCTURAL EASEMENT ON THIS MAP. THESE EASEMENTS SHALL BE KEPT OPEN AND FREE FROM ALL BUILDINGS.

WE ALSO HEREBY DEDICATE TO PUBLIC USE EASEMENTS FOR EMERGENCY ACCESS PURPOSES ON OR OVER THOSE CERTAIN STRIPS OF LAND DESIGNATED AND DELINEATED AS “E.V.A.E.” (EMERGENCY VEHICLE ACCESS EASEMENT).

THERE IS ALSO SHOWN ON THIS MAP AN EASEMENT FOR UTILITIES DESIGNATED AND DELINEATED AS “PAC BELL ESMT” (PACIFIC BELL UTILITY EASEMENT). THIS EASEMENT SHALL BE KEPT OPEN AND FREE FROM BUILDINGS.

WTA CAMPBELL TECHNOLOGY PARK LLC

A CALIFORNIA UNITED LIABILITY COMPANY

DATE:	BY:

NAME, TITLE

TRUSTEE’S STATEMENT

GREAT BAY BANCORP, AS TRUSTEE UNDER THAT CERTAIN DEED OF TRUST RECORDED DECEMBER 21, 1998 UNDER RECORDER’S SERIES NO. 14563128, OFFICIAL RECORDS OF SANTA CLARA COUNTY, DOES HEREBY CONSENT TO THE PREPARATION AND RECORDATION OF THIS PARCEL MAP AND JOINS IN ALL DEDICATIONS HEREON.

GREAT BAY BANCORP

DATE:	BY:

NAME, TITLE

STATE OF
SS
COUNTY OF

ON                , 19     BEFORE ME, THE UNDERSIGNED, A NOTARY PUBLIC IN AND FOR SAID STATE, PERSONALLY APPEARED

☐ PERSONALLY KNOWN TO ME -OR- ☐ PROVED TO ME ON THE BASIS OF SATISFACTORY EVIDENCE TO BE THE PERSON(S) WHOSE NAME(S) IS/ARE SUBSCRIBED TO THE WITHIN INSTRUMENT AND ACKNOWLEDGED TO ME THAT HE/SHE/THEY EXECUTED THE SAME IN HIS/HER/THEIR AUTHORIZED CAPACITY(IES), AND THAT BY HIS/HER/THEIR SIGNATURES(S) ON THE INSTRUMENT THE PERSON(S), OR THE ENTITY UPON BEHALF OF WHICH THE PERSON(S) ACTED, EXECUTED THE INSTRUMENT.

WITNESS MY HAND AND OFFICIAL SEAL.

NOTARY’S SIGNATURE

PRINTED NOTARY’S NAME

COUNTY OF NOTARY’S PRINCIPAL PLACE OF BUSINESS

EXPIRATION DATE OF NOTARY’S COMMISSION

STATE OF
SS
COUNTY OF

ON                 , 19     BEFORE ME, THE UNDERSIGNED, A NOTARY PUBLIC IN AND FOR SAID STATE PERSONALLY APPEARED

☐ PERSONALLY KNOWN TO ME -OR- ☐ PROVED TO ME ON THE BASIS OF SATISFACTORY EVIDENCE TO BE THE PERSON(S) WHOSE NAME(S) IS/ARE SUBSCRIBED TO THE WITHIN INSTRUMENT AND ACKNOWLEDGED TO ME THAT HE/SHE/THEY EXECUTED THE SAME IN HIS/HER/THEIR AUTHORIZED CAPACITY(IES), AND THAT BY HIS/HER/THEIR SIGNATURES(S) ON THE INSTRUMENT THE PERSON(S), OR THE ENTITY UPON BEHALF OF WHICH THE PERSON(S) ACTED, EXECUTED THE INSTRUMENT.

WITNESS MY HAND AND OFFICIAL SEAL.

NOTARY’S SIGNATURE

PRINTED NOTARY’S NAME

COUNTY OF NOTARY’S PRINCIPAL PLACE OF BUSINESS

EXPIRATION DATE OF NOTARY’S COMMISSION

SOILS REPORT

A SOILS REPORT ON THE PROPERTY HAS BEEN PREPARED BY DONALD E. BANTA AND ASSOCIATES, DATED AUGUST 11, 1998. A COPY OF WHICH HAS BEEN FILED WITH THE OFFICE OF THE CITY ENGINEER.

SURVEYOR’S STATEMENT

THIS MAP WAS PREPARED BY ME OR UNDER MY DIRECTION AND IS BASED UPON A FIELD SURVEY IN CONFORMANCE WITH THE REQUIREMENTS OF THE SUBDIVISION MAP ACT AND LOCAL ORDINANCE AT THE REQUEST OF HUETTIG-SCHROMM, INC. IN AUGUST, 1998. I HEREBY STATE THAT THIS PARCEL MAP SUBSTANTIALLY CONFORMS TO THE APPROVED OR CONDITIONALLY APPROVED TENTATIVE MAP, IF ANY; THAT THE SURVEY IS TRUE AND COMPLETE AS SHOWN; THAT ALL MONUMENTS ARE OF THE CHARACTER AND OCCUPY THE POSITIONS INDICATED, OR THAT THEY WILL BE SET IN THOSE POSITIONS ON OR BEFORE MAY, 2000; THAT THE MONUMENTS ARE, OR WILL BE, SUFFICIENT TO ENABLE THE SURVEY TO BE RETRACED.

DATE:
STEVEN M. MENDENHALL L.S. 4444 LICENSE EXPIRES: SEPT. 30, 2001

PARCEL MAP

CAMPBELL, CALIFORNIA

CONSISTING OF 3 SHEETS

BEING A SUBDIVISION OF A PART OF SECTION 35,

T. 75., R.I W., W.D.U. & PART OF LOT 6 OF MAP OF

PARTITION IN THE SUIT OF E. WILLET vs. LOTTIE WILLETT et al

LYNC ENTIRELY WITHIN THE CITY OF CAMPBELL, CALIFORNIA

FEBRUARY, 1999

CITY ENGINEERS’ STATEMENT

I HEREBY STATE THAT I HAVE EXAMINED THE HEREON PARCEL MAP; THAT THE SUBDIVISION AS SHOWN HEREON IS SUBSTANTIALLY THE SAME AS IT APPEARED ON THE TENTATIVE MAP AND ANY APPROVED ALTERATIONS THEREOF; THAT ALL PROVISIONS OF THE SUBDIVISION MAP ACT, AS AMENDED, AND OF ANY LOCAL ORDINANCE APPLICABLE AT THE TIME OF APPROVAL OF THE TENTATIVE MAP HAVE BEEN COMPLIED WITH.

DATE:
MICHELLE M. QUINNEY, RCE 44144 CITY ENGINEER OF THE CITY OF CAMPBELL, CALIFORNIA RCE EXPIRATION DATE: 6/30/2001

I AM SATISFIED THAT THE MAP IS TECHNICALLY CORRECT.

DATE:
IRVIN HAROLD MOUSLEY, RCE 16607 RCE EXPIRATION DATE: 6/30/2001

CITY CLERK’S STATEMENT

I HEREBY STATE THAT THIS MAP DESIGNATED AS PARCEL MAP, CONSISTING OF 3 SHEETS WAS APPROVED BY THE CITY COUNCIL OF THE CITY OF CAMPBELL AT A MEETING OF SAID COUNCIL HELD ON THE      DAY OF              19    ; AND THAT SAID COUNCIL DID ACCEPT THE DEDICATION OF ALL STREETS AND PORTIONS THEREOF AND ALL EASEMENTS OFFERED FOR DEDICATION SUBJECT TO IMPROVEMENT. ON BEHALF OF THE PUBLIC IN CONFORMITY WITH THE TERMS OF THE OFFER OF DEDICATION.

DATE:
ANNE BYBEE, CITY CLERK

RECORDER’S CERTIFICATE

FILE NO.              FEE $             PAID,

ACCEPTED FOR RECORD AND FILED IN

BOOK OF             MAPS AT PAGE(S)             SANTA CLARA COUNTY RECORDS

THIS      DAY OF              19     AT     M.

AT THE REQUEST OF                     .

BRENDA DAVIS, COUNTY RECORDER SANTA CLARA COUNTY, CALIFORNIA

BY:
DEPUTY

PARCEL MAP
CAMPBELL, CALIFORNIA
CONSISTING OF 3 SHEETS
BEING A SUBDIVISION OF A PART OF SECTION 35, T. 7S., R.1 W., M.D.M. & PART OF LOT 8 OF MAP OF PARTITION IN THE SUIT OF E. WILLETT vs. LOTTIE WILLETT et al LYING ENTIRELY WITHIN THE CITY OF CAMPBELL, CALIFORNIA
FEBRUARY, 1999
HMH, Incorporated
Civil Engineers - Planners - Surveyors
GRAPHIC SCALE
1 INCH = 60 FEET
BASIS OF BEARINGS
THE BEARING "N 56°55'00" E" AS SHOWN ON THE MAP OF TRACT 3599 FILED IN BOOK 175 OF MAPS AT PAGE 47, SANTA CLARA COUNTY RECORDS, WAS ADOPTED AS THE BEARING BETWEEN THE FOUND MONUMENTS ALONG THE CENTERLINE OF McGLINCEY LANE AT THE PROLONGATION OF THE WEST LINE OF SAID TRACT 3599 AND AT WESTCHESTER DRIVE.
LEGEND
DISTINCTIVE BORDER LINE
NO ACCESS RIGHTS TO FREEWAY PER 3537 OR 478
STANDARD CITY MONUMENT IN BOX, FOUND AS DESCRIBED
STANDARD CITY MONUMENT SET AND STAMPED "LS 4444"
3/4" IRON PIPE FOUND, AS NOTED
(NO KNOWN RECORD REFERENCE UNLESS NOTED "R#")
3/4" IRON PIPE SET, TAGGED "LS 4444"
E.V.A.E. EMERGENCY VEHICLE ACCESS EASEMENT
P.U.E. PUBLIC UTILITY EASEMENT
P.S.D.E. PUBLIC STORM DRAINAGE EASEMENT
S.S.E. SANITARY SEWER EASEMENT
(R) RADIAL BEARING
(T) TOTAL OF DIMENSIONS ALONG THIS LINE OR CURVE
( )R# MONUMENT OR DIMENSION AS DESCRIBED IN RECORD #
R1: 175 MAPS 47 R2: 214 MAPS 18 R3: 99 MAPS 36
G.D.F.P.S.P. GRANT DEED FOR PUBLIC STREET PURPOSES
SEE SHEET 3
LOT 1
LOT 2
LOT 4
CAMPBELL TECHNOLOGY PARKWAY
LANDS OF CITY OF CAMPBELL REDEVELOPMENT AGENCY
LANDS OF SCVWD
PARCEL MAP 99 PM 36
STATE ROUTE 17 3537 OR 478
LANDS OF PASEO DE PALOMAS 1297 OR 317
TRACT 3599 175 M 47
ACCESS DETAIL
McGLINCEY LANE
WESTCHESTER DRIVE
LANDS OF PETERSEN
LANDS OF ZANARDI
LANDS OF MARRONE
LANDS OF WTA CAMPBELL TECH. PARK LLC
PRIVATE DRIVEWAY ESMT. P.U.E., E.V.A.E., S.S.E. & P.S.D.E.
PRIVATE DRIVEWAY ESMT. P.U.E. & E.V.A.E.
60' NON-STRUCTURAL EASEMENT
DEDICATED TO THE CITY OF CAMPBELL FOR PUBLIC STREET PURPOSES
SEE ACCESS DETAIL
SHEET 2 OF 3 SHEETS HMH PROJ. 2332-02-31

CURVE	RADIUS	DELTA	LENGTH
C1	45.00'	37°44'40"	45.35'
C2	45.00'	24°00'20"	18.85'
C3	20.00'	31°48'51"	11.11'
C4	20.00'	34°37'20"	12.09'
C5	5.00'	90°00'00"	7.85'
C6	20.00'	37°04'46"	12.94'
C7	322.50'	08°44'40"	49.22'
C8	475.00'	03°59'15"	33.06'
C9	322.50'	07°24'32"	41.72'
C10	25.00'	85°16'07"	37.21'
C11	2847.00'	00°06'14"	5.34'
C12	145.00'	17°13'37"	43.60'
C13	145.00'	13°14'04"	33.49'
C14	145.00'	03°59'33"	10.10'

LINE	BEARING	DISTANCE
L1	N23°43'39"W	27.03'
L2	N51°23'28"W	8.88'
L3	N89°50'00"W	20.00'(T)
L4	N89°50'00"W	15.32'
L5	N32°19'53"E	5.43'

303 R.O.S. 43
315 SEE DETAIL P.M. 33
DETAIL
STATE ROUTE 17
3537 OR 478
LOT 2
LOT 3
LOT 4
LANDS OF PASEO DE PALOMAS
1297 OR 317
PASEO DE PALOMAS
PRIVATE DRIVEWAY ESMT. E.V.A.C. & P.U.E.
PRIVATE DRIVEWAY ESMT. E.V.A.C., P.U.E., S.S.E., & P.S.D.E.
PRIVATE DRIVEWAY EASEMENT P.U.E. & E.V.A.C.
15' P.U.E.
SEE SHEET 2

PARCEL MAP

CAMPBELL, CALIFORNIA

CONSISTING OF 3 SHEETS

BEING A SUBDIVISION OF A PART OF SECTION 35, T. 7S., R.1 W., M.D.M. & PART OF LOT 6 OF MAP OF PARTITION IN THE SUIT OF E. WILLETT vs. LOTTIE WILLETT et al LYING ENTIRELY WITHIN THE CITY OF CAMPBELL, CALIFORNIA

FEBRUARY, 1999

HMH, Incorporated
Civil Engineers • Planners • Surveyors

GRAPHIC SCALE
1 INCH = 60 FEET

BASIS OF BEARINGS

THE BEARING "N 56°35'00" E" AS SHOWN ON THE MAP OF TRACT 3589 FILED IN BOOK 175 OF MAPS AT PAGE 47, SANTA CLARA COUNTY RECORDS, WAS ADOPTED AS THE BEARING BETWEEN THE FOUND MONUMENTS ALONG THE CENTERLINE OF McGLINCEY LANE AT THE PROLONGATION OF THE WEST LINE OF SAID TRACT 3589 AND AT WESTCHESTER DRIVE.

LEGEND

- (line symbol) DISTINCTIVE BORDER LINE
- (hatched line) NO ACCESS RIGHTS TO FREEWAY PER 3537 OR 478
- (symbol) STANDARD CITY MONUMENT IN BOX, FOUND AS DESCRIBED
- (symbol) STANDARD CITY MONUMENT SET AND STAMPED "LS 4444"
- • R# 3/4" IRON PIPE FOUND, AS NOTED (NO KNOWN RECORD REFERENCE UNLESS NOTED "R#")
- (symbol) 3/4" IRON PIPE SET, TAGGED "LS 4444"
- E.V.A.E. EMERGENCY VEHICLE ACCESS EASEMENT
- P.U.E. PUBLIC UTILITY EASEMENT
- P.S.D.E. PUBLIC STORM DRAINAGE EASEMENT
- S.S.E. SANITARY SEWER EASEMENT
- (R) RADIAL BEARING
- (T) TOTAL OF DIMENSIONS ALONG THIS LINE OR CURVE
- (...)R# MONUMENT OR DIMENSION AS DESCRIBED IN RECORD #. R1: 175 MAPS 47 R2: 214 MAPS 18 R3: 99 MAPS 36
- G.D.F.P.S.P. GRANT DEED FOR PUBLIC STREET PURPOSES

NOTES

1. S.S.E.'S AND S.D.E.'S ARE DIMENSIONED ALONG ONE SIDE ONLY.

CURVE	RADIUS	DELTA	LENGTH
C1	10.00'	122°16'12"	21.34'
C2	15.00'	90°00'00"	23.56'
C3	10.00'	97°43'48"	17.06'
C4	10.00'	50°00'00"	8.73'
C5	35.00'	19°26'58"	11.88'
C6	32.00'	43°48'12"	24.46'
C7	5.00'	43°48'12"	3.82'

LINE	BEARING	DISTANCE	
L1	N43°39'40"W	15.00'	(CENTERLINE)
L2	N08°20'20"E	18.01'	(CENTERLINE)

SEE SHEET 3
SEE SHEET 2
KEY MAP

SHEET 3 OF 3 SHEETS HMH PROJ. 2332-02-31

COMMON USE AREA LEGEND
LANDSCAPED PAR COURSE AND PICNIC AREA
TRUCKING AND VEHICLE ACCESS DRIVES FOR COMMON MAINTENANCE
PROJECT SIGN AND MONUMENT LANDSCAPE AREA
PUBLIC DEDICATED LANDSCAPE MAINTAINED BY CAMPBELL TECHNOLOGY PARK
HIGHWAY 17
BUILDING C - LOT #3
LANDSCAPED PAR COURSE
BUILDING B - LOT #2
BUILDING D LOT #4
BUILDING A - LOT #1
CAMPBELL TECHNOLOGY PARKWAY
MONUMENT ADDRESS SIGN AREA
PUBLIC PARK LANDSCAPE STRIP MAINTENANCE BY CITY OF CAMPBELL
NOT A PART OF CAMPBELL TECHNOLOGY PARK
CITY OF CAMPBELL PARK
PUBLIC STREET
PUBLIC DEDICATED LANDSCAPING - MAINTENANCE BY CTP (BOTH SIDES OF STREET) - EXCEPT ALONG CITY PARK
ENTRY PROJECT LANDSCAPE & SIGN AREA
PUBLIC STREET
McGLINCEY LANE

EXHIBIT A1

CAMPBELL TECHNOLOGY PARK

EXHIBIT B

CAMPBELL TECHNOLOGY PARK

SIGN PROGRAM

All signs within Campbell Technology Park shall comply with the requirements set forth in this Exhibit B and as set forth in Article 3 of the CC&Rs, including the required plans and fees for reviews and approvals. Additionally, all signs shall comply with the City of Campbell’s Municipal Code for signs, including obtaining any and all required permits.

The purpose of this SIGN PROGRAM is to provide harmony and compatibility for all signs as it relates to the associated architectural and landscape design. This sign program is structured to provide a framework of criteria, from which a sign can be designed, installed or removed, including sizes, locations and restrictions while allowing flexibility for individual tenants or owners needs.

SIGN TYPES

1.	PROJECT SIGNS: These signs are restricted for the purpose of identifying the entrances CAMPBELL TECHNOLOGY PARK. There shall not be any identification of any individual tenant or owner except to reference building addresses.

2.	TENANT MONUMENT SIGNS: These freestanding signs are designated for tenant identification and shall be limited to the tenants name(s) and or logo. There shall be only one tenant monument sign per parcel of land and it shall be for all tenants within that parcel.

3.	BUILDING WALL SIGNS: These signs shall be mounted parallel to the exterior of the building or other architectural elements and are limited to the tenants name and/or logo.

4.	FREEWAY VISIBLE SIGNS: These signs shall be mounted to an exterior wall and shall be limited to the tenants name(s) and or logo.

5.	DIRECTIONAL OR INFORMATIONAL SIGNS: These are on-site signs which direct or guide vehicle parking, loading or trucking traffic, docking or loading. These signs shall not have any advertising (including tenants name or logo) but may utilize site mapping to identify locations.

6.	ADDRESS SIGNS: The sign shall identify building address numbers only and shall be mounted or applied to the exterior of the building.

SIGN RESTRICTIONS

1.	There shall be no moving or animated signs nor have flashing or moving lights. Portable signs or promotional devices, including roof-mounted signs or signs attached to trees or other landscape materials are prohibited.

2.	Temporary signs shall be limited to the following:

a.	Tenants may display temporary signs for the use identification prior to the installation of permanent signs, but shall be limited to a time fame of not more than four months from initial occupancy.

b.	Temporary signs shall not exceed a total area of forty square feet.

c.	Temporary tenant signs shall be placed adjacent to or within the tenants space or common lobby. Placement of signs not within or directly adjacent to the tenants space shall require approval by the Approving Agent and shall not be attached to the building unless prior conditions for removal are also approved.

d.	No more than two temporary signs per tenant are allowed at any time.

3.	Real estate signs shall be limited to one sign per building or lot and shall be place within the boundary of the lot and shall be permitted as follows:

a.	The site is vacant or the building is a minimum of twenty-five percent unleased.

Campbell Technology Park Sign Program

1

b.	Freestanding or building mounted signs may be used but not both. The Approving Agent, prior to installation, shall approve location and installation details, including requirements for removal.

c.	Freestanding signs shall not exceed eight feet in height.

4.	If sign illumination is used it shall be provided either by interior lights or reflectors concealed in shrubbery or decorative structures. Such illumination shall not cause any glare on adjacent properties or streets.

5.	Signs or letters, numbers and logos shall be attached such that it is parallel with the face of the building or sign structure and shall not project beyond one foot of the wall or above the top of the parapet or sign wall.

SIGN SIZE AND LOCATIONS

1.	PROJECT SIGNS: Project signs shall be designed and approved on a case by case basis and shall have an integrated landscape plan. Project signs shall be placed at street or entry driveways only.

2.	TENANT MONUMENT SIGNS: Each building may have one one-sided tenant monument sign located within the boundaries of its property. The sign shall not exceed six feet in height and shall be constructed in concrete with an overall finish & color to match the building. The overall sign display area shall not exceed fifty square feet and shall also include the building address number. The area designated for each tenant shall be proportional to the percentage of its lease space, except that any one tenant shall not exceed fifty percent of the sign display area. All letters within a sign shall be the same type style and color for all tenants. Logos may be used but are to be confined within the tenants designated sign area. See figure 1 for recommended site locations for monument signs.

3.	BUILDING WALL SIGN: A tenant who occupies a minimum of thirty-four percent of the total building’s lease square footage may have one building wall mounted signage not to exceed fifty square feet. Each building is limited to two signs. Location of signs shall be within the center third of the front elevation.

4.	FREEWAY VISIBLE SIGNS: Buildings A, B, & C may have potential freeway visibility for signage. A tenant who occupies a minimum of thirty-four percent of the total building’s lease square footage may have freeway visible signage. This signage is limited to being located within the top four foot section of the building wall and within twelve feet of the North-west comer of each building (see figure 2 & 3 elevations). The area for lettering &/or logo shall not exceed thirty-six square feet for any one sign nor fifty square feet if both sides of the comer wall are used. Signs shall be designed to accommodate two tenants, unless a single tenant has a minimum of sixty-eight percent of the total lease space.

5.	DIRECTIONAL OR INFORMATIONAL SIGNS: All directional or informational signs shall be of uniform color, text style, mounting type and height.

6.	ADDRESS SIGNS: Building address numbers shall be 18 inches in height mounted near the top of the building parapet wall most visible from the street or most visible access point. Building address numbers, four inches high, may also be installed on the face of the project entrance sign. Numbers shall be italic helvetica with a bronze anodized aluminum finish or contrasting color from the building (see figure 4 elevation). Prior to installation clearance from the Fire Department is recommended.

7.	TEMPORARY TENANT IDENTIFICATION SIGNS: Shall be a maximum of 20 square feet each. See sign restrictions above for approved locations.

8.	REAL ESTATE SIGNS: Signs shall be a maximum of thirty-two square feet per sign face, with a maximum of two sign faces.

MAINTENANCE OF SIGNS

All signs including all supports, associated lighting and landscaping shall be maintained in good safe condition. The sign display areas shall be kept in a clean and neatly painted condition at all times.

Campbell Technology Park Sign Program

2

SITE PLAN
FIGURE I
SIGN PROGRAM

FREEWAY VISIBLE SIGN AREA
BUILDING C – LOT #3
ADDRESS SIGN AREA
MONUMENT SIGN AREA
FREEWAY VISIBLE SIGN AREA
HIGHWAY 17
BUILDING B – LOT #2
MONUMENT SIGN AREA
BUILDING D LOT #4
FREEWAY VISIBLE SIGN AREA
ADDRESS SIGN AREA
ADDRESS SIGN AREA
MONUMENT SIGN AREA
TECHNOLOGY
BUILDING A – LOT #1
MONUMENT SIGN AREA
PROJECT SIGN & ADDRESS AREA
CAMPBELL
PARKWAY
NOT A PART OF CAMPBELL TECHNOLOGY PARK
ADDRESS SIGN AREA
CITY OF CAMPBELL PARK
PUBLIC STREET
ENTRY PROJECT LANDSCAPE & SIGN AREA

CAMPBELL
TECHNOLOGY
PARK

3

FREEWAY VISIBLE
SIGN AREA (TYP.)

BUILDING "A" - NORTH ELEVATION

SIGN PROGRAM ELEVATION - FIGURE 2

FREEWAY VISIBLE
SIGN AREA (TYP)

BUILDING "A" - WEST ELEVATION

SIGN PROGRAM ELEVATION - FIGURE 3

RECOMMENDED TYPICAL
ADDRESS LOCATION

BUILDING "A" - EAST ELEVATION

SIGN PROGRAM ELEVATION - FIGURE 4

4

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California	}	ss.
County of Santa Clara

On Feb 26, 1999, before me,	Irene C. O’Donnell, Notary Public
Date	Name and Title of Officer (e.g., “Jane Doe, Notary Public”)
personally appeared	Howard J. White III, Managing Member
Name(s) of Signers(s)

☐ personally known to me
☒ proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Place Notary Seal Above	Signature of Notary Public

OPTIONAL

Though the information below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent removal and reattachment of this form to another document.

Description of Attached Document)
Title or Type of Document: Declaration of Covenants Condition & Restriction of Campbell Tech Park

Document Date: Feb 26, 1999	Number of Pages: Forty three

Signer(s) Other Than Named Above: None

Capacity(ies) Claimed by Signer
Signer’s Name: Howard J. White III
☐	Individual
☐	Corporate Officer — Title(s):
☐	Partner — ☐ Limited ☐ General
☐	Attorney in Fact
☒	Trustee
☐	Guardian or Conservator

☐	Other:

Signer Is Representing:

©1997 National Notary Association — 9350 De Soto Ave., P.O. Box 2402 — Chatsworth, CA 91313-2402 Prod. No. 5907 Reorder: Call Toll-Free 1-800-878-6827

Exhibit 10.7

FIRST AMENDMENT TO

COMMERCIAL OFFICE LEASE

THIS FIRST AMENDMENT TO COMMERCIAL OFFICE LEASE (the “Amendment”) is effective as of November 11, 2011 (the “Effective Date”), by and between CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company (“Lessor”), and iWATT, INC., a California corporation (“Lessee”), who agree as follows:

A. Lessor and Lessee entered into that certain Commercial Office Lease (the “Lease”), dated July 20, 2011, for the property commonly known as 675 Campbell Technology Parkway, Suite 150, Campbell, California 95008.

B. Lessor and Lessee desire to amend the terms of the Lease to establish the Commencement Date and Expiration Date.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained and for other good and valuable consideration cited herein, the parties agree as follows:

1. Commencement Date. The parties hereby agree that the “Commencement Date” shall be November 11, 2011.

2. Expiration Date. The parties hereby agree that the “Expiration Date” shall be February 28, 2018.

3. Base Rent. The third (3rd) sentence and the Base Rent chart set forth in Section 3(a) of the Lease shall be deleted and replaced by the following:

“With the exception of the partial month listed below, the monthly Base Rent shall be paid in advance on the first (1st) day of each calendar month as follows:

Date	Monthly Period	Triple Net Monthly Rent

11/11/2011 – 2/11/2012	01 – 03	$0
02/12/2012 – 2/29/2012	Partial Month	$22,385.70
03/01/2012 – 02/28/2013	04 – 15	$36,065.85
03/01/2013 – 02/28/2014	16 – 27	$38,553.15
03/01/2014 – 02/28/2015	28 – 39	$41,046.45
03/01/2015 – 02/29/2016	40 – 51	$43,527.75
03/01/2016 – 02/28/2017	52 – 63	$46,015.05
03/01/2017 – 02/28/2018	64 – 75	$48,502.35

4. Remaining Terms. Except as amended herein, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. If there is any conflict between the terms of this Amendment and any terms in the Lease, the terms of this Amendment shall prevail.

1

5. Counterpart Execution. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a fully-executed Amendment. Transmittal and receipt of a facsimile or emailed copy of this Amendment with facsimile or scanned and emailed signature(s) shall be binding on the parties hereto, with the original executed Amendment to be subsequently delivered. The failure to deliver the original executed copy and the non-receipt of the original executed copy shall have no effect upon the binding and enforceable nature of this Amendment.

IN WITNESS WHEREOF, the duly-authorized representatives of the parties have executed this First Amendment to Commercial Office Lease as of the Effective Date.

Dated:	12/1/11	Lessor:

CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company

		By:		CMC Campbell, LLC,
a Delaware limited liability company,
Manager

			By:	/s/ Timothy J. Pasquinelli
Timothy J. Pasquinelli, Member

Dated:	29 NOV 2011	Lessee:

iWATT, INC., a California corporation

		By:		/s/ Ron Edgerton
President Ron Edgerton

		By:		/s/ James V McCanna
Secretary James V McCanna

[SIGNATURE PAGE FOR FIRST AMENDMENT TO

iWATT COMMERCIAL OFFICE LEASE]

2

Exhibit 10.8

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and IWATT INC., a California corporation (“Parent” and a “Borrower”) and IKOR ACQUISITION CORPORATION, a Delaware corporation (“Ikor” and a “Borrower” and together with Parent, jointly and severally, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Advances may, in the Lender’s discretion, be made separately to each Borrower based on the Eligible Accounts and Eligible Inventory of each Borrower, but subject to the dollar limits set forth herein, which shall apply to the total Revolving Line to all Borrowers.

(b) Streamline Period. [Omitted].

(c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. The Revolving Line may be terminated early pursuant to Section 12.1 hereof.

2.1.2 Letters of Credit Sublimit.

(a) Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account, provided that, after giving effect to such Letters of Credit: (1) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves shall not exceed $3,000,000; and (2) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts used for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. The aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line, If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto except to the extent caused by Bank’s gross negligence or willful misconduct.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”); provided that, after giving effect to such FX Forward Contracts and the FX Reserve applicable thereto, the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts used for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $3,000,000 (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Borrower may use up to $1,000,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), provided that, after giving effect to such utilization: (1) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts utilized for Cash Management Services, shall not exceed $4,000,000; and (2) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts utilized for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Overall Aggregate Sublimit for Letter of Credit and Foreign Exchange. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (ii) the FX Reserve at any time exceed $3,000,000 in the aggregate (the “Overall Sublimit”).

2.1.6 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount: on the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. From the Effective Date through June 30, 2009, interest only shall be payable monthly on any and all Obligations pertaining to the Term Loan outstanding from time to time. Commencing July 1, 2009, Borrowers shall repay the Term Loan in thirty-six equal monthly installments of principal and interest in the amount equal to          Dollars ($        ) (the “Term Loan Payment”). Each Term Loan Payment shall be payable on the last day of each month, commencing July 31, 2009. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall also include all outstanding principal and accrued and unpaid interest under the Term Loan. Once a portion of the Term Loan has been repaid, it cannot be reborrowed.

(c) Final Payment. On the earlier of (i) Term Loan Maturity Date, or (ii) the termination of the Term Loan, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to such Term Loan, an amount equal to the Final Payment.

(d) Prepayment. If the Term Loan has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, or if Borrower opts to repay the Term Loan prior to the Term Loan Maturity Date, Borrower shall pay to Bank on the date that the Term Loan has become due and payable according to the terms hereof, or the date that Borrower prepays the Term Loan, as applicable, in addition to any other sums owing, a prepayment fee equal to the following: (i) two percent (2.0%) of the outstanding principal amount of the Term Loan if such prepayment occurs on or prior to the first anniversary of the funding of the Term Loan and (ii) one percent (1.0%) of the outstanding principal amount of the Term Loan if such prepayment occurs after the first anniversary of the funding of the Term Loan but prior to the second anniversary of the funding of the Term Loan (the “Term Loan Prepayment Fee”), and such Term Loan Prepayment Fee shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

2.2 Overadvances. If at any time or for any reason any Credit Extension(s) shall exceed any limit thereon contained herein (such excess, an “Overadvance”), Borrower shall immediately pay the amount of the excess in cash to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate if such Overadvance is not repaid within three (3) days of such demand.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to one percentage point (1.0%) above the Prime Rate, which interest shall be payable monthly.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to one and one-half percentage points (1.50%) above the Prime Rate in effect on the date of this Agreement, which interest shall be payable monthly.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate which is otherwise applicable to the Obligations (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Minimum Monthly Interest. In the event the aggregate amount of interest earned by Bank in any month (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than $10,000 (the “Minimum Monthly Interest”), Borrower shall pay Bank an amount, payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) in such month.

(g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding. Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month, Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-re fundable commitment fee of $30,000 (the “Commitment Fee”) on the Effective Date. Borrower has paid Bank a $30,000 good faith deposit and on the Effective Date, the good faith deposit shall be applied to Bank Expenses then due pursuant to Section 2.4(a) hereof and any remainder of the good faith deposit will be applied to the Commitment Fee; and

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank; and

(c) Termination Fee. Subject to the terms of Section 12.1, a termination fee; and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; and

(e) Anniversary Fee. A fully earned, non-refundable fee of $30,000, on the first anniversary of the Effective Date; and if this Agreement is terminated prior to the first anniversary of the Effective Date, either by Borrower or Bank, Borrower shall pay such Anniversary Fee to Bank in addition to any Termination Fee.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) a duly executed original signature to the Warrant;

(c) duly executed original signatures to the Control Agreements;

(d) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of California (iWatt Inc.) and Delaware (Ikor Acquisition Corporation) as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) a Payment Agreement from Hercules Technology Growth Capital, Inc.;

(g) evidence that (i) the Liens securing Indebtedness owed by Borrower to Hercules Technology Growth Capital will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.

(h) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i) the Perfection Certificate(s) executed by Borrower;

(j) a copy of iWatt Inc.’s Investors’ Rights Agreement and any amendments thereto;

(k) the insurance policies and/or endorsements required pursuant to Section 6.7 hereof; and

(1) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension, Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations (other than those arising under any warrants issued by Borrower to Bank), a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and any obligations arising under any warrants issued by Borrower to Bank) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and any obligations arising under any warrants issued by Borrower to Bank) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with, all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that except as may have been updated by a notification to Bank pursuant to Section 7.2, (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one. Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or of which Borrower has given Bank notice (any such notice shall be deemed to automatically update the disclosure regarding deposit accounts in the Perfection Certificate) and taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to documentation reasonably acceptable to Bank. The Accounts are bona fide, existing obligations of the Account Debtors.

Except for any Inventory with third party contract manufacturers or customers outside of the United States, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2 (such notice shall be deemed to automatically update such disclosure in the Perfection Certificate). None of the components of the Collateral shall be maintained at locations other than (i) as provided in the Perfection Certificate, (ii) as permitted pursuant to Section 7.2 (any such notice shall be deemed to automatically update such disclosure in the Perfection Certificate) or (iii) and with respect to Inventory, with third party contract manufacturers or customers outside of the United States or in transit. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral (other than Inventory with third party contract manufacturers or customers outside of the United States) to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Accounts Receivable; Inventory.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has and will have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are shown as Eligible Accounts in any Transaction Report, To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and will be genuine, and all such documents, instruments and agreements are and will be legally enforceable in accordance with their terms.

(c) For any item of Inventory consisting of Eligible Inventory in any Transaction Report, such Inventory (i) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (v) is located at the locations identified by Borrower in the Perfection Certificate as being in the United States where it maintains Inventory (or any location permitted under Section 7.2) and with respect to the Inventory maintained at Hewlett Packard in Houston, Texas, Bank has received an executed bailee agreement, in form and substance satisfactory to Bank, from Hewlett Packard.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $125,000.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements of Parent and its Subsidiaries delivered to Bank fairly present in all material respects Parent’s consolidated financial condition and Parent’s consolidated results of operations as of the dates and for the periods presented (except with respect to unaudited financial statements, subject to normal year-end adjustments and for tire absence of footnotes). There has not been any material deterioration in Parent’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors), Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Parent does not have any Subsidiaries, other than Ikor Acquisition Corporation, IWatt Hong Kong Ltd. and IWatt Japan KK and other Subsidiaries organized with the prior written consent of Bank, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Parent has timely filed all required tax returns and reports on a consolidated basis for Parent and each Subsidiary, and Parent has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Except as is permitted under Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change, Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i)	a Transaction Report (and any schedules related thereto) bi-weekly and at the time of each request for an Advance;

(ii)	within twenty-one (21) days after the end of each month,

(A)	monthly accounts receivable agings, aged by invoice date,

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any,

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger,

(D)	monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports (including, without limitation, a backlog/pipeline report) as are requested by Bank in its good faith business judgment;

(iii)	as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv)	within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v)	[omitted];

(vi)	within thirty (30) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the upcoming fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

(vii)	as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

(b) At all times that Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed to Bank in writing, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at

Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with ail necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; and (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, no Credit Extensions) shall exceed any limit thereon contained herein.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor retains any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank, In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and promptly notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions in excess of $5,000 (in the aggregate for Borrower each of its Subsidiaries combined) owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The initial audit of Borrower’s Collateral and Books will be conducted prior to the initial Advance hereunder, and thereafter, the parties contemplate that such audits will be performed no more frequently than semi-annually, but nothing herein restricts Bank’s right to conduct such audits more frequently if (i) Bank believes that it is advisable to do so in Bank’s good faith business judgment, or (ii) Bank believes in good faith that a Default or Event of Default has occurred. The foregoing inspections and audits (including, without limitation, the follow up field work that will be conducted by Bank in connection with the October 2008 audit) shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured as their interests may appear. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy, At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $100,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain all of its primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Financial Covenants.

Parent and its Subsidiaries shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis.

(a) Liquidity Ratio. A ratio of unrestricted cash and Cash Equivalents plus net Accounts to Obligations of not less than 1.50:1.00.

(b) Minimum Revenue. As of the last day of each quarter set forth below, revenue as of the end of such quarter of not less than the following amounts:

For the fiscal quarter ending December 31, 2008: $8,000,000;

For the fiscal quarter ending March 31, 3009: $9,000,000 or a cumulative revenue amount for the fiscal quarters ending December 31, 2008 and March 31, 2009 of at least $17,000,000;

For the fiscal quarter ending June 30, 2009: $10,000,000;

For the fiscal quarter ending September 30, 2009: $12,000,000;

For the fiscal quarter ending December 31, 2009: $13,000,000; and

For each fiscal quarter ending thereafter, revenues equal to at least 75% of Parent’s Board approved projections as submitted to, and approved by, Bank.

6.10 Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Omitted.

6.13 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete Equipment; and (c) Transfers consisting of Permitted Liens and Permitted Investments, dividends or distributions permitted pursuant to Section 7.7, transactions otherwise permitted pursuant to Section 7.8; (d) Transfers of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) Transfers of licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside the United States.

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Parent and its Subsidiaries, as applicable, or reasonably related thereto;

(b) liquidate or dissolve; provided that Ikor or any other Subsidiary may liquidate or dissolve so long as such Person’s assets are thereafter owned by a Borrower; or

(c) permit a change in the record or beneficial ownership of an aggregate of more than 30% of the outstanding shares of stock of Parent, in one or more transactions, compared to the ownership of outstanding shares of stock of Parent in effect on the date hereof (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or strategic investors so long as Borrower identifies to Bank the venture capital or strategic investors prior to the closing of the transaction); or

(d) without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $50,000), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assets, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except, in each case, as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities and may make payments in cash (up to an aggregate amount of $10,000) for any fractional shares upon such conversion or in connection with the exercise or conversion of warrants or other securities, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $ 150,000 per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) transactions between any Borrower and any Subsidiary, between Borrowers or between Subsidiaries that are not otherwise prohibited under this Agreement.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Negative Pledge Re Intellectual Property. Borrower agrees as follows (the “Negative Pledge”):

1. Except for non-exclusive licenses granted by Borrower in the ordinary course of business and custom made orders fulfilled in the ordinary course of business, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s Intellectual Property, including, without limitation, the following:

a. Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (“Copyrights”);

b. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

d. All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications now or hereafter existing, created, acquired or held (“Patents”);

e. Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks now or hereafter existing, created, acquired or held (“Trademarks”);

f. Any mask works or similar rights available for the protection of semiconductor chips, now or hereafter existing, created, acquired or held;

g. Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

h. All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

i. All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

j. All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing;

2. It shall be an event of default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge that is not cured within five (5) Business Days of the occurrence thereof.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, or 6. 9, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $85,000 or that could result in a Material Adverse Change with respect to Borrower’s or any Guarantor; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $85,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect (other than due to a written release from Bank); (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8,3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor not permitted hereunder; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) demand payment of, and collect any Accounts and General Intangibles comprising Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms, and in any order that Bank considers advisable, notify any Account Debtor or other Person owing Borrower money of Bank’s security interest in such funds, verify the amount of the same and collect the same;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred, Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	iWatt Inc./Ikor Acquisition Corporation
101 Albright Way, Suite D
Los Gatos, CA 95032
	Attn:	Chief Financial Officer
	Fax:	408-341-0455
	Email:	jmccanna@iwatt.com

If to Bank:	Silicon Valley Bank
3979 Freedom Circle, Suite 160
Santa Clara, CA 95054
	Attn:	Ms. Minal Patel
	Fax:	408-654-5517
	Email:	mpatel@svb.com

11	CHOICE OF LAW, VENUE. JURY TRIAL WAIVER AND JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Maximum Dollar Amount if termination occurs on or before the first anniversary of the Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower in connection with the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to all claims and causes of action with respect to which indemnity is given to Bank shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank (other than as a result of a breach of this Section); or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) or the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (c) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, amending, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report, plus (b) the lesser of 25% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or $1,000,000, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) sets forth the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the names of the Persons authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signatures of such Persons, and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate,

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing.;

(d) Accounts billed or payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date;

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, except for Hewlett-Packard, for which such percentage is 60% for the amounts that exceed that percentage, unless Bank approves in writing, but in each case only the amount in excess of such percentage shall be excluded;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(v) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.3 and is otherwise acceptable to Bank in all respects.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment” is an amount equal to Fifty-Two Thousand Dollars ($52,000).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of any of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is as defined in Exhibit A hereto.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, the Subordination Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maximum Dollar Amount” is $6,500,000.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower or its Obligations.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents or any other Indebtedness to Bank;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) Indebtedness that also constitutes a Permitted Investment;

(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) (i) Investments of Subsidiaries in or to other Subsidiaries or any Borrower, (ii) Investments of a Borrower in or to another Borrower and (iii) Investments by Borrower in Subsidiaries that are not Borrowers not to exceed $350,000 in the aggregate for all such Subsidiaries combined in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;

(j) Joint ventures or strategic alliance in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support provided that any cash investments by Borrower do not exceed $150,000 in the aggregate in any fiscal year; and

(k) other Investments not otherwise permitted by Section 7.7 not exceeding $150,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and (i) shown on the Perfection Certificate or (ii) arising under this Agreement and the other Loan Documents or under any other agreement with Bank;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which have no priority over Bank’s security interest, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided, they have no priority over any of Bank’s Liens;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(k) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and

(l) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rale or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject,

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Dollar Amount outstanding at any time.

“Revolving Line Maturity Date” is two years from the Effective Date.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank,

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.6 hereof.

“Term Loan Amount” is an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000).

“Term Loan Maturity Date” is June 30, 2012.

“Term Loan Payment” is defined in Section 2.1.6(b).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Warrant” are those certain Warrants to Purchase Stock dated of approximate even date herewith executed by Borrower in favor of Bank,

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date,

BORROWER:

IWATT INC.

By	/s/ RONALD P. EDGERTON
Name:	RONALD P. EDGERTON
Title:	PRES & CEO

IKOR ACQUISITION CORPORATION

By	/s/ JAMES V. McCANNA
Name:	JAMES V. McCANNA
Title:	CFO & SECRETARY

BANK:

SILICON VALLEY BANK

By	/s/ Minal Patel
Name:	Minal Patel
Title:	Relationship Manager

Effective Date:	11/25/08

Exhibits
A	“Collateral”
B	Compliance Certificate
C	Transaction Report

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; (b) the following (the “Intellectual Property”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (c) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:

The undersigned authorized officer of                      (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K (if applicable)	Within 5 days after filing with SEC	Yes No
Financial Projections	Annually within 30 days after start of Fiscal Year	Yes No
A/R & A/P Agings, Reconciliations, Inventory Report	Monthly within 21 days	Yes No
Transaction Report	Bi-Weekly and with each Advance	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

1

Financial Covenant	Required	Actual		Complies

Maintain on a Monthly Basis:
Liquidity Ratio	1.5 to 1.0		to 1.0	Yes No

Minimum Revenue: Quarterly

12/31/08: $8,000,000; 03/31/09: $9,000,000 (or $17 million for fiscal quarters 12/31/08 and 03/31/09 cumulative); 06/30/09: $10,000,000; 09/30/09: $12,000,000; 12/31/09: $13,000,000; each fiscal quarter ending thereafter:

75% of

Parent’s Board

approved

projections

		$		Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

IWATT INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
IKOR ACQUISITION CORPORATION		AUTHORIZED SIGNER
Date:

By:	Compliance Status: Yes No
Name:
Title:

2

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Liquidity Ratio (Section 6.9(a))

Required:            1.50 to 1.0

Actual:

A.	Unrestricted cash and Cash Equivalents	$

B.	Net Accounts	$

C.	Liquidity (line A plus line B)	$

D.	Aggregate value of Obligations	$

E.	Liquidity Ratio (line C divided by line D)

Is line E equal to or greater than 1.50 to 1.0?

No, not in compliance	Yes, in compliance

II.	Minimum Revenue (Section 6.9(b))

Required:	12/31/08:	$8,000,000
	03/31/09:	$9,000,000 (or $17,000,000 cumulative as between fiscal quarters ending 12/31/08 and 03/31/09)
	06/30/09:	$10,000,000
	09/30/09:	$12,000,000
	12/31/09:	$13,000,000
	Thereafter:	75% of Parent’s Board approved projections (approved by Bank)

Actual:

A.	Aggregate value of Borrower revenue	$

Is line A equal to or greater than $        ?

No, not in compliance	Yes, in compliance

3

Exhibit C

Transaction Report

[EXCEL spreadsheet to be provided separately]

1

Exhibit 10.9

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 28th day of September 2009, by and between Silicon Valley Bank (“Bank”) and IWatt Inc., a California corporation (“Parent” and a “Borrower”) and IKOR Acquisition Corporation, a Delaware corporation (“Ikor” and a “Borrower” and together with Parent, jointly and severally, the “Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been or may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Limited Waiver. Borrower is currently in default under the Loan Agreement for failing to comply with the Minimum Revenue Financial Covenant set forth in Section 6.9(b) of the Loan Agreement (the “Revenue Covenant”) for the compliance period ending June 30, 2009 (the “Existing Default”), and Borrower has requested that Bank waive the Existing Default and Bank is agreeable to Borrower’s request subject to the terms and conditions hereof. Therefore, subject to the terms and conditions hereof, Bank does hereby waive the Existing Default. It is understood and agreed, however, that such waiver does not constitute a waiver or forbearance with respect to any other present or future Event of Default whether or not known to Bank and is not a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or any other Loan Document.

3. Amendments to Loan Agreement.

3.1 Modified Grant of Security Interest. Concurrently herewith, the definition of “Collateral” is being modified to include Intellectual Property. Therefore, Borrower hereby agrees that, upon the effectiveness of this Amendment, Borrower grants to Bank a continuing security interest in the Collateral (as so modified by this Amendment to include the Intellectual Property assets of the Borrower) to secure the payment and performance in full of all of the Obligations. It is further understood and agreed that such modified definition of Collateral to include Intellectual Property is a modification and may be conditionally further modified pursuant to the terms and conditions set forth in this Amendment in Section 3.9 hereof.

3.2 Modified Section 5.2. Section 5.2 of the Loan Agreement is hereby amended to add the following paragraph at the end of the existing provisions of Section 5.2:

“Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses permitted under Section 7.1, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. To the best of Borrower’s knowledge, each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.”

3.3 Limited Suspension of Revenue Financial Covenant. Reference is made to the Revenue Covenant. Notwithstanding anything contained in the Loan

Agreement, the parties hereto agree that Borrower’s compliance with the Revenue Covenant shall be suspended for each of the periods ending September 30, 2009 and December 31, 2009 only and for no other periods and with respect to no other financial covenants whatsoever. Accordingly, Borrower’s failure to comply with the Revenue Covenant for such identified periods shall not constitute an Event of Default under the Loan Agreement. It is understood and agreed, however, that such suspension for such periods only does not constitute a waiver or suspension with respect to such covenant regarding any other time periods nor with respect to any other provision or term of the Loan Agreement generally and is not a consent to any amendment, waiver or modification of any other term or condition of any Loan Document.

3.4 Modified Section 6.10. Section 6.10 is hereby amended and restated in its entirety to read as follows:

“6.10. Protection and Registration of Intellectual Property Rights.

Borrower shall: (a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, not to be unreasonably withheld.

(b) If Borrower (i) obtains any patent, registered trademark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, then Borrower shall promptly provide Bank with written notice thereof (and, in any event, provide such notice to Bank no later than fifteen days following the occurrence thereof) and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of trademarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) provide written notice to Bank within 15 days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public) and take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted by law or by the terms of any such Restricted License, in a manner that is enforceable under applicable law, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

As used herein the term ‘Restricted License’ is any material license agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) which contains provisions that interfere with either Bank’s right to sell any Collateral or Bank’s ability to transfer rights in any such license.”

3.5 New Section 6.14. New section 6.14 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.13, which new section shall be denominated as “Section 6.14. Success Fee”, and which section shall read as follows:

“Section 6.14. Success Fee. Borrower shall owe to Bank a success fee of $225,000 in cash, which fee shall be fully due and payable to Bank on the earlier to occur of the following:

(A) the date on which all Borrowers, on a joint and collective basis, hold, have in accounts or otherwise are the beneficial owners of a minimum aggregate amount of cash and cash equivalents of $10,000,000; or (B) the consummation of an initial public offering of the common stock of Parent; (C) the consummation of an “Acquisition” (as defined below) with respect to Borrower; or (D) June 30, 2011 (the earlier of (A), (B), (C) or (D) being referred to herein as the “Success Fee Payment Date”).

Upon the occurrence of the Success Fee Payment Date, Borrower shall pay to Bank the cash sum of $225,000, which amount shall be in addition to interest and to all other fees, expenses and all other amounts due and payable under the Loan Agreement. The obligation of Borrower to pay the fee hereunder is considered an “Obligation” under the Loan Agreement.

As used herein the term ‘Acquisition’ shall mean with respect to the Borrower any sale, exclusive license, or other disposition of all or substantially all of the assets of the Borrower, or any reorganization, consolidation, or merger of the Borrower where the holders of the Borrower’s securities outstanding immediately before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after any such transaction or series of related transactions; provided, however, that notwithstanding the foregoing, the term “Acquisition” shall not include (i) any merger or consolidation of Ikor into Parent (as long as Ikor is a wholly-owned Subsidiary of Parent immediately prior thereto); or (ii) any Acquisition of Ikor by a third party.”

3.6 New Section 6.15. New section 6.15 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.14, which new section shall be denominated as “Section 6.15. Supplemental Monthly Fee.”, and which section shall read as follows:

“Section 6.15. Supplemental Monthly Fee. Borrower shall pay to Bank a supplemental monthly fee of $10,000 due on each of September 30, 2009, October 31, 2009, November 30, 2009 and December 31, 2009, which shall be in addition to interest and to all other fees, expenses and all other amounts due and payable under the Loan

Agreement. The obligation of Borrower to pay each of such fees hereunder as and when due shall be considered an “Obligation” under the Loan Agreement.”

3.7 New Section 6.16. New section 6.16 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.15, which new section shall be denominated as “Section 6.16. Covenant Regarding Investor Bridge”, and which section shall read as follows:

“Section 6.16. Covenant Regarding Investor Bridge Tranche. Parent shall close a further tranche of investor financing, that is otherwise permitted under the Loan Agreement, in the minimum amount of $900,000, on and after September 1, 2009 but in any event no later than October 31, 2009. The failure to do so by such date shall constitute an Event of Default hereunder.”

3.8 Revised Defined Term. The defined term “Intellectual Property” set forth in Section 13.1 of the Loan Agreement is hereby amended and restated to read as follows:

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

3.9 Revised Definition of Collateral Regarding Intellectual Property. Exhibit A to the Loan Agreement and the definition of Collateral is hereby amended and restated in its entirety to read as is set forth on Exhibit A-1 attached hereto. Upon the satisfaction of an IP Release Condition (as defined below), and so long as no Default or Event of Default has occurred and is continuing, (i) the definition of Collateral shall be amended automatically and immediately, without any further action or writing required by the parties, to be that as is set forth on Exhibit A-2 attached hereto, such that all of Borrower’s Intellectual Property then owned and hereafter acquired is automatically released from Bank’s security interest, (ii) Bank shall terminate any intellectual property security agreement entered into in connection herewith and deliver such documents and make such filings as Borrower shall reasonably request to evidence such release, all at Borrower’s expense and (iii) Section 6.10 (as amended by this Amendment) shall be automatically and immediately amended by deleting the letter “(a)” immediately after the term “shall” and deleting clauses (b) and (c) in their entirety (the amendments set forth in this clause (iii) being referred to as the “Section 6.10 Modifications”), and with the provisions set forth in (i), (ii) and (iii) above being subject to the Reinstatement Provisions (as defined below in clause (B) of the definition of IP Release Condition below).

As used herein, the term “IP Release Condition” shall mean either (A) or (B) below:

(A) Parent has consummated, on and after the date hereof, an equity and/or Subordinated Debt financing transaction (the “Financing Transaction”) from which Parent satisfactorily has demonstrated to Bank, pursuant to financial statements and other evidence acceptable to Bank in its good faith business judgment, that the net aggregate amount of cash proceeds Parent has received from any such transaction establishes, as of the date of the consummation of such transaction, a Remaining Months Liquidity Ratio (as defined below) of at least 12 to 1 with respect to Borrower on a consolidated basis; or

(B) At the written request of the Borrower, there is established by Bank a permanent reserve against availability for Advances under the Revolving Line credit facility in an amount equal to 100% of the outstanding principal amount of the Term Loan from time to time, and such reserve amount shall not be available to Borrower as an Advance or as Advances under the Revolving Line credit facility at any time (referred to herein as the “Term Loan Reserve”). For purposes of clarification, the parties agree that any reserve established in connection with the Term Loan will not exceed 100% of the outstanding principal amount of the Term Loan. If the Term Loan Reserve is established and the definition of Collateral has been modified to be that as is set forth on Exhibit A-2, and Borrower thereafter fails to maintain the Term Loan Reserve in accordance with the above requirements, then (i) the definition of “Collateral” for all purposes under the Loan Agreement shall, without any further action by any party or notice, automatically be amended to read as is set forth on Exhibit A-1 attached hereto, (ii) Borrower shall cooperate with Bank to take such actions and execute such additional agreements as Bank determines are necessary or desirable in connection therewith in order to effectuate the purposes thereof including without limitation the execution and delivery to Bank of intellectual property security agreements and (iii) the Section 6.10 Modifications shall be deemed rescinded and no longer effective, and therefore, among other changes, clauses (b) and (c) of Section 6.10 as amended by this Amendment shall, at such time, again become effective (such amendments set forth in this clause (iii) being referred to herein as the “Reinstatement Provisions”).

As used herein, the term “Remaining Months Liquidity Ratio” shall mean the ratio of, as of any date of determination, (i) the aggregate amount of net cash proceeds received from the Financing Transaction to (ii) the average monthly net losses plus the amount of stock option expenses plus the amount of depreciation expenses and amortization attributable to intangibles with respect to Borrower for the then most recently ended three-month period.

4. Limitation of Amendments.

4.1 The amendments set forth herein, are effective for the purposes set forth above and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing, other than the Event of Default that is the subject of the waiver set forth above;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The articles of incorporation as amended on August 21, 2009 and the bylawsof Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Bank of this Amendment by each party hereto, (ii) the delivery to Bank of updated disclosures regarding its intellectual property assets, (iii) the execution and delivery of an intellectual property security agreement and (iv) the taking of such other actions and execution of such other instruments and agreements as Bank shall determine is necessary or desirable in connection herewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		IWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ RONALD P EDGERTON
Name:	Carley Brandt	Name:	RONALD P EDGERTON
Title:	Relationship Manager	Title:	PRESIDENT & CEO

BORROWER

IKOR Acquisition Corporation

		By:	/s/ JAMES V McCANNA
		Name:	JAMES V McCANNA
		Title:	VP, CFO & SECRETARY

[Signature Page to Amendment to Loan and Security Agreement dated as of September 28, 2009]

Exhibit A-1

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; and (b) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit A-2

The terms and provisions of this Exhibit A-2 as to the definition of the term “Collateral” for purposes of the Loan Agreement shall only become effective and have force and effect upon the satisfaction and of an IP Release Condition and not at any other time:

Subject to the foregoing contingency as to the effectiveness hereof, the Collateral shall consist of all of Borrower’s right, title and interest in and to the following personal property and the definition of Collateral as in effect prior thereto shall no longer have any force or effect on a prospective basis:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; (b) the following (the “Intellectual Property”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (c) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit 10.10

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 31st day of March 2009, by and between Silicon Valley Bank (“Bank”) and IWatt Inc., a California corporation and IKOR Acquisition Corporation, a Delaware corporation (jointly and severally, the “Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Modified Financial Covenants Section 6.9 of the Loan Agreement is amended in its entirety and replaced with the following:

6.9 Financial Covenants.

Parent and its Subsidiaries shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis.

(a) Liquidity Ratio. A ratio of unrestricted cash and Cash Equivalents plus net Accounts to Obligations of not less than 1.35:1.00.

(b) Minimum Revenue. As of the last day of each quarter set forth below, revenue as of the end of such quarter of not less than the following amounts:

For the fiscal quarter ending December 31, 2008: $8,000,000;

For the fiscal quarter ending March 31, 2009: $5,486,000;

For the fiscal quarter ending June 30, 2009: $8,061,000;

For the fiscal quarter ending September 30, 2009: $8,419,000;

For the fiscal quarter ending December 31, 2009: $11,854,000; and

For each fiscal quarter ending thereafter, revenues equal to at least 75% of Parent’s Board approved projections as submitted to, and approved by, Bank.

2.2 Deletion of Inventory Sublimit from Borrowing Base. The definition of Borrowing Base set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

2.3 Term Loan Reserve. Borrower and Bank agree that a portion of the outstanding principal amount of the Term Loan shall be reserved under the Revolving Line; therefore, the parties hereto agree that Bank shall, in accordance with the terms of the Loan Agreement, establish a Reserve under the Revolving Line in the amount of $1,000,000. Borrower acknowledges and agrees that such Reserve shall reduce the amount of Advances and other financial accommodations that would otherwise be available to Borrower.

2.4 Success Fee. In consideration of the Advances made by Bank to Borrower to fund Borrower’s operations through the close of Borrower’s most recent issuance of equity securities of Borrower, Borrower shall pay to Bank, concurrently upon the execution of this Amendment, a fully earned, non-refundable success fee in the amount of $36,000, which fee shall be in addition to all other fees and interests payable by Borrower under the terms of the Loan Agreement.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		IWatt Inc.

By:	/s/ Minal Patel	By:	/s/ Ronald P. Edgerton
Name:	Minal Patel	Name:	Ronald P. Edgerton
Title:	Relationship Manager	Title:	PRESIDENT & CEO

BORROWER

IKOR Acquisition Corporation

		By:	/s/ James V. McCanna
		Name:	James V. McCanna
		Title:	VP, CFO & SECRETARY

Exhibit 10.11

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of March 2010, by and between Silicon Valley Bank (“Bank”) and iWatt Inc., a California corporation (“Parent” and a “Borrower”) and IKOR Acquisition Corporation, a Delaware corporation (“IKOR” and a “Borrower” and together with Parent, jointly and severally, the “Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower intends to consummate an acquisition of IKOR by Integrated Device Technology Inc. (“IDT”) (the “IKOR Acquisition”) as contemplated by a Letter of Intent, dated as of February 17, 2010, between IDT and Borrower (the “IKOR Letter of Intent”), a copy of which has been provided to Bank.

D. Borrower has requested that Bank (i) consent to Borrower’s consummation of the IKOR Acquisition and (ii) amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent and Amendments to Loan Agreement.

2.1 Consent to IKOR Acquisition. Subject to the terms of Section 6 below, Bank hereby consents to the IKOR Acquisition and acknowledges that the entrance by the Borrower into the IKOR Acquisition does not constitute a Default or Event of Default under the Loan Agreement. It is understood by Borrower and Bank, however, that the foregoing consent does not constitute a consent or waiver under the Loan Agreement or the other Loan Documents in respect of any matter or set of circumstances other than the IKOR Acquisition, nor an agreement to provide any consent or waiver in the future under the Loan Agreement or other Loan Documents in respect of any matter or set of circumstances other than with respect to the IKOR Acquisition.

2.2 Limited Release of Security Interest. Bank agrees that upon the consummation of the IKOR Acquisition, Bank’s security interest in the Collateral of IKOR being sold pursuant to the purchase or sale agreement contemplated by the IKOR Letter of Intent shall automatically terminate, and Bank will, at Borrower’s sole cost and expense, release its Liens in such Collateral of IKOR and execute or deliver to Borrower any additional documents or instruments as Borrower shall reasonably request to evidence such termination; provided, however, that all rights, title and interest of Borrower in, to, and under such purchase or sale agreement (including, without limitation, the proceeds of the IKOR Acquisition) constitute Collateral in all respects and Bank’s Liens in such Collateral are not being released or terminated.

2.3 Addition of Term Loan II. A. new Section 2.1.7 is hereby added to the Loan Agreement and shall read as follows:

2.1.7 Term Loan II.

(a) Availability. Bank shall make a term loan available to Borrower in an amount up to the Term Loan II Amount subject to the satisfaction of the terms and conditions of the Loan Agreement to be disbursed as follows:

(i) Tranche A: $1,000,000 on the date this Amendment becomes effective; and

(ii) Tranche B: $500,000 upon Bank’s receipt of written confirmation, acceptable to Bank in its sole discretion, from Borrower’s Chief Executive Officer or a member of Borrower’s board of directors that the IKOR. Acquisition of IKOR by Integrated Device Technology Inc (“IDT’’) (the “IKOR Acquisition”) is progressing according to the terms and timelines set forth in the Letter of Intent between IDT and Borrower regarding the IKOR Acquisition.

(b) Repayment. From the date this Amendment becomes effective through the Term Loan II Maturity Date, interest only shall be payable monthly on any and all Obligations pertaining to Term Loan II outstanding from time to time. On the earlier to occur of (i) the Term Loan II Maturity Date or (ii) the termination of Term Loan II, Borrower shall pay to Bank all outstanding principal of Term Loan II, all accrued and unpaid interest under Term Loan II and all other amounts due on such date with respect to Term Loan II. Once a portion of Term Loan II has been repaid, it cannot be reborrowed.

2.4 Modified Interest Provision. The following subclause (iii) is hereby added to Section 2.3(a) of the Loan Agreement and shall read as follows:

(iii) Term Loan II. Subject to Section 2.3(b), the principal amount outstanding under Term Loan II shall accrue interest at a fixed per annum rate equal to nine percent (9.0%), which interest shall be payable monthly.

2.5 Modified Minimum Revenue Financial Covenant. The Minimum Revenue Financial Covenant set forth in Section 6.9(b) of the Loan Agreement is amended, in its entirety and replaced with the following:

(b) Minimum Revenue. As of the last day of each quarter set forth below, revenue as of the end of such quarter of not less than the following amounts, of which the “Consolidated” amounts shall apply at all times prior to the consummation of the IKOR Acquisition and the “Parent only” amounts shall apply at all times from and after the consummation of the IKOR Acquisition:

For the fiscal quarter ending March 31, 2010:

Consolidated:	$5,453,000; and

Parent only:	$3,906,000; and

For the fiscal quarter ending June 30, 2010:

Consolidated:	$6,922,000; and

Parent only:	$5,246,000; and

For the fiscal quarter ending September 30, 2010:

Consolidated:	$7,704,000; and

Parent only:	$5,600,000; and

For the fiscal quarter ending December 31, 2010:

Consolidated:	$9,675,000; and

Parent only:	$6,750,000; and

For each fiscal quarter ending thereafter, revenues equal to at least 75% of Parent’s Board approved projections as submitted to, and approved by, Bank.

2.6 Addition of Term Loan II Definitions. The following definitions are hereby added, in alphabetical order, to Section 13.1 of the Loan Agreement and shall read as follows:

“Term Loan II” is a loan made by Bank pursuant to the terms of Section 2.1.7 hereof.

“Term Loan II Amount” is an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“Term Loan II Maturity Date” is the earliest to occur of the following:

(i)	The closing of the IKOR Acquisition;

(ii)	The closing of a round of equity financing by Borrower pursuant to which Borrower receives proceeds from the sale of Borrower’s equity securities;

(iii)	The date that is ninety (90) days from the date this Amendment becomes effective; or

(iv)	May 31, 2010.

2.7 Modified Definition of Term Loan Reserve. The definition of Term Loan Reserve set forth in Section 3.9 of that certain Amendment to Loan and Security Agreement dated September 28, 2009, is hereby amended to mean a permanent reserve against availability for Advances under the Revolving Line credit facility in an amount equal to the sum of (i) 100% of outstanding principal amount of the Term Loan from time to time and (ii) 100% of the outstanding principal amount of Term Loan II from time to time, and such reserve amount shall not be available to Borrower as an Advance or as Advances under the Revolving Line credit facility at any time.

2.8 Success Fee II. In consideration of Term Loan II being made by Bank to Borrower, Borrower shall pay to Bank, on the Term Loan II Maturity Date, the following: (i) a success fee in the amount of $45,000, which will be fully earned and non-refundable on the date this Amendment becomes effective, and which fee shall be in addition to all other fees and interests payable by Borrower under the terms of the Loan Agreement and (ii) an additional success fee in the amount of $15,000, which will be fully earned and non-refundable on the date that Tranche B of Term Loan II is made by Bank, and which fee shall be in addition to all other fees and interests payable by Borrower under the terms of the Loan Agreement.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and the bylaws of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $15,000, less any portion of the good faith deposit of $10,000 paid by Borrower to Bank on February 24, 2010 that was not utilized to pay due diligence and legal expenses.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		iWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ JAMES V. McCANNA
Name:	Carley Brandt	Name:	JAMES V. McCANNA
Title:	Relationship Manager	Title:	VP & CFO

BORROWER

IKOR Acquisition Corporation

		By:	/s/ JAMES V. McCANNA
		Name:	JAMES V. McCANNA
		Title:	CFO & SECRETARY

/s/ RONALD P EDGERTON
RONALD P EDGERTON
PRESIDENT & CEO

Exhibit 10.12

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 21st day of April 2010, by and between Silicon Valley Bank (“Bank”) and iWatt Inc., a California corporation (“Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Modified Term Loan II Maturity Date. The definition of “Term Loan II Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“Term Loan II Maturity Date” is the earliest to occur of the following:

(i)	The date that is thirty (30) days after the closing of the IKOR Acquisition; or

(ii)	May 23, 2010.

2.2 Success Fee II Update. Notwithstanding any language regarding Success Fee II to the contrary set forth in that certain Amendment to Loan and Security Agreement dated March 11, 2010 (the “March 2010 Amendment”), Borrower has agreed to pay both portions of Success Fee II (the $45,000 portion and the $15,000 portion) upon the closing of the IKOR Acquisition, Borrower has paid such portions of Success Fee 11 to Bank, and Bank acknowledges that is has received the same from Borrower.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and the bylaws of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		iWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ RONALD EDGERTON
Name:	Carley Brandt	Name:	RONALD EDGERTON
Title:	Relationship Manager	Title:	PRESIDENT & CEO

/s/ JAMES V. McCANNA
JAMES V. McCANNA
VP & CFO

Exhibit 10.13

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 18th day of June 2010, by and between Silicon Valley Bank (“Bank”) and iWatt Inc., a California corporation (“Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Removal of Term Loan Reserve. The $1,000,000 Term Loan Reserve established pursuant to Section 2.3 of that certain Amendment to Loan and Security Agreement dated March 31, 2009 is hereby removed as a Reserve under the Revolving Line.

2.2 Addition of Streamline Provision. Section 2.1.1(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(b)	Streamline Period.

(i)	Streamline Period Definition. A “Streamline Period” is any period during which: (A) no Default or Event of Default has occurred and is continuing and either (1)

the principal amount of Obligations outstanding with respect to the Revolving Line is zero (the “Outstandings Requirement”) or (2) Borrower’s Adjusted Quick Ratio is equal to or greater than 1.15 to 1.0 (the “AQR Requirement”). For the purposes hereof, the term “Adjusted Quick Ratio” shall mean the ratio of (I) Borrower’s cash and Cash Equivalents plus net Accounts to (II) Borrower’s Current Liabilities minus Deferred Revenue plus long term debt owed to Bank.

(ii)	Streamline Period Provisions. During a Streamline Period, the following provisions shall apply:

(A)	Monthly Transaction Report. Within 30 days after the end of each month, Borrower shall deliver to Bank a transaction report signed by a Responsible Officer or other officer approved by Bank of Borrower on Bank’s standard form, together with aged listings of accounts receivable and accounts payable, and all other monthly reporting requirements set forth in this Agreement.

(B)	Changes to Reporting Requirements. Delivery to Bank of transaction reports, schedules and assignments of Accounts, and schedules of collections, as called for by Section 6.3(a) hereof (including Sections 6.2(a)(i) and 6.2(a)(ii)), will not be required, but rather shall be provided as set forth in subclause (ii)(A) above.

(C)	Proceeds of Accounts to be Deposited in Operating Account. During a Streamline Period, the payments on, and proceeds of, Accounts will be deposited into Borrower’s operating account without first being applied to the Obligations as provided for in Section 6.3(c) hereof.

(D)	Standard Terms and Conditions Apply. Upon the earliest to occur of (I) the occurrence of a Default or Event of Default under the Loan Documents, or (II) a failure at any time to maintain the Outstandings Requirement (if such is the basis for the Streamline Period being in effect) or (III) a failure at any time to maintain the AQR Requirement (if such is the basis for the Streamline Period being in effect), all of the respective terms and conditions of this Agreement that have been modified by this Section 2.1.1(b) will immediately revert to the respective standard terms and conditions as provided for in this Agreement (without giving effect to this Section 2.1.1(b)), which standard terms will immediately go back into effect without any further action on the part of Bank or Borrower; provided, however, if following the cessation of a Streamline Period the Outstandings Requirement or AQR Requirement is thereafter satisfied for a period of at least one month (and no Default or Event of Default has occurred and is continuing), Borrower may elect to again put a Streamline Period into effect pursuant to the terms hereof by giving Bank at least 5 days prior written notice, specifying the date the Streamline Period is to begin.”

2.3 Modified Minimum Monthly Interest. The Minimum Monthly Interest set forth in Section 2.3(f) of the Loan Agreement is hereby modified from “$10,000” to “$3,500.”

2.4 Modified Float Charge. Section 2.3(g) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(g) Payment: Interest Computation: Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding and Borrower is not in a Streamline Period, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”

2.5 Modified Reporting. Section 6.2(a) (i) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(i)	a Transaction Report (and any schedules related thereto) as follows:

(A)	If a Streamline Period is not in effect: twice a month (on the 15th of each month and on the last day of each month) and at the time of each request for an Advance; or

(B)	If a Streamline Period is in effect: monthly (within thirty (30) days after the end of the month) in accordance with Section 2.1.1(b) (ii)(A) hereof;”

2.6 Addition of Deferred Revenue Reporting. Subclause (D) of Section 6.2(a) (ii) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(D) a deferred revenue report of Borrower in form acceptable to Bank;”

2.7 Modified Collection of Accounts. Section 6.3(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(c) Collection of Accounts. Until payment in full in cash of all Advances and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations) and Bank’s obligations to make Advances and any other Credit Extensions relating to the Revolving Line have terminated (provided that Borrower’s obligation under this sentence shall not end at a time when any Event of

Default exists), Borrower shall be a party to a three party agreement (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”). The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank. Borrower shall use the lockbox address as the payment address on all invoices issued by Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address. The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank. Upon Bank’s receipt of such collections, Bank shall apply the same as follows:

(i)	If a Streamline Period is in effect, Bank shall deposit such proceeds into the operating account of Borrower at Bank that is designated by Borrower; and

(ii)	If a Streamline Period is not in effect, Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)	If an Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds pursuant to the terms of Section 9.4 hereof.

It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than transfer or apply funds as required by this Section. Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Sections 6.3(c) and 9.4 hereof.”

2.8 Modified Financial Covenants. Section 6.9 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis, the following:

(a) Tangible Net Worth. A Tangible Net Worth of at least $1,000,000 (“Minimum Tangible Net Worth”) plus (i) 50% of all cash consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending on or after June 30, 2010. Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the last day of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

The parties hereto agree that to the extent that any debt evidenced by a promissory note has already been considered as subordinated debt for purposes of a step-up in the Minimum Tangible Net Worth per the above requirements and that is then subsequently converted into equity securities of Borrower, such debt will be excluded from an additional step-up in the Minimum Tangible Net Worth as provided for in subclause (i) above.”

2.9 Modified Registration of Intellectual Property Rights. Subclause (b) of Section 6.10 of the Loan Agreement that currently reads as follows:

“(b) If Borrower (i) obtains any patent, registered trademark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, then Borrower shall promptly provide Bank with written notice thereof (and, in any event, provide such notice to Bank no later than fifteen days following the occurrence thereof) and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of trademarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.”

is hereby amended and restated in its entirety to read as follows:

“(b)	[Omitted].”

2.10 Covenant Regarding Investor Bridge Tranche. Bank acknowledges that Borrower has complied with the covenant set forth in Section 6.16 of the Loan Agreement regarding the receipt of a further tranche of investor financing by October 31, 2009.

2.11 Modified Prepayment Provision. Section 12.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until

Borrower fully satisfies its Obligations (other than inchoate indemnity obligations and any obligations arising under any warrants issued by Borrower to Bank). If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Maximum Dollar Amount; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.”

2.12 Added Definition of Current Liabilities. The following definition of “Current Liabilities” is hereby added to Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“ ‘Current Liabilities’ are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

2.13 Modified Definition of Eligible Accounts. Subclause (h) of the list of items not included in the definition of “Eligible Accounts” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, except for Cytec Technology Ltd., for which such percentage is 50% for the amounts that exceed that percentage, unless Bank approves in writing, but in each case only the amount in excess of such percentage shall be excluded;”

2.14 Modified Definition of Maximum Dollar Amount. The definition of “Maximum Dollar Amount” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“ ‘Maximum Dollar Amount’ is $8,000,000.”

2.15 Modified Definition of Revolving Line Maturity Date. The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“ ‘Revolving Line Maturity Date’ is November 24, 2011.”

2.16 Modified Exhibit A to Loan Agreement. Exhibit A to the Loan Agreement is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and the bylaws of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $35,000.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		iWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ RONALD EDGERTON
Name:	Carley Brandt	Name:	RONALD EDGERTON
Title:	Relationship Manager	Title:	PRESIDENT & CEO

/s/ JAMES V. McCANNA
JAMES V. McCANNA
VP & CFO

EXHIBIT A

The Collateral shall consist of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

As used above the following terms have the following meanings:

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; (b) the following (the “Intellectual Property”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (c) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property, without Bank’s prior written consent.

Silicon Valley Bank

CORPORATE BORROWING CERTIFICATE

BORROWER:	iWatt Inc.	DATE:	June 17, 2010
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of California.

3. Attached hereto as Exhibit A are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The resolutions attached hereto as Exhibit B were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

5. That any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower and that any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the below list of persons authorized to act on behalf of Borrower.

Name	Title	Signature	Authorized to Add or Remove Signatories

Ronald P Edgerton	President and Chief Executive Officer	/s/ Ronald Edgerton	☐

James V McCanna	VP & Chief Financial Officer	/s/ James V McCanna	☐

☐

☐

6. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:	/s/ James V McCanna
Name:	James V McCanna
Title:	Secretary, iWatt Inc

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*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the President, CEO and Director of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:	/s/ Ronald P Edgerton
Name:	Ronald P Edgerton
Title:	President CEO & Director, iWatt Inc.

2

Amendment to Loan and Security Agreement

WHEREAS: iWatt Inc. (the “Company”) is party to that certain Loan and Security Agreement dated as of November 25, 2008 (as amended, restated or otherwise modified, the “Loan Agreement”), by and between the Company and Silicon Valley Bank (“SVB”), relating to a secured accounts receivable borrowing base revolving loan facility and a term loan facility.

WHEREAS: there has been submitted to the Board of Directors of the Company (the “Board”) the terms and conditions of a proposed Amendment to Loan and Security Agreement (the “Amendment”) with SVB pursuant to which SVB will, among other things, increase the commitment under the secured accounts receivable borrowing base revolving loan facility to an aggregate principal amount of up to $8,000,000, amend the financial covenants, release the security interest on intellectual property and extend the maturity of the revolving loan facility.

NOW, THEREFORE, BE IT RESOLVED: On the basis of the Board’s review of the terms and conditions of the proposed Amendment, this Board deems it advisable and in the best interests of the Company and its shareholders that the Company negotiate and enter into the Amendment with SVB and hereby approves the Amendment substantially in the form attached hereto as Exhibit A.

RESOLVED FURTHER: That the officers of this Company and any designee of such officers (collectively, the “Authorized Officers”) be, and each of them hereby is, individually authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Amendment and all other documents and agreements required to be executed pursuant to the terms of the Amendment (together with the Amendment, such documents and agreements shall be referred to herein as the “Credit Documents”), including, without limitation, any promissory notes, security agreements, pledge agreements, guaranties, account control agreements, and other collateral security documents, and all such other documents which are deemed, upon advice of counsel, to be necessary or advisable in order to carry out the terms and the conditions of the Credit Documents, and that the terms and conditions of the Credit Documents are hereby approved, with such changes as may be approved by any Authorized Officer, such approval to be conclusively evidenced by the execution and delivery of any Credit Documents by any such Authorized Officer.

RESOLVED FURTHER: That, in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officers be, and each of them hereby is, individually authorized in the name and on behalf of the Company from time to time to take all such additional actions and to execute and deliver such additional certificates, instruments, notices, financing statements, or other documents, as any Authorized Officer, may deem necessary, advisable or proper in order to carry out and perform the obligations of the Company under the Credit Documents, in the forms executed on behalf of the Company pursuant to these resolutions, or under any other instrument or document executed pursuant to or in connection with such agreement and from time to time to amend or modify any of the

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Credit Documents in such manner and form, as any Authorized Officer shall approve, such Authorized Officer’s approval to be conclusively evidenced by the performance of any such action or the execution and delivery of any such certificate, instrument, notice or document.

RESOLVED FURTHER: That any form resolutions proposed by SVB having substantially the same effect as the foregoing be, and hereby are, adopted and approved and shall be attached to these resolutions and inserted in the minute book of the Company.

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EXHIBIT A

AMENDMENT TO LOAN AND SECURITY AGREEMENT

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Exhibit 10.14

FIFTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 14th day of June, 2011, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and IWATT INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) modify the definition of Total Liabilities and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2 . Amendments to Loan Agreement. The Loan Agreement is hereby amended as of the Effective Date as follows:

2.1 Section 13.1 (Definitions). The definition of Total Liabilities as set forth in Section 13.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all (a) other Subordinated Debt and (b) non-cash liabilities for any issued and outstanding warrants to purchase Borrower’s stock, that have, in accordance with GAAP, been classified and accounted for as liabilities on the Borrower’s balance sheet under GAAP.

3. Compliance Certificate. From and after the date hereof, Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto and all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

4. Limitation of Amendments.

4.1 The amendments set forth in Sections 2 and 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

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5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

8. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Carley Brandt
	Name:	Carley Brandt
	Title:	Relationship Manager

BORROWER

IWATT INC.

By:	/s/ RONALD EDGERTON
	Name:	RONALD EDGERTON
	Title:	PRESIDENT & CEO

By:	/s/ JAMES V McCANNA
	Name	JAMES V McCANNA
	Title:	VP & CFO

[Signature Page to Fifth Amendment to Loan and Security Agreement]

EXHIBIT B

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	IWATT INC.

The undersigned authorized officer of iWatt, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC (Waiver)	FYE within 180 days	Yes No

10-0,10-K and 8-K (if applicable)	Within 5 days after filing with SEC	Yes No

Financial Projections	Annually within 30 days after start of Fiscal Year	Yes No

A/R & A/P Agings, Reconciliations, Deferred Revenue Report	Monthly within 30 days	Yes No

Transaction Report	Bi-Weekly and with each Advance, or Monthly within 30 days while on Streamline	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

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Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:

Minimum Tangible Net Worth	$1,000,000 plus (i) 50% of new equity or sub debt plus (ii) 50% of quarterly Net Income (beginning 6/30/10)	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above; (If no exceptions exist, state “No exceptions to note.”)

IWATT INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum Tangible Net Worth (Section 6.9)

Required:	$ 1,000,000 plus (i) 50% of new equity or sub debt plus (ii) 50% of quarterly Net Income (beginning 6/30/10)

Actual:	$

A.	Aggregate value of total assets of Borrower and its Subsidiaries	$

B.	Aggregate value of goodwill of Borrower and its Subsidiaries	$

C.	Aggregate value of intangible assets of Borrower and its Subsidiaries	$

D.	Aggregate value of notes, accounts receivable of Borrower and its Subsidiaries and other obligations owing to Borrower from its officers or other affiliates	$

E.	Aggregate value of any reserves not only deducted from assets	$

F.	Aggregate value of all obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all (a) other Subordinated Debt and (b) non-cash liabilities for any issued and outstanding warrants to purchase Borrower’s stock, that have, in accordance with GAAP, been classified and accounted for as liabilities on the Borrower’s balance sheet under GAAP	$

G.	Aggregate value of Indebtedness of Borrower subordinated to Borrower’s Indebtedness to Bank	$

H.	Tangible Net Worth (Line A, minus Line B, minus Line C, minus Line D, minus Line E, minus Line F, plus Line G)	$

I.	50% of quarterly Net Income (beginning quarter ended June 30, 2010), without reduction for any losses	$

J.	50% of proceeds from the issuance of equity after the Effective Date	$

K.	50% of subordinated debt proceeds received by Borrower after Effective Date	$

L.	Minimum Tangible Net Worth ($1,000,000), plus Line I, plus Line J, plus Line K	$

Is Line H greater than Line L?

No, not in compliance	Yes, in compliance

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Exhibit 10.15

SIXTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 23rd day of November 2011 (“Closing Date”), by and between SILICON VALLEY BANK (“Bank”) and IWATT INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Although Bank is under no obligation to do so, Bank is willing to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement, all on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment in a timely manner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Letters of Credit). Section 2.1.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.2 [Intentionally Omitted].

2.2 Section 2.1.3 (Foreign Exchange Sublimit). Section 2.1.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.3 [Intentionally Omitted].

2.3 Section 2.1.4 (Cash Management Services Sublimit). Section 2.1.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.4 [Intentionally Omitted].

2.4 Section 2.1.5 (Overall Aggregate Sublimit for Letter of Credit and Foreign Exchange). Section 2.1.5 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.5 [Intentionally Omitted].

2.5 Section 2.2 (Overadvance). Section 2.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base (the amount of such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such excess. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.6 Section 2.4 (Fees). Section 2.4(b) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) [Intentionally Omitted].

2.7 Section 4.1 (Grant of Security Interest). Section 4.1 of the Loan Agreement is hereby amended by adding the following new paragraphs immediately after the first paragraph as follows:

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services

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consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent (or 110% if the Dollar Equivalent is denominated in Foreign Currency) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

2.8 Section 9.1 (Rights and Remedies). Section 9.1(c) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent (or 110% if the Dollar Equivalent is denominated in Foreign Currency) of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

2.9 Section 12.9 (Survival). Section 12.9 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and ail Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

2.10 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit under this Agreement,

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“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Warrant, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents,

“Revolving Line Maturity Date” is December 24, 2011.

(b) The following term and its respective definition is hereby added in alphabetical order to Section 13.1 of the Loan Agreement as follows:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

(c) The defined terms “Cash Management Services”, “FX Business Day”, “FX Reduction Amount”, “FX Reserve”, “Letter of Credit Application”, “Letter of Credit Reserve”, “Settlement Date” set forth in Section 13.1 of the Loan Agreement and all references thereto in the Loan Agreement are hereby deleted in their entirety.

3. Limitation of Amendments.

3.1 The amendments set forth in Sections 2 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

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3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3 In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default, has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms,

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except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) payment of all Bank’s legal fees and expenses in connection with the preparation and negotiation of this Amendment and the other Loan Documents,

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Carley Brandt
	Name:	Carley Brandt
	Title:	Relationship Manager

BORROWER

IWATT INC.

By:	/s/ Ronald Edgerton
	Name:	Ronald Edgerton
	Title:	President & CEO

By:	/s/ James V McCanna
	Name:	James V McCanna
	Title:	Vice President & CFO

Exhibit 10.16

SEVENTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 24th day of December 2011, by and between SILICON VALLEY BANK (“Bank”) and IWATT INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Although Bank is under no obligation to do so, Bank is willing to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement, all on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment, in a timely manner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 13 (Definitions). The definition of Revolving Line Maturity Date set forth in Section 13.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Revolving Line Maturity Date” is January 24, 2012.

3. Limitation of Amendments.

3.1 The amendments set forth in Sections 2 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default, has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and bylaws of Borrower previously delivered to Bank are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

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5. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) payment of all Bank’s legal fees and expenses in connection with the preparation and negotiation of this Amendment and the other Loan Documents.

[Signature Page Follows.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Carley Brandt
	Name:	Carley Brandt
	Title:	Relationship Manager

BORROWER

IWATT INC.

By:	/s/ James V. McCanna
	Name:	James V. McCanna
	Title:	Vice President & CFO

By:	/s/ Ronald Edgerton
	Name:	Ronald Edgerton
	Title:	President & CEO

Exhibit 10.17

EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 23rd day of January 2012 (“Closing Date”), by and between SILICON VALLEY BANK (“Bank”) and IWATT INC., a California corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Although Bank is under no obligation to do so, Bank is willing to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement, all on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment in a timely manner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a)(i) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum, rate equal to the WSJ Rate, plus one and one quarter of one percent (1.25%), which interest shall be payable monthly in accordance with Section 2.3(g) below.

2.2 Section 2.4 (Fees). Section 2.4 of the Loan Agreement is hereby amended by adding Section 2.4(f) to the Loan Agreement immediately after Section 2.4(e) of the Loan Agreement as follows:

(f) 2012 Commitment Fee. A fully earned, non-refundable commitment fee of Sixty Thousand Dollars ($60,000) (the “2012 Commitment Fee”) of which, (i) Thirty Thousand Dollars ($30,000), shall be paid on the Supplemental Closing Date and (ii) Thirty Thousand Dollars ($30,000), shall be paid not later than the first anniversary of the Supplemental Closing Date;

2.3 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a)(vii) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(vii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion. Notwithstanding the requirements of the foregoing to the contrary, Borrower shall deliver to Bank its consolidated financial statements for fiscal year ended December 31, 2010 on or before December 31, 2012.

2.4 Section 6.9 (Financial Covenants). Section 6.9(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Minimum EBITDA. A minimum EBITDA for the trailing three (3) month period then ended of not less than the following amounts at the following times:

Three (3) Month Period Ending	Minimum EBITDA

December 31, 2011	$300,000

January 31, 2012	$700,000

February 29, 2012	$700,000

March 31, 2012	$700,000

April 30, 2012	$1,100,000

May 31, 2012	$1,100,000

June 30, 2012	$1,100,000

July 31, 2012 and at all times thereafter	$1,250,000

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2.5 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

“Borrowing Base” is seventy-five percent (75%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Maximum Dollar Amount” is Eleven Million Dollars ($11,000,000).

“Revolving Line Maturity Date” is November 24, 2013.

(b) Clause (c) of the definition of Eligible Accounts set forth in Section 13.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) that constitute Eligible Pre-Qualified Foreign Accounts, provided, further, that continuing eligibility and the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance and may be changed at any time with notice to Borrower, or (iv) that Bank otherwise approves of in writing;

(c) The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement as follows:

“2012 Commitment Fee” is defined in Section 2.4(f) of this Agreement.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) an amount equal to the amount of all non-cash expenses as agreed to by Borrower and Bank (including, but not limited to, stock compensation paid by Borrower), minus (f) non-cash income of Borrower for any period as at any date of determination.

“Eligible Pre-Qualified Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States and which (a) otherwise satisfy the definition of Eligible Accounts and (b) are owing from Foxlink, ASEC International Corp, LG Innotek Co., Ltd., RF Tech Co., Ltd., Cytech, Frontek, or Haem Co Ltd.

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“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Supplemental Closing Date” is January 23, 2012.

“WSJ Rate” is the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper. In the event The Wall Street Journal or such rate is no longer published or available, Bank shall select a comparable rate.

3. Compliance Certificate. From and after the Closing Date, Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto and all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

4. Limitation of Amendments.

4.1 The amendments set forth in Sections 2 and 3 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.3 In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

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5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default, has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The Borrower’s Articles of Incorporation (as amended on August 21, 2009) and Bylaws previously delivered to Bank are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5

8. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of the first installment of the 2012 Commitment Fee of Thirty Thousand Dollars ($30,000), and (c) payment of all Bank’s legal fees and expenses in connection with the preparation and negotiation of this Amendment and the other Loan Documents.

[Signature Page Follows.]

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Carley Brandt
	Name:	Carley Brandt
	Title:	Relationship Manager

BORROWER

IWATT INC.

By:	/s/ Ronald Edgerton
	Name:	Ronald Edgerton
	Title:	President & CEO

/s/ James V. McCanna
James V. McCanna
Vice President & CFO

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	IWATT INC.

The undersigned authorized officer of iWatt, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC (Waiver)	FYE within 180 days (FYE 2010 due not later than 12/31/12)	Yes No

10-Q, 10-K and 8-K (if applicable)	Within 5 days after filing with SEC	Yes No

Financial Projections	Annually within 30 days after start of Fiscal Year	Yes No

A/R & A/P Agings, Reconciliations, Deferred Revenue Report	Monthly within 30 days	Yes No

Transaction Report	Bi-Weekly and with each Advance, or Monthly within 30 days while on Streamline	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum EBITDA
December 31, 2011	$300,000
January 31, 2012	$700,000	$	Yes No
February 29, 2012	$700,000	$	Yes No
March 31, 2012	$700,000	$	Yes No
April 30, 2012	$1,100,000	$	Yes No
May 31, 2012	$1,100,000	$	Yes No
June 30, 2012	$1,100,000	$	Yes No
July 31, 2012 and at all times thereafter	$1,250,000	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state "No exceptions to note.”)

IWATT INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum EBITDA (Section 6.9(a))

Required:	A minimum EBITDA for the trailing three (3) month period then ended of not less than the following amounts at the following times:

Three (3) Month Period Ending	Minimum EBITDA
December 31, 2011	$300,000
January 31, 2012	$700,000
February 29, 2012	$700,000
March 31, 2012	$700,000
April 30, 2012	$1,100,000
May 31, 2012	$1,100,000
June 30, 2012	$1,100,000
July 31, 2012 and at all times thereafter	$1,250,000

Actual:	$

A.	Net Income (or loss)	$

B.	Interest Expense	$

C.	To the extent deducted in the determination of Net Income, depreciation expense, plus amortization expense	$

D.	All non-cash expenses	$

E.	Income tax expense	$

F.	All non-cash income	$

G.	EBITDA (line A, plus line B, plus line C, plus line D, plus line E, minus line F)	$

Is line G equal to or greater than the required amount?

No, not in compliance	Yes, in compliance

Exhibit 10.18

telephone: fax: internet:	iWatt 101 Albright Way, Suite D Los Catos, CA 95032 408.374.4200 408.341.0455 www.iwatt.com

February 7, 2008

Ronald P. Edgerton

695 Altamont View

Asheville, NC 28804

Dear Ron,

We are pleased to offer you employment at iWatt. Your title will be President and Chief Executive Officer of iWatt, reporting to the Board of Directors. You will be working at iWatt’s offices in Los Gatos. As discussed, your expected start date is March 10, 2008.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am sure that iWatt will provide you with a rewarding and stimulating career.

Your beginning base salary while employed by iWatt will be $300,000.00 per annum, to be paid semi-monthly in accordance with iWatt’s regular payroll policy and subject to applicable withholding tax. Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

iWatt will pay you $40,000.00 for your moving expenses, to be paid on the first payroll after your hire date, minus taxes and applicable withholding. In the event that you voluntarily leave the company within six months of your hire date, iWatt requires 100% payback of the bonus and moving payment. If you leave within six months to one year, iWatt requires 50% payback. If you leave between one and two years of your hire date, the repayment is linearly decreased from 50% to zero.

iWatt will also reimburse you up to $15,000.00 for justifiable and documentable air transportation expenses from your home in North Carolina to iWatt’s Los Gatos office and lodging expenses in the Los Gatos area. These monies cover the aforementioned expenses for a period not to exceed 8 weeks or $15,000.00.

In addition to your cash compensation, in connection with the commencement of your employment, iWatt will recommend that the Board of Directors grant to you a stock option under iWatt’s 2000 Stock Option Plan to purchase a number of shares equal to 5% of the outstanding shares of iWatt stock, calculated on a fully-diluted basis, determined after your grant and the increase to the option pool that will be required to accommodate your grant. You option will vest over four years, with 25 percent of the total shares vesting one year after your employment start date, and then vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested. The per share exercise price of the option will be equal to the fair market value of iWatt common stock on the grant date as determined by the iWatt Board.

For your information, the Board recently determined that the fair market value of the common stock was $0.15 per share.

To the extent that you are an employee of the company, if your continuous status as an employee is involuntarily terminated without Cause during the 12-month period following a Change of Control (as defined below and as such terms are defined in the stock option agreement), then the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

If your employment is involuntarily terminated without cause at any time, you will be entitled to receive severance equal to six (6) months’ base salary; however, no such severance shall be payable in the event that such termination is based upon performance issues that have been identified in writing by the Board of Directors at least twelve (12) months prior to termination. In addition to this amount, if your employment is involuntarily terminated without cause during the six-month period following a Change of Control of the Company, you will receive one (1) month’s salary for each full month period remaining at the time of termination prior to the end of such six-month period.

As a condition to the Company’s obligation to provide the acceleration of vesting and severance benefits described above, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense); (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

iWatt also offers you a package of benefits in addition to your cash and stock option compensation. The current benefits are summarized below.

As of the first day of the month following your date of hire you will be eligible for iWatt’s medical, dental, vision and life insurance. After 90 days of employment, you will be eligible for iWatt’s tuition reimbursement plan. You will begin to accrue other benefits such as paid vacation and will be eligible to enroll in iWatt’s 401 (k) tax-deferred retirement plan, as of your date of hire. Contact iWatt’s Human Resources Department for complete details.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date.

This offer of employment is also contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of iWatt.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me. I look forward to welcoming you on board the iWatt team and working with you to make iWatt the most successful achievement of your career!

Sincerely,

Pat Splinter iWatt Board of Directors

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ Ronald Edgerton	3/10/08
Ronald Edgerton	Start Date

3/8/08
Date

Exhibit 10.19

April 25, 2008

James V. McCanna

881 Montevino Drive

Pleasanton, CA 94566

Dear Jim,

This is a revised offer letter: We are pleased to offer you employment at iWatt. Your title will be Chief Financial Officer, reporting to me. You will be working at iWatt’s offices in Los Gatos.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am sure that iWatt will provide you with a rewarding and stimulating career.

Your beginning base salary while employed by iWatt will be $230,000.00 per annum, to be paid semi-monthly in accordance with iWatt’s regular payroll policy and subject to applicable withholding tax. Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

In addition to your cash compensation, in connection with the commencement of your employment, iWatt will recommend that the Board of Directors grant to you a stock option under iWatt’s 2000 Stock Option Plan to purchase a number of shares equal to 1% of fully diluted shares upon approval date by the BOD, which will occur upon the later of the May BOD meeting or the closing of the Series E round. If the Series E round does not close by the end of the second fiscal quarter, then the 1% determination will be as of the May BOD meeting. Your option will vest over four years, with 25 percent of the total shares vesting one year after your employment start date, and then vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested. The per share exercise price of the option will be equal to the fair market value of iWatt common stock on the grant date as determined by the iWatt Board. For your information, the Board recently determined that the fair market value of the common stock was $0.15 per share.

To the extent that you are an employee of the company, if your continuous status as an employee is involuntarily terminated without Cause during the 12-month period following a Change of Control (as defined below and as such terms are defined in the stock option agreement), then the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

As a condition to the Company’s obligation to provide the acceleration of vesting and severance benefits described above, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense); (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

iWatt also offers you a package of benefits in addition to your cash and stock option compensation. The current benefits are summarized below.

As of the first day of the month following your date of hire you will be eligible for iWatt’s medical, dental, vision and life insurance. After 90 days of employment, you will be eligible for iWatt’s tuition reimbursement plan. You will begin to accrue other benefits such as paid vacation and will be eligible to enroll in iWatt’s 401(k) tax-deferred retirement plan, as of your date of hire. Contact iWatt’s Human Resources Department for complete details.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date.

This offer of employment is also contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of iWatt.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than Monday, April 28, 2008. Then please call me to let me know you’ve accepted the position, so we can arrange your start date and new employee orientation. I look forward to welcoming you on board the iWatt team!

Sincerely,

/s/ Ronald Edgerton
Ronald Edgerton
CEO, iWatt

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ James V. McCanna	Wed, May 21, 2008
James V. McCanna	Start Date

27 April 2008
Date

Exhibit 10.20
iWatt, Inc. 101 Albright Way, Suite D Los Gatos, CA 95032 408.374.4200 www.iwatt.com

October 14, 2011

Scott Brown

1005 Camino Ramon

San Jose, CA 95125

Dear Scott,

We are pleased to offer you the position of Vice President of Marketing reporting directly to me. You will be working at the iWatt headquarters, soon to be located in Campbell, California.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am confident that iWatt will provide you with a rewarding and stimulating career.

Compensation

In this position, your base salary will be $225,000.00 per annum, paid semi-monthly at $9,375.00 per pay period, less applicable taxes and withholdings and in accordance with iWatt’s payroll policy. This is an exempt position and therefore not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

Stock Options

In addition to your total compensation, subject to approval by the Board of Directors, you will be granted 1,500,000 stock options. These options will vest over a period of four years, with 25 percent of the total shares vesting one year after your employment start date, with the remaining shares vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested.

2012 Executive Bonus Program

You will be eligible to participate in the Company’s 2012 Executive Bonus Program with a target payout of 20% of your base annual salary, less applicable taxes and withholdings. This discretionary plan, established by the Board of Directors, rewards the achievement of specific corporate objectives and individual performance including revenue and profit attainment as well as Management by Objective (MBO) goals.

Should your employment involuntarily terminate without cause during the 12-month period following a Change of Control as defined in the stock option agreement, the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

Scott Brown

As a condition to the Company’s obligation to provide the acceleration of vesting, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense): (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Health & Welfare Benefits

Supplementing your total compensation package, iWatt also offers you health and welfare benefits including:

•	Medical, Dental, Vision and Life Insurance

•	401(k) Plan

•	Tuition Reimbursement

•	Paid Time Off

Scott Brown

A summary of these benefits is attached; details regarding these benefits will be provided to you by Human Resources.

Please note that all iWatt benefits, including all bonus and incentive programs, health and welfare plans, and policies and procedures are discretionary and may be changed and/or terminated at any time, with or without notice.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution, prior to or on your start date.

As required by law, your employment with the Company is contingent upon your providing appropriate documentation to verify your identify and eligibility to work in the United States.

Additionally, this offer of employment is contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background and criminal check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by myself.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Scott Brown

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than October 21, 2011. In addition, please call me to let me know you’ve accepted the position, so we can arrange your start date and new employee orientation.

I look forward to welcoming you on board the iWatt team!

Best regards,

/s/ Ronald Edgerto

Ronald Edgerto

CEO, iWatt

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ Scott Brown	10/16/2011
Scott Brown	Date

10/31/11
Start Date

Exhibit 10.21
iWatt, Inc. 101 Albright Way, Suite D Los Gatos, CA 95032 408.374.4200 www.iwatt.com

October 20, 2011

Alex Sinar

iWatt

Dear Alex,

In recognition of your outstanding performance and commitment to iWatt, I am pleased to inform you that you have been promoted to Senior Vice President of Operations & Quality effective November 1, 2011. With this promotion comes a salary increase to $229,000.00 annually as well as 500,000 additional stock options.

Our Company’s goal of further growth in Asia will present many challenges and rewards to us as we move forward. I am confident that with your continued support as a senior member of my team, our success will continue.

Let me be the first to congratulate you on this important milestone.

Best regards,

/s/ Ronald Edgerton

Ronald Edgerton

CEO

iWatt
90 Albright Way
Los Gatos, CA 95032
telephone:	408.374.4200
fax:	408.341.0455
internet:	iwatt.com

January 25, 2005

Alex Sinar

10511 Davison Avenue

Cupertino, CA 95014

Dear Alex,

This is a third revised offer letter: We are pleased to offer you employment at iWatt. Your title will be VP Operations, reporting to me. You will be working at iWatt’s offices in Los Gatos.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am sure that iWatt will provide you with a rewarding and stimulating career.

Your beginning base salary while employed by iWatt will be $185,000.00 per annum, to be paid semi-monthly in accordance with iWatt’s regular payroll policy and subject to applicable withholding tax. Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

iWatt also offers you a hiring bonus in the amount of $30,000.00 in order to help expedite your decision to join us. In the event that you voluntarily leave the company within one year of your hire date, iWatt requires 100% payback of the bonus payment.

In addition to your cash compensation, in connection with the commencement of your employment, iWatt will recommend that the Board of Directors grant to you a stock option under iWatt’s 2000 Stock Option Plan to purchase 600,000 shares of iWatt common stock. Your option will vest over four years, with 25 percent of the total shares vesting one year after your employment start date, and then vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested. The per share exercise price of the option will be equal to the fair market value of iWatt common stock on the grant date as determined by the iWatt Board. For your information, the Board recently determined that the fair market value of the common stock was $0.10 per share.

To the extent that you are an employee of the company, if your continuous status as an employee is involuntarily terminated without Cause during the 12-month period following a Change of Control (as defined below and as such terms are defined in the stock option agreement), then the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

In addition, if your employment is involuntarily terminated without cause during the 12-month period following a Change of Control of the Company, you will be entitled to receive severance equal to 6-months’ base salary.

As a condition to the Company’s obligation to provide the acceleration of vesting and severance benefits described above, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense); (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

iWatt also offers you a package of benefits in addition to your cash and stock option compensation. The current benefits are summarized below.

As of the first day of the month following your date of hire you will be eligible for iWatt’s medical, dental, vision and life insurance. After 90 days of employment, you will be eligible for iWatt’s tuition reimbursement plan. You will begin to accrue other benefits such as paid vacation and will be eligible to enroll in iWatt’s 401 (k) tax-deferred retirement plan, as of your date of hire. Contact iWatt’s Human Resources Department for complete details.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date.

This offer of employment is also contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of iWatt.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than January 31, 2005. Then please call me to let me know you’ve accepted the position, so we can arrange your start date and new employee orientation. I look forward to welcoming you on board the iWatt team!

Sincerely,

/s/ Curtis I. Davis
Curtis I. Davis
President & CEO
iWatt

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ Alex Sinar	March 7, 2005
Alex Sinar	Start Date

Jan 28, 2005
Date

EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
iWatt Japan K.K.	Japan
iWatt HK Limited	Hong Kong